As filed with the Securities and Exchange Commission on March 24, 1997

                                                 Registration No. 333-18321

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                Amendment No. 3

                                      to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           THE COSMETIC CENTER, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                          5999                       52-1266697
(State or other             (Primary Standard                (I.R.S. Employer
jurisdiction of             Industrial Classification       Identification No.)
or organization)                   Code No.)

                               8839 Greenwood Place
                             Savage, Maryland 20763
                                 (301) 497-6800


          (Address of Principal Executive Offices, Including Zip Code)

                                  Bruce Strohl
                              8839 Greenwood Place
                             Savage, Maryland 20763
                                 (301) 497-6700
                      (Name, Address and Telephone Number
                             of Agent for Service)

                      The Commission is requested to send
                        copies of all communications to:

  Jeffrey E. Jordan, Esq.                  Robert K. Kretzman, Esq.
  Arent Fox Kintner Plotkin & Kahn         Revlon Consumer Products Corporation
  1050 Connecticut Avenue, N.W.            625 Madison Avenue
  Washington, DC  20036-5339               New York, NY 10022
  (202) 857-6473                           (212) 527-5695
  (202) 857-6395 (facsimile)               (212) 527-5693 (facsimile)




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED MARCH 24, 1997


                           THE COSMETIC CENTER, INC.
                              8839 Greenwood Place
                             Savage, Maryland 20763


                                                                  March 27, 1997


TO THE STOCKHOLDERS OF THE COSMETIC CENTER, INC.:


     The Boards of Directors of The Cosmetic Center, Inc. ("Cosmetic"), Revlon Consumer Products Corporation ("Revlon") and Prestige Fragrance & Cosmetics, Inc., a wholly owned subsidiary of Revlon ("PFC"), have approved an Agreement and Plan of Merger dated November 27, 1996 and amended as of February 20, 1997 and March 20, 1997 (the "Merger Agreement"). At the annual meeting of stockholders to be held on Thursday, April 17, 1997 (the "Meeting"), holders of Cosmetic Class B common stock (the only class of Cosmetic stock entitled to vote at the Meeting) will vote, among other things, on the approval and adoption of the Merger Agreement. Upon the approval of the Merger Agreement by the holders of Cosmetic Class B common stock and the satisfaction of certain other conditions, PFC will be merged into Cosmetic (the "Merger"), with Cosmetic surviving the Merger (the "Combined Company") as a subsidiary of Revlon. As a result of the Merger, Revlon will receive 8,479,335 shares of Cosmetic Class C common stock in exchange for its one share of PFC common stock outstanding prior to the Merger. Mark S. Weinstein, Anita J. Weinstein and Susan K. Magenheim own or have the power to vote approximately 51.4% of the outstanding Cosmetic Class B common stock and have advised Cosmetic that they intend to vote in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement is assured without the vote of any other stockholder.


     As a result of the Merger, Cosmetic stockholders will receive for each share of Cosmetic Class A or Class B common stock they hold one share of Cosmetic Class C common stock or, at each stockholder's election and subject to the limitation discussed below, $7.63 in cash (the "Cash Election"). Holders of options to purchase Cosmetic Class A or Class B common stock with an exercise price of less than $7.63 may elect to receive for each such option they hold an equivalent option to purchase Cosmetic Class C common stock or, at each such optionholder's election and subject to the limitation discussed below, cash equal to the difference between $7.63 and the exercise price per share of such options. The right of stockholders and optionholders to receive cash is limited to an aggregate of 2,829,065 shares and options for shares, and to the extent that holders of more than 2,829,065 shares and options for shares elect to receive cash, the Cash Election will be provided to such holders pro rata. See "The Merger Agreement -- Cash Election" in the attached Proxy Statement/Prospectus for a more detailed description of the right to elect to receive Cosmetic Class C common stock or cash.

     Assuming that the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and 205,200 outstanding options with an exercise price of less than $7.63 per share, Cosmetic stockholders will receive in the aggregate approximately 1,600,000 shares of Cosmetic Class C common stock (or approximately 16% of the Cosmetic Class C common stock to be outstanding immediately after the Merger) and approximately $20.9 million in cash, and Revlon will receive 8,479,335 shares of Cosmetic Class C common stock (or approximately 84% of the Cosmetic Class C common stock to be outstanding immediately after the Merger) for its one share of PFC common stock as a result of the Merger. Assuming that the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and all of the 205,200 outstanding options with an exercise price of less than $7.63 per share, each share of Cosmetic Class A and Class B common stock would be converted into approximately 0.372 of a share of Cosmetic Class C common stock and approximately $4.79 in cash. However, since fractional shares of Cosmetic Class C common stock will not be issued as a result of the Merger and the Cash Election, all fractional shares held by a stockholder will be aggregated and such stockholder will receive a number of shares of Cosmetic Class C common stock equal to the resulting whole number of all such aggregated fractional shares and a cash payment in lieu of a fractional share for any remaining fractional share of Cosmetic Class C common stock equal to the fraction of $7.63 that the fractional share represents.

     Revlon previously has stated publicly that the Merger is the first step in its plan to withdraw from operating retail cosmetic stores so that Revlon's management can focus on its core business of the manufacture and sale of cosmetic products. Although Revlon has not yet determined the timing or form that any plan to withdraw from operating retail cosmetic stores might take, Revlon could, among other things, sell some or all of the shares of Cosmetic Class C common stock that it receives in the Merger in public or private transactions or cause the Combined Company to conduct primary offerings of Cosmetic common stock, issue Cosmetic common stock to acquire additional businesses or merge with another entity, any of which transactions would have the effect of reducing the interest of Revlon as well as other stockholders (and could have the effect of diluting the interests of existing stockholders) in the Combined Company. In connection with any such transaction, there can be no assurance as to the value that holders of Cosmetic Class C common stock might receive, and such value could be lower than the amount of cash offered in connection with the Cash Election available to Cosmetic stockholders in the

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)
Merger. See "Risk Factors -- Authorization of Additional Common Stock for Future Issuance." In addition, if any such transaction resulted in a change of control of the Combined Company, as defined in certain employment and consulting agreements to be entered into with Mark S. Weinstein, Anita J. Weinstein and Susan K. Magenheim, the principal stockholders of Cosmetic, such persons would be entitled to all amounts payable to them under such agreements. Revlon and Cosmetic have not entered into, and have no present intention of entering into, any transaction that would result in Cosmetic Class C common stock being held of record by less than 300 persons or in the Cosmetic Class C common stock no longer being listed on a national securities exchange or over-the-counter market system, however, there can be no assurance that Revlon will not do so. Additionally, there can be no assurance that Revlon will withdraw from operating retail cosmetic stores. See "Interests of Certain Persons in the Merger."

     Cosmetic stockholders have no right under the Delaware General Corporation Law to an appraisal of the value of their shares of Cosmetic Class A or Class B common stock in connection with the Merger.

     Whether or not you plan to attend the Meeting, if you are a holder of Cosmetic Class B common stock, please take time to vote by completing and mailing the enclosed proxy card. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by delivering to Cosmetic's Secretary a signed notice of revocation or a signed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

     Holders of Cosmetic Class A or Class B common stock who wish to make the Cash Election should complete and mail the enclosed form of election.

     The attached Proxy Statement/Prospectus provides you with detailed information about the proposed Merger, the other matters to be voted on at the Meeting, Cosmetic and PFC. We encourage you to read this entire document carefully.

                                         Sincerely,

                                         MARK S. WEINSTEIN
                                         CHAIRMAN OF THE BOARD

                           THE COSMETIC CENTER, INC.
                              8839 GREENWOOD PLACE
                             SAVAGE, MARYLAND 20763


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1997


To the Stockholders of The Cosmetic Center, Inc.:


     The Annual Meeting of the stockholders of The Cosmetic Center, Inc., a Delaware corporation ("Cosmetic"), will be held on Thursday, April 17, 1997 at 3:00 p.m. at the Holiday Inn, 4095 Powder Mill Road, Beltsville, Maryland (the "Meeting"), for the following purposes:



     1. To vote upon a proposal, as described in the Proxy Statement/Prospectus accompanying this Notice, to approve and adopt an Agreement and Plan of Merger, dated November 27, 1996, and amended as of February 20, 1997 and March 20, 1997 (the "Merger Agreement"), among Cosmetic, Revlon Consumer Products Corporation ("Revlon") and Prestige Fragrance & Cosmetics, Inc., a wholly owned subsidiary of Revlon ("PFC"), pursuant to which, among other things, (i) PFC will merge with and into Cosmetic (the "Merger"), with Cosmetic surviving the Merger as a subsidiary of Revlon and Revlon receiving as a result of the Merger 8,479,335 shares of Cosmetic Class C common stock in exchange for its one share of PFC stock outstanding prior to the Merger, (ii) Cosmetic's Certificate of Incorporation will be amended to authorize the issuance of up to 40,000,000 shares of Cosmetic Class C common stock, (iii) the outstanding Cosmetic Class A and Class B common stock will be converted into Cosmetic Class C common stock (subject to the option to elect to receive cash, subject to certain limitations) and (iv) the nine directors listed in the Proxy Statement/Prospectus accompanying this Notice under "Election of Directors; Management of Cosmetic Following the Merger -- Directors Following the Merger" will be appointed upon the consummation of the Merger and will replace the Cosmetic Board of Directors.


     2. To vote upon a proposal, as described in the Proxy Statement/Prospectus accompanying this Notice, to approve and adopt an amendment to Cosmetic's Certificate of Incorporation repealing the classification of the Cosmetic Board of Directors.

     3. To elect, as described in the Proxy Statement/Prospectus accompanying this Notice, two Class II directors (who will be replaced in connection with the appointment of the nine directors upon the consummation of the Merger).

     4. To vote upon a proposal, as described in the Proxy Statement/Prospectus accompanying this Notice, to approve the Cosmetic 1997 Stock Option Plan, which provides for the grant of options on Cosmetic Class C common stock.

     5. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only holders of record of Cosmetic Class B common stock at the close of business on February 24, 1997 will be entitled to notice of, and to vote at, the Meeting. Holders of Cosmetic Class A common stock are not entitled to notice of, or to vote at, the Meeting.

     Cosmetic stockholders have no right under the Delaware General Corporation Law to an appraisal of their shares of Cosmetic Class A or Class B common stock in connection with the Merger.

     A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by delivering to Cosmetic's Secretary a signed notice of revocation or a signed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

     Mark S. Weinstein, Anita J. Weinstein and Susan K. Magenheim own or have the power to vote approximately 51.4% of the outstanding Cosmetic Class B common stock and have advised Cosmetic that they intend to vote in favor of the Merger Agreement, the amendments to Cosmetic's Certificate of Incorporation, the election of directors and the Cosmetic 1997 Stock Option Plan. Accordingly, the approval of the Merger Agreement, the amendments to Cosmetic's Certificate of Incorporation (except the repeal of the classification of the Cosmetic Board of Directors, which requires the affirmative vote of the holders of 80% of the outstanding Cosmetic Class B common stock), the election of directors and the approval of the Cosmetic 1997 Stock Option Plan are assured without the vote of any other stockholder.

     HOLDERS OF COSMETIC CLASS B COMMON STOCK, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THEIR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. HOLDERS OF COSMETIC CLASS B COMMON STOCK THAT ARE PRESENT AT THE MEETING MAY, IF THEY WISH, WITHDRAW THEIR PROXY AND VOTE THEIR SHARES PERSONALLY.

                                              By Order of the Board of Directors

                                              Anita J. Weinstein
                                              Secretary


March 27, 1997

                           THE COSMETIC CENTER, INC.

                           PROXY STATEMENT/PROSPECTUS

            UP TO 2,907,161 SHARES OF COSMETIC CLASS C COMMON STOCK
                            ------------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1997


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of The Cosmetic Center, Inc. (the "Cosmetic Board") for use at the Meeting and at any adjournments and postponements thereof. At the Meeting, holders of Cosmetic Class B common stock will vote upon the Merger Agreement (which provides for the Merger, an amendment to Cosmetic's Certificate of Incorporation authorizing the issuance of up to 40,000,000 shares of Cosmetic Class C common stock, the conversion of Cosmetic Class A and Class B common stock into Cosmetic Class C common stock (subject to the Cash Election) and the appointment of nine directors upon consummation of the Merger who will replace the Cosmetic Board) and also will vote upon (i) an amendment to Cosmetic's Certificate of Incorporation repealing the classification of the Cosmetic Board of Directors, (ii) the election of two Class II directors (who will be replaced in connection with the appointment of nine directors upon consummation of the Merger) and (iii) the approval of the Cosmetic 1997 Stock Option Plan, which provides for the grant of options on the Cosmetic Class C common stock. Therefore, approval of the Merger Agreement will constitute, in addition to the approval of the Merger, the approval of an amendment to Cosmetic's Certificate of Incorporation authorizing the issuance of up to 40,000,000 shares of Cosmetic Class C common stock, the approval of the conversion of Cosmetic Class A and B common stock into Cosmetic Class C common stock (subject to the Cash Election), the approval of the conversion of the one outstanding share of PFC common stock into 8,479,335 shares of Cosmetic Class C common stock and the approval of the appointment of the nine directors listed under "Election of Directors; Management of Cosmetic Following the
Merger -- Directors Following the Merger" upon consummation of the Merger.

     As a result of the Merger, Cosmetic stockholders will receive for each share of Cosmetic Class A or Class B common stock they hold one share of Cosmetic Class C common stock (the only class of Cosmetic stock outstanding after the Merger) or, at each stockholder's election and subject to the limitation discussed below, $7.63 in cash (the "Cash Election"). Holders of options to purchase Cosmetic Class A or Class B common stock with an exercise price of less than $7.63 may elect to receive for each such option they hold an equivalent option to purchase Cosmetic Class C common stock or, at each such optionholder's election and subject to the limitation discussed below, cash equal to the difference between $7.63 and the exercise price per share of such options. The right of stockholders and optionholders to receive cash is limited to an aggregate of 2,829,065 shares and options for shares, and to the extent that holders of more than 2,829,065 shares and options for shares elect to receive cash, the Cash Election will be provided to such holders pro rata. See "The Merger Agreement -- Cash Election" for a more detailed description of the right to elect to receive Cosmetic Class C common stock or cash.

     Assuming that the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and 205,200 outstanding options with an exercise price of less than $7.63 per share, Cosmetic stockholders will receive in the aggregate approximately 1,600,000 shares of Cosmetic Class C common stock (or approximately 16% of the Cosmetic Class C common stock to be outstanding immediately after the Merger) and approximately $20.9 million in cash, and Revlon will receive 8,479,335 shares of Cosmetic Class C common stock (or approximately 84% of the Cosmetic Class C common stock to be outstanding immediately after the Merger) for its one share of PFC common stock as a result of the Merger. Assuming that the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and all of the 205,200 outstanding options with an exercise price of less than $7.63 per share, each share of Cosmetic Class A and Class B common stock would be converted into approximately 0.372 of a share of Cosmetic Class C common stock and approximately $4.79 in cash. However, since fractional shares of Cosmetic Class C common stock will not be issued as a result of the Merger and the Cash Election, all fractional shares held by a stockholder will be aggregated and such stockholder will receive a number of shares of Cosmetic Class C common stock equal to the resulting whole number of all such aggregated fractional shares and a cash payment in lieu of a fractional share for any remaining fractional share of Cosmetic Class C common stock equal to the fraction of $7.63 that the fractional share represents.

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE EVALUATED IN CONNECTION WITH THE MERGER.


     The outstanding shares of Cosmetic Class A and Class B common stock are listed on the Nasdaq National Market under the symbols "COSCA" and "COSCB," respectively. The last reported sale price of the Cosmetic Class A and Class B common stock on March 7, 1997, was $5.75 per share and $5.63 per share, respectively. On September 30, 1996, the last full trading day prior to the public announcement by Cosmetic and Revlon of the signing of a letter of intent with respect to the Merger, the last reported sale price of the Cosmetic Class A and Class B common stock was $6.50 per share and $7.25 per share, respectively. The Cosmetic Class C common stock to be issued in the Merger has been approved for listing on the Nasdaq National Market upon notice of issuance.


                            ------------------------

NEITHER THE MERGER NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROXY/STATEMENT/PROSPECTUS. ANY               REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH   , 1997

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----

SUMMARY................................................................................................................      5

RISK FACTORS...........................................................................................................     16

FORWARD-LOOKING STATEMENTS.............................................................................................     21

THE MERGER.............................................................................................................     21
  Background of the Merger.............................................................................................     22
  Reasons for the Merger; Recommendation of the Cosmetic Board.........................................................     30
  Financing............................................................................................................     32
  Operations After the Merger..........................................................................................     33
  Amendments to Cosmetic's Certificate of Incorporation................................................................     33
  Regulatory Filings and Approvals.....................................................................................     34
  Accounting Treatment.................................................................................................     34
  No Appraisal Rights..................................................................................................     34
  Certain Federal Income Tax Consequences..............................................................................     34
  Certain Forward-Looking Financial Information........................................................................     37

OPINION OF FINANCIAL ADVISOR...........................................................................................     39
  The Offer............................................................................................................     41
  Comparable Companies Analysis........................................................................................     41
  Acquisition Premiums Analysis........................................................................................     43
  Comparable Transactions Analysis.....................................................................................     43
  Discounted Cash Flow Analysis........................................................................................     44
  Leveraged Buyout Analysis............................................................................................     44
  Asset Liquidation Analysis...........................................................................................     44
  Other Factors........................................................................................................     45

INTERESTS OF CERTAIN PERSONS IN THE MERGER.............................................................................     45
  Employment and Non-Competition Agreements with Mark S. Weinstein and Anita J. Weinstein..............................     45
  Consulting and Non-Competition Agreement with Susan K. Magenheim.....................................................     46
  Employment Agreement with Ben S. Kovalsky............................................................................     46
  Stockholders Agreement with Principal Stockholders...................................................................     47
  Interests of Revlon, PFC and Certain Directors and Officers of Revlon and PFC........................................     47
  Cosmetic Stock Options...............................................................................................     48
  Compensation of Committee Members....................................................................................     48

MARKET PRICES OF COSMETIC'S SECURITIES.................................................................................     48

SELECTED FINANCIAL DATA OF COSMETIC....................................................................................     49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COSMETIC......................     50
  General..............................................................................................................     50
  Expansion............................................................................................................     50
  Hair Salon Strategy..................................................................................................     50
  Results of Operations................................................................................................     51
  Three Months Ended December 27, 1996 Compared to the Three Months Ended December 29, 1995............................     51
  Fiscal Year Ended September 27, 1996 Compared to Fiscal Year Ended September 29, 1995................................     51
  Fiscal Year Ended September 29, 1995 Compared to Fiscal Year Ended September 30, 1994................................     52
  Liquidity and Capital Resources......................................................................................     53
  Seasonality..........................................................................................................     54
  Inflation............................................................................................................     54

SELECTED FINANCIAL DATA OF PFC.........................................................................................     55

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PFC...........................     56
  Overview.............................................................................................................     56

  Results of Operations................................................................................................     57
  For the Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995....................................     57
  For the Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994....................................     57
  Financial Condition, Liquidity and Capital Resources.................................................................     57
  Seasonality..........................................................................................................     58
  Inflation............................................................................................................     58

PRO FORMA FINANCIAL INFORMATION........................................................................................     59

THE MERGER AGREEMENT...................................................................................................     64
  General..............................................................................................................     64
  Consideration to be Received in the Merger...........................................................................     64
  Cash Election........................................................................................................     64
  Exchange of Stock Certificates.......................................................................................     64
  Conditions to the Merger.............................................................................................     65
  Representations and Warranties.......................................................................................     66
  Conduct of Business Prior to Merger..................................................................................     66
  Certain Covenants....................................................................................................     66
  Termination; Amendment; Waiver.......................................................................................     67
  Expenses.............................................................................................................     67
  Termination Fee......................................................................................................     68

THE STOCKHOLDERS AGREEMENT.............................................................................................     69

AGREEMENTS WITH REVLON.................................................................................................     70
  Holmdel Lease........................................................................................................     70
  PFC Employee Store Leases............................................................................................     70
  Services Agreement...................................................................................................     70
  Supply Agreement.....................................................................................................     71
  Tax Sharing Agreement................................................................................................     71
  Registration Rights Agreement........................................................................................     72

THE MEETING............................................................................................................     72
  Time and Place; Purposes.............................................................................................     72
  Voting Rights; Votes Required for Approval...........................................................................     72
  Proxies..............................................................................................................     73

BUSINESS OF COSMETIC...................................................................................................     74
  General..............................................................................................................     74
  Retail Division......................................................................................................     74
  Atlanta, Georgia Marketplace.........................................................................................     75
  Wholesale Division...................................................................................................     75
  Distribution Division................................................................................................     75
  Retail Stores........................................................................................................     75
  Purchasing...........................................................................................................     75
  Inventory and Distribution Management................................................................................     76
  Advertising..........................................................................................................     76
  Trade Names and Service Marks........................................................................................     76
  Employees............................................................................................................     77
  Legal Proceedings....................................................................................................     77
  Competition..........................................................................................................     77
  Store Properties.....................................................................................................     77
  Distribution Center and Corporate Headquarters.......................................................................     77

BUSINESS OF PFC........................................................................................................     78
  General..............................................................................................................     78
  Store Locations......................................................................................................     78
  Store Operations and Management......................................................................................     79
  Information Systems..................................................................................................     80

  Store Expansion and Closings.........................................................................................     80
  Distribution Operations..............................................................................................     81
  Purchasing...........................................................................................................     81
  Trade Name and Service Mark..........................................................................................     82
  Competition..........................................................................................................     82
  Merchandise and Marketing............................................................................................     82
  Properties...........................................................................................................     82
  Employees............................................................................................................     83
  Legal Proceedings....................................................................................................     83
  Stockholder Matters..................................................................................................     83
  Certain Relationships and Related Party Transactions.................................................................     83

ELECTION OF DIRECTORS; MANAGEMENT OF COSMETIC FOLLOWING THE MERGER.....................................................     84
  Election Of Directors................................................................................................     84
  Directors Following the Merger.......................................................................................     85
  Executive Officers Following the Merger..............................................................................     86
  Executive Compensation...............................................................................................     87
  Summary Compensation Table...........................................................................................     87
  Option Grants in Last Fiscal Year....................................................................................     87
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values....................................     88
  Employment Agreements................................................................................................     89
  Director Compensation................................................................................................     89
  1991 Option Plan.....................................................................................................     90
  Report to Stockholders on Compensation...............................................................................     91
  Performance Graph....................................................................................................     93

COSMETIC 1997 STOCK OPTION PLAN........................................................................................     94

PRINCIPAL STOCKHOLDERS OF COSMETIC.....................................................................................     96

DESCRIPTION OF COSMETIC CAPITAL STOCK..................................................................................     98
  Cosmetic Class A Common Stock........................................................................................     98
  Cosmetic Class B Common Stock........................................................................................     98
  Cosmetic Class C Common Stock........................................................................................    100
  Dividends............................................................................................................    100
  Transfer Agent.......................................................................................................    100
  Nasdaq National Market Listing.......................................................................................    100
  Federal Securities Laws Consequences.................................................................................    100

LEGAL MATTERS..........................................................................................................    101

EXPERTS................................................................................................................    101

INDEPENDENT PUBLIC ACCOUNTANTS.........................................................................................    101

FUTURE STOCKHOLDER PROPOSALS...........................................................................................    101

WHERE YOU CAN FIND MORE INFORMATION....................................................................................    101

LIST OF DEFINED TERMS..................................................................................................    102

INDEX TO FINANCIAL STATEMENTS..........................................................................................    F-1

ANNEX I: Agreement and Plan of Merger

ANNEX II: Form of Amendments to Cosmetic's Certificate of Incorporation

ANNEX III: Opinion of Legg Mason Wood Walker, Incorporated

ANNEX IV: Form of Cosmetic 1997 Stock Option Plan

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT.

     A LIST OF ALL CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS MAY BE FOUND BEGINNING ON PAGE 102.

THE COMPANIES


     The Cosmetic Center, Inc., 8839 Greenwood Place, Savage, Maryland 20763.
Telephone: (301) 497-6800.


     Cosmetic is primarily engaged in the retail sale of a wide range of brand name cosmetics, fragrances, beauty aids and related items. As of December 31, 1996, Cosmetic operated 69 specialty retail stores in the greater metropolitan areas of Washington, D.C.; Richmond, Virginia; Baltimore, Maryland; Chicago, Illinois; Charlotte/Raleigh/Durham, North Carolina; and Philadelphia, Pennsylvania.

     Prestige Fragrance & Cosmetics, Inc., 2182 Route 35, Holmdel, New Jersey 07733-1199. Telephone: (908) 739-8822.

     PFC operates a chain of retail stores that sell a wide range of first quality, first quality excess, returned and refurbished, and discontinued brand name cosmetics, fragrances and personal care products at discounted prices. As of December 31, 1996, PFC operated 198 stores located principally in outlet malls in 41 states.

REASONS FOR THE MERGER


     The Cosmetic Board believes that the combination of Cosmetic and PFC should create an opportunity to achieve accelerated earnings growth through cost savings, synergies and critical mass. The Cosmetic Board also believes that the Cash Election should provide Cosmetic stockholders liquidity at a premium to the market value of the Cosmetic Class A and Class B common stock prior to the announcement of the signing of the letter of intent with respect to the Merger. On September 30, 1996, the last full trading day prior to the public announcement by Revlon and Cosmetic of the signing of a letter of intent with respect to the Merger, the Cosmetic Class A common stock closed at $6.50 per share and the Cosmetic Class B common stock closed at $7.25 per share. On March 7, 1997 the Cosmetic Class A common stock closed at $5.75 per share and the Cosmetic Class B common stock closed at $5.63 per share. In evaluating the Merger, including the prospects for earnings growth, Cosmetic stockholders should consider the fact that PFC had net losses for each of the years ended December 31, 1992, 1993, 1994 and 1995 and that Cosmetic had a net loss for its fiscal year ended September 27, 1996. See "Risk Factors -- Historical Net Losses." To review the reasons for the Merger in greater detail, see "The Merger;" to review the related risks, see "Risk Factors."


RECOMMENDATION TO STOCKHOLDERS


     The Cosmetic Board believes that the terms of the Merger are fair to and in the best interests of Cosmetic's stockholders. The Cosmetic Board's belief is based upon its determination that the amount of Cosmetic Class C common stock and cash (if the Cash Election is made) to be received by Cosmetic stockholders pursuant to the Merger is fair to the Cosmetic stockholders. The Cosmetic Board did not directly determine that the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger is fair to Cosmetic or to the Cosmetic stockholders, but the Cosmetic Board believes, based upon its determination that the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the Cosmetic stockholders in connection with the Merger is fair to the Cosmetic stockholders, that the amount of Cosmetic Class C common stock to be received by Revlon is also fair to the Cosmetic stockholders and Cosmetic. In deciding to approve the Merger, the Cosmetic Board considered an opinion from its financial advisor, Legg Mason Wood Walker, Incorporated ("Legg Mason"), as to the fairness from a financial point of view of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of the Cosmetic Class A and Class B common stock in connection with the Merger. Legg Mason was not requested to and did not address the fairness to the holders of the Cosmetic Class A and Class B common stock or to Cosmetic of the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger. See "Opinion of Financial Advisor."


     The Cosmetic Board unanimously recommends that you vote FOR the proposal to
(i) approve the Merger Agreement and the Merger, including the amendment of Cosmetic's Certificate of Incorporation to authorize Cosmetic to issue Cosmetic Class C common stock, the conversion of Cosmetic Class A and Class B common stock into Cosmetic Class C common stock and the appointment of nine directors,
(ii) amend Cosmetic's Certificate of Incorporation to repeal the classification of
                                       5

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the Cosmetic Board, (iii) elect two Class II directors (who will be replaced in connection with the appointment of nine directors upon consummation of the Merger) and (iv) approve the Cosmetic 1997 Stock Option Plan.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     APPROVAL OF THE MERGER

     Mark S. Weinstein, Anita J. Weinstein, Susan K. Magenheim and a partnership composed of Mr. Weinstein, Mrs. Weinstein and Mrs. Magenheim (the "Principal Stockholders") own or have the power to vote approximately 51.4% of the outstanding Cosmetic Class B common stock (the only class of Cosmetic stock entitled to vote at the Meeting), and they have advised Cosmetic that they intend to vote in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement is assured without the vote of any other stockholder.

     COSMETIC FOLLOWING THE MERGER; EFFECT ON STOCKHOLDERS

     Following the Merger, Cosmetic will be a subsidiary of Revlon, and Cosmetic's current stockholders will hold a minority interest in Cosmetic. As a result of the Merger, the liquidity of Cosmetic's common stock may be reduced and may be subject to significant fluctuations in price.

     Pursuant to the Merger, Revlon will receive 8,479,335 shares of Cosmetic Class C common stock for its one share of PFC common stock, and, assuming the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and 205,200 outstanding options with an exercise price of less than $7.63 per share, each Cosmetic stockholder, if he or she does not make the Cash Election, will receive one share of Cosmetic Class C common stock or, if he or she makes the Cash Election, approximately 0.372 of a share of Cosmetic Class C common stock and approximately $4.79 in cash for each share of Cosmetic Class A and Class B common stock, as described more fully herein. Based on the number of shares of Cosmetic Class C common stock to be issued to Revlon and the Principal Stockholders' agreement to make the Cash Election, Revlon will own at least 74% of the Cosmetic Class C common stock outstanding immediately after the Merger and will own approximately 84% of such shares if, in addition to the Principal Stockholders' shares and options, the Cash Election is made in respect of all other outstanding shares and options for shares with an exercise price of less than $7.63 per share.

     Revlon previously has stated publicly that the Merger is the first step in its plan to withdraw from operating retail cosmetic stores so that Revlon's management can focus on its core business of the manufacture and sale of cosmetic products. Although Revlon has not yet determined the timing or form that any such plan to withdraw from operating retail cosmetic stores might take, Revlon could, among other things, sell some or all of the shares of Cosmetic Class C common stock that it receives in the Merger in public or private transactions or cause the Combined Company to conduct primary offerings of Cosmetic common stock, issue Cosmetic common stock to acquire additional businesses or merge with another entity, any of which transactions would have the effect of reducing the interest of Revlon as well as other stockholders (and could have the effect of diluting the interests of existing stockholders) in the Combined Company. In connection with any such transaction, there can be no assurance as to the value that holders of Cosmetic Class C common stock might receive, and such value could be lower than the amount of cash offered in connection with the Cash Election available to Cosmetic stockholders in the Merger. In addition, if any such transaction resulted in a change of control of the Combined Company, as defined in certain employment and consulting agreements to be entered into with Mark S. Weinstein, Anita J. Weinstein and Susan K. Magenheim, the principal stockholders of Cosmetic, such persons would be entitled to all amounts payable to them under such agreements. Revlon and Cosmetic have not entered into, and have no present intention of entering into, any transaction that would result in Cosmetic Class C common stock being held of record by less than 300 persons or in the Cosmetic Class C common stock no longer being listed on a national securities exchange or over-the-counter market system, however, there can be no assurance that Revlon will not do so. Additionally, there can be no assurance that Revlon will withdraw from operating retail cosmetic stores.

     WHAT COSMETIC STOCKHOLDERS WILL RECEIVE (SEE PAGE 64)

     As a result of the Merger, Cosmetic stockholders will receive, for each share of Cosmetic Class A or Class B common stock they own, one share of Cosmetic Class C common stock or, at each stockholder's election and subject to the limitation discussed below, $7.63 in cash. Following the Merger, the Cosmetic Class C common stock will be the only class of Cosmetic stock outstanding. Holders of options to purchase Cosmetic Class A or Class B common stock with an exercise price of less than $7.63 per share may elect to receive for each such option they hold an equivalent option to purchase Cosmetic Class
                                       6

C common stock or, at each such optionholder's election and subject to the limitation discussed below, cash equal to the difference between $7.63 and the exercise price per share of such options. The right of stockholders and optionholders to receive cash is limited to an aggregate of 2,829,065 shares and options for shares, and to the extent that holders of more than 2,829,065 shares and options for shares elect to receive cash, the Cash Election will be provided to such holders pro rata. Holders of options to purchase Cosmetic Class A or Class B common stock with an exercise price of more than $7.63 per share will receive equivalent options to purchase Cosmetic Class C common stock.

     Assuming that the Cash Election is made for all of the 4,299,884 outstanding shares of Cosmetic Class A and Class B common stock and all of the 205,200 outstanding options with an exercise price of less than $7.63 per share, each share of Cosmetic Class A and Class B common stock would be converted into approximately 0.372 of a share of Cosmetic Class C common stock and approximately $4.79 in cash. However, since fractional shares of Cosmetic Class C common stock will not be issued as a result of the Merger and the Cash Election, all fractional shares held by a stockholder will be aggregated and such stockholder will receive a number of shares of Cosmetic Class C common stock equal to the resulting whole number of all such aggregated fractional shares and a cash payment in lieu of a fractional share for any remaining fractional share of Cosmetic Class C common stock equal to the fraction of $7.63 that the fractional share represents.

     The Principal Stockholders have agreed to make the Cash Election for all of their 1,392,723 shares of Cosmetic Class A and Class B common stock and 61,000 options that have an exercise price of less than $7.63 per share. See "The Stockholders Agreement." Accordingly, if other persons holding more than 1,375,342 shares and options for shares that have an exercise price of less than $7.63 elect to receive cash, all holders who have made the Cash Election will be subject to proration.

     Examples:

     If (i) you currently own 100 shares of Cosmetic Class A (or Class B) common stock, (ii) you make the Cash Election for all of your shares and (iii) all other stockholders and optionholders make the Cash Election for all of their shares and options that have an exercise price of less than $7.63 per share, then after the Merger you will be entitled to receive 37 shares of Cosmetic Class C common stock and $480.69 in cash.

     If (i) you currently own 100 shares of Cosmetic Class A (or Class B) common stock, (ii) you make the Cash Election for all of your shares and (iii) other stockholders and optionholders (including the Principal Stockholders) make the Cash Election such that the Cash Election is made for an aggregate of no more than 2,829,065 shares and options for shares, then after the Merger you will be entitled to receive no shares of Cosmetic Class C common stock and $763 in cash.

     If you currently own 100 shares of Cosmetic Class A (or Class B) common stock and do not make the Cash Election, then after the Merger you will be entitled to receive 100 shares of Cosmetic Class C common stock and no cash.

     WHAT COSMETIC STOCKHOLDERS NEED TO DO NOW (SEE PAGE 64)


     Cosmetic stockholders who wish to make the Cash Election must deliver their form of election to First Union National Bank of North Carolina (the "Exchange Agent") at P.O. Box 217950, Charlotte, North Carolina, 28254-3555 by 5:00 p.m. New York City time on April 16, 1997, the business day before the Meeting. Stockholders who are not record holders and who wish to make the Cash Election must have the broker, bank or other person that holds their shares make the Cash Election for them. Stockholders who do not make the Cash Election or do not comply with the Cash Election procedure will receive Cosmetic Class C common stock and will not receive any cash in the Merger. Stockholders who make the Cash Election may revoke the election by submitting written notice to the Exchange Agent prior to 5:00 p.m. New York City time on the business day before the Meeting. The right to receive cash pursuant to the Cash Election will not be transferable. If a record holder makes a Cash Election and subsequently transfers the Cosmetic Class A or Class B common stock subject to the Cash Election, the Cash Election will be deemed to be revoked. The transferee record holder may, however, make his or her own Cash Election prior to 5:00 p.m. New York City time on April 16, 1997, the business day before the Meeting.


     COSMETIC STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT AT THIS TIME. AFTER THE MERGER IS COMPLETED, THE EXCHANGE AGENT WILL SEND HOLDERS OF COSMETIC CLASS A AND CLASS B COMMON STOCK WRITTEN INSTRUCTIONS FOR EXCHANGING THEIR STOCK CERTIFICATES.

     ELECTION OF DIRECTORS; BOARD OF DIRECTORS AND MANAGEMENT OF COSMETIC FOLLOWING THE MERGER (SEE PAGE 84)

     At the Meeting, the holders of the Cosmetic Class B common stock will vote upon the election to the Cosmetic Board of Mark S. Weinstein and Donald R. Rogers, the two members of the Cosmetic Board whose terms expire in 1997. However, in connection with the Merger the Cosmetic Board will be enlarged to nine members, and the nine persons named in the Merger Agreement will become the directors of the Combined Company. In connection with the Merger, Cosmetic's Certificate of
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
Incorporation is proposed to be amended to repeal the classification of the Cosmetic Board so that all of the directors will be elected annually. See "The Merger -- Amendments to Cosmetic's Certificate of Incorporation."

     The members of the Board of Directors of the Combined Company (the "Combined Company Board") will be Ronald O. Perelman, chairman of the executive committee and a director of Revlon, Howard Gittis, a director of Revlon, Jerry
W. Levin, chairman and a director of Revlon and a director of PFC, Howard Diener, the president of PFC, William J. Fox, senior executive vice president, chief financial officer and a director of Revlon and vice president and a director of PFC, Wade H. Nichols, senior vice president and general counsel of Revlon and vice president and a director of PFC, and Mark S. Weinstein, chairman of the Cosmetic Board. It is also anticipated that David N. Dinkins, a professor at Columbia University and the former Mayor of The City of New York, and Harvey Rosenthal, the former president of Melville Corporation (now known as CVS Corporation), will be the independent directors.

     Mr. Levin will be appointed chairman of the Combined Company Board, Mr. Weinstein will be appointed vice chairman of the Combined Company Board and Mr. Diener will be appointed president and chief executive officer of the Combined Company.

     The Principal Stockholders and Revlon have entered into a Stockholders Agreement dated November 27, 1996 (the "Stockholders Agreement") pursuant to which, among other things, for three years after the consummation of the Merger,
(i) the Principal Stockholders will vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than seven board seats, including two independent directors, and (ii) Revlon will vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of outstanding Cosmetic Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 45)

     In considering the Cosmetic Board's recommendation that you vote in favor of the Merger, you should be aware that several officers of Cosmetic, including some officers who are directors, following the Merger will have employment or consulting agreements that will provide them with interests in the Merger that are different from, or in addition to, yours. These persons will receive significant compensation following the Merger. In particular, Mr. Weinstein, Cosmetic's chairman, and Anita J. Weinstein, an officer and director of Cosmetic, will enter into four-year employment and non-competition agreements, Susan K. Magenheim, an officer and director of Cosmetic, will enter into a four-year consulting agreement and Ben S. Kovalsky, a director and Cosmetic's chief executive officer, will enter into an amendment to his existing employment agreement extending it through February 2000. Please refer to pages 45 and 46 for more information concerning employment and consulting agreements for these officers and directors. In addition, the Principal Stockholders have entered into the Stockholders Agreement and all options for Cosmetic Class A and Class B common stock held by Cosmetic's directors, officers and employees will vest in full upon the closing of the Merger.


     Revlon and PFC have interests in the Merger. Revlon has interests in certain agreements to be entered into with the Combined Company upon consummation of the Merger, and certain directors and officers of Revlon and PFC will be directors and/or executive officers of the Combined Company after the Merger. Ronald O. Perelman, chairman of the executive committee of the Board of Directors of Revlon, will be a director of the Combined Company after the Merger; Jerry W. Levin, chairman of the Board of Directors of Revlon and a director of PFC, will be chairman of the Combined Company Board after the Merger; William J. Fox, senior executive vice president and chief financial officer of Revlon and vice president and a director of PFC, will be a director of the Combined Company after the Merger; Wade H. Nichols, senior vice president and general counsel of Revlon and vice president and a director of PFC, will be a director of the Combined Company after the Merger; and Howard Diener, president of PFC, will be president, chief executive officer and a director of the Combined Company after the Merger. Revlon (or its affiliates, as the case may be) and the Combined Company intend to enter into a number of agreements upon consummation of the Merger. Such agreements include the leases of PFC's Holmdel, New Jersey office, warehouse and distribution facility and retail store and certain of PFC's employee stores, a supply agreement for the supply of product from Revlon to the Combined Company, a services agreement for the provision of various services by Revlon, a tax sharing agreement relating to the allocation of responsibility for the payment of certain tax obligations after the Merger and a registration rights agreement relating to the Cosmetic Class C common stock to be received by Revlon in connection with the Merger. Please refer to "Agreements with Revlon" for more information concerning these agreements with Revlon. Additionally, it is expected that PFC will issue a promissory note to Revlon in the approximate amount of $13.5 million, which is estimated to be the amount that will be due to Revlon from PFC at the effective time of the Merger, which note will be assumed by the Combined Company in connection with the Merger. It is expected that the Financing will prohibit the Combined Company from making payments of principal (but not interest) on the note other than

                                       8

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from excess cash flow of the Combined Company (to be defined in the Combined
Company's definitive credit agreement). In addition, it is currently anticipated that pursuant to the Cosmetic 1997 Stock Option Plan initial grants would be made of nonqualified options to purchase shares of Cosmetic Class C common stock at an exercise price equal to the fair market value on the date of grant, including options to purchase 100,000, 10,000 and 5,000 shares to Mr. Diener, Mr. Strohl, the vice president and chief financial officer of Cosmetic and the senior vice president and chief financial officer of the Combined Company after the Merger, and Mr. Goldman, the senior vice president -- merchandising of Cosmetic and the senior vice president -- merchandising of the Combined Company after the Merger, respectively. Options to purchase 50,000, 25,000 and 10,000 shares would be granted to Mr. Levin, Mr. Fox and Mr. Nichols, respectively. Please refer to "Cosmetic 1997 Stock Option Plan" for more information concerning initial grants under the Cosmetic 1997 Stock Option Plan.


     CONDITIONS TO THE MERGER (SEE PAGE 65)

     The completion of the Merger depends upon satisfaction of several conditions, including the following:

     (i) the approval of the Merger Agreement by the holders of a majority of the outstanding Cosmetic Class B common stock;

     (ii) Cosmetic shall have obtained financing of no less than $50 million to make the cash payments required by the Cash Election, to refinance existing indebtedness of Cosmetic, to pay fees and expenses and to provide future working capital for the Combined Company following the Merger;

     (iii) neither Cosmetic nor PFC shall have suffered a material adverse change in its financial condition, business or results of operations;

     (iv) the representations and warranties of Cosmetic, Revlon and PFC set forth in the Merger Agreement shall be accurate unless such failure to be accurate shall not have a material adverse effect;

     (v) Cosmetic, Revlon and PFC shall have performed their obligations under the Merger Agreement in all material respects; and

     (vi) Cosmetic, Revlon and PFC shall have obtained all necessary material governmental and third-party consents and approvals.

     It is not a condition to completion of the Merger that the parties receive an opinion of counsel with respect to the tax consequences of the Merger. Cosmetic, however, has received an opinion of tax counsel with respect to the federal income tax consequences of the Merger to the Cosmetic stockholders. See "The Merger -- Certain Federal Income Tax Consequences."

     The Merger Agreement permits the party entitled to assert a condition to waive that condition, except certain conditions which by law may not be waived, such as the requirement of stockholder approval. Although each party reserves the right to do so, none of the parties to the Merger Agreement currently expects to waive any of the conditions to the Merger.

     TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 67)

     Cosmetic and Revlon can agree to terminate the Merger Agreement without completing the Merger. In addition, either Cosmetic or Revlon can terminate the Merger Agreement if any of the following occurs:

     (i) if the Merger has not occurred before May 15, 1997, unless the failure to consummate the Merger by this date is due to the action or failure to act of the party seeking to terminate the Merger Agreement;

     (ii) if the Merger Agreement is not approved by the holders of a majority of the outstanding Cosmetic Class B common stock; or

     (iii) if any governmental entity of competent jurisdiction enacts, enters or enforces a statute, rule, regulation, order, decree or injunction which restrains, enjoins or otherwise prohibits the consummation of the Merger.

     In addition, Revlon may terminate the Merger Agreement if the Cosmetic Board withdraws or modifies its recommendation that the Cosmetic stockholders approve the Merger Agreement.

     TERMINATION FEES AND EXPENSES (SEE PAGES 67 AND 68)

     The Merger Agreement and the Stockholders Agreement generally require Cosmetic and the Principal Stockholders to pay up to $1 million of Revlon's expenses if the Merger Agreement is terminated under certain circumstances; and, if Cosmetic consummates an alternate transaction with another party within 90 days after the later of May 15, 1997 or termination of the Merger Agreement, require Cosmetic and the Principal Stockholders to pay Revlon a termination fee of $1 million, and
                                       9
require the Principal Stockholders to pay to Revlon a fee equal to 25% of the difference between the consideration paid to the Principal Stockholders and $7.63 per share times the number of shares held by the Principal Stockholders. Cosmetic has no agreement, plan or understanding whereby it would be required to reimburse the Principal Stockholders in the event that they were required to pay any of the foregoing amounts or fees to Revlon.

     The Merger Agreement also generally requires Revlon to pay up to $1 million of Cosmetic's expenses if the Merger Agreement is terminated under certain circumstances and requires Revlon to pay Cosmetic a termination fee of $1.25 million if PFC consummates an alternate transaction with another party within 90 days after the later of May 15, 1997 or termination of the Merger Agreement.

     OPINION OF FINANCIAL ADVISOR (SEE PAGE 39)


     In deciding to approve the Merger, the Cosmetic Board considered, among other factors, an opinion from Legg Mason as to the fairness from a financial point of view of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of the Cosmetic Class A and Class B common stock in connection with the Merger. Legg Mason was not requested to address, and the opinion did not address, the fairness to the holders of the Cosmetic Class A and Class B common stock or to Cosmetic of the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger. Legg Mason's opinion is attached as Annex III to this Proxy Statement/Prospectus. The holders of Cosmetic Class A and Class B common stock should read this opinion.


     In connection with delivering its opinion, Legg Mason performed a variety of analyses. These analyses included (i) comparing the relevant historical and projected financial and operating results and financial multiples of Cosmetic and projected financial and operating results and financial multiples of the Combined Company with the historical and projected operating results and financial multiples of selected publicly traded companies, (ii) comparing some possible acquisition premiums in the Merger to the percentage premiums paid by acquirors in other transactions, (iii) comparing certain financial and operating statistics of Cosmetic with certain financial and operating statistics of selected retailers immediately prior to being acquired and (iv) calculating the discount value of Cosmetic's forecasted cash flow. Legg Mason did not consider the range of possible tax consequences facing individual Cosmetic stockholders, and the valuations per share derived by Legg Mason were prior to any tax impact on individual Cosmetic stockholders.

     Legg Mason will receive a fee of $625,000 in connection with the Merger, $600,000 of which is contingent upon the closing of the Merger. In addition, Legg Mason received $50,000 in connection with providing its opinion.

     REGULATORY APPROVALS (SEE PAGE 34)

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The required information with respect to the Merger was filed on behalf of Cosmetic on December 27, 1996 and on behalf of PFC on December 31, 1996, and the waiting period was terminated on January 7, 1997.

     ACCOUNTING TREATMENT (SEE PAGE 34)

     For accounting and financial reporting purposes, the Merger will be treated as a reverse acquisition, which means that PFC will be considered to be the acquiring company even though Cosmetic will be the surviving corporation. As a result, PFC's historical financial statements will be the continuing historical financial statements of the Combined Company and Cosmetic's assets, liabilities and results of operations will be consolidated with the historical financial statements of PFC subsequent to the consummation of the Merger. Fair value adjustments will be made to Cosmetic's assets and liabilities to the extent of Revlon's ownership interest in the Combined Company.

     NO APPRAISAL RIGHTS (SEE PAGE 34)

     Cosmetic stockholders have no right under the Delaware General Corporation Law to an appraisal of the value of their shares in connection with the Merger.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 34)

     The exchange of Cosmetic Class A or Class B common stock for Cosmetic Class C common stock will be tax-free to Cosmetic stockholders for federal income tax purposes. A Cosmetic stockholder who receives only cash in exchange for all of his or her shares of Cosmetic Class A and Class B common stock (and is not treated for federal income tax purposes as owning Cosmetic Class C common stock owned by related persons or entities) will recognize a gain or loss for federal
                                       10

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income tax purposes. A Cosmetic stockholder who receives both cash and Cosmetic
Class C common stock will not recognize any loss for federal income tax purposes but will recognize some or all of any gain. Cosmetic stockholders should consult their own tax advisors with respect to their personal tax situation.

     COSMETIC PER SHARE MARKET PRICE INFORMATION (SEE PAGE 48)


     Cosmetic Class A and Class B common stock are listed on the Nasdaq National Market. On September 30, 1996, the last full trading day prior to the public announcement of the signing of a letter of intent with respect to the Merger, the Cosmetic Class A common stock closed at $6.50 per share and the Cosmetic Class B common stock closed at $7.25 per share. On March 7, 1997, the Cosmetic Class A common stock closed at $5.75 per share and the Cosmetic Class B common stock closed at $5.63 per share.


     LISTING OF COSMETIC CLASS C COMMON STOCK (SEE PAGE 100)

     The Cosmetic Class C common stock has been approved for listing on the Nasdaq National Market upon notice of issuance.

     AMENDMENTS TO COSMETIC'S CERTIFICATE OF INCORPORATION (SEE PAGE 33)

     The Merger Agreement provides that, as part of the Merger, Cosmetic will amend its Certificate of Incorporation to authorize the issuance of up to 40,000,000 shares of Cosmetic Class C common stock (the "Class C Amendment"). A vote by Cosmetic Class B stockholders in favor of the Merger is also a vote to approve the Class C Amendment.

     The Merger Agreement also requires Cosmetic to seek the approval of an amendment to its Certificate of Incorporation to repeal the classification of the Cosmetic Board, resulting in the annual election of all of Cosmetic's directors (the "Board Amendment"). The Board Amendment, which requires the affirmative vote of the holders of 80% of the outstanding Cosmetic Class B common stock, is not a condition to the Merger.

     The proposed forms of the amendments to Cosmetic's Certificate of Incorporation are attached as Annex II to this Proxy Statement/Prospectus.

     COSMETIC 1997 STOCK OPTION PLAN (SEE PAGE 94)

     At the Meeting, Cosmetic Class B stockholders will also be asked to approve the Cosmetic 1997 Stock Option Plan, which provides for the grant of stock options to purchase up to 1,000,000 shares of Cosmetic Class C common stock to the Combined Company's directors, officers and key employees following the Merger. It is currently anticipated that initial grants of stock options to purchase up to approximately 241,000 shares of Cosmetic Class C common stock will be made by the Combined Company to certain of the Combined Company's directors, officers and key employees following the Merger.
                                       11

                        SUMMARY HISTORICAL AND PRO FORMA
                  CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     The following summary historical and pro forma financial data of Cosmetic and PFC have been derived from the financial statements and related notes thereto of Cosmetic and PFC and the pro forma financial data and related notes thereto included elsewhere herein. It is anticipated that upon consummation of the Merger, Cosmetic will change its fiscal year to a 52 or 53 week year ending on or about December 31. The pro forma consolidated financial data for the year ended December 31, 1996 include the historical statement of operations of PFC for its year ended December 31, 1996 and the historical statement of operations of Cosmetic for its fiscal year ended September 27, 1996. The pro forma consolidated statement of operations data give effect to the Merger as if it had been consummated on January 1, 1996. The pro forma balance sheet data as of December 31, 1996 are derived from the historical balance sheet of Cosmetic as of December 27, 1996 and the historical balance sheet of PFC as of December 31, 1996. The pro forma balance sheet data give effect to the Merger as if it had been consummated on December 31, 1996. The summary pro forma consolidated financial data set forth below are not necessarily indicative of results that would have occurred if the Merger had been consummated on such dates or that may be achieved in the future. In the opinion of management, the unaudited data reflect all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data. The following information should be read in conjunction with the financial statements of Cosmetic and the financial statements of PFC (as indexed on page F-1) as well as "Selected Financial Data of Cosmetic," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cosmetic," "Selected Financial Data of PFC," "Management's Discussion and Analysis of Financial Condition and Results of Operations of PFC" and "Pro Forma Financial Information" included elsewhere herein.

                                                                                 YEAR ENDED DECEMBER 31, 1996
                                                                    -------------------------------------------------------
                                                                                                PRO FORMA
                                                                    COSMETIC        PFC        ADJUSTMENTS      AS ADJUSTED
                                                                    --------      -------      -----------      -----------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................................................     $133,795      $77,417        $    --         $ 211,212
                                                                    --------      -------      -----------      -----------
Gross margin...................................................       28,034       27,520             --            55,554
Selling, general and administrative expenses...................       30,268       26,117             54            56,439
Restructuring charges..........................................        4,024           --             --             4,024
                                                                    --------      -------      -----------      -----------
Operating (loss) income........................................       (6,258)       1,403            (54)           (4,909)
Other (income) expense.........................................          (95)          --            250               155
Interest expense...............................................        1,030          972          1,673             3,675
                                                                    --------      -------      -----------      -----------
(Loss) income before income taxes..............................       (7,193)         431         (1,977)           (8,739)
Income taxes (benefit).........................................       (2,433)          50             --            (2,383)
                                                                    --------      -------      -----------      -----------
Net (loss) income..............................................       (4,760)         381         (1,977)           (6,356)
                                                                    --------      -------      -----------      -----------
                                                                    --------      -------      -----------      -----------
Loss per common and common equivalent share....................     $  (1.11)                                    $   (0.63)
                                                                    --------                                    -----------
                                                                    --------                                    -----------

                                                                                            AS OF DECEMBER 31, 1996
                                                                                ------------------------------------------------
                                                                                                       PRO FORMA
                                                                                COSMETIC     PFC      ADJUSTMENTS    AS ADJUSTED
                                                                                -------    -------    -----------    -----------
BALANCE SHEET DATA:
Working capital..............................................................   $43,416    $31,338     $  (9,811)     $  64,943
Inventory....................................................................    50,674     31,713            --         82,387
Total assets.................................................................    68,432     45,621         2,053        116,106
Long-term debt and Due to Revlon.............................................    12,068     12,315        22,511         46,894
Stockholders' equity.........................................................   $37,941    $28,679     $ (30,269)     $  36,351

SUMMARY HISTORICAL FINANCIAL DATA OF COSMETIC

                                                                FISCAL YEAR ENDED                        THREE MONTHS ENDED
                                             --------------------------------------------------------    ------------------
                                              SEPT.       SEPT.       SEPT.       SEPT.       SEPT.       DEC.       DEC.
                                               25,         24,         30,         29,         27,         29,        27,
                                               1992        1993        1994        1995        1996       1995       1996
                                             --------    --------    --------    --------    --------    -------    -------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
STATEMENT OF OPERATIONS DATA:
Net sales.................................   $101,175    $109,486    $123,551    $132,304    $133,795    $41,580    $38,907
                                             --------    --------    --------    --------    --------    -------    -------
Gross margin..............................     20,852      22,972      26,977      27,210      28,034      9,160      8,681
Selling, general and administrative
  expenses................................     16,251      17,115      19,929      27,033      30,268      7,646      7,121
Restructuring charges.....................         --          --          --          --       4,024         --         --
                                             --------    --------    --------    --------    --------    -------    -------
Operating income (loss)...................      4,601       5,857       7,048         177      (6,258)     1,514      1,560
Other income, net.........................        (49)        (84)       (110)       (670)        (95)       (29)       (26)
Interest expense..........................        559          97         166         725       1,030        316        334
Income taxes (benefit)....................      1,657       2,267       2,804        (157)     (2,433)       497        507
                                             --------    --------    --------    --------    --------    -------    -------
Net income (loss).........................   $  2,434    $  3,577    $  4,188    $    279    $ (4,760)   $   730    $   745
                                             --------    --------    --------    --------    --------    -------    -------
                                             --------    --------    --------    --------    --------    -------    -------
Income (loss) per common and common
  equivalent share........................   $   0.68    $   0.82    $   0.95    $   0.06    $  (1.11)   $  0.17    $  0.17
                                             --------    --------    --------    --------    --------    -------    -------
                                             --------    --------    --------    --------    --------    -------    -------

                                                                                           AS OF
                                                               --------------------------------------------------------------
                                                                SEPT.      SEPT.      SEPT.      SEPT.      SEPT.      DEC.
                                                                 25,        24,        30,        29,        27,        27,
                                                                1992       1993       1994       1995       1996       1996
                                                               -------    -------    -------    -------    -------    -------
BALANCE SHEET DATA:
Working capital.............................................   $29,918    $33,386    $36,039    $33,090    $42,815    $43,416
Inventory...................................................    41,217     45,002     50,422     61,891     56,479     50,674
Total assets................................................    49,914     54,765     62,134     77,967     72,522     68,432
Short-term debt.............................................       195        222      5,297     12,276        311        276
Long-term debt, less current portion........................       555        814        711        420     12,329(a)  12,068
Stockholders' equity........................................   $33,855    $37,436    $41,662    $41,941    $37,181    $37,941

SUMMARY HISTORICAL FINANCIAL DATA OF PFC

                                                                                        YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------------
                                                                           1992       1993       1994       1995       1996
                                                                          -------    -------    -------    -------    -------
                                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..............................................................   $44,033    $54,677    $62,674    $72,717    $77,417
                                                                          -------    -------    -------    -------    -------
Gross margin...........................................................    13,877     18,829     21,256     23,541     27,520
Selling, general and administrative expenses...........................    14,725     19,429     21,945     25,368     26,117
                                                                          -------    -------    -------    -------    -------
Operating (loss) income................................................      (848)      (600)      (689)    (1,827)     1,403
Interest expense.......................................................        43        914      1,329      2,137        972
                                                                          -------    -------    -------    -------    -------
(Loss) income from continuing operations before income taxes...........      (891)    (1,514)    (2,018)    (3,964)       431
Income taxes...........................................................        16         17         25         50         50
                                                                          -------    -------    -------    -------    -------
(Loss) income from continuing operations...............................      (907)    (1,531)    (2,043)    (4,014)       381
Discontinued operations (b)
  Income (loss) from discontinued operations...........................       627      1,174        842       (351)        --
  Loss on disposal.....................................................        --         --         --       (897)        --
                                                                          -------    -------    -------    -------    -------
Income (loss) from discontinued operations.............................       627      1,174        842     (1,248)        --
                                                                          -------    -------    -------    -------    -------
Net (loss) income......................................................   $  (280)   $  (357)   $(1,201)   $(5,262)   $   381
                                                                          -------    -------    -------    -------    -------
                                                                          -------    -------    -------    -------    -------

                                                                                     AS OF DECEMBER 31,
                                                                   -------------------------------------------------------
                                                                    1992        1993        1994        1995        1996
                                                                   -------     -------     -------     -------     -------
BALANCE SHEET DATA:
Working capital................................................    $20,123     $21,218     $25,782     $30,014     $31,338
Inventory......................................................     20,890      22,003      26,701      29,171      31,713
Total assets...................................................     25,572      30,372      40,504      41,337      45,621
Due to Revlon (c)..............................................      8,930      11,681      21,353       9,615      12,315
Stockholder's equity...........................................    $14,215     $15,405     $14,067     $28,298     $28,679

---------------
(a) In October 1996, Cosmetic refinanced its existing short-term note payable with borrowings under a new revolving credit facility that expires on October 31, 1999 and, as a result, reclassified its short-term note payable to long-term debt at September 27, 1996.
(b) On June 30, 1995, PFC adopted a plan to discontinue certain businesses whose net assets, consisting principally of inventory and a payable to Revlon, were subsequently transferred to Revlon. Such businesses have been excluded from continuing operations.
(c) PFC's working capital and capital expenditure needs have been financed through interest-bearing obligations that are payable by PFC to Revlon. PFC has reflected this obligation on a long-term basis as the obligation has not been repaid as a result of a capitalization of the amount due to Revlon in September 1995. To the extent debt to Revlon was incurred subsequent to the capital infusion, PFC anticipates that such balance will be payable, to the extent of funds available, from operations, and, if and to the extent such financing is secured and permits such repayment, from long-term third-party financing.
                                       14

                        COMPARABLE PER SHARE INFORMATION

     Per share information for Cosmetic and the Combined Company on a historical and pro forma basis, respectively, is summarized below. Per share data of PFC is not presented because it has one stockholder, Revlon, and only one share outstanding.

                                                                                                         PRO FORMA
                                                                                                         COMBINED
                                                                                            COSMETIC    COMPANY (A)
                                                                                            --------    -----------
Book value per share as of December 31, 1996.............................................    $ 8.82       $  3.61
Net loss per common and common equivalent share - 1996 fiscal year.......................    $(1.11) (b)  $ (0.63)(c)
Cash dividends...........................................................................    $   --       $    --

---------------

(a) The pro forma per share data give effect to the maximum Cash Election of 2,829,065 shares and options for shares. If the Cash Election is made for only the 1,453,723 shares and options for shares that have an exercise price of less than $7.63 per share held by the Principal Stockholders, the book value per share for the Combined Company as of December 31, 1996 would have been $4.06, and the net loss per common and common equivalent share for 1996 would have been $(0.49).

(b) The net loss per common and common equivalent share - 1996 fiscal year for Cosmetic has been calculated from the historical statement of operations of Cosmetic for its fiscal year ended September 27, 1996.

(c) The net loss per common and common equivalent share - 1996 fiscal year for the Combined Company has been derived from the historical statement of operations of Cosmetic for its fiscal year ended September 27, 1996 and the historical statement of operations of PFC for its year ended December 31, 1996.
                                       15

                                  RISK FACTORS

     THE FOLLOWING ARE CERTAIN RISK FACTORS OR INVESTMENT CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE MERGER AND THE CASH ELECTION, IN ADDITION TO THE RISKS AND OTHER INFORMATION DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

     HISTORICAL NET LOSSES. Cosmetic had a net loss of $4.8 million for the fiscal year ended September 27, 1996, and PFC had net losses of $5.3 million and $1.2 million for the years ended December 31, 1995 and 1994, respectively. Had the Merger occurred on January 1, 1996, the Combined Company (on a pro forma basis) would have had a net loss of $6.4 million for the year ended December 31, 1996. Cosmetic's net loss for the fiscal year ended September 27, 1996 included a restructuring charge of $4.0 million associated with the closing of eight retail stores in Atlanta, Georgia. Although Cosmetic has no current plans for similar closings, there can be no assurance that similar closings and related restructuring charges would not occur in the future.

     The ability of the Combined Company to generate operating income and net income after the Merger will depend upon, among other things, its ability to integrate successfully the operations of Cosmetic and PFC, the nature and extent of any future business developments, the Combined Company's capital structure and general economic conditions. There can be no assurance that the Combined Company will be profitable and will not incur losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cosmetic," "Management's Discussion and Analysis of Financial Condition and Results of Operations of PFC" and "Pro Forma Financial Information."

     UNCERTAINTIES REGARDING INTEGRATION OF COSMETIC AND PFC. The Combined Company will attempt to use the Merger to effect cost savings, including a reduction in operating expenses as a result of the elimination of duplicative facilities, functions and other overhead expenses. Significant uncertainties, however, accompany any business combination and its implementation with respect to the ability of the combined companies to integrate functions and management resources to achieve operating efficiencies. There can be no assurance that the Combined Company will be able to realize cost savings as a result of the Merger, that any such elimination of facilities, functions or overhead expenses will not result in a decrease in revenue and profits, or that there will not be other adverse effects from the integration. The inability to achieve the anticipated cost savings would have a material adverse effect on the Combined Company's operating results following the Merger. See "The Merger -- Operations After the Merger."

     REQUIREMENT FOR FINANCING TO CONSUMMATE THE MERGER; SIGNIFICANT BORROWINGS; FUTURE FINANCING. Pursuant to the terms of the Merger Agreement, the availability of satisfactory financing of at least $50 million by the effective time of the Merger is a condition to the consummation of the Merger.

     The Combined Company will incur substantial indebtedness (up to $70 million) to effect the Merger, refinance existing Cosmetic indebtedness, pay fees and expenses in connection with the Merger and the Financing (as defined herein) and provide for future working capital needs. If the Merger had occurred on December 31, 1996, the Combined Company (on a pro forma basis) would have had long-term debt aggregating $46.9 million compared to Cosmetic's historical long-term debt, less current portion, of $12.0 million as of December 27, 1996 and PFC's debt to Revlon of $12.3 million as of December 31, 1996.


     Upon consummation of the Merger and execution of a definitive credit agreement (currently under negotiation with BankAmerica Business Credit, Inc.), the Combined Company is expected to have a credit facility of up to $70 million, of which approximately $35.0 million is expected to be borrowed upon the consummation of the Merger ($20.9 million to fund the Cash Election, up to $12.5 million to refinance existing Cosmetic indebtedness and $1.6 million for certain fees and expenses related to the Merger) and up to $35.0 million may be available for future working capital requirements and for general corporate purposes (the "Financing"). Based upon a borrowing base formula in the Financing, on a pro forma basis the maximum amount of funds available to the Combined Company as of December 31, 1996 would have been $53.6 million and the future working capital funds available to the Combined Company would have been $19.1 million. The Financing is expected to impose certain limitations on the Combined Company that are not materially more restrictive than those imposed upon Cosmetic under its current credit facility with the same lender, except that the Financing will have a covenant requiring the Combined Company to maintain minimum interest coverage and requiring Revlon to maintain at least 51% of the voting interest in the stock of the Combined Company, which covenants are not imposed upon Cosmetic under its current credit facility. It is also expected that the Financing will prohibit the Combined Company from making payments of principal (but not interest payments) other than from excess cash flow of the Combined Company (to be defined in the Combined Company's definitive credit agreement) under a promissory note to be issued by PFC to Revlon in the approximate principal amount of $13.5 million, which is estimated to be the amount that will be due to Revlon at the effective time of the Merger

(which note will be assumed by the Combined Company in connection with the Merger). The limitations that the Financing is expected to impose on the Combined Company include, among other things, limitations relating to (i) engaging in mergers, consolidations and sales of assets, with certain exceptions, (ii) making distributions or paying dividends or changing its capital structure, with certain exceptions, (iii) entering into any transaction that materially and adversely affects the collateral under the Financing or the Combined Company's ability to repay its obligations, (iv) issuing any guarantees, with certain exceptions, (v) incurring any debt in excess of specified amounts, with certain exceptions, (vi) prepaying any debt before maturity, with certain exceptions, (vii) entering into certain transactions with affiliates, with certain exceptions, (viii) engaging in other lines of business,
(ix) incurring any liens on its assets, with certain exceptions, (x) entering into sale and leaseback transactions, with certain exceptions, (xi) creating or acquiring any new subsidiaries, (xii) making acquisitions or investments, with certain exceptions or (xiii) allowing any subsidiary to have any obligations to trade suppliers. In addition, the Financing is expected to contain certain financial covenants, including covenants requiring the Combined Company to maintain minimum adjusted tangible net worth and minimum interest coverage. See "The Merger -- Financing."


     The Combined Company's level of indebtedness could have important consequences to the holders of Cosmetic Class C common stock, including the following: (i) a substantial portion of the Combined Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Combined Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Combined Company's level of indebtedness may reduce its flexibility to respond to changing business and economic conditions. However, Cosmetic believes that this level of indebtedness will not materially impair the Combined Company's ability to obtain capital for capital expenditures, acquisitions or investments or materially reduce the Combined Company's flexibility to respond to business or economic conditions. Subject to certain limitations contained in the Financing, the Revlon Notes (as defined herein) and Revlon's credit agreement, the Combined Company may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "Risk Factors -- Restrictions Imposed by the Terms of Revlon Indebtedness."

     RESTRICTIONS IMPOSED BY THE TERMS OF REVLON INDEBTEDNESS. The terms and conditions of four series of Revlon's debt securities and the debt securities of Revlon's indirect parent, Revlon Worldwide Corporation ("Revlon Worldwide"), and the expected terms of the debt securities of Revlon Worldwide (Parent) Corporation ("Revlon Worldwide (Parent)") (collectively, the "Revlon Notes"), impose, and in the case of the debt securities of Revlon Worldwide (Parent), are expected to impose, restrictions on the ability of Revlon and its subsidiaries, which will include the Combined Company after the effective time of the Merger, to incur debt, make acquisitions or investments, sell assets, create liens and consent to restrictions on their ability to pay dividends or make distributions in respect of their capital stock. Some of these restrictions may be more restrictive on the Combined Company than the restrictions imposed upon Cosmetic under its current credit facility. However, these restrictions would not restrict the ability of the Combined Company to enter into a definitive credit agreement in connection with the Financing or restrict it from pledging its inventory or accounts receivable as security for the Combined Company's obligations thereunder. In addition, the Revlon Notes do not have, and are not expected to have, any financial covenants that would be applicable to the Combined Company, and they would not restrict the ability of the Combined Company to pay dividends or make distributions in respect of its stock to its stockholders (other than any stockholders that are affiliates of Revlon). Although there can be no assurance, the Combined Company does not believe that such restrictions will limit the ability of the Combined Company to expand its business or to take advantage of business opportunities or transactions. It is anticipated that all of the Cosmetic Class C common stock held by Revlon will be pledged as collateral for Revlon's obligations under Revlon's credit agreement and a credit agreement of a subsidiary of Revlon. See "Risk Factors -- Requirement for Financing to Consummate the Merger; Significant Borrowings; Future Financing."


     DETERMINATION OF CONVERSION RATIO. Prior to the Merger, there was no public market for the PFC common stock. The conversion ratio pursuant to which there are to be issued 8,479,335 shares of Cosmetic Class C common stock for all of the PFC common stock has been determined by negotiations among Cosmetic and Revlon and may not be indicative of the value of PFC. In deciding to approve the Merger, the Cosmetic Board considered an opinion from Legg Mason as to the fairness from a financial point of view of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of the Cosmetic Class A and Class B common stock in connection with the Merger. Legg Mason was not requested to address, and the opinion did not address, the fairness to the holders of the Cosmetic Class A and Class B common stock or to Cosmetic of the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger.


     CHANGE OF CONTROL OF COSMETIC; CONTROL OF THE COMBINED COMPANY BY REVLON. As a result of the Merger, assuming the Cash Election is made in respect of all outstanding shares and options for shares with an exercise price of less than $7.63 per share, Revlon will own approximately 84% of the Cosmetic Class C common stock (the only class of Cosmetic stock to be outstanding following the Merger). Revlon and the Principal Stockholders have entered into a Stockholders Agreement which provides that for three years from the consummation of the Merger, the Principal Stockholders will vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than seven board seats, including two independent directors, and Revlon will vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Cosmetic Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats. Accordingly, Revlon, the Combined Company's principal vendor, will control the management and policies of the Combined Company, including the terms of any agreements with Revlon as well as the vote on all matters submitted to a vote of the Combined Company's stockholders, including extraordinary transactions such as mergers and acquisitions, sales of all or substantially all of the Combined Company's assets or "going private" transactions. The maximum percentage of outstanding Cosmetic Class C common stock that the Principal Stockholders would beneficially own in the aggregate after consummation of the Merger is approximately 5%. See "Risk
Factors -- Reliance on Vendors and Sources of Supply," "The Stockholders Agreement" and "Agreements with Revlon."

     Revlon previously has stated publicly that the Merger is the first step in its plan to withdraw from operating retail cosmetic stores so that Revlon's management can focus on its core business of the manufacture and sale of cosmetic products. Although Revlon has not yet determined the timing or form that any such plan to withdraw from operating retail cosmetic stores might take, Revlon could, among other things, sell some or all of the shares of Cosmetic Class C common stock that it receives in the Merger in public or private transactions or cause the Combined Company to conduct primary offerings of Cosmetic common stock, issue Cosmetic common stock to acquire additional businesses or merge with another entity, any of which transactions would have the effect of reducing the interest of Revlon as well as other stockholders (and could have the effect of diluting the interests of existing stockholders) in the Combined Company. In connection with any such transaction, there can be no assurance as to the value that holders of Cosmetic Class C common stock might receive, and such value could be lower than the amount of cash offered in connection with the Cash Election available to Cosmetic stockholders in the Merger. In addition, if any such transaction resulted in a change of control of the Combined Company, as defined in certain employment and consulting agreements to be entered into with Mark S. Weinstein, Anita J. Weinstein and Susan K. Magenheim, the principal stockholders of Cosmetic, such persons would be entitled to all amounts payable to them under such agreements. Revlon and Cosmetic have not entered into, and have no present intention of entering into, any transaction that would result in Cosmetic Class C common stock being held of record by less than 300 persons or in the Cosmetic Class C common stock no longer being listed on a national securities exchange or over-the-counter market system, however, there can be no assurance that Revlon will not do so. Additionally, there can be no assurance that Revlon will withdraw from operating retail cosmetic stores.

     COMPETITION. The retail cosmetic product business is very competitive. Cosmetic's significant competitors include Rite-Aid, Revco, CVS Drug Stores, Wal-Mart, Kmart, Target, J.C. Penney, Nordstrom, Macy's, Hecht's and, within the Illinois region, Ulta3, Walgreens, Marshall Field and Neiman Marcus, as well as other department stores, mass volume retailers, chain drug stores, independent drug stores, discount stores and other retail stores in the Illinois and mid-Atlantic region. PFC's significant competitors include The Fragrance Cove and The Fragrance Outlet, as well as certain department stores, mass volume retailers, chain drug stores, independent drug stores and other discount, retail and outlet stores. Some of these competitors sell cosmetic products at discount prices, and many are part of large national or regional chains and have substantially greater resources and name recognition than Cosmetic and PFC. Additionally, some of the Combined Company's significant competitors are principal customers of Revlon. There can be no assurance that the Combined Company will not be adversely affected by such competition. See "Risk
Factors -- Change of Control of Cosmetic; Control of the Combined Company by Revlon," "Business of Cosmetic -- Competition" and "Business of
PFC -- Competition."

     RELIANCE ON VENDORS AND SOURCES OF SUPPLY. Cosmetic purchases products from approximately 560 vendors, and its largest single vendor, Revlon, accounted for approximately 10% of total purchases for the fiscal year ended September 27, 1996. Cosmetic currently has no long-term or exclusive contract with any vendor. The loss of any of Cosmetic's largest vendors could have a material adverse effect on Cosmetic.

     PFC purchases products from approximately 75 vendors. PFC's largest vendor, Revlon, and its indirect parent, Revlon Holdings Inc. ("Holdings"), accounted for approximately 27% and 32% of PFC's total purchases during 1996 and 1995, respectively. PFC's second largest supplier, Elizabeth Arden, with which PFC has a supply contract that expires in 1999, accounted for approximately 18% and 15% of PFC's total purchases during 1996 and 1995, respectively. In connection with the Merger, the Combined Company and Revlon will enter into a supply contract with a term of at least two and a maximum of four years. The loss of Revlon as a supplier or a material change in the terms of the supply contract could have a material adverse effect on the Combined Company's business following the Merger. See "Agreements with Revlon."

     Some of the products purchased by Cosmetic and PFC from their respective vendors may include products that were originally sold to department stores and other retailers. From time to time, certain manufacturers have taken actions to prohibit or restrict the resale of such products by department stores and other retailers. Some of the products purchased by Cosmetic and PFC from their respective vendors also may include products that are subject to copyright, trademark, trade dress and patent rights, either manufactured in foreign countries or manufactured in the United States and sold to foreign distributors. Periodically, litigation and administrative proceedings have been instituted and federal legislation has been proposed seeking to halt or restrict the importation of such merchandise. Any of the foregoing prohibitions or restrictions could have a material adverse effect on the Combined Company if the Combined Company could not obtain alternative sources for its products on terms at least as favorable as are currently available. See "Business of Cosmetic -- Purchasing" and "Business of PFC -- Purchasing."

     Manufacturers of professional hair care products traditionally have allowed their products to be sold only by retail hair salons. Historically, Cosmetic purchased such products from secondary sources, and sales of these products accounted for about 6%, or approximately $7.4 million, of Cosmetic sales volume in fiscal 1994. With the growth of Cosmetic over the past three years, sufficient quantities of professional hair care products have been increasingly difficult to purchase through secondary sources. Cosmetic has added hair salons in its stores as an additional service with the anticipation of developing direct relationships with professional hair care products manufacturers, which required Cosmetic to discontinue sales of such products obtained from secondary sources. In July 1995, Cosmetic began receiving shipments of professional hair care products from one of the four major professional hair care manufacturers and continues to receive such products today. This manufacturer represented approximately one-third of Cosmetic's historical professional hair care product sales volume. Cosmetic cannot estimate the loss in sales volume it might have experienced in fiscal year 1995 or 1996 as a result of the unavailability of professional hair care products from other professional hair care manufacturers. However, based on the fiscal year 1994 retail sales, Cosmetic would have lost approximately $4.9 million in sales. There can be no assurance that the hair salon strategy will be successful or that the Combined Company will be able to secure sufficient quantities of professional hair care products directly from manufacturers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cosmetic -- Hair Salon Strategy."

     SEASONALITY. Both Cosmetic's and PFC's businesses are, and the Combined Company's business will be, seasonal. Both Cosmetic's and PFC's highest sales volumes occur during the October to December quarter. The seasonality of the Combined Company's sales may cause a significant variation in its quarterly operating results, and a significant decrease in the October to December quarter sales could have a material adverse effect on the Combined Company's results of operations for the corresponding fiscal year.

     SHARES ELIGIBLE FOR FUTURE SALE. Assuming the Cash Election is made in respect of all outstanding shares and options for shares with an exercise price of less than $7.63 per share, upon the consummation of the Merger, Revlon will own approximately 84% of the outstanding Cosmetic Class C common stock, all of which will be "restricted stock" as that term is defined in Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act"), and initially will not be freely saleable in the public market without registration under the Securities Act. It is anticipated that all of the shares of Cosmetic Class C common stock owned by Revlon immediately after the effective time of the Merger will be pledged by Revlon to secure its obligations under Revlon's credit agreement and a credit agreement of a subsidiary of Revlon. Subject to applicable law and the terms of Revlon's credit agreement and the subsidiary's credit agreement, Revlon could sell any or all of the shares of Cosmetic Class C common stock owned by it from time to time for any reason. Following the Merger, Revlon will be entitled to demand on three occasions that Cosmetic file a registration statement under the Securities Act for the sale of its Cosmetic Class C common stock and will also be entitled to include its Cosmetic Class C common stock in certain registration statements filed for the benefit of Cosmetic. The Principal Stockholders will also be entitled to certain rights to the registration of their Cosmetic Class C common stock. Although Cosmetic can make no prediction as to the effect, if any, that sales of shares of Cosmetic Class C common stock by Revlon, any pledgee of such shares or the Principal Stockholders would have on the market price prevailing for the Cosmetic Class C common stock from time to time, sales of substantial amounts of Cosmetic Class C common stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Risk Factors -- Restrictions Imposed by the Terms of Revlon Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations of PFC -- Financial Condition, Liquidity and Capital Resources," "Agreements with Revlon -- Registration Rights Agreement," "Interests of Certain Persons in the Merger -- Stockholders Agreement with Principal Stockholders," "The Stockholders Agreement" and "Description of Cosmetic Capital Stock -- Federal Securities Laws Consequences."

     DIVIDENDS UNLIKELY. Cosmetic has not paid any dividends on its common stock to date, and it is unlikely that the Combined Company will pay any dividends in the foreseeable future. The payment of dividends after the Merger will be contingent upon the Combined Company's revenues and earnings, if any, capital requirements and general financial condition, and will be subject to the discretion of the Combined Company Board and the limitations imposed by the Financing. See "Risk Factors -- Requirement for Financing to Consummate the Merger; Significant Borrowings; Future Financing" and "Description of Cosmetic Capital Stock -- Dividends."

     REDUCED PUBLIC FLOAT; POSSIBLE VOLATILITY OF CLASS C COMMON STOCK PRICE. There will be substantially fewer shares of Cosmetic Class C common stock held by non-affiliated stockholders than Cosmetic Class A and Class B common stock held by non-affiliated stockholders prior to the effective time of the Merger. This reduced market capitalization could cause the market price of the Cosmetic Class C common stock to be subject to significant fluctuations. In addition, following the Merger, factors such as announcements by the Combined Company of variations in its quarterly financial results, analysts' estimates of the Combined Company's financial results, industry-wide results, changes in economic conditions, competitive developments, sales of substantial blocks of the securities of the Combined Company by the holders thereof, and the issuance of stock in connection with future financings or corporate transactions among other things, could cause dilution to existing stockholders and cause the market price of the Combined Company's shares to fluctuate significantly. See "Risk
Factors -- Shares Eligible for Future Sale," "Risk Factors -- Authorization of Additional Common Stock for Future Issuance" and "Market Prices of Cosmetic's Securities."

     AUTHORIZATIONS OF ADDITIONAL COMMON STOCK FOR FUTURE ISSUANCE. The Principal Stockholders own or have the power to vote approximately 51.4% of the outstanding Cosmetic Class B common stock and have advised Cosmetic that they intend to vote in favor of the Merger Agreement, which includes a provision to amend Cosmetic's Certificate of Incorporation so as to authorize the issuance of 40,000,000 shares of Cosmetic Class C common stock. Such vote is sufficient under the General Corporation Law of Delaware and the Certificate of Incorporation for the approval of the Merger Agreement, without the vote of any other stockholders. Upon effectiveness of the Merger, the Combined Company Board will have the power, without further action of the stockholders, to issue any or all of such shares for cash, securities, other assets or businesses of third parties upon such terms as the Combined Company Board may determine, any of which transactions could have the effect of diluting the interests of existing stockholders of Cosmetic. See "The Merger -- Amendments to Cosmetic's Certificate of Incorporation."

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include (i) expectations and estimates as to the Combined Company's future financial performance, including growth and opportunities for growth in net sales and earnings and earnings potential of the Combined Company; (ii) cash flows from operations; (iii) the amount of required capital expenditures, including costs associated with store openings and closings, and the availability of funds from the Financing; (iv) the Pro Forma Financial Information (including assumptions in the notes included therein); (v) the ability to integrate successfully the operations of Cosmetic and PFC and the costs, timing, benefits and effectiveness of such integration; (vi) the opportunities for earnings growth through cost savings, synergies and critical mass; (vii) costs, timing, effectiveness and benefits of management information system enhancements; (viii) cost savings as a result of elimination of duplicative functions after the Merger; (ix) the availability of product from Revlon after expiration or termination of the Supply Agreement (as defined below); (x) the continued viability of Cosmetic's salon business; (xi) the financial data for PFC, Cosmetic and the Combined Company for fiscal 1997 and 1998 and for Cosmetic for calendar years 1999 and 2000 and fiscal year 2001 and the discussion thereof included in "Certain Forward-Looking Financial Information;" and (xii) those other statements preceded by, followed by or that include the words "believes," "expects," "intends," "anticipates" or similar expressions. For these statements, Cosmetic claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus, could affect the future results of the Combined Company and could cause those results to differ materially from those expressed in the forward-looking statements: (i) the inability to generate growth in net sales and earnings; (ii) the inability to generate sufficient cash flows from operations to fund capital expenditures and debt service on the Financing; (iii) unanticipated capital expenditures, including costs associated with store openings and closings; (iv) the inability to realize significant cost savings and decreases in operating expenses and other benefits as a result of the integration of the operations of Cosmetic and PFC or to realize increases in revenues or income as a result of such integration; (v) the inability to successfully integrate or difficulties, delays or unanticipated costs in integrating the operations of Cosmetic and PFC; (vi) unanticipated costs, difficulties or delays in completing or realizing the intended benefits of projects associated with information systems upgrades; (vii) actions by competitors, including combinations within the retail industry and successful new retail store concepts; (viii) the unavailability of product or the loss of suppliers, including secondary source suppliers, the unavailability of products from Revlon after the expiration of or termination of the Supply Agreement and the inability to secure sufficient professional hair care products; (ix) the lack of viability of Cosmetic's salon business; and (x) changes in consumer preferences, including reduced consumer demand for cosmetics and other beauty products.

                                   THE MERGER

     We are furnishing this Proxy Statement/Prospectus to the holders of the Cosmetic Class A and Class B common stock in connection with the solicitation of proxies by the Cosmetic Board for use at the Meeting and at any adjournments or postponements thereof. At the Meeting, holders of Cosmetic Class B common stock will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the related transactions, including the Merger, the Class C Amendment, the conversion of Cosmetic Class A and Class B common stock into Cosmetic Class C common stock and the appointment of nine directors (who will replace the Cosmetic Board upon consummation of the Merger). A copy of the Merger Agreement is attached hereto as Annex I.


     The Merger Agreement provides, among other things, for the Merger of PFC with and into Cosmetic, with Cosmetic surviving the Merger as a subsidiary of Revlon. The one share of PFC common stock outstanding at the effective time of the Merger will be converted into 8,479,335 shares of Cosmetic Class C common stock as consideration for the Merger. The conversion ratio has been determined by negotiations between Cosmetic and Revlon and may not be indicative of the value of PFC. The Merger will become effective on the date on which the Certificate of Merger has been duly filed with the Delaware Secretary of State or such date and time as is agreed upon by Cosmetic and Revlon and specified in the Certificate of Merger (the "Effective Time"), which is currently expected to occur promptly following the receipt of Cosmetic Class B stockholder approval at the Meeting.


     In the Merger, each share of Cosmetic Class A and Class B common stock outstanding immediately before the Effective Time shall be converted into the right to receive one share of Cosmetic Class C common stock or, at the election of each record stockholder and subject to the limitation discussed below, cash in the amount of $7.63 per share.

     The Merger Agreement also provides that each option to purchase Cosmetic Class A or Class B common stock outstanding immediately prior to the Effective Time will, after the Effective Time, be exercisable for the same number of shares of

Cosmetic Class C common stock, with the same exercise price and expiration date as such option was exercisable immediately prior to the Merger; PROVIDED, HOWEVER, that each holder of an option that has an exercise price of less than $7.63 per share can elect, subject to the limitation discussed below, to receive, in return for cancellation of such option, cash in an amount equal to the difference between $7.63 and the exercise price of such option.

     The Cash Election is subject to the limitation that not more than 2,829,065 shares of Cosmetic Class A and Class B common stock and options that have an exercise price of less than $7.63 per share will be exchangeable for cash pursuant to the Cash Election (the "Limit"). To the extent that the aggregate shares and options as to which a Cash Election has been made exceed the Limit, each stockholder's and optionholder's Cash Election will be reduced pro rata.

     The Principal Stockholders have agreed to make the Cash Election for all of their 1,392,723 shares of Cosmetic Class A and Class B common stock and 61,000 options that have an exercise price of less than $7.63 per share. Accordingly, if other persons holding more than 1,375,342 shares and options for shares with an exercise price of less than $7.63 per share elect to receive cash, the Limit will be exceeded and all holders who have made the Cash Election will be subject to proration. As a result of the Principal Stockholders' agreement to make the Cash Election, the shares of Cosmetic Class C common stock received by Revlon will represent at least 74% of the Cosmetic Class C common stock outstanding immediately after the Merger and will represent approximately 84% of such shares if, in addition to the Principal Stockholders' shares and options, the Cash Election is made in respect of all other outstanding shares and options for shares with an exercise price of less than $7.63 per share.

BACKGROUND OF THE MERGER

     The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Cosmetic and Revlon. The following is a brief discussion of the background of these negotiations, the Merger and the related transactions.

     On July 8, 1995, Louis Weinstein, founder and chairman of the Cosmetic Board, died. As a result, Louis Weinstein's wife, Anita J. Weinstein, age 67, became the sole owner of the 425,086 shares of Cosmetic Class A common stock and 605,995 shares of Cosmetic Class B common stock she had held as joint tenant with her husband.

     Since Louis Weinstein's death, Cosmetic and the Principal Stockholders have received several proposals with respect to transactions which, if implemented, would have resulted in extraordinary corporate transactions. While Cosmetic and the Principal Stockholders considered several of these proposals, neither Cosmetic nor the Principal Stockholders entered into any letter of intent or definitive agreement regarding any such proposals.

     On August 7, 1995, Perfumania, Inc., a publicly held company that owns a chain of retail cosmetic stores, proposed to Cosmetic and the Principal Stockholders to acquire all of the outstanding Cosmetic common stock in a merger for $13 per share in cash. On August 8, 1995, after a preliminary review, the Principal Stockholders, based upon the proposal's financing contingency and the Principal Stockholders' belief that Perfumania could not raise the funds necessary to finance the proposal, rejected the proposal. In December 1995, Perfumania submitted to Cosmetic a draft letter of intent proposing a transaction in which Perfumania would acquire Anita Weinstein's Cosmetic common stock for $7.00 per share in cash and would acquire all other stockholders' Cosmetic common stock for $7.00 per share in principal amount of Perfumania 9% senior subordinated notes. The Principal Stockholders and Cosmetic declined to pursue this proposal based upon concerns with respect to the unequal treatment of Cosmetic stockholders and the value of the proposed notes. In March 1996, Perfumania proposed to acquire all of the outstanding Cosmetic common stock in a merger for $10.00 per share in cash. The Principal Stockholders and Cosmetic also declined to pursue this proposal based upon the belief that Perfumania, could not raise the funds necessary to finance the proposal. The Principal Stockholders and Cosmetic believed that Perfumania would have had significant difficulty in obtaining the funds necessary to consummate its proposals involving substantial cash payment for Cosmetic common stock primarily because
(i) Perfumania proposed to raise substantially all of the funds necessary to consummate any such proposal through the sale of high-yield debt securities;
(ii) Perfumania required that its obligation to consummate any particular transaction would be conditioned on its receipt of sufficient proceeds from the sale of high-yield debt securities; (iii) in the opinion of Mr. Weinstein, after giving effect to a combination of Perfumania and Cosmetic, the combined company's anticipated cash flow would not be sufficient to render probable the sale of high-yield debt securities needed to consummate a merger; and (iv) Perfumania did not provide any commitment from a financial institution in respect of obtaining the required funds. In view of the determination of the Principal Stockholders not to pursue any of the foregoing proposals, such proposals were not acted upon by the Cosmetic Board.

     In November 1995, Regis Corporation, a publicly held company that owns a national chain of beauty salons, submitted a proposal to the Cosmetic Board to acquire Cosmetic common stock from certain members of the Weinstein family for $5 million in cash and to acquire all of the remaining outstanding Cosmetic common stock in a merger in exchange for Regis common stock. The exchange ratio was not specified but, based upon discussions, was proposed to value Regis common stock at its market value and to value Cosmetic common stock at or near its book value. While the Cosmetic Board considered and directed the management of Cosmetic to negotiate the Regis proposal, after an initial due diligence investigation Regis withdrew its proposal and all discussions with respect to the proposed transaction were terminated.

     In December 1995 and January 1996, Cosmetic received several draft term sheets for discussion purposes from the chief executive officer of Phar-Mor, Inc., a publicly held company that owns a national chain of drug stores. In general, the several draft term sheets constituted an effort to develop a proposal involving the acquisition of the Cosmetic common stock owned by members of the Weinstein family for cash and notes and the acquisition of all of the remaining outstanding Cosmetic common stock in a merger in exchange for Phar-Mor common stock on a share-for-share basis. On December 21, 1995, Phar-Mor provided a draft term sheet to Cosmetic pursuant to which Cosmetic would merge into a wholly owned subsidiary of Phar-Mor and, pursuant to such a merger, Phar-Mor would acquire 777,777 shares of Cosmetic Class B common stock held by Mrs. Weinstein for $5.5 million in cash and a $1.5 million subordinated note and all other outstanding shares of Cosmetic Class A and Class B common stock would be converted, on a share-for-share basis, into Phar-Mor common stock, subject to certain exchange ratio adjustments based on changes in share trading prices. On January 5, 1996, Phar-Mor provided a draft term sheet to Cosmetic pursuant to which Phar-Mor would first purchase the 777,777 shares of Cosmetic Class B common stock held by Mrs. Weinstein for $5.5 million in cash and a $1.5 million subordinated note, and thereafter, Cosmetic would merge into a wholly owned subsidiary of Phar-Mor and each outstanding share of Cosmetic Class A and Class B common stock would be converted, on a share-for share basis, into Phar-Mor common stock, subject to certain exchange ratio adjustments based on changes in share trading prices. The parties were unable to agree upon a proposal that satisfied their respective concerns. Cosmetic's concerns included the perceived inadequate value attributed to Cosmetic common stock, the perceived inadequate amount of cash consideration, the receipt of Phar-Mor common stock as merger consideration and the unequal treatment of Cosmetic stockholders. In view of such concerns, such proposals were not acted upon by the Cosmetic Board.

     In May 1996, Jerry W. Levin, chairman of the board and then chief executive officer of Revlon, contacted Mark S. Weinstein, chairman of the Cosmetic Board, to inquire if he was interested in meeting to discuss a possible business combination involving Cosmetic and PFC. (Mr. Levin had contacted Mr. Weinstein after Mr. Weinstein had indicated to an acquaintance of Mr. Levin that Mr. Weinstein would be interested in discussing with Revlon representatives a possible business combination involving Cosmetic and PFC.) Shortly thereafter, Mr. Weinstein met with Mr. Levin and other senior PFC officers and discussed a possible business combination. Thereafter, Mr. Weinstein advised certain Cosmetic Board members and officers, including Ben S. Kovalsky, Cosmetic's president and chief executive officer, and Bruce E. Strohl, Cosmetic's chief financial officer, of his meeting with Mr. Levin and PFC officers. On or about May 13, 1996, Revlon and Cosmetic executed a confidentiality letter agreement regarding a possible transaction involving Cosmetic and PFC. The confidentiality letter provides that, subject to certain exceptions, (i) each party and its representatives shall keep confidential certain non-public information provided by the other party, (ii) neither party shall disclose that any such information has been made available to it or that discussions are taking place or any of the terms of the Merger, (iii) neither party shall hire any employee or solicit any employee of the other party to terminate his or her employment and (iv) neither party shall solicit any customer or supplier to terminate, suspend or alter their business relations with the other party. The restrictions applicable to each party in the confidentiality letter do not affect the ability of either party to furnish information concerning itself to, or to enter into discussions or negotiations with, any person or entity regarding a possible transaction with itself.

     On or about June 5, 1996, Revlon submitted to Cosmetic a draft non-binding discussion sheet regarding a proposed merger of PFC into Cosmetic, pursuant to which, among other things, Cosmetic would, concurrently with such merger, offer to purchase up to 2,000,000 shares of its common stock at a price of $7.00 per share and, upon consummation of such transactions, Revlon would own approximately 81% of Cosmetic's outstanding common stock. Following receipt of the discussion sheet, a series of meetings and discussions described below were held between PFC representatives and Cosmetic representatives, including Messrs. Weinstein, Kovalsky and Strohl.

     On June 10, 1996, PFC's representatives met with the Cosmetic's representatives, Cosmetic's legal counsel and a representative of Legg Mason. The parties discussed the preliminary proposal, the opportunities in combining PFC and Cosmetic for cost savings and synergies, an overview of PFC's operations and preliminary unaudited historical and budgeted financial statements of PFC. At the meeting, Cosmetic's representatives expressed a preference for an all cash offer from Revlon.

     On June 19, 1996, representatives of Legg Mason met with Cosmetic representatives and Cosmetic's legal counsel to discuss Cosmetic's alternatives for enhancing stockholder value. It was agreed that Legg Mason would propose to Revlon that Revlon make an all cash offer for Cosmetic. On June 20, 1996, a representative of Legg Mason discussed the proposal for a cash offer with Revlon, and Revlon rejected such proposal.

     On August 1, 1996, Mark Weinstein, Anita Weinstein and a Legg Mason representative met with senior PFC representatives to discuss in greater detail how the Combined Company might function and the opportunities for enhancing the value of the Combined Company.

     On August 7, 1996, a Revlon representative proposed to a representative of Legg Mason a modification of the proposal under which Revlon and Cosmetic's stockholders, immediately following the merger and without giving effect to the proposed offer to purchase a portion of the shares for cash, would own 70% and 30%, respectively, of the Cosmetic common stock. Revlon also proposed that the offer to purchase a portion of the shares for cash would be increased from $7.00 per share to $7.63 per share and the number of shares purchased would be increased from 2,000,000 to a number of shares sufficient to permit Revlon to own 80% of the Cosmetic's common stock after the cash purchase.

     On August 8, 1996, representatives of Legg Mason continued negotiations with Revlon's representatives. Revlon's representatives agreed that, upon consummation of the merger and without giving effect to the cash offer, Revlon and Cosmetic's stockholders would own 65% and 35%, respectively, of Cosmetic's common stock, provided that the Principal Stockholders agreed to tender all of their shares pursuant to the cash offer.

     On or about August 12, 1996, Revlon submitted a revised draft non-binding discussion sheet to Cosmetic regarding a proposed merger of PFC into Cosmetic, pursuant to which, among other things, Cosmetic would, concurrently with the merger, offer to purchase up to 2,336,000 shares of its common stock at a price of $7.63 per share and, upon consummation of the transactions, Revlon would own approximately 80% of Cosmetic's outstanding common stock (the "Proposal").

     On August 20, 1996, a special meeting of the Cosmetic Board was held to discuss the Proposal. At the Cosmetic Board meeting, a Legg Mason representative provided the Cosmetic directors with a written presentation prepared by Legg Mason regarding the Proposal, which included a summary of the proposed terms, a preliminary valuation analysis of Cosmetic, certain financial data relating to PFC and a summary comparison of market multiples for the fragrance distribution industry and for the women's retail industry. Legg Mason noted that, based on its preliminary evaluation of Cosmetic's historic and projected operating performance versus a preliminary selection of comparable company multiples, the value of Cosmetic common stock was between $2.22 and $6.15 per share. Legg Mason also noted that, based on its preliminary analysis, the value of the Proposal was between $8.13 and $8.59 per share of Cosmetic common stock. The Legg Mason representative noted that the preliminary conclusions were based on limited information and were subject to the receipt of further information and projections to be provided by Cosmetic and PFC as a result of their respective due diligence, including projected operating performance and potential cost savings and anticipated one time costs arising out of the proposed merger and further review of the comparable company analysis.

     Also discussed at the August 20, 1996 Cosmetic Board meeting was the background to the Proposal, including the several meetings between Cosmetic representatives and Revlon and PFC representatives and the material differences between the Proposal and the June 5th draft discussion sheet referred to above. It was noted that, while under the June 5th draft discussion sheet, Revlon and Cosmetic's existing stockholders would initially own, upon consummation of the merger, without giving effect to the cash offer, 70% and 30%, respectively, of Cosmetic's outstanding common stock and the cash offer would be for 2,000,000 shares at $7.00 per share, under the Proposal, upon consummation of the merger, without giving effect to the cash offer, Revlon and the existing Cosmetic stockholders would own 65% and 35%, respectively, of Cosmetic's outstanding common stock and the cash offer would be for 2,336,000 shares at $7.63 per share. It was also noted that Legg Mason had proposed to Revlon that Revlon acquire Cosmetic on an "all cash" basis, and that Revlon had firmly rejected this proposal. The Cosmetic Board determined, based upon Legg Mason's presentation and its own analysis, including its analysis of the potential synergies, that the Proposal's combination of cash and stock potentially provided Cosmetic stockholders greater value than any all cash offer that Cosmetic might reasonably expect to receive at that time.

     At the August 20, 1996 meeting, the Cosmetic Board authorized Cosmetic to engage Legg Mason as exclusive financial advisor to Cosmetic in connection with Cosmetic's analysis of any investment in, merger with, acquisition of, or other business combination with PFC, and if requested by the Cosmetic Board, to render Legg Mason's opinion as to the fairness, from a financial point of view, of the proposed merger consideration to be received by Cosmetic's stockholders.

     Following the August 20, 1996 meeting, Cosmetic representatives, including Legg Mason representatives, and Revlon and PFC representatives held meetings on August 26, August 27 and August 29, 1996 to discuss due diligence information with respect to Cosmetic's operations, merchandising, vendor relations, warehousing, hiring and benefits and to visit Cosmetic stores and the Cosmetic distribution center. These representatives met again on September 5 to discuss due diligence information with respect to PFC's operations and certain PFC accounting and tax issues and to visit PFC stores.

     On September 12, 1996 Cosmetic representatives, including Cosmetic's legal advisors and Legg Mason representatives, and Revlon and PFC representatives, including PFC's and Revlon's legal advisors, met to discuss PFC's operating performance, potential cost savings arising out of the proposed merger and tax and accounting issues arising out of the proposed merger. At the September 12, 1996 meeting and at subsequent meetings on September 16, 17 and 18, 1996, the representatives discussed Revlon's desire that, if the cash offer were accepted to the maximum extent, Revlon be able to consolidate Cosmetic's financial results with Revlon's financial results for federal income tax purposes, which would require that Revlon own in excess of 80 percent of Cosmetic's outstanding common stock. As a result of these discussions, the Proposal was revised to increase the cash offer to up to 2,829,065 shares and options for shares. Following these meetings, Cosmetic's legal advisors and PFC's and Revlon's legal advisors prepared a proposed letter of intent and exclusivity agreement between Cosmetic, the Principal Stockholders, Revlon and PFC setting forth the terms of the revised Proposal.

     On October 1, 1996, a special meeting of the Cosmetic Board was held to consider and act on (i) a proposed letter of intent among Revlon, PFC, Cosmetic and the Principal Stockholders (the "Letter of Intent") and (ii) a related exclusivity agreement to be executed by the same parties (the "Exclusivity Agreement"), which collectively, provided for the negotiation of a merger agreement pursuant to which, among other things, PFC would merge into Cosmetic or a wholly owned subsidiary thereof. Copies of the Letter of Intent and Exclusivity Agreement, both dated October 1, 1996, were distributed to the Cosmetic directors at the meeting.

     The terms of the proposed Letter of Intent and Exclusivity Agreement included the following:

     THE LETTER OF INTENT. The Letter of Intent provided that in connection with the Merger, (a) Cosmetic's Certificate of Incorporation would be amended to create Cosmetic Class C common stock, (b) Revlon would receive newly issued Cosmetic Class C common stock such that, immediately following the Merger (without giving effect to the Cash Election), Revlon would own at least 65% of the outstanding Cosmetic Class C common stock (on a fully diluted basis taking into account (x) all shares issuable upon the exercise of options then outstanding with an exercise price of $7.70 or less, (y) 10,000 shares issuable upon the exercise of options then outstanding with an exercise price of more than $7.70 and (z) cancellation at or prior to the effective time of the Merger of outstanding options exercisable for 20,000 shares that have an expiration date of January 15, 1997), (c) each existing Cosmetic stockholder could elect to receive, in exchange for each share of Cosmetic Class A or Class B common stock held by such stockholder, either (i) one share of Cosmetic Class C common stock or (ii) cash in the amount of $7.63 per share and (d) each stock option outstanding immediately prior to the effective time of the Merger would, after the effective time, be exercisable for the same number of shares of Cosmetic Class C common stock and with the same exercise price and expiration date as such option was exercisable immediately prior to the Merger; PROVIDED, HOWEVER, that each holder of an option that has an exercise price of less than $7.63 per share could elect, in lieu of retaining the stock option, to receive in cancellation thereof cash in an amount equal to the difference between $7.63 and the exercise price of such option. The Cash Election would be subject to the limitation that not more than 2,829,065 shares of Cosmetic Class A and Class B common stock, including outstanding Cosmetic Class A and Class B common stock and shares subject to outstanding options, would be exchangeable for cash pursuant to the Cash Election. To the extent that the aggregate shares and options as to which a Cash Election was made exceeded the Limit, each stockholder's and optionholder's Cash Election would be reduced pro rata. The Principal Stockholders would agree to elect to make the Cash Election for all of their Cosmetic Class A and Class B common stock and options that have an exercise price of less than $7.63 per share.

     The Letter of Intent provided that Cosmetic's bylaw would be amended to provide that the Cosmetic Board would consist of nine directors, of which there would be two independent directors. For three years from the consummation of the Merger, (i) the Principal Stockholders would agree to vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon would at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than five board seats, and (ii) Revlon would agree to vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Cosmetic Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats.

     Jerry Levin, Revlon's chairman of the Board of Directors, would be appointed as a director and chairman of the Combined Company Board, Mark Weinstein would be appointed as a vice chairman of the Combined Company Board and Howard Diener, the president of PFC, would be appointed as president and chief executive officer of the Combined Company.

     Each of Mark Weinstein and Anita Weinstein would enter into an employment and non-competition agreement with Cosmetic, and Susan Magenheim would enter into a consulting and non-competition agreement with Cosmetic, each upon terms and conditions acceptable to the parties.

     PFC would enter into lease agreements with Revlon for five stores located at Revlon's facilities, each upon terms and conditions acceptable to the parties.

     The Principal Stockholders would together be entitled to demand on one occasion that Cosmetic file a registration statement under the Securities Act for the sale of their Cosmetic Class C common stock and would also be entitled to include their Cosmetic Class C common stock in certain registration statements filed for Cosmetic's benefit. Revlon would be entitled to demand on three occasions that Cosmetic file a registration statement under the Securities Act for the sale of its Cosmetic Class C common stock and would also be entitled to include its Cosmetic Class C common stock in certain registration statements filed for Cosmetic's benefit. All such registration statements would be prepared at Cosmetic's expense, except for fees and expenses of legal counsel of Revlon or the Principal Stockholders, as the case may be, and underwriting discounts, fees and expenses.

     The Letter of Intent provided that the Merger would be subject to (i) Cosmetic's and Revlon's satisfaction with complete financial, operations, tax, legal, real estate, environmental, business and other due diligence, (ii) notice to, filings with and approvals by government agencies (including the Federal Trade Commission and/or The Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and the Securities and Exchange Commission ("SEC") pursuant to the federal securities laws), (iii) receipt of material third party consents, (iv) the availability of financing for Cosmetic to finance the Cash Election, refinance existing debt and provide working capital on terms and conditions acceptable to both Cosmetic and Revlon and (v) the negotiation, execution and delivery of a mutually acceptable definitive merger agreement. In addition, Revlon's obligations would be subject to approval of the transaction by Revlon's bank group and Revlon's board of directors. Cosmetic's obligations would be subject to approval of the transaction by the Cosmetic Board and the holders of Cosmetic's Class B common stock.

     From and after October 1, 1996, the businesses of PFC and Cosmetic each would be operated in the ordinary course and consistent with past practices pending the Merger.

     The Letter of Intent also provided that the merger agreement would include certain exclusivity, expense reimbursement and termination fee provisions substantially the same as those provided for in the Merger Agreement. See "The Merger Agreement -- Certain Covenants," " -- Expenses" and " -- Termination Fee" for a more detailed description of these provisions.


     According to the Letter of Intent, the merger agreement would provide that unless the merger agreement were to be terminated in accordance with its terms, Cosmetic and the Principal Stockholders would be subject to exclusivity obligations substantially the same as Cosmetic's exclusivity obligations under the Exclusivity Agreement (briefly described below in the description of the Exclusivity Agreement), and if Cosmetic or the Principal Stockholders were to take certain actions or consummate certain transactions that were inconsistent with the Merger during the 90-day period immediately following the later of (i) the 110th day after the date the merger agreement was signed and (ii) certain events of termination under the merger agreement, Cosmetic and the Principal Stockholders would reimburse Revlon's expenses up to a maximum of $1 million. The merger agreement would also provide that if Cosmetic should consummate such a transaction prior to such date, Cosmetic would pay Revlon a termination fee of $1 million. The Letter of Intent also provided that the Principal Stockholders would enter into a stockholders agreement with Revlon that would provide, among other things, that (i) if Cosmetic should consummate such a transaction prior to such date, the Principal Stockholders would be obligated to pay a termination fee equal to 25% of the excess of the amount of consideration received by the Principal Stockholders in such transaction over $7.63 and (ii) if the Principal Stockholders voted against the Merger, the Principal Stockholders also would be obligated to pay a fee of $1 million (with a credit for any amount of the fee paid by the Principal Stockholders pursuant to clause (i)).


     The merger agreement would further provide that unless the merger agreement was terminated in accordance with its terms, Revlon would be subject to exclusivity obligations substantially the same as Revlon's exclusivity obligations under the Exclusivity Agreement (briefly described below in the description of the Exclusivity Agreement) and, if Revlon or PFC were to take certain actions or consummate certain transactions that were inconsistent with the Merger during the 90-day period immediately following the later of (i) the 110th day after the date the merger agreement was signed and (ii) certain events of termination under the merger agreement, Revlon would reimburse Cosmetic's expenses up to a maximum of $1 million. It also provided that if Revlon or PFC should consummate such a transaction prior to such date, Revlon would pay Cosmetic a termination fee of $1.25 million.

     The Letter of Intent provided that it would terminate upon the earlier of the execution of the merger agreement or November 30, 1996.

     THE EXCLUSIVITY AGREEMENT. The Exclusivity Agreement contemplated that Cosmetic and Revlon would conduct due diligence with respect to completing the Merger and that the due diligence activities would require each party to incur significant expenses. In view of these expenses, the Exclusivity Agreement provided that until the earlier of (i) November 30, 1996 or (ii) termination of the Letter of Intent (the "Exclusivity Period"), neither Cosmetic nor any of the Principal Stockholders nor any of their representatives or agents would solicit, engage in negotiations, provide information to or otherwise cooperate with any person or entity that sought to acquire or expressed an interest in acquiring all or a substantial part of the any class of the securities, business or assets of Cosmetic nor would they grant any proxy, option or other similar right to any third person or entity in connection with a transaction inconsistent with the Merger. The Exclusivity Agreement further provided that nothing contained therein would prohibit the Cosmetic Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that made an unsolicited bona fide proposal in writing to acquire Cosmetic or substantially all of its assets on terms which, in an exercise of their fiduciary duty after the consideration of advice from Cosmetic's legal and financial advisors, a majority of Cosmetic's directors determined was likely to be more beneficial to Cosmetic's stockholders than the Merger. This proviso, however, would not permit Cosmetic to terminate the Exclusivity Agreement or to enter into an agreement with respect to (i) an alternate transaction prior to the expiration of the Exclusivity Period or (ii) affect any other obligation under the Exclusivity Agreement. In addition, the Principal Stockholders agreed that during the Exclusivity Period they would not sell, pledge, agree to sell or pledge or otherwise dispose of any of their Cosmetic common stock to any third person, would vote against any alternate transaction and, if available, would exercise appraisal rights with respect to any alternate transaction.

     The Exclusivity Agreement also provided that, during the Exclusivity Period, Revlon and its representatives and agents would not solicit, engage in negotiations, provide information to or otherwise cooperate with any person or entity that expressed an interest in acquiring all or a substantial part of any class of the securities, business or assets of the PFC nor would Revlon grant any proxy, option or other similar right to any third person or entity in connection with a transaction inconsistent with the Merger.

     The Exclusivity Agreement provided that, if Cosmetic or the Principal Stockholders breached the Exclusivity Agreement or took certain other actions inconsistent with the Merger during the Exclusivity Period and, in certain circumstances, during the 120-day period immediately following the Exclusivity Period, Cosmetic or the Principal Stockholders, as the case may be, would pay Revlon an amount equal to its documented fees and expenses in connection with the due diligence, preparation and negotiation of documents and preparation of PFC financial statements related to the Merger, up to a maximum of $0.5 million. It also provided that, if Revlon or PFC breached the Exclusivity Agreement or took certain other actions inconsistent with the Merger during the Exclusivity Period and, in certain circumstances, during the 120-day period immediately following the Exclusivity Period, Revlon would pay Cosmetic an amount equal to its documented fees and expenses in connection with the due diligence, preparation and negotiation of documents and preparation of financial statements related to the Merger, up to a maximum of $0.5 million.

     In addition to the foregoing expense reimbursement provisions, the Exclusivity Agreement also provided that if Cosmetic consummated an alternate transaction at any time during the Exclusivity Period or during the 120-day period immediately following the Exclusivity Period, Cosmetic would pay to Revlon on the date of consummation of such alternate transaction a break-up fee of $1 million and the Principal Stockholders, jointly and severally, would pay to Revlon on the date of consummation of such alternate transaction a break-up fee equal to 25% of the difference between (a) the value of the consideration paid to them in such alternate transaction with respect to all of their shares minus (b) the product of (i) the number of shares held by the Principal Stockholders multiplied by (ii) $7.63.

     If Revlon or PFC consummated an alternate transaction at any time during the Exclusivity Period or during the 120-day period immediately following the Exclusivity Period, the Exclusivity Agreement provided that Revlon would pay to Cosmetic on the date of consummation of such alternate transaction a break-up fee of $1.25 million.

     Also, at the October 1, 1996 Cosmetic Board meeting, the Legg Mason representatives reviewed with the Cosmetic Board estimates of the potential projected "stockholder value creation" that could result from the transaction and the relative contribution made to such potential stockholder value creation by each of Cosmetic and PFC. Legg Mason's representatives noted that in developing their presentation, they relied upon historical and projected financial information independently provided to Legg Mason by the managements of PFC and Cosmetic. They also reviewed with the Cosmetic Board (i) a "line item" discussion of Cosmetic and PFC managements' estimated cost synergies expected to result from the combination of the two companies, including reductions in the costs for merchandising, information systems and various personnel savings; (ii) a summary of Cosmetic and PFC managements' estimates of "one-time" costs, including costs for integrating information systems, consolidating distribution operations, and specific transaction related expenses; (iii) the Combined Company valuation analysis, which included the valuation methodology, a comparison of current operating projections as compared to projections that had previously been presented to the Cosmetic Board on August 20, 1996, income statement information, balance sheet information and a preliminary valuation analysis; and (iv) a summary of Cosmetic and PFC managements' estimates of additional benefits not included in the analysis, including "payback" from installation of point of sale scanning systems, reduction of payroll expense at store level, other expense reductions, accelerated access to higher margin professional products, and reductions in freight costs. Legg Mason also presented a preliminary "stand alone" valuation analysis of Cosmetic, including its historical stock price and trading volume, income statement and balance sheet and a preliminary "stand alone" valuation analysis of PFC, including an income statement and balance sheet analysis, and comparable company trading multiples and transaction multiples for the drug store industry.

     At the October 1, 1996 Cosmetic Board meeting, Legg Mason presented and the Cosmetic Board considered an analysis prepared by the managements of Cosmetic and PFC of the operating synergies that could result from combining PFC and Cosmetic. The synergies were estimated to be approximately $3.5 million per annum and included the consolidation of overhead expenses and elimination of duplicative functions, including those of distribution ($1.9 million), information systems ($0.2 million), human resources ($0.1 million), finance ($0.7 million), management ($0.3 million) and merchandising ($0.3 million), all of which were expected as a result of the anticipated consolidation of certain warehouse, distribution and headquarters operations of Cosmetic and PFC in Maryland. The one-time costs necessary to achieve these synergies were estimated to be approximately $5.8 million (excluding legal and accounting costs for PFC and Cosmetic related to the Merger and severance for employees), including one-time costs to move PFC inventory from Holmdel, New Jersey to Maryland ($1.7 million) and to upgrade information and distribution systems ($4.1 million). Subsequent to the October 1, 1996 meeting, the one-time costs estimate was revised to approximately $4.2 million, reflecting a decrease of $2.7 million in the estimated cost of upgrading information and distribution systems, partially offset by an increase of $1.1 million in estimated severance. It was estimated that the Combined Company would incur approximately $1.7 million annual interest expense in connection with the Financing, approximately $0.3 million annual amortization of costs incurred to effect the Financing, and additional depreciation and amortization for increased capital expenditures by the Combined Company and intangibles resulting from purchase costs incurred in the Merger. The plan to operate the Cosmetic stores and PFC stores as separate divisions was taken into account in these estimates.

     Mr. Weinstein discussed with the Cosmetic Board the above-referenced previous contacts, discussions and negotiations in which he and the other Cosmetic representatives and advisors had participated over the past two years in respect of proposed business combinations involving Cosmetic or acquisitions of Cosmetic's securities. Mr. Weinstein stated that none of these discussions led to the execution of a letter of intent or definitive agreement and that he knew of no current prospects for a proposal from a party other than Revlon. Legg Mason's representative advised the Cosmetic Board that, while prior contacts, discussions and negotiations by Cosmetic indicated that there was a limited audience for other potential business combinations with Cosmetic, if the Letter of Intent were executed and a definitive merger agreement was not reached, Cosmetic could consummate an alternative transaction after the 180th day of the execution date of the Letter of Intent, without paying a termination fee to Revlon. Additionally, the Exclusivity Agreement would permit the Cosmetic Board to provide information to and engage in negotiations with any entity making an unsolicited proposal which they determined was likely to be more beneficial to Cosmetic stockholders.

     Based upon the terms of the transaction proposed in the Letter of Intent, the absence of other current prospects for a proposal from any other party and the provisions of the Exclusivity Agreement permitting the Cosmetic Board to provide information to and engage in negotiations with any entity making an unsolicited proposal that the Cosmetic Board determined was likely to be more beneficial to Cosmetic stockholders, the Cosmetic Board determined that it was in the best interests of Cosmetic's stockholders for Cosmetic to enter into the Letter of Intent and Exclusivity Agreement and, accordingly, authorized Cosmetic's execution and delivery of the Letter of Intent and Exclusivity Agreement. After discussion, the Cosmetic Board on October 1, 1996 appointed two non-employee directors, Ronald M. Hirschel and Donald R. Rogers, to serve as an independent committee of disinterested directors to monitor the negotiations of the merger agreement and related documents and to keep the Cosmetic Board advised of the progress of such negotiations and of any unsolicited offers received from third parties to acquire all or a substantial portion of Cosmetic's business or equity before responding in any way to such offers.

     After the Cosmetic Board meeting on October 1, 1996, Cosmetic, the Principal Stockholders, Revlon and PFC executed the Letter of Intent and the Exclusivity Agreement, and Revlon and Cosmetic issued a press release announcing the execution of such documents.

     On October 7, 1996, Cosmetic representatives, including Legg Mason representatives, and Revlon and PFC representatives met to continue due diligence discussions, including discussions of Cosmetic's and PFC's financial performance, accounting issues and operational issues. On October 10, 1996, Cosmetic representatives, including Legg Mason representatives, and Revlon and PFC representatives held further discussions by telephone with respect to Cosmetic's and PFC's financial performance, accounting issues and operational issues. On October 29 and October 30, 1996, Legg Mason representatives and PFC representatives held discussions by telephone with respect to Cosmetic's and PFC's financial performance, accounting issues and operational issues. During this period, Cosmetic representatives, including Messrs. Hirschel and Rogers, Cosmetic's legal counsel and Legg Mason representatives, and Revlon and PFC representatives, including their legal counsel, began the preparation of the definitive agreement and plan of merger, the stockholders agreement and other ancillary documents. Messrs. Hirschel and Rogers reviewed drafts of the proposed merger agreement and certain ancillary agreements and participated in numerous telephone conferences with Cosmetic's legal counsel and Revlon's legal counsel on various terms and conditions of these agreements. In addition, Mr. Hirschel reviewed and discussed the real estate leases proposed to be entered into with Revlon for the Revlon stores. On November 8, 1996, Cosmetic representatives, including Cosmetic's legal advisors and Legg Mason representatives, and Revlon and PFC representatives, including PFC's and Revlon's legal advisors, met to discuss, among other things, the terms of the definitive agreement and plan of merger, the stockholders agreement and other ancillary documents.


     On November 15, 1996, a special meeting of the Cosmetic Board was held to consider and act on the proposed merger agreement by and among Cosmetic, Revlon and PFC pursuant to which PFC would merge into Cosmetic or a wholly owned subsidiary thereof. At the Cosmetic Board meeting, Legg Mason representatives made a presentation to the Cosmetic Board regarding Legg Mason's opinion that, from a financial point of view, the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by Cosmetic's stockholders for their Cosmetic Class A and Class B common stock pursuant to the Merger Agreement was fair. See "Opinion of Financial Advisor."


     The Cosmetic Board noted at its November 15, 1996 meeting that at no time since the initial public announcement of the proposed merger on October 1, 1996 had any person contacted Cosmetic, any Cosmetic Board member or any Principal Stockholder about any proposal or offer to acquire Cosmetic or any alternative transaction in respect of the Merger. The Cosmetic Board also noted that Messrs. Hirschel and Rogers had substantially participated in negotiating the definitive merger agreement, but that they had not formally met as a committee in view of
(i) such negotiations being conducted in a manner consistent with the detailed Letter of Intent and Exclusivity Agreement and (ii) no alternate transactions having been proposed since the initial public announcement of the proposed merger. In consideration of their significant involvement in the process of negotiating the Merger Agreement, the Cosmetic Board asked Messrs. Hirschel and Rogers to make a proposal to the Cosmetic Board regarding their compensation for serving as the committee members during the Merger Agreement negotiations and the resulting extraordinary amount of time they were devoting to such deliberations. The Cosmetic Board subsequently determined to pay them $10,000 each for their services on the committee.


     The Cosmetic Board believes that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Cosmetic's stockholders. The Cosmetic Board's belief is based upon its determination that the amount of Cosmetic Class C common stock and cash (if the Cash Election is made) to be received by Cosmetic stockholders pursuant to the Merger is fair to the Cosmetic stockholders. The Cosmetic Board did not directly determine that the amount of Cosmetic Class C common stock to be issued to Revlon is fair to the Cosmetic stockholders or to Cosmetic, but the Cosmetic Board believes, based upon its determination that the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the Cosmetic stockholders in connection with the Merger is fair to the Cosmetic stockholders, that the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger is also fair to the Cosmetic stockholders and Cosmetic. Based upon these determinations, the Cosmetic Board unanimously (i) approved Cosmetic's execution and delivery of the Merger Agreement, the Principal Stockholders' execution and delivery of the Stockholders Agreement and the agreements referred to therein or contemplated thereby, (ii) approved the transactions contemplated thereby for purposes of
Section 203 of the General Corporation Law of Delaware, and (iii) resolved to recommend that the holders of the Cosmetic Class B common stock adopt the Merger Agreement and the transactions contemplated therein, including the Merger.


     On November 27, 1996, as authorized by the Cosmetic Board, Cosmetic executed and delivered the Merger Agreement and the Principal Stockholders executed and delivered the Stockholders Agreement. Thereafter, on November 27, 1996, Cosmetic and Revlon issued a press release announcing the execution and delivery of such agreements.

REASONS FOR THE MERGER; RECOMMENDATION OF THE COSMETIC BOARD

     The Cosmetic Board believes that the Merger is fair to and in the best interests of Cosmetic's stockholders and unanimously recommends to its stockholders that they vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Cosmetic Board believes that Cosmetic stockholders will benefit from the Merger.

     As part of its review, the Cosmetic Board considered (i) information concerning the financial performance, condition, business operations and prospects of each of Cosmetic and PFC, including the fact that PFC has had net losses since 1992, (ii) the proposed terms and structure of the Merger, (iii) the terms of the Merger Agreement, including the parties' mutual representations, warranties and covenants and the conditions to their respective obligations, (iv) financial and other data with respect to other public companies in the cosmetic products retail industry, (v) the Legg Mason Opinion (as defined herein), (vi) the dilutive effect of the issuance of Cosmetic Class C common stock in the Merger, and (vii) the business advantages expected to result from the combination of Cosmetic and PFC. In considering the Legg Mason Opinion, the Cosmetic Board took into account the fees payable to Legg Mason and the contingent nature of those fees. See "Opinion of Financial Advisor."

     The Cosmetic Board believes that the Merger is fair to and in the best interests of Cosmetic's stockholders for the following reasons:


     The Cosmetic Board believes that the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the Cosmetic stockholders in connection with the Merger is fair to the Cosmetic stockholders. The Cosmetic Board did not directly determine that the amount of Cosmetic Class C common stock to be received by Revlon is fair to the Cosmetic stockholders or to Cosmetic, but the Cosmetic Board believes, based upon its determination that the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the Cosmetic stockholders in connection with the Merger is fair to the Cosmetic stockholders, that the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger is also fair to the Cosmetic stockholders and Cosmetic.



     In deciding to approve the Merger, the Cosmetic Board considered the Legg Mason Opinion as to the fairness from a financial point of view of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of the Cosmetic Class A and Class B common stock in connection with the Merger, including the financial analysis supporting the Legg Mason Opinion. In considering the Legg Mason Opinion, the Cosmetic Board noted that Legg Mason was not requested to and did not address the fairness to the holders of the Cosmetic Class A and Class B common stock or to Cosmetic of the amount of Cosmetic Class C common stock to be received by Revlon in connection with the Merger, but for the reasons stated above did not believe it was necessary for the Legg Mason Opinion to separately address the fairness to the holders of the Cosmetic Class A and Class B common stock and Cosmetic of the amount of Cosmetic Class C common stock to be received by Revlon. The Cosmetic Board also noted that certain valuation techniques yielded values for Cosmetic common stock of greater than $7.63 per share. The Cosmetic Board believed, however, that such values, which were calculated based upon multiples for comparable companies, were not reliable because of Cosmetic's recently depressed financial and operating performance as compared to the comparable companies. See "Opinion of Financial Advisor."


     The Cosmetic Board believes that the Combined Company can achieve reductions in operating expenses as the overhead expenses of Cosmetic and PFC are consolidated, duplicative functions are eliminated and other savings are realized. Although the amount of reduction in operating expenses cannot be quantified with certainty and there can be no assurances that such reductions will be realized, Cosmetic believes that the Combined Company's cost of sales and selling, general and administrative expenses for the year ended December 31, 1996 would have been decreased by approximately $4.0 million had the Merger been consummated on January 1, 1996. The Combined Company plans to consolidate certain warehouse, distribution and headquarters operations of Cosmetic and PFC in Maryland, which consolidation is expected to allow the Combined Company to achieve reduction of annual operating expenses related to distribution, information systems, human resources, financing, management, merchandising and other items. Cosmetic believes that the Combined Company will incur certain one-time costs aggregating approximately $4.2 million to achieve these annual cost reductions, which will result in higher interest expense and partially offset these benefits. See "Forward-Looking Statements," "Pro Forma Financial Information," "Risk Factors -- Historical Net Losses," " -- Uncertainties Regarding Integration of Cosmetic and PFC" and "The Merger -- Background of the Merger" (at page 28).

     The Cosmetic Board also believes that the Cash Election should provide Cosmetic stockholders liquidity at a premium to the market value of the Cosmetic Class A and Class B common stock prior to the announcement of the signing of the Letter of Intent. On September 30, 1996, the last full trading day prior to the public announcement of the signing of the Letter of Intent, the Cosmetic Class A common stock closed at $6.50 per share and the Cosmetic Class B common stock closed at $7.25 per share. On March 7, 1997, the Cosmetic Class A common stock closed at $5.75 per share and the Cosmetic Class B common stock closed at $5.63 per share.


     The Cosmetic Board considered that the Exclusivity Agreement provided and the Merger Agreement provides that Cosmetic may not during a specified period of time solicit any alternate transaction. The Exclusivity Agreement provided and the Merger Agreement provides, however, that Cosmetic may furnish information to and enter into discussions or negotiations with, any party that makes an unsolicited bona fide written proposal to acquire Cosmetic or substantially all of its assets on terms which, in an exercise of the Cosmetic Board's fiduciary duty after the consideration of advice from Cosmetic's legal and financial advisors, a majority of Cosmetic's directors determines is likely to be more beneficial to Cosmetic's stockholders than the Merger. This provision, however, does not permit Cosmetic to (i) terminate the Merger Agreement, (ii) enter into an agreement with respect to an alternate transaction prior to the termination of the Merger Agreement or (iii) affect any other obligation under the Merger Agreement. The Cosmetic Board noted that the Merger Agreement provides for the payment of up to $1 million of Revlon's expenses if the Merger Agreement is terminated under certain circumstances and the payment to Revlon of a termination fee of $1 million if Cosmetic enters into an alternate transaction with another party within a specified period of time and was aware that Revlon would not have agreed to enter into the Merger Agreement without those provisions. The Cosmetic Board concluded that, while the existence of the expense and termination fee provisions might reduce the likelihood that a third party would propose an alternate transaction, the increased cost to a third party would not be material and the benefits of the Merger to Cosmetic outweighed the risks.


     In considering the Merger, the Cosmetic Board acknowledged that there are certain risks associated with the Merger, including (i) the possibility that the potential benefits set forth above may not be realized as a result of unforeseen difficulties, delays and unanticipated costs associated with integrating the warehouse, distribution and headquarters operations of PFC and Cosmetic in Maryland, obtaining additional space in Maryland for such operations, moving inventory from Holmdel, New Jersey to Maryland, integrating PFC information systems with those of Cosmetic, retaining current management and personnel and obtaining additional personnel at competitive rates to perform the distribution, administrative and finance operations of the Combined Company, (ii) the possibility that any elimination of facilities, functions or overhead expenses as a result of the integration of PFC and Cosmetic might result in a decrease in revenue and profits, (iii) the lack of profitability of PFC, (iv) the dilutive effect of the issuance of the Cosmetic Class C common stock in the Merger, (v) the possible reduced liquidity and increased price fluctuations of Cosmetic's common stock and (vi) the possibility that the Merger might not be consummated, whether due to the failure to obtain financing or otherwise, resulting in a potential adverse effect on the market price of the Cosmetic Class A and Class B common stock. Notwithstanding the risks, the Cosmetic Board concluded that the positive factors described above outweighed the negative considerations. With respect to the risks associated with realizing the benefits of the Merger and with PFC's losses, the Cosmetic Board carefully evaluated the potential benefits associated with the Merger, including potential cost savings, the steps required to be taken to realize such benefits (including integrating the warehouse, distribution center and headquarters operations of PFC with those of Cosmetic, moving the inventory located in Holmdel, New Jersey to Maryland, integrating current information systems being used by PFC with those being used by Cosmetic, retaining current management and personnel and obtaining additional personnel at competitive rates to perform the distribution, administrative and finance operations of the Combined Company) and the likelihood of realizing such benefits, and concluded that the opportunity to realize the potential benefits and their potential value to Cosmetic's stockholders outweighed the risks associated with realizing such benefits. In addition, the Cosmetic Board considered the general nature of PFC's business, market and customers and the fact that PFC's stores operate in the outlet store environment and provide an outlet for major manufacturers to sell products without competing directly with the retailers that purchase products from these same manufacturers. The Cosmetic Board considered this manner of operation to be complementary to Cosmetic's business and did not consider it to be a limitation on PFC's business. With respect to the dilutive effect of the issuance of the Cosmetic Class C common stock in the Merger and the potential for reduced liquidity, the Cosmetic Board considered the possibility that Revlon might make a public offering of some or all of its Cosmetic common stock in the future. The Cosmetic Board also considered the potential for increasing the value of the Cosmetic common stock with and without the Merger. Based upon these considerations, the Cosmetic Board believes that the potential value of the Cosmetic common stock as a result of the Merger exceeds the potential value of the Cosmetic common stock without the Merger. Further, the Cosmetic Board considered the possibility that the Merger might not be consummated and concluded that the expressed interest of Revlon in completing the transaction and Revlon's ability to arrange the required financing made it likely (although not certain) that the Merger would be completed.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Cosmetic Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     THE COSMETIC BOARD UNANIMOUSLY RECOMMENDS THAT COSMETIC STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

FINANCING

     The sources and application of funds required by Cosmetic to consummate the Merger and provide working capital following the Merger are estimated as follows:


                SOURCES OF FUNDS                                  APPLICATION OF FUNDS
-------------------------------------------------   -------------------------------------------------
Financing                           $70.0 million(1) Cash Election                      $20.9 million
                                                    Refinancing                          12.5 million
                                                    Fees and expenses                     1.6 million
                                                    Future working capital               35.0 million(1)
                                    -------------                                       -------------
       Total                        $70.0 million(1)        Total                       $70.0 million(1)
                                    -------------                                       -------------
                                    -------------                                       -------------


---------------

(1) Based upon the proposed borrowing base formula described below, on a pro forma basis the maximum amount of funds available to the Combined Company as of December 31, 1996 would have been $53.6 million and the future working capital funds available to the Combined Company would have been $19.1 million.

     To finance the Cash Election, refinance existing indebtedness of Cosmetic, pay fees and expenses in connection with the Merger and the Financing and provide financing for future working capital requirements and general corporate purposes, including certain non-recurring costs incurred after the Merger relating to the transaction and the consolidation of operations, Cosmetic intends to enter into an agreement with BankAmerica Business Credit, Inc. ("BankAmerica") pursuant to which BankAmerica has proposed, subject to numerous conditions, including without limitation, completion of its due diligence on Cosmetic and PFC, its reasonable satisfaction with the terms of the Merger Agreement and credit approval of the Combined Company, to commit to lend up to $70 million to the Combined Company (the "Financing Proposal"). The Financing Proposal contemplates a two-year revolving credit facility of up to $70 million tied to a borrowing base equal to 65% of eligible inventory (valued at the lower of book or market value). The interest rate thereunder would be, at the Combined Company's option, the prime rate of interest PLUS .50% or LIBOR PLUS 2.25%. The Financing Proposal contemplates a facility fee of .25%, an unused line fee of
 .25% and a pre-payment penalty of 1.0% or .25% if the credit agreement were terminated by the Combined Company during the first year or second year, respectively.


     The Financing Proposal provides that the Financing would be secured by all of the accounts receivable and inventory of the Combined Company (and any proceeds thereof) and would contain certain restrictive covenants applicable to the Combined Company. It is expected that the covenants imposed on the Combined Company will not be materially more restrictive than those imposed upon Cosmetic under its current credit facility, except that, as set forth in the Financing Proposal, the Financing would have a covenant requiring the Combined Company to maintain minimum interest coverage and requiring Revlon to maintain at least 51% of the voting interest in the stock of the Combined Company, which covenants are not imposed upon Cosmetic under its current credit facility. The Financing Proposal provides that the Combined Company would be prohibited from making payments of principal (though not interest payments) other than from excess cash flow of the Combined Company (to be defined in a definitive credit agreement) under a promissory note issued by PFC to Revlon prior to the Merger (which note will be assumed by the Combined Company in connection with the Merger). In addition, the Financing Proposal contemplates that certain other limitations would be imposed on the Combined Company, including, among other things, limitations relating to (i) engaging in mergers, consolidations and sales of assets, with certain exceptions, (ii) making distributions or paying dividends or changing its capital structure, with certain exceptions, (iii) entering into any transaction that materially and adversely affects the collateral under the Financing or the Combined Company's ability to repay its obligations, (iv) issuing any guarantees, with certain exceptions, (v) incurring any debt in excess of specified amounts, with certain exceptions, (vi) prepaying any debt before maturity, with certain exceptions, (vii) entering into certain transactions with affiliates, with certain exceptions, (viii) engaging in other lines of business, (ix) incurring any liens on its assets, with certain exceptions, (x) entering into sale and leaseback transactions, with certain exceptions, (xi) creating or acquiring any new subsidiaries, (xii) making acquisitions or investments, with certain exceptions or (xiii) allowing any subsidiary to have any obligations to trade suppliers. In addition, the Financing is expected to contain certain financial covenants, including covenants requiring the Combined Company to maintain minimum adjusted tangible net worth and minimum interest coverage. See "Risk Factors -- Requirement for Financing to Consummate the Merger; Significant Borrowings; Future Financing." It is a condition to the consummation of the Merger that the Combined Company shall have available to it proceeds of the Financing of not less than $50 million on terms satisfactory to Cosmetic and Revlon.

OPERATIONS AFTER THE MERGER

     Following consummation of the Merger, the Combined Company will continue to operate the Cosmetic stores and will also operate the PFC stores. It is anticipated that the Cosmetic stores and the PFC stores will be operated as separate divisions. It is also currently anticipated that warehouse, distribution and headquarters operations of Cosmetic and PFC will be consolidated into a new facility in Maryland. In connection with the anticipated consolidation, the State of Maryland has indicated that it is willing to consider providing the Combined Company with incentives to be paid in 1997 and 1998 consisting of grants, loans and tax credits aggregating up to approximately $1.2 million. Any incentive package would be subject to a number of conditions, including, without limitation, approval by the Legislative Policy Committee of the State of Maryland and other appropriate authorities, and the Combined Company meeting specific job growth requirements. There can be no assurance that these conditions will be met and that the Combined Company will receive any such incentives. See "Business of Cosmetic" and "Business of PFC."

     At the Effective Time, the Combined Company's bylaws will be amended to provide that the Combined Company Board will consist of nine directors and the persons named in the Merger Agreement will become the directors of the Combined Company. Pursuant to the Stockholders Agreement, for three years after the consummation of the Merger, (i) the Principal Stockholders have agreed to vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than seven board seats, including two independent directors, and (ii) Revlon has agreed to vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Cosmetic Class C common stock after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats. The members of the Combined Company Board immediately after the Merger will be Ronald O. Perelman, chairman of the executive committee and a director of Revlon, Howard Gittis, a director of Revlon, Jerry W. Levin, chairman of the Board of Directors of Revlon and a director of PFC, Howard Diener, the president of PFC, William J. Fox, senior executive vice president, chief financial officer and a director of Revlon and vice president and a director of PFC, Wade H. Nichols, senior vice president and general counsel of Revlon and vice president and a director of PFC, and Mark S. Weinstein, chairman of the Cosmetic Board. It is also anticipated that David M. Dinkins, a professor at Columbia University and former Mayor of The City of New York, and Harvey Rosenthal, the former president of Melville Corporation (now known as CVS Corporation), will be the independent directors. Messrs. Levin, Weinstein and Diener will be appointed chairman of the Combined Company Board, vice chairman of the Combined Company Board and president and chief executive officer of the Combined Company, respectively. See "Election of Directors; Management of Cosmetic Following the Merger."

     Cosmetic's Certificate of Incorporation provides for the Cosmetic Board to be divided into three classes, with the members of each class serving staggered terms of three years. This provision, however, is proposed to be repealed by the Board Amendment. If the Board Amendment is adopted, after consummation of the Merger the Combined Company Board would not be classified and all of the directors would be elected annually.

AMENDMENTS TO COSMETIC'S CERTIFICATE OF INCORPORATION

     The Merger Agreement provides that, as part of the Merger, Cosmetic's Certificate of Incorporation will be amended to authorize the issuance of up to 40,000,000 shares of Cosmetic Class C common stock. A vote in favor of the Merger by Cosmetic Class B stockholders is also a vote to approve the Class C Amendment.

     Up to approximately 10.1 million shares of Cosmetic Class C common stock would be issued in connection with the Merger. The remaining 29.9 million shares would be available for issuance in connection with Cosmetic stock option plans, including the proposed Cosmetic 1997 Stock Option Plan, and also in connection with future public or private financings, acquisitions, employee stock benefit plans and other transactions. Other than the issuance in connection with the Merger and the stock option plans, there are no current plans or proposals for the issuance of Cosmetic Class C common stock.

     The Merger Agreement also requires Cosmetic to seek the approval of an amendment to its Certificate of Incorporation to repeal the classification of the Cosmetic Board, which would result in the annual election of all of the Combined Company's directors. Approval of the Board Amendment is not a condition to the Merger. The Cosmetic Board recommends a vote FOR the approval of the Board Amendment.

     The proposed forms of the Class C Amendment and of the Board Amendment are attached as Annex II to this Proxy Statement/Prospectus.

REGULATORY FILINGS AND APPROVALS

     The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. The required information with respect to the Merger was filed on behalf of Cosmetic on December 27, 1996 and on behalf of PFC on December 31, 1996 and the waiting period was terminated January 7, 1997.

ACCOUNTING TREATMENT

     Upon consummation of the Merger and assuming the Cash Election is made for all outstanding shares and options for shares with an exercise price of less than $7.63 per share, existing Cosmetic stockholders will hold securities with approximately 16% of the voting power of Cosmetic and Revlon will hold securities with approximately 84% of the voting power of the Combined Company. Accordingly, the Merger will be accounted for as a reverse acquisition under generally accepted accounting principles, pursuant to which PFC will be considered the acquiror. Because PFC will be deemed to be the acquiring company for accounting purposes, PFC's historical financial statements will be the Combined Company's continuing historical financial statements and Cosmetic's assets, liabilities and results of operations will be consolidated with PFC's historical financial statements subsequent to the consummation of the Merger. Fair value adjustments will be made to Cosmetic's assets and liabilities to the extent of Revlon's ownership interest in Cosmetic. The amount recorded by PFC as the cost of acquiring the net assets of Cosmetic will be the estimated aggregate fair value of Revlon's ownership of the outstanding Cosmetic common stock. This amount will also be recorded in the common stock and additional paid-in capital equity accounts of the Combined Company as if the Combined Company had issued such shares.

NO APPRAISAL RIGHTS

     Holders of Cosmetic Class A and Class B common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger because Cosmetic Class A and Class B common stock is listed on the Nasdaq National Market, Cosmetic Class C common stock will be listed on the Nasdaq National Market and no holder of Cosmetic Class A or Class B common stock will be required to accept any consideration in cancellation of such shares other than Cosmetic Class C common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Based upon the information set forth in this Proxy Statement/Prospectus and certain representations of the managements of Cosmetic and PFC, and assuming that the Merger is effected pursuant to and on the terms set forth in the Merger Agreement, Arent Fox Kintner Plotkin & Kahn, tax counsel to Cosmetic ("Tax Counsel"), is of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the material federal income tax consequences of the Merger to the holders of Cosmetic Class A and Class B common stock will be as set forth below. Although such opinion represents Tax Counsel's best judgment as to the matters set forth herein, such opinion does not bind the Internal Revenue Service ("IRS") or any court. The opinion does not deal with all of the tax considerations that may be relevant to particular Cosmetic stockholders, such as stockholders who are dealers in securities, foreign persons, tax-exempt entities or stockholders who received their stock in Cosmetic in connection with the Cosmetic stock option plan. Also, the opinion does not address any state, local or foreign tax considerations or any federal estate, gift, employment, excise or other non-income tax considerations. The opinion is based upon provisions of the Code, regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. No ruling from the IRS has been or will be sought with respect to the tax consequences of the Merger.

     ALL COSMETIC STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES APPLICABLE TO THEIR OWN PARTICULAR SITUATIONS.

     COSMETIC STOCKHOLDERS WHO RECEIVE ONLY COSMETIC CLASS C COMMON STOCK. A Cosmetic stockholder who receives only Cosmetic Class C common stock for his or her Cosmetic Class A or Class B common stock will not recognize any gain or loss for federal income tax purposes. Such a Cosmetic stockholder's tax basis for his or her Cosmetic Class C common stock will be equal to his or her tax basis in the Cosmetic Class A and/or Class B common stock owned by the Cosmetic stockholder immediately before the transaction. Assuming the Cosmetic Class A and/or Class B common stock exchanged by the Cosmetic stockholder was held as a capital asset, his or her holding period for the Cosmetic Class C common stock will include his or her holding period for the Cosmetic Class A and/or Class B common stock exchanged for the Cosmetic Class C common stock.

     COSMETIC STOCKHOLDERS WHO RECEIVE ONLY CASH. A Cosmetic stockholder who receives only cash for all of his or her Cosmetic Class A or Class B common stock and is not treated as owning any Cosmetic Class C common stock by the Code's attribution rules (see "Constructive Ownership of Stock," below) will recognize a gain or loss equal to the difference between (i) the amount of cash received and (ii) his or her tax basis for the Cosmetic Class A or Class B common stock surrendered. If the Cosmetic Class A or Class B common stock exchanged is a capital asset in the hands of such stockholder, the gain or loss will be a capital gain or loss. The federal income tax consequences to a Cosmetic stockholder who receives only cash for all of his or her Cosmetic common stock but is (under the Code's attribution rules) treated as owning Cosmetic Class C common stock immediately following the transaction will be governed by the rules which apply to persons who receive both cash and Cosmetic Class C common stock in the transaction.

     COSMETIC STOCKHOLDERS WHO RECEIVE BOTH CLASS C COMMON STOCK AND CASH. A Cosmetic stockholder will receive both cash and Cosmetic Class C common stock if either (i) the Cosmetic stockholder makes the Cash Election as to some but not all of his or her Cosmetic Class A or Class B common stock or (ii) the Cosmetic stockholder makes the Cash Election as to some or all of his or her Cosmetic Class A or Class B common stock and such Cash Election is pro rated as described under "The Merger." Further, as noted above, the federal income tax consequences to a Cosmetic stockholder who receives cash for all of his or her Cosmetic Class A or Class B common stock but is treated (under the Code's attribution rules) as owning Cosmetic Class C common stock after the transaction are determined under the rules applicable to stockholders receiving both cash and Cosmetic Class C common stock.

     A Cosmetic stockholder who receives both cash and Cosmetic Class C common stock in the Merger will not recognize any loss on the transaction for federal income tax purposes. However, a Cosmetic stockholder who receives both cash and Cosmetic Class C common stock in the transaction will be required to recognize a gain equal to the lesser of (i) his or her realized gain (the value of cash and Cosmetic Class C common stock received over his or her tax basis for the shares surrendered) or (ii) the amount of cash received. Gain may be subject to tax as ordinary income or capital gain depending upon an individual stockholder's facts and circumstances.

     A Cosmetic stockholder who receives Cosmetic Class C common stock and cash will have a basis in his Cosmetic Class C common stock equal to the excess of
(A) the sum of (i) his or her basis in his or her Cosmetic Class A and Class B common stock and (ii) the amount of gain, if any, recognized by the Cosmetic stockholder over (B) the amount of cash received by the Cosmetic stockholder. One effect of this basis rule is that any unrecognized loss will be reflected in a Cosmetic stockholder's basis in his or her Cosmetic Class C common stock and will increase the loss or reduce the gain on a subsequent sale of such shares. Assuming such stockholder held his or her Cosmetic Class A and/or Class B common stock as a capital asset, such stockholder's holding period for his or her Cosmetic Class C common stock will include the period he or she held the Cosmetic Class A and Class B common stock.

     The determination as to whether a Cosmetic stockholder has a gain which must be recognized or a loss which cannot be recognized must be made on a share by share basis. Thus, a Cosmetic stockholder who makes the Cash Election as to two different shares of stock, one of which was purchased at a price greater than the Cash Election exchange price and the other of which was purchased for a price which was less than the Cash Election exchange price, will (assuming the Cash Election is oversubscribed so that the stockholder receives both Cosmetic Class C common stock and cash) have a gain which must be recognized with respect to the one share of stock and a loss which cannot be currently recognized with respect to the other share of stock.

     In the case of an individual taxpayer, ordinary income is subject to tax at progressive rates, which can be as high as 39.6%, and capital gain income is subject to tax at the lower of (i) the taxpayer's ordinary tax rate or (ii) 28%. In general, corporate taxpayers are subject to the same tax rates on ordinary income and capital gain; however, a corporate taxpayer is normally entitled to exclude a portion of any dividend income from its taxable income. As described below, the determination as to whether a Cosmetic stockholder who (i) receives both cash and stock and (ii) recognizes a gain will have dividend income or capital gain income is dependent on the Cosmetic stockholder's individual facts and circumstances, including the particular stockholder's relative holdings of Cosmetic Class A (non-voting) and Class B (voting) common stock. Accordingly, except as set forth below, Tax Counsel has not opined as to whether a gain recognized by a particular stockholder who receives both cash and stock will constitute a capital gain or dividend income. Each Cosmetic stockholder who is considering making the Cash Election, expects to recognize a gain as the result of such election and whose Cosmetic stockholdings do not fit within the percentage described below should consult his or her personal tax advisor as to whether such a gain will constitute a capital gain or dividend income in the stockholder's particular situation.

     Whether gain recognized by a Cosmetic stockholder who receives both cash and Cosmetic Class C common stock in the transaction is treated (i) as dividend income (i.e., ordinary income) to the extent of the recipient's pro rata share of Cosmetic's earnings and profits (as determined for federal income tax purposes) or (ii) solely as capital gain is determined under the principles of
Section 302 of the Code. Under these principles, a Cosmetic stockholder who recognizes gain as a result of receiving (or being treated by attribution as receiving) a distribution of both cash and Cosmetic Class C common stock in the transaction will not be entitled to capital gain treatment unless his or her distribution either (i) results in a substantially disproportionate reduction of the Cosmetic stockholder's interest in Cosmetic or (ii) is not essentially equivalent to a dividend.

     Insofar as relevant, a substantially disproportionate reduction in a stockholder's interest requires that (i) a stockholder's voting power be reduced to less than 80% of what it was prior to the distribution, (e.g., from 20% to less than 16%) and (ii) a stockholder's percentage ownership of common stock be reduced to less than 80% of what it was prior to the distribution.

     A distribution is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's ownership interest. For these purposes, a stockholder's ownership interest includes rights to share in (i) the corporation's voting power, (ii) the corporation's earning power (through future dividends) and (iii) the corporation's assets upon liquidation. Whether disproportionate reduction in one or more of such interests is a meaningful reduction is generally a factual question based on the stockholder's particular circumstances. However, based on court decisions and IRS rulings, a stockholder with significant voting power can never have a meaningful reduction in ownership interest unless there is a significant reduction in his or her voting power (e.g., from over 50% to less than 50%, or a loss of the ability to join with one other stockholder to control the corporation).

     Further, the IRS has held in a published ruling that, under the particular facts of that ruling, a very small reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned an insignificant percentage of the corporation's stock (which was voting stock) before and after a redemption and did not exercise any control over corporate affairs and where the payments were not pro rata with respect to all outstanding shares. There are no judicial or published administrative authorities addressing the issue of whether a reduction in a minor stockholder's ownership interest in dividends and assets can constitute a meaningful reduction if it also involves an increase in the minor stockholder's voting power. Inasmuch as many of the IRS rulings in this area give significant weight to voting power, it is likely that the IRS would take the position that such a reduction is not meaningful.

     As the foregoing discussion indicates, the determination as to whether a cash distribution results in a capital gain or ordinary income requires a comparison of the recipient's stock ownership after the event with his or her ownership before the event. There is no judicial or published administrative authority specifically addressing the issue. Based on published rulings in analogous areas (e.g., transactions including a purchase of some of a corporation's stock and the redemption of its stock as part of an integrated plan), the comparison most likely should be between a Cosmetic stockholder's initial ownership of Cosmetic Class A and Class B common stock and his or her ownership of Cosmetic Class C common stock following the consummation of all of the contemplated transactions (i.e., the Merger, the reclassification of Cosmetic Class A and Class B common stock as Cosmetic Class C common stock and the Cash Election). That is, the appropriate comparison would be between a Cosmetic stockholder's ownership of Cosmetic Class C common stock after the consummation of all the contemplated transactions with his or her ownership of Cosmetic Class A and Class B common stock immediately before the contemplated transactions.

     Under this approach, each Cosmetic stockholder's ending percentage interest in earning power and assets would be less than 80% of his or her percentage interest in such items before the contemplated transactions, but whether such a Cosmetic stockholder had a reduction in voting power would depend on the portion of his or her pre-transaction Cosmetic common stock which was voting (Class B) common stock and the portion of his or her Cosmetic common stock converted to cash. Because the portion of a Cosmetic stockholder's shares of Cosmetic common stock which will be converted to cash depends on the extent to which Cash Elections are made with respect to more than 2,829,065 shares as well as on the number of shares as to which such Cosmetic stockholder makes the Cash Election, the percentage of voting power a Cosmetic stockholder will own after the transaction cannot be predicted. However, Tax Counsel is of the opinion that if at least 7.5% of a

Cosmetic stockholder's shares were shares of Cosmetic Class B common stock and the Cosmetic stockholder made the Cash Election as to all of his or her Cosmetic Class A and Class B common stock, the percentage of Cosmetic's voting power represented by his or her shares of Cosmetic Class C common stock would be less than 80% of the percentage of the voting power represented by his or her Cosmetic Class B common stock prior to the contemplated transactions, even if all Cosmetic stockholders make Cash Elections as to all of their shares of Cosmetic common stock, and therefore such a Cosmetic stockholder should be deemed to have had a meaningful or substantially disproportionate reduction in interest. (Such a Cosmetic stockholder would have some reduction in percentage voting power if at least 6.0% of his or her Cosmetic Class A and Class B common stock had been shares of Cosmetic Class B common stock.)

     As stated above, there is no published authority specifically addressing how Section 302 principles should be applied to transactions identical to the Merger. Accordingly, there can be no certainty as to the "correct" comparison, and the IRS might assert that a different comparison should be used to determine whether a Cosmetic stockholder has had a meaningful or substantially disproportionate reduction in interest such as comparing his or her beginning or ending ownership position with some hypothetical intermediate position (e.g., after the Merger but before the reclassification of Cosmetic Class A and Class B common stock).

     CONSTRUCTIVE OWNERSHIP OF STOCK. Under Section 318 of the Code, a taxpayer, with certain exceptions, is deemed to constructively own stock actually owned by, and in certain circumstances constructively owned by, certain family members, corporations in which the stockholder has a major interest, partnerships, trusts and estates in which the stockholder has an interest, or which the taxpayer may acquire by exercise of an option or by conversion of a security. In addition, a taxpayer which is a partnership, trust or estate is deemed to constructively own shares owned by persons having an interest in the taxpayer, and a taxpayer which is a corporation is deemed to constructively own shares owned by major stockholders of the corporation.

     An individual Cosmetic stockholder who receives solely cash for his or her Cosmetic common stock but is treated as constructively owning stock owned by members of his or her family, may be able to avoid being treated as the constructive owner of such stock by filing an election under Section 302(c)(2)(A) of the Code. Similarly, a partnership, estate, trust or corporation which receives solely cash for its shares of Cosmetic common stock but is treated as constructively owning stock constructively owned by its owners or beneficiaries may be able to eliminate such attribution by filing an election under Section 302(c)(2)(A). Whether a particular Cosmetic stockholder would be deemed to be a constructive owner of Cosmetic stock and, if so, whether such Cosmetic stockholder would be entitled to make an election under Section 302(c)(2)(A) depends upon the specific circumstances of the stockholder, and accordingly, Tax Counsel has not opined as to constructive ownership of Cosmetic stock by any particular stockholder or the availability of an election under
Section 302(c)(2)(A) to any such stockholder. A Cosmetic stockholder who is considering such an election should discuss the matter with his, her or its tax advisor to determine whether the election is available to such stockholder and to assure that the filing and notice requirements associated with such an election are satisfied.

     CASH RECEIVED FOR OPTIONS. A holder of options on Cosmetic Class A or Class B common stock who receives an equivalent option to purchase Cosmetic Class C common stock will not recognize any income as a result of such exchange. A holder of options on Cosmetic Class A or Class B common stock who makes a Cash Election with respect to some or all of his or her options will recognize ordinary income equal to the cash he or she receives as a result of such election.

CERTAIN FORWARD-LOOKING FINANCIAL INFORMATION


     During the course of negotiations between representatives of Cosmetic and PFC prior to the execution of the Merger Agreement, Cosmetic and PFC provided Legg Mason and each other with certain financial and other information with respect to Cosmetic, PFC and the Combined Company, including certain financial information with respect to the future financial performance of PFC and the Combined Company for fiscal 1997 and 1998, and of Cosmetic for fiscal 1997 and 1998, calendar years 1999 and 2000 and fiscal year 2001, based on certain assumptions. A summary of such information and assumptions is presented below, all of which constitutes forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.


     Cosmetic and PFC do not, as a matter of course, make public data as to the future performance of their businesses. Neither Cosmetic nor PFC assumes responsibility for the accuracy of the data presented below. The independent certified public accountants of Cosmetic and PFC have not examined, compiled or otherwise applied procedures to the forward-looking financial information presented below and, accordingly, do not express an opinion or any other form of assurance on it. The information with respect to such forward-looking data presented herein is based on a number of assumptions about future events and is subject to significant economic and competitive uncertainties and contingencies, none of which can be predicted with any certainty and most of which are beyond Cosmetic's, PFC's and the Combined Company's control. There can be no assurance that the results reflected by the forward-looking data will be realized, and actual results might differ materially from those shown. The following forward-looking data were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are being set forth herein solely because such information was provided to and discussed with the Cosmetic Board and Legg Mason. See "Forward-Looking Statements" for a description of the factors that could affect the future results of the Combined Company and could cause results to differ materially from those expressed in the forward-looking data discussed below.

     The financial data of PFC for the year ending December 31, 1997 that were presented to the Cosmetic Board at the meeting on August 20, 1996 (the "August 20 PFC Data for 1997") included a provision for income taxes of $1.8 million and net income of $2.5 million but did not include net sales. The financial data of PFC for the year ending December 31, 1997 that were presented to the Cosmetic Board at the meeting on October 1, 1996 (the "October 1 PFC Data for 1997") included net sales of $87.0 million, a provision for income taxes of $0.8 million and net income of $1.2 million. The financial data of PFC for the year ending December 31, 1997 that were presented to the Cosmetic Board at the meeting on November 15, 1996 (the "November 15 PFC Data for 1997") included net sales of $86.0 million, no provision for income taxes and net income of $2.7 million. The financial data of PFC for the year ending December 31, 1998 that were presented to the Cosmetic Board at the meeting on November 15, 1996 (the "November 15 PFC Data for 1998") included net sales of $94.0 million, no provision for income taxes and net income of $4.3 million. PFC financial data for the year ending December 31, 1998 was not presented at the August 20 or October 1, 1996 meetings.

     The August 20 PFC Data for 1997, the October 1 PFC Data for 1997 and the November 15 PFC Data for 1997 were based upon certain material assumptions, which included the opening of 13 new stores and the closing of five stores, a 2.7% increase in comparable store sales and a reduction in selling, general and administrative expenses resulting from decreased payroll expense of approximately 2.1% of net sales, partially offset by an increase in the cost of purchases by approximately 0.4% of net sales. The November 15 PFC Data for 1998 were based upon certain other assumptions, including the opening of 12 new stores and no store closings, a 4.7% increase in comparable store sales and a further reduction in selling, general and administrative expenses by approximately 1.0% of net sales. The August 20 PFC Data for 1997 and the October 1 PFC Data for 1997 assumed income taxes of approximately 40% of PFC's pretax income based on Cosmetic's historical effective tax rate.

     PFC management revised the net income included in the August 20 PFC Data for 1997 from $2.5 million to $1.2 million, which was included in the October 1 PFC Data for 1997, and finally to $2.7 million, which was included in the November 15 PFC Data for 1997. The decrease in net income from the August 20 PFC Data for 1997 to the October 1 PFC Data for 1997 was largely attributable to updated 1996 operating results, which were used as the basis to model the 1997 data. The increase in net income from the October 1 PFC Data for 1997 to the November 15 PFC Data for 1997 was primarily due to approximately $0.6 million of anticipated reductions in selling, general and administrative expenses as a result of expected decreases in payroll expense and the elimination of the income tax provision, which it was assumed would not be required as a result of the availability of tax net operating loss carryforwards.


     The financial data of Cosmetic for the year ending September 26, 1997 that were presented to the Cosmetic Board at the meeting on August 20, 1996 ( the "August 20 Cosmetic Data for 1997") included net sales of $136.6 million and net income of $0.6 million. The financial data of Cosmetic for the year ending September 26, 1997 that were presented to the Cosmetic Board at the meeting on October 1, 1996 (the "October 1 Cosmetic Data for 1997") included net sales of $137.1 million and net income of $0.5 million. The financial data of Cosmetic for the twelve months ending December 31, 1997 that were presented to the Cosmetic Board at the meeting on November 15, 1996 (the "November 15 Cosmetic Data for 1997") included net sales of $140.6 million and net income of $0.8 million. The financial data of Cosmetic for the twelve months ending December 31, 1998 that were presented to the Cosmetic Board at the meeting on August 20, 1996 (the "August 20 Cosmetic Data for 1998") included net sales of $147.5 million and net income of $1.2 million. The financial data of Cosmetic for the twelve months ending December 31, 1998 that were presented to the Cosmetic Board at the meeting on November 15, 1996 (the "November 15 Cosmetic Data for 1998") included net sales of $153.3 million and net income of $1.6 million. Financial data of Cosmetic for the twelve months ending December 31, 1998 was not presented at the October 1, 1996 meeting. The financial data of Cosmetic for the twelve months ending December 31, 1999 that were presented to the Cosmetic Board at the meeting on November 15, 1996 included net sales of $168.9 million and net income of $2.1 million. The financial data of Cosmetic for the twelve months ending December 31, 2000 that were presented to the Cosmetic Board at the meeting on November 15, 1996 included net sales of $184.5 million and net income of $2.4 million. The financial data of

Cosmetic for the fiscal year ending September 29, 2001 that were presented to the Cosmetic Board at the meeting on November 15, 1996 included net sales of $195.4 million and net income of $2.6 million.



     The August 20 Cosmetic Data for 1997 and the October 1 Cosmetic Data for 1997 were based upon certain material assumptions, which included no new store openings or closings, a 5.0% increase in comparable store retail sales, and increases of 2.0% to 4.0% in certain variable operating expenses. All other Cosmetic data for 1998 through 2001 were based upon similar assumptions, including the opening of five new stores and no store closings, a 5.0% increase in comparable store sales, and increases of 2.0% to 4.0% in certain variable operating expenses, in each case, over the prior year. The November 15 Cosmetic Data for 1997 was based upon the last three fiscal quarters of the fiscal year ending September 26, 1997 and the first fiscal quarter of the fiscal year ending September 25, 1998. The November 15 Cosmetic Data for 1998 was based upon the last three fiscal quarters of September 25, 1998 and the first fiscal quarter of the fiscal year ending September 24, 1999. The data assumed income taxes of approximately 40.0% of Cosmetic's pretax income.


     Cosmetic management revised the net income included in the August 20 Cosmetic Data for 1997 from $0.6 million to $0.5 million, which was included in the October 1 Cosmetic Data for 1997, and finally to $0.8 million, which was included in the November 15 Cosmetic Data for 1997. The revision to net income between the August 20 Cosmetic Data for 1997 and the October 1 Cosmetic Data for 1997 was largely attributable to updated 1996 operating results, which were used as the basis to model the 1997 data. The revision to net income between the October 1 Cosmetic Data for 1997 and the November 15 Cosmetic Data for 1997 was attributable to using a calendar year 1997 basis in the November 15 Cosmetic Data for 1997 as opposed to using a fiscal year ending September 26, 1997 basis, as used in the October 1 Cosmetic Data for 1997. The data, which show an improvement from the October 1 Cosmetic Data for 1997 to the November 15 Cosmetic Data for 1997, were based upon anticipated increases in comparable store sales and new store sales volume in the quarter ending December 31, 1997.

     Cosmetic management revised the net income included in the August 20 Cosmetic Data for 1998 from $1.2 million to $1.6 million included in the November 15 Cosmetic Data for 1998. The revision to net income between the August 20 Cosmetic Data for 1998 and the November 15 Cosmetic Data for 1998 was attributable to using a calendar year 1998 basis in the November 15 Cosmetic Data for 1998 as opposed to using a fiscal year ending September 25, 1998 basis, as used in the August 20 Cosmetic Data for 1998.

     In the financial data of the Combined Company provided to Legg Mason by Cosmetic and PFC managements and presented to the Cosmetic Board at the October 1, 1996 and November 15, 1996 meetings, operating synergies for the year ending December 31, 1997 were estimated to be approximately $3.4 million for the full year and $3.9 million for the six months (which annualized would equal approximately $7.8 million), respectively. The increase in synergies from October to November was primarily due to the addition to the data presented at the November 15, 1996 meeting of $3.0 million in cost savings resulting from anticipated volume discounts from suppliers as a result of anticipated substantially increased purchases by the Combined Company. The synergies for 1998 of $7.8 million presented to the Cosmetic Board at the November 15, 1996 meeting were basically unchanged from the annualized 1997 synergies.

                          OPINION OF FINANCIAL ADVISOR


     Cosmetic's financial advisor, Legg Mason, at the November 15, 1996 Cosmetic Board meeting delivered its oral opinion to the Cosmetic Board, which opinion was subsequently confirmed in writing (the "Legg Mason Opinion") that, as of November 15, 1996, the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of Cosmetic Class A and Class B common stock in the Merger is fair from a financial point of view to such holders. There is no current intention to update the Legg Mason Opinion. The full text of the Legg Mason Opinion, which sets forth the assumptions made, matters considered, scope and limitations of the review undertaken and procedures followed by Legg Mason in rendering its opinion, is attached to this Proxy Statement/Prospectus as Annex III and Legg Mason has consented to its attachment hereto. Cosmetic stockholders are urged to read the opinion carefully and in its entirety. The Legg Mason Opinion is directed only to the fairness from a financial point of view to the Cosmetic stockholders of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by them in the Merger and does not constitute a recommendation to any Cosmetic stockholder as to how such stockholder should vote at the Meeting or whether or to what extent any stockholder should or should not make the Cash Election.

     In arriving at its opinion, Legg Mason (i) reviewed the Merger Agreement, the Stockholders Agreement and other related agreements; (ii) reviewed certain publicly available audited and unaudited financial statements of Cosmetic and certain other publicly available information of Cosmetic; (iii) reviewed certain internal information, primarily financial in nature, concerning Cosmetic and PFC, prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of Cosmetic with the senior management of Cosmetic; (v) discussed the past and current operations and financial condition and prospects of PFC with the senior management of PFC; (vi) reviewed forecast financial statements of Cosmetic prepared and furnished to Legg Mason by the senior management of Cosmetic; (vii) reviewed forecast financial statements of PFC prepared and furnished to Legg Mason by the senior management of PFC; (viii) reviewed pro forma financial statements of the Combined Company prepared jointly by the managements of Cosmetic and PFC; (ix) held meetings and discussions with certain officers and employees of Cosmetic and PFC, concerning the operations, financial condition and prospects of the Combined Company; (x) reviewed recent stock market data relating to Cosmetic;
(xi) reviewed certain publicly available financial and stock market data relating to selected public companies that Legg Mason considered relevant to its inquiry; (xii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason considered relevant to its inquiry; (xiii) considered the pro forma financial effects of the Merger on Cosmetic; and (xiv) conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate.


     In connection with its review, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by the managements of Cosmetic and PFC and all publicly available information, and did not independently verify such information. Legg Mason also relied upon the managements of Cosmetic and PFC, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to Legg Mason for Cosmetic, PFC and the Combined Company, respectively, and assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity, including, without limitation, the tax benefits, cost savings and operating synergies to be enjoyed by the Combined Company. In arriving at the Legg Mason Opinion, Legg Mason relied upon the financial data for 1996, 1997 and 1998 presented to the Cosmetic Board at the November 15, 1996 meeting, which data were the latest available projections for Cosmetic, PFC and the Combined Company provided to Legg Mason by the managements of Cosmetic and PFC as of the date of the Legg Mason Opinion. Legg Mason did not consider the projections previously provided, which were superseded by the latest available projections. Neither Cosmetic nor PFC customarily discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Merger. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


     Legg Mason was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of either Cosmetic or PFC and was not furnished with any such appraisal or evaluation. While Legg Mason did review and consider various information relating to PFC in connection with its opinion, Legg Mason was not requested to make, and did not make, a separate valuation of PFC or conduct a separate analysis of PFC comparable to that made of Cosmetic. Furthermore, Legg Mason did not consider the range of possible tax consequences facing individual Cosmetic stockholders, and the valuations per share derived by Legg Mason were prior to any tax impact on individual Cosmetic stockholders.

     The Legg Mason Opinion is necessarily based on stock prices and economic and other conditions and circumstances as existed or were in effect on, and the information made available to it as of, the date it delivered its oral opinion. Legg Mason expressed no opinion as to what the value of Cosmetic Class C common stock actually will be when issued to current holders of Cosmetic Class A and Class B common stock pursuant to the Merger Agreement or as to the price or trading range at which Cosmetic Class C common stock may trade following the Merger.

     In connection with rendering its opinion, Legg Mason performed a variety of financial analyses. While all of the material analyses performed are summarized below, the summary does not purport to be a complete description of the analyses performed and factors considered by Legg Mason in arriving at its opinion. Legg Mason believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Legg Mason was not authorized to solicit, and did not solicit, indications of interest from any third party with respect to an acquisition of Cosmetic, its assets, or any part thereof. In this regard, Legg Mason was advised by Cosmetic's senior management that since the first public announcement of the Merger, no person contacted Cosmetic's senior management, the Cosmetic Board or the

Principal Stockholders regarding any potential alternative transaction to the Merger. Legg Mason assumed that the Merger and related transactions described elsewhere in this Proxy Statement/Prospectus will be consummated according to the terms and conditions described in the forms of the agreements reviewed by Legg Mason, without any waiver of material terms or conditions by Cosmetic, PFC or Revlon, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger would not have an adverse effect on the Combined Company.

     The following is a summary of the principal financial and valuation analyses performed by Legg Mason in connection with the preparation of the Legg Mason Opinion. These analyses were presented to the Cosmetic Board at its meeting on November 15, 1996 and were based on stock price information through the close of the market on November 13, 1996.

THE OFFER


     Legg Mason considered the fairness of the amount of Cosmetic Class C common stock and cash pursuant to the Cash Election (if the Cash Election is made) to be received by the holders of Cosmetic Class A and Class B common stock in connection with the Merger using three scenarios: first, the fairness of the per share cash offer of $7.63 per share of Cosmetic Class A and Class B common stock (the "Cash Offer"); second, the fairness assuming an election to receive Cosmetic Class C common stock (the "Stock Offer"); and third, the fairness of the pro rata combination of Cosmetic Class C common stock and cash assuming all shareholders and all holders of options with an exercise price of less than $7.63 per share make the Cash Election (the "Pro Rata Offer"), according to which each stockholder would receive $4.79 in cash and 0.372 shares of Cosmetic Class C common stock for each share of Cosmetic Class A or Class B common stock. Legg Mason believes that these three scenarios effectively capture the full range of potential allocations of cash and stock contemplated by the Merger for any Cosmetic stockholder. Given the limited spread between the historical prices of Cosmetic Class A and Class B common stock, Legg Mason determined that no separate analysis for the Cosmetic Class A and Class B common stock was necessary.


COMPARABLE COMPANIES ANALYSIS

     Legg Mason compared the relevant historical, current and projected financial and operating results of both Cosmetic and the Combined Company with the operating results of selected publicly traded companies that in Legg Mason's judgment are and would be comparable to both Cosmetic and the Combined Company (collectively, the "Comparable Companies"). The Comparable Companies were chosen by Legg Mason based on general business, operating and financial characteristics representative of companies in the industry in which both Cosmetic and the Combined Company do and would operate. No company or business used in the Comparable Companies analysis is identical to Cosmetic, PFC or the Combined Company. Accordingly, an analysis of the results of the following is not entirely mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of either the Comparable Companies or the company to which they are being compared; therefore, the resulting multiples relied upon for this analysis are subject to interpretation. Legg Mason recognized that each of the Comparable Companies is and would be distinguishable from both Cosmetic and the Combined Company in certain respects. For the purposes of this analysis, the Comparable Companies selected by Legg Mason were the following companies that retail cosmetics and similar products:
Arbor Drugs, Inc., Drug Emporium, Inc., Genovese Drug Stores, Inc., Longs Drug Stores Corp., Perfumania, Inc., Revco D.S., Inc., Rite Aid Corp., and Walgreen Co.

     In performing its analysis, Legg Mason examined both the aggregate equity value of the outstanding common equity (defined as the number of outstanding shares times the current price per share as of November 13, 1996, hereafter the "Equity Value") and the Equity Value plus preferred equity (if any) at liquidation value, minority interests (if any) and total debt net of cash and cash equivalents (the "Enterprise Value") of the Comparable Companies. Using each Comparable Company's Enterprise Value, Legg Mason calculated multiples of, among other things, each Comparable Company's latest 12 month's ("LTM") revenue (the "Revenue Multiples"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") (the "EBITDA Multiples") and LTM earnings before interest and taxes ("EBIT") (the "EBIT Multiples") (collectively, the "Enterprise Value Multiples").

     Using each Comparable Company's Equity Value, and based on published security analysts' estimates, Legg Mason also calculated multiples of, among other things, each company's LTM earnings per share ("EPS") (the "LTM EPS Multiples"), projected 1997 EPS (the "Projected 1997 EPS Multiples"), projected 1998 EPS (the "Projected 1998 EPS Multiples") and most recent book value (the "Book Value Multiples") (collectively, the "Equity Value Multiples"). The multiples that Legg Mason applied to Cosmetic and the Combined Company are described in detail below.

     Legg Mason noted that because Cosmetic's recent performance had been significantly below average relative to the Comparable Companies, and both Cosmetic and the pro forma Combined Company would have recorded net losses for the LTM period, LTM multiples for both Cosmetic and the Combined Company were generally of minimal informative value, and because of the losses, LTM EPS results were not meaningful. Furthermore, because the Combined Company would not enjoy the benefit of a full year of synergies until 1998, Legg Mason concluded that the Projected 1998 EPS Multiples were most indicative of both the relative and absolute values of Cosmetic and the Combined Company.

     Using the foregoing information, Legg Mason derived a range of estimated values per share based upon implied Enterprise Values and Equity Values derived by applying the aforementioned mean and median Enterprise Value Multiples and Equity Value Multiples of the Comparable Companies to the appropriate financial statistics of Cosmetic and the Combined Company. In cases where Legg Mason's analysis indicated that the multiple for a particular Comparable Company was not meaningful (e.g. because of recently depressed financial and operating performance), Legg Mason excluded that multiple and relied upon the mean and median multiples of the other Comparable Companies. Legg Mason has advised that such exclusions did not affect the reliability of its analysis.

     COSMETIC STAND-ALONE. In using the Comparable Companies analysis to value Cosmetic on a stand-alone basis, Legg Mason analyzed financial information which included, among other things: (i) operating performance; (ii) growth rates;
(iii) capitalization ratios; (iv) ratios of common stock share prices to 1997 and 1998 estimated earnings per share and book value per share; and (v) ratios of Enterprise Value to LTM revenues, EBITDA and EBIT.

     Legg Mason noted that the mean and median multiples of Equity Value to 1997 and 1998 estimated earnings were 16.9x and 17.1x, and 14.7x and 14.9x, respectively. Applying the mean multiples to Cosmetic's 1997 and 1998 estimated earnings yielded implied per share values of Cosmetic common stock of $3.08 and $5.10, respectively. Applying the median multiples to Cosmetic's 1997 and 1998 estimated earnings yielded implied per share values of Cosmetic common stock of $3.13 and $5.17, respectively. Legg Mason noted that the mean and median multiples of Enterprise Value to LTM revenues were 0.52x and 0.49x, respectively, representing Cosmetic per share values of $12.67 and $12.05, respectively; the mean and median multiples of Enterprise Value to LTM EBITDA were 8.6x and 7.9x, respectively, representing Cosmetic per share values of $3.55 and $3.13, respectively; and the mean and median multiples of Enterprise Value to LTM EBIT were 12.1x and 12.3x, respectively, yielding negative implied equity value. Legg Mason noted that because of Cosmetic's depressed LTM financial performance, none of the LTM multiples and common stockholders' equity multiples, or the resulting implied share values, were considered to be reliable measures of value for Cosmetic.

     THE COMBINED COMPANY. In using the Comparable Companies analysis to value the Combined Company, Legg Mason analyzed financial information which included, among other things: (i) operating performance; (ii) growth rates; (iii) capitalization ratios; (iv) ratios of common stock share prices to pro forma 1997 and 1998 estimated earnings per share; and (v) ratios of Enterprise Value to LTM revenues, EBITDA and EBIT. To derive the value of the Combined Company, Legg Mason applied the multiples resulting from the Comparable Companies analysis to the projected financial performance of the Combined Company, exclusive of the effects on earnings of both one-time charges arising from the Merger and the tax benefits resulting from accumulated net operating losses (the "NOLs") attributable to the Combined Company (collectively, the "Non-Operating Items").

     Legg Mason noted that the mean and multiples of Equity Value to 1997 and 1998 estimated earnings were 16.9x and 17.1x, and 14.7x and 14.9x, respectively. These multiples, as applied to the forecast of the Combined Company's results provided to Legg Mason by the managements of Cosmetic and PFC, yielded estimated values for each share of Cosmetic Class C common stock of $4.10 and $4.16, and $9.25 and $9.37, per share, respectively. Legg Mason noted that the mean and median multiples of Enterprise Value to LTM revenues were 0.52x and 0.49x, respectively, representing estimated values per share of Cosmetic Class C common stock of $6.17 and $5.72, respectively; the mean and median multiples of Enterprise Value to LTM EBITDA were 8.6x and 7.9x, respectively, representing estimated values per share of Cosmetic Class C common stock of $4.71 and $4.00, respectively; and that the mean and median multiples of Enterprise Value to LTM EBIT were 12.1x and 12.3x, respectively, representing estimated values per share of Cosmetic Class C common stock of $2.55 and $2.65, respectively.

     The Non-Operating Items were evaluated separately from the operating performance of the Combined Company, and then incorporated into the estimated value calculations for both the Stock Offer and the Pro Rata Offer. The estimated balance of $15 million of NOLs expected to be attributable to the Combined Company, as provided to Legg Mason by the management of PFC, were valued at $5.2 million, or $0.51 of additional value per share of the Combined Company, based on the estimated cash flows attributable to their recognition over an assumed four-year time period, discounted back at the Combined Company's estimated medium-term after-tax cost of debt of approximately 6%. Legg Mason also considered the cost of $4.2 million of one-time charges to be incurred as a result of the Merger, which were valued at $2.5 million on an after-tax basis, or $0.25 of additional charges per share of the Combined Company. In total, the Non-Operating Items amounted to an additional $2.7 million of value, or $0.26 of additional value per share of the Combined Company, accounting for $0.26 of additional value in the Stock Offer scenario, and $0.10 of additional value in the Pro Rata Offer scenario.

     Applying the mean and median Projected 1998 EPS Multiples and incorporating the additional value attributable to the Non-Operating Items, Legg Mason developed mean and median estimated values per Cosmetic share attributable to the Merger of the Cash Offer, the Stock Offer, and the Pro Rata Offer of $7.63 and $7.63, $9.51 and $9.64, and $8.34 and $8.39, respectively.

     Legg Mason also noted that the Merger was projected to be accretive on an EPS basis to Cosmetic for each of the LTM, 1997 and 1998 periods.

ACQUISITION PREMIUMS ANALYSIS

     Legg Mason analyzed 1,286 transactions occurring since 1991 with regard to the median percentage premium paid by acquirors. Legg Mason's analysis indicated that the median percentage premium of offer prices to trading prices one month prior to the announcement date for publicly announced transactions was 46% in 1991, 38% in 1992, 36% in 1993, 35% in 1994, 35% in 1995 and 29% through the first three quarters of 1996. Legg Mason noted that the Cash Offer represented a premium of 92%, the Stock Offer represented an estimated premium of 143% (based on median Projected 1998 EPS Multiples) and the Pro Rata Offer represented an estimated premium of 111% (based on median Projected 1998 EPS Multiples) relative to the weighted average closing trading price for the Cosmetic Class A and Class B common stock as of August 30, 1996 (the "Cosmetic Unaffected Stock Price") of $3.97, the date one month prior to Cosmetic's public announcement of the signing of the non-binding Letter of Intent.

COMPARABLE TRANSACTIONS ANALYSIS

     Legg Mason also performed an analysis of comparable merger and acquisition transactions in reaching its opinion. Legg Mason compared certain financial and operating statistics of Cosmetic with certain financial and operating statistics of selected retailers immediately prior to their being acquired (the "Acquired Companies"). While Legg Mason believed that the Acquired Companies were comparable to Cosmetic, Legg Mason recognized that each of the Acquired Companies was distinguishable from Cosmetic in certain respects and was not acquired in circumstances directly comparable to the Merger. The 11 selected acquisition transactions occurred between 1993 and the present and included (acquiror/acquired company): American Stores/Clark Drugs, Drug Emporium Inc./Eagleville Pharmacy, Eckerd Corp./Rite Aid Corp. (Florida), J.C. Penney Co./Fay's Inc., J.C. Penney Co./Kerr Drug Stores, Inc., Pharmhouse Corp./FW Woolworth (Rx Place), Revco D.S. Inc./Big B, Inc., Revco D.S., Inc./Hook-SupeRx, Inc., Rite Aid Corp./Pathmark (Drug Stores), Rite Aid Corp./Perry Drugstores, Inc., and Thrifty PayLess Holdings, Inc./PayLess Drug Stores Northwest, Inc.

     In performing its analysis, Legg Mason examined both the amount paid for each Acquired Company's common equity (the "Purchase Price of Equity") and the Purchase Price of Equity plus the Acquired Company's total debt, preferred equity (if any) and minority interests (if any) less cash and cash equivalents (the "Transaction Value"). Using the Purchase Price of Equity for each Acquired Company, Legg Mason calculated multiples of the Acquired Company's LTM, one year forward and two years forward estimated EPS and then current common stockholders' equity (the "Purchase Price of Equity Multiples") as of the transaction date. Using the Transaction Value of each Acquired Company transaction, Legg Mason calculated multiples of, among other things, the Acquired Company's then LTM revenues, LTM EBITDA and LTM EBIT (collectively, the "LTM Transaction Value Multiples"). Legg Mason also calculated the mean and median premiums paid by acquirors, relative to each Acquired Company's unaffected share price one month prior to the transaction date.

     Legg Mason noted that the mean and median multiples of Purchase Price of Equity to LTM net income and book value were 34.3x and 39.1x, and 2.79x and 2.76x, respectively. Applying the mean and median multiples to Cosmetic's LTM net income yielded results which were not meaningful due to Cosmetic's LTM losses. Applying mean and median multiples to Cosmetic's book value yielded implied values of Cosmetic common stock of $22.32 and $22.15, respectively, per share. Legg Mason noted that the mean and median multiples of Transaction Value to LTM revenues were 0.39x and 0.39x, respectively, representing Cosmetic per share values of $9.05 and $9.12, respectively; the mean and median multiples of Transaction Value to LTM EBITDA were 9.1x and 8.9x, respectively, representing Cosmetic per share values of $3.87 and $3.74, respectively; and the mean and median multiples of Transaction Value to LTM EBIT of 15.9x and 14.8x, respectively, which yielded per share values which were negative and therefore not meaningful. Legg Mason noted that because of Cosmetic's depressed LTM financial performance, none of the LTM Transaction Value Multiples and Purchase Price of Equity Multiples, or the resulting implied share values, were considered to be reliable measures of value for Cosmetic.

     Applying the mean and median multiples of one year forward and two year forward estimated EPS for the Acquired Companies of 12.9x and 11.0x, and 9.7x and 8.9x, respectively, to Cosmetic's projected 1997 and 1998 EPS, Legg Mason calculated imputed values for each Cosmetic share attributable to the Merger of $2.36 and $2.01, and $3.37 and $3.09, respectively. Legg Mason also calculated mean and median premiums to unaffected share prices for the Acquired Companies of 62.1% and 63.0%, which suggested values for each Cosmetic share attributable to the Merger of $6.44 and $6.47, respectively. The values per Cosmetic share attributable to the Merger of the Cash Offer, the Stock Offer and the Pro Rata Offer were compared to the Cosmetic per share values implied by the results of the Comparable Transactions Analysis.

     No company utilized in the Comparable Transactions Analysis was identical to Cosmetic. Legg Mason advised the Cosmetic Board that an analysis of the results of the foregoing was not purely mathematical; rather, it involved complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Acquired Companies and other factors that could affect the acquisition value of such businesses and Cosmetic.

DISCOUNTED CASH FLOW ANALYSIS

     Legg Mason reviewed a discounted cash flow analysis of Cosmetic premised upon the assumptions summarized below. The discounted cash flow analysis was based upon the financial and operating information relating to the business, operations and prospects of Cosmetic supplied by the management of Cosmetic and covering the period from calendar year 1997 through the end of the calendar year 2001.

     Using discount rates ranging from 11.4% to 19.4%, Legg Mason calculated the present value of the projected stream of Net Unleveraged Cash Flow (as defined below) for calendar years 1997 through 2001 and the present cash value of the terminal value (the "Terminal Value") of Cosmetic at December 31, 2001. Legg Mason applied discount rates derived from Cosmetic's implied weighted average cost of capital (using a pricing model known as the Capital Asset Pricing Model and based on general and systemic risk factors reflected by the Comparable Companies) and developed a range of rates which reflected the additional risk implied by Cosmetic's recent and projected operating performance. "Net Unleveraged Cash Flow," as used in the analysis, is defined, for each period, as projected EBIT, less taxes at an estimated rate of 40.0%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The Terminal Value was computed by multiplying Cosmetic's projected EBIT by terminal multiples of 5.0x to 7.0x. Legg Mason adjusted the calculated present value of the Net Unleveraged Cash Flow and Terminal Value by subtracting the debt on Cosmetic's balance sheet, and adding cash and cash equivalents, to calculate a range of equity values for Cosmetic. Legg Mason believes the ranges of discount rates and terminal multiples were appropriate in view of Cosmetic's current performance, projected performance and Legg Mason's estimate of Cosmetic's weighted average cost of capital of 11%.

     Based on the range of discount rates and terminal multiples referred to above, Legg Mason calculated a range of equity values for Cosmetic of $2.4 million to $14.7 million, or $0.56 to $3.41 per share of Cosmetic Class A and Class B common stock.

LEVERAGED BUYOUT ANALYSIS

     Legg Mason also reviewed a leveraged buyout analysis of Cosmetic as a means of establishing the value of Cosmetic assuming that Cosmetic were to be taken private by a financial buyer. A leveraged buyout ("LBO") involves the acquisition or recapitalization of a company financed primarily by incurring debt that is serviced by the post-LBO operating cash flow of the company. Legg Mason advised the Cosmetic Board that an LBO value tends to be lower than the value derived by other valuation analyses because the debt servicing requirement of a leveraged company limits the price which a financial buyer is able to pay. Furthermore, Legg Mason noted that a financial buyer typically is unable to realize strategic or synergistic benefits from an acquisition. In the course of developing the LBO analyses, Legg Mason determined that the projected Net Unleveraged Cash Flow to be generated by Cosmetic would be insufficient to support an LBO.

ASSET LIQUIDATION ANALYSIS

     Legg Mason also considered an asset liquidation analysis as a method of valuing Cosmetic. An asset liquidation assumes that Cosmetic would be dissolved and its assets sold for cash proceeds equal to estimated fair market values. Legg Mason advised the Cosmetic Board that an asset liquidation tends to yield a lower value than that derived from other analyses because a liquidation does not attribute any value to the operation of the liquidated entity as a going concern. In the course of considering this type of analysis, Legg Mason determined that an asset liquidation analysis would not provide a reliable measure of the value of Cosmetic, as the liquidation values of the assets of retailers in general are, and that of Cosmetic in specific would be, less than the book value of such assets, and typically represent only a small portion of such entities' going concern value.

OTHER FACTORS

     In rendering its opinion, Legg Mason considered certain other factors, including a review of the business and operations of and the industries in which Cosmetic and PFC operate, a review of Cosmetic's and PFC's historical operating results and the financial and operating information with respect to the business, operations and prospects of Cosmetic, PFC and the Combined Company, a review of the current and historic stock price performance of Cosmetic and other factors it deemed relevant.

     Legg Mason is a nationally recognized investment banking firm which has substantial experience in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Legg Mason acted as sole manager in connection with an offering of Cosmetic Class A common stock in April 1992, for which it received customary compensation. In the ordinary course of its business, Legg Mason may actively trade in the securities of Cosmetic for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the terms of an engagement letter, Cosmetic agreed to pay Legg Mason $625,000 for acting as financial advisor in connection with the Merger. Of this amount $25,000 was paid upon the engagement of Legg Mason and $600,000 is contingent upon the closing of the Merger. In addition, Cosmetic paid Legg Mason a fee of $50,000 for rendering the Legg Mason Opinion. Cosmetic has agreed to reimburse Legg Mason for its out-of-pocket expenses (including the reasonable fees and expenses of its legal counsel), and to indemnify Legg Mason and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason under its engagement letter.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Cosmetic Board's recommendation in favor of the Merger, Cosmetic stockholders should be aware that certain Cosmetic officers, including some officers who are also directors, have certain interests in the Merger that are different from, or in addition to, the interests of Cosmetic's stockholders generally. Four Cosmetic officers, Mark S. Weinstein, Anita J. Weinstein, Susan
K. Magenheim and Ben S. Kovalsky, are also members of the current six-person Cosmetic Board. Additionally, Revlon and PFC have interests in the Merger, Revlon has interests in certain agreements with the Combined Company after the Merger, and certain directors and officers of Revlon and PFC will be directors and/or executive officers of the Combined Company after the Merger.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS WITH MARK S. WEINSTEIN AND ANITA J. WEINSTEIN

     Mark Weinstein currently has an employment agreement with Cosmetic. See "Election of Directors; Management of Cosmetic Following the
Merger -- Employment Agreements." At the Effective Time, Mark Weinstein and Anita Weinstein will enter into employment and non-competition agreements with the Combined Company. The employment and non-competition agreement with Mark Weinstein provides that he will be employed as vice-chairman of the Cosmetic Board and will receive bi-weekly payments totaling $315,000 and $150,000 annually in respect of salary and a non-competition covenant, respectively. The employment and non-competition agreement with Anita Weinstein provides that she will be employed as a vice-president of the Combined Company and will receive bi-weekly payments totaling $50,000 and $50,000 annually in respect of salary and a non-competition covenant, respectively. The agreements require that the Combined Company continue to provide to Mark Weinstein and Anita Weinstein the vehicles currently provided to them by Cosmetic, pay for operating expenses for such vehicles during the term of the agreements and at their request during the term of the agreements, and for thirty days thereafter, transfer such vehicles to them. The agreements provide that each of Mark Weinstein and Anita Weinstein will participate in certain of the Combined Company's benefit programs (principally medical and disability insurance).

     Each of the agreements has a four-year term, commencing at the Effective Time. Each of the agreements provides that if the employee is terminated for other than "good cause" (as defined therein), the Combined Company is obligated to pay the employee the balance of the salary and non-competition payment due over the remaining term of the agreement. If there is a

"change in control" (as defined therein) of the Combined Company, the employee may elect to treat such change of control as a termination for other than "good cause," and the Combined Company would be obligated to pay the employee the balance of the salary and non-competition payments due in a single lump sum payment. Additionally, upon death, expiration of the term of the agreement, change in control of the Combined Company or termination for other than "good cause," the Combined Company is obligated to purchase all of the employee's options (vested and unvested). See "Principal Stockholders of Cosmetic." Payments would be based upon the difference between the market price of Cosmetic Class C common stock on the termination date and the exercise prices of the options.

     Each agreement provides that, during the term of the agreement and for two years thereafter, the employee will not, directly or indirectly, own, control, manage or operate stores with products similar to those in stores operated by the Combined Company in Maryland, Virginia, Illinois or the District of Columbia or within a 50 mile radius of any other city where the Combined Company is operating retail stores.

     The agreement with Mark Weinstein requires that the Combined Company continue in effect a life insurance policy in the face amount of $1 million. Cosmetic currently pays the annual premium of approximately $8,800 on the policy. Cosmetic is, and the Combined Company will be, the beneficiary of the policy to the extent of the premiums paid by it and the balance of the benefits are payable to the beneficiaries designated by Mark Weinstein. The agreement with Anita Weinstein requires that the Combined Company continue in effect a life insurance policy in the face amount of $4 million. Cosmetic currently pays the annual premium of approximately $60,650 on the policy. Cosmetic is, and the Combined Company will be, the beneficiary of the policy to the extent of the premiums paid by it and the balance of the benefits are payable to the L&A Weinstein Trust, a trust for the benefit of Mark Weinstein, Susan Magenheim and their respective children. During the term of the agreements, each of Mark Weinstein and Anita Weinstein have the right to purchase from the Combined Company such life insurance policy for the amount of the premiums paid by Cosmetic. In addition, the agreement with Mark Weinstein requires that the Combined Company continue in effect a "key-man" life insurance policy in the face amount of $1 million, which Mr. Weinstein will have the right to purchase at the end of the term of his employment for the amount of the premiums paid by Cosmetic and the Combined Company.

CONSULTING AND NON-COMPETITION AGREEMENT WITH SUSAN K. MAGENHEIM

     At the Effective Time, Susan Magenheim will enter into a consulting agreement with the Combined Company. The consulting and non-competition agreement with Susan Magenheim calls for bi-weekly payments totaling $90,000 and $45,000 annually in respect of the consulting fee and a non-competition covenant, respectively. The agreement will commence at the Effective Time and have a term of four years. The agreement provides that if Mrs. Magenheim is terminated for other than "good cause" (as defined therein), the Combined Company is obligated to pay Mrs. Magenheim the balance of the consulting fee and non-competition payments due over the remaining term of the agreement. If there is a "change of control" (as defined therein) of the Combined Company, Mrs. Magenheim may elect to treat such change of control as a termination for other than "good cause," and the Combined Company would be obligated to pay Mrs. Magenheim the balance of the consulting fee and non-competition payments due in a single lump sum payment. Also under the agreement, the Combined Company will transfer to Mrs. Magenheim the vehicle currently provided to her by Cosmetic.

EMPLOYMENT AGREEMENT WITH BEN S. KOVALSKY

     Ben Kovalsky, currently Cosmetic's president, chief executive officer and chief operating officer, has an employment agreement with Cosmetic. See "Election of Directors; Management of Cosmetic Following the
Merger -- Employment Agreements." At the Effective Time, Mr. Kovalsky will enter into an amendment to his employment agreement with the Combined Company. The agreement as amended will provide for an annual salary of $225,000 and payments for a non-competition covenant of $100,000 per annum, and the term of Mr. Kovalsky's employment will be extended through February 2000. The amended agreement provides that if Mr. Kovalsky terminates the agreement after the six-month anniversary of the Effective Time or if the Combined Company terminates at any time other than for "good cause" (as defined therein), the Combined Company will be obligated to pay in a lump sum the salary and non-competition payments through the end of the term and will be obligated to purchase all of Mr. Kovalsky's options at the difference between the market price (but not less than $7.63) and the exercise price. See "Principal Stockholders of Cosmetic." The agreement also provides that, upon expiration, termination by Mr. Kovalsky after the six-month anniversary of the Effective Time or termination by the Combined Company other than for "good cause" (as defined therein), the Combined Company is obligated to transfer to Mr. Kovalsky the vehicle that he currently uses.

     The amended agreement provides that, during the term of the agreement and for two years thereafter, Mr. Kovalsky will not, directly or indirectly, own, control, manage or operate stores with products similar to those in stores operated by the Combined Company in Maryland, Virginia, Illinois or the District of Columbia or within a 50 mile radius of any other city where Cosmetic is operating retail stores.

     The amended agreement requires that, upon termination of Mr. Kovalsky's employment, the Combined Company will make certain deferred salary payments to Mr. Kovalsky. Cosmetic has used the amounts deferred from Mr. Kovalsky's salary to purchase a life insurance policy in the amount of $763,000 payable following the death of Mr. Kovalsky and his spouse. Mr. Kovalsky may purchase this life insurance policy for the amount of the premiums paid by Cosmetic and the Combined Company.

STOCKHOLDERS AGREEMENT WITH PRINCIPAL STOCKHOLDERS

     Concurrent with the execution of the Merger Agreement, the Principal Stockholders entered into the Stockholders Agreement. At February 24, 1997, the Principal Stockholders in the aggregate own approximately 23% of the outstanding Cosmetic Class A common stock and approximately 48% of the outstanding Cosmetic Class B common stock.

     Pursuant to the Stockholders Agreement, the Principal Stockholders holding at least 25% of the shares held by the Principal Stockholders will be entitled to demand on one occasion that Cosmetic file a registration statement under the Securities Act for the sale of their Cosmetic Class C common stock and will also be entitled to include their Cosmetic Class C common stock in certain registration statements filed for the benefit of Cosmetic. Cosmetic will bear all expenses of such registration statements, except for fees and expenses of counsel for the Principal Stockholders and underwriters' discounts, fees and expenses.

     The Stockholders Agreement provides that for three years after the consummation of the Merger, (a) the Principal Stockholders will vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than seven board seats, including two independent directors, and
(b) Revlon will vote its shares of Cosmetic Class C common stock in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Cosmetic Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats.

     See "The Stockholders Agreement" for a complete description of the terms of the Stockholders Agreement.

INTERESTS OF REVLON, PFC AND CERTAIN DIRECTORS AND OFFICERS OF REVLON AND PFC


     Revlon and PFC have interests in the Merger, Revlon has interests in certain agreements to be entered into with the Combined Company after the Merger, and certain directors and officers of Revlon and PFC will be directors and/or executive officers of the Combined Company after the Merger. Ronald O. Perelman, chairman of the executive committee of the Board of Directors of Revlon, will be a director of the Combined Company after the Merger; Jerry W. Levin, chairman of the Board of Directors of Revlon and a director of PFC will be chairman of the Combined Company Board after the Merger; William J. Fox, senior executive vice president and chief financial officer of Revlon and vice president and a director of PFC will be a director of the Combined Company after the Merger; Wade H. Nichols, senior vice president and general counsel of Revlon and vice president and a director of PFC, will be a director of the Combined Company after the Merger; and Howard Diener, president of PFC, will be president, chief executive officer and a director of the Combined Company after the Merger. Revlon (or its affiliates, as the case may be) and the Combined Company intend to enter into a number of agreements upon consummation of the Merger. Such agreements include the leases of PFC's Holmdel, New Jersey office, warehouse and distribution facility and retail store and certain of PFC's employee stores, a supply agreement for the supply of product from Revlon to the Combined Company, a services agreement for the provision of various services by Revlon, a tax sharing agreement relating to the allocation of responsibility for the payment of certain tax obligations after the Merger and a registration rights agreement relating to the Cosmetic Class C common stock to be received by Revlon in connection with the Merger. It should be noted that in addition to other interests, as more fully set forth under "Agreements with Revlon," pursuant to the agreement with respect to the provision of various services by Revlon, the Combined Company will pay Revlon a one-time payment of $340,000 to cover all severance costs and other expenses expected to be incurred by Revlon with respect to the termination of certain Revlon employees who provided services to PFC prior to the Merger as a result of the Combined Company's decision to consolidate certain warehouse, distribution and headquarters operations in Maryland. See "Agreements with Revlon." Additionally, it is expected that PFC will issue a promissory note to Revlon in the approximate amount of $13.5 million, which is estimated to be the amount that will be due to Revlon from PFC at the Effective Time, which note will be assumed by the Combined Company in connection with the Merger. It is expected that the Financing will prohibit the Combined Company from making payments of principal (but not interest) on the note other than from excess cash flow of the Combined Company (to be defined in the Combined Company's definitive credit agreement).


COSMETIC STOCK OPTIONS

     The Merger Agreement provides that each option to purchase Cosmetic Class A or Class B common stock outstanding immediately prior to the Effective Time will, after the Effective Time, be exercisable for the same number of shares of Cosmetic Class C common stock, with the same exercise price and expiration date as such option was exercisable immediately prior to the Merger; PROVIDED, HOWEVER, that each holder of an option that has an exercise price of less than $7.63 per share can elect, in lieu of retaining the stock option, to receive in cancellation thereof cash in an amount equal to the difference between $7.63 and the exercise price of such option.

     The Cash Election is subject to the limitation that not more than 2,829,065 shares of Cosmetic Class A and Class B common stock and options with an exercise price of less than $7.63 per share will be exchangeable for cash pursuant to the Cash Election. To the extent that the aggregate shares and options as to which a Cash Election has been made exceed the Limit, each stockholder's and optionholder's Cash Election will be reduced pro rata. Pursuant to the Stockholders Agreement, the Principal Stockholders have agreed to elect to make the Cash Election for all of their 1,392,723 shares of Cosmetic Class A and Class B common stock and 61,000 options that have an exercise price of less than $7.63 per share.

     Upon the closing of the Merger, each option to purchase Cosmetic common stock that is not exchanged pursuant to the Cash Election will become fully vested. Subject to the results of the Cash Election, options for up to 3,375 shares held by Mr. Kovalsky, options for up to 3,750 shares held by Mr. Weinstein, options for up to 1,875 shares held by Mr. Goldman, options for up to 1,875 shares held by Mr. Lewis and options for up to 1,875 shares held by Mr. Strohl will fully vest upon the closing. See "Election of Directors; Management of Cosmetic Following the Merger -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values."

     It is currently anticipated that pursuant to the Cosmetic 1997 Stock Option Plan initial grants would be made of nonqualified options to purchase shares of Cosmetic Class C common stock at an exercise price equal to the fair market value on the date of grant, including options to purchase 100,000, 10,000 and 5,000 shares to Mr. Diener, Mr. Strohl and Mr. Goldman, respectively. Options to purchase 50,000, 25,000 and 10,000 shares would be granted to Mr. Levin, Mr. Fox, and Mr. Nichols, respectively. See "Cosmetic 1997 Stock Option Plan."

COMPENSATION OF COMMITTEE MEMBERS

     In connection with negotiating the Merger Agreement, the Cosmetic Board appointed a committee composed of two independent directors, Ronald M. Hirschel and Donald R. Rogers. See "The Merger -- Background of the Merger." The Cosmetic Board has determined to pay the committee members $10,000 each for their services on the committee.

                     MARKET PRICES OF COSMETIC'S SECURITIES

     Cosmetic's Class A and Class B common stock are each quoted on the Nasdaq National Market under the symbols COSCA and COSCB, respectively. The following table sets forth the high and low closing sale prices for the periods indicated. Cosmetic has never paid cash dividends on the Cosmetic Class A or Class B common stock.

                                  MARKET PRICE


FISCAL YEAR                                         CLASS A            CLASS B
   ENDED                                         -------------      ---------------
 SEPTEMBER             QUARTER                   HIGH      LOW       HIGH       LOW
-----------    ------------------------          ----      ---       ----       ---
  1995         First                           $ 19       $12 3/4   $ 18 3/4   $12 5/8
               Second                          $ 14       $ 7       $ 14       $ 7 3/4
               Third                           $  9 1/4   $ 7 1/2   $ 11       $ 8
               Fourth                          $ 10       $ 7 1/2   $ 10       $ 7 3/4
  1996         First                           $  7 7/8   $ 5 3/4   $  8 3/8   $ 6 1/4
               Second                          $  7 3/4   $ 4       $  7 1/2   $ 4 1/4
               Third                           $  5 7/8   $ 4 3/4   $  6 3/4   $ 5
               Fourth                          $  5 3/4   $ 3 3/4   $  6 1/8   $ 4 1/4
  1997         First                           $  6 1/2   $ 5 1/4   $  7 1/4   $ 5 3/8
               Second (through March 7, 1997)  $  6 1/8   $ 5 5/8   $  6 1/8   $ 5 1/2



     As of February 24, 1997, there were 179 holders of record of the Cosmetic Class A common stock and 127 holders of record of the Cosmetic Class B common stock, excluding holders whose stock is held in nominee or street name.



     On September 30, 1996, the last full trading day prior to the public announcement of the signing of the Letter of Intent, the closing sale prices of Cosmetic Class A and Class B common stock, as reported by the Nasdaq National Market, were $6.50 and $7.25, respectively. On March 7, 1997, such closing sale prices were $5.75 and $5.63, respectively. Cosmetic stockholders are urged to obtain current market quotations for Cosmetic Class A and Class B common stock.

                      SELECTED FINANCIAL DATA OF COSMETIC

     The following selected historical financial data of Cosmetic have been derived from, and should be read in conjunction with, Cosmetic's audited consolidated financial statements and the notes thereto. The selected historical financial data as of December 27, 1996 and for the three months ended December 29, 1995 and December 27, 1996 are derived from unaudited financial statements. In the opinion of Cosmetic's management, the unaudited data reflect all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cosmetic."

                                                              FISCAL YEAR ENDED
                                           --------------------------------------------------------     THREE MONTHS ENDED
                                            SEPT.       SEPT.       SEPT.       SEPT.       SEPT.      --------------------
                                             25,         24,         30,         29,         27,       DEC. 29,    DEC. 27,
                                             1992        1993        1994        1995        1996        1995        1996
                                           --------    --------    --------    --------    --------    --------    --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
STATEMENT OF OPERATIONS DATA:
Net sales...............................   $101,175    $109,486    $123,551    $132,304    $133,795    $ 41,580    $ 38,907
                                           --------    --------    --------    --------    --------    --------    --------
Gross margin............................     20,852      22,972      26,977      27,210      28,034       9,160       8,681
Selling, general and administrative
  expenses..............................     16,251      17,115      19,929      27,033      30,268       7,646       7,121
Restructuring charges...................         --          --          --          --       4,024          --          --
                                           --------    --------    --------    --------    --------    --------    --------
Operating income (loss).................      4,601       5,857       7,048         177      (6,258)      1,514       1,560
Other income, net.......................        (49)        (84)       (110)       (670)        (95)        (29)        (26)
Interest expense........................        559          97         166         725       1,030         316         334
Income taxes (benefit)..................      1,657       2,267       2,804        (157)     (2,433)        497         507
                                           --------    --------    --------    --------    --------    --------    --------
Net income (loss).......................   $  2,434    $  3,577    $  4,188    $    279    $ (4,760)   $    730    $    745
                                           --------    --------    --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------    --------    --------
Income (loss) per common and common
  equivalent share......................   $   0.68    $   0.82    $   0.95    $   0.06    $  (1.11)   $   0.17    $   0.17
                                           --------    --------    --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------    --------    --------

                                                                                 AS OF
                                               -------------------------------------------------------------------------
                                                SEPT.        SEPT.        SEPT.        SEPT.        SEPT.
                                                 25,          24,          30,          29,          27,        DEC. 27,
                                                 1992         1993         1994         1995         1996         1996
                                               --------     --------     --------     --------     --------     --------
BALANCE SHEET DATA:
Working capital............................    $ 29,918     $ 33,386     $ 36,039     $ 33,090     $ 42,815     $ 43,416
Inventory..................................      41,217       45,002       50,422       61,891       56,479       50,674
Total assets...............................      49,914       54,765       62,134       77,967       72,522       68,432
Short-term debt............................         195          222        5,297       12,276          311          276
Long-term debt, less current portion.......         555          814          711          420       12,329(a)    12,068
Stockholders' equity.......................    $ 33,855     $ 37,436     $ 41,662     $ 41,941     $ 37,181     $ 37,941
STORE DATA:
Stores opened..............................           5            8           14           12            5           --
Stores closed..............................          --           --           --           --            9           --
Stores in operation (at end of period).....          39           47           61           73           69           69

---------------

(a) In October 1996, Cosmetic refinanced its existing short-term note payable with borrowings under a new revolving credit facility that expires on October 31, 1999 and, as a result, reclassified its short-term note payable to long-term debt at September 27, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COSMETIC

GENERAL

     Cosmetic was founded in 1957, with its initial operations consisting of the sales of cosmetic products to wholesale customers. At December 27, 1996, Cosmetic operated 69 stores under the name "The Cosmetic Centert" located in the greater metropolitan market areas of Washington, D.C.; Richmond, Virginia; Baltimore, Maryland; Chicago, Illinois; Charlotte/Raleigh/Durham, North Carolina; and Philadelphia, Pennsylvania. Cosmetic sells approximately 25,000 brand name prestige and mass-merchandised cosmetic products.

     During the past three fiscal years Cosmetic embarked upon several major projects which affected the results of operations. These projects included expansion on a more expedited basis than in the past and the introduction of hair salons within its retail stores.

EXPANSION

     Over the past three fiscal years Cosmetic opened 31 retail stores to add to its base of 47 retail stores at the end of the 1993 fiscal year, an increase of 66%. During this same time period Cosmetic opened three new geographic market areas: Charlotte/Raleigh/Durham, N.C.; Philadelphia, Pa.; and Atlanta, Ga. Generally, new stores do not begin to contribute to the absorption of corporate overhead until after their second year of operation or until their sales level has matured. In a new market, where it takes additional time to build name recognition, the time period to begin to contribute to the absorption of corporate overhead may be even longer.

     Although the Philadelphia, Pa. and North Carolina market areas have performed to Cosmetic's expectations, the Atlanta, Ga. marketplace was a disappointment. During the 1996 fiscal year, the Atlanta marketplace suffered an operating loss of $1.1 million. As a result, on August 4, 1996, Cosmetic closed its eight retail stores in the Atlanta marketplace and recorded a restructuring provision of $4.0 million, including the cost of future lease obligations, a write-off of certain assets and a severance package for its Atlanta employees. The expected future cash flow requirement of the restructuring provision at December 27, 1996 is $1.9 million and will be paid over the remaining one- to four-year terms of the Atlanta leases.

HAIR SALON STRATEGY

     Traditionally, the manufacturers of professional hair care products have allowed their products to be sold by retail hair salons only. Historically, Cosmetic purchased professional hair care products from secondary sources, and sales of these products generally accounted for 5% to 6% of Cosmetic's annual retail sales. Cosmetic's purchases of these products and sale at value prices to consumers was not looked upon favorably by these manufacturers. With the growth of Cosmetic over the past three years, sufficient quantities of top selling professional hair care products became increasingly difficult to purchase through secondary sources. As a result, Cosmetic decided to add hair salons in its existing stores as an add-on beauty service and with the anticipation of developing direct relationships with the manufacturers of professional hair care products, which required discontinuing sales of professional hair care products obtained from secondary sources.

     In the summer and fall of 1994, Cosmetic opened hair salons in 12 of its 13 new stores in the Pennsylvania, North Carolina and Georgia market areas. In February 1995, Cosmetic began to retrofit existing stores in its Washington D.C. and Chicago market areas. As of December 27, 1996, Cosmetic had built or retrofitted 60 of its 69 stores to include hair salons.

     In July 1995, Cosmetic began receiving shipments of professional hair care products from one of the four major professional hair care manufacturers and continues to receive such products today. This manufacturer, however, represents only one-third of the historical 6% of sales volume. The loss of the remaining professional hair care product sales has adversely affected retail sales and profits. Cosmetic is attempting to develop direct relationships with the other three major manufacturers, though there can be no assurances this will be achieved or that the one manufacturer will continue to supply Cosmetic.

     Although results of operations continue to be affected by costs associated with the operation of hair salons and lost sales and profits associated with the discontinuance of professional hair care products from secondary sources, Cosmetic believes that there may be future benefits to be derived from maintaining and expanding the arrangement. The gross margin on professional hair care products purchased on a direct basis is significantly higher than the gross margin on professional hair care products purchased on a secondary source basis. In addition, the direct relationship enables Cosmetic to maintain in stock sufficient quantities of professional hair care products of the manufacturer with which Cosmetic has such relationship. See "Forward-Looking Statements."

RESULTS OF OPERATIONS

     Cosmetic's fiscal year ends on the last Friday of September. Fiscal years for the following discussion ended on September 27, 1996, September 29, 1995 and September 30, 1994. Fiscal years 1996 and 1995 each consisted of 52 weeks and fiscal year 1994 consisted of 53 weeks.

THREE MONTHS ENDED DECEMBER 27, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 29, 1995

     Consolidated net sales for the three months ended December 27, 1996 were $38.9 million, a decrease of $2.7 million, or 6.4%, from the $41.6 million in consolidated net sales for the three months ended December 29, 1995.

     Retail sales for the three months ended December 27, 1996 were $38.5 million, a decrease of $2.6 million, or 6.3%, from the $41.1 million in sales for the three months ended December 29, 1995. Of this decrease, $2.3 million is attributable to the nine stores closed in fiscal year 1996. Comparable store retail sales for the period were $38.1 million, a decrease of $0.6 million or 1.6% as compared to store retail sales of $38.7 million for the same period last year. Comparable store retail sales were adversely affected by soft fragrance sales. The Company operated 69 stores at December 27, 1996 and 77 stores at December 29, 1995.

     Wholesale sales for the three months ended December 27, 1996 were $0.4 million, a decrease of $0.1 million, or 16.7%, from the $0.5 million in sales for the three months ended December 29, 1995. The Company has focused greater attention on its retail business but continues to serve its remaining market of independent drug and merchandise stores. Management continues to evaluate the viability of the wholesale division.

     Cost of sales, including buying, occupancy and distribution expenses, was $30.2 million (77.7% of sales) for the three months ended December 27, 1996 versus $32.4 million (78.0% of sales) for the three months ended December 29, 1995. The dollar decrease is primarily attributable to the nine stores closed in fiscal year 1996 that were not in operation during the current period and the decrease in comparable store retail sales. Cost of sales, including buying, occupancy and distribution expenses, as a percentage of sales decreased marginally, primarily from the direct purchase of professional hair care products.

     Selling, general and administrative ("S G & A") expenses were $7.1 million (18.3% of sales) for the three months ended December 27, 1996 versus $7.6 million (18.4% of sales) for the three months ended December 29, 1995. S G & A expenses decreased $0.5 million over the comparable period of last year. S G & A expenses decreased by $0.6 million as a result of the nine stores closed in fiscal year 1996 and increased $0.1 million in comparable stores operating expenses.

     Interest expense was $0.3 million (0.9% of sales) for the three months ended December 27, 1996 versus $0.3 million (0.8% of sales) for the three months ended December 29, 1995.

FISCAL YEAR ENDED SEPTEMBER 27, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 29, 1995

     Consolidated net sales for the year ended September 27, 1996 were $133.8 million, an increase of $1.5 million, or 1.1%, from the $132.3 million in consolidated net sales for the year ended September 29, 1995.

     Retail sales for the year ended September 27, 1996 were $132.1 million, an increase of $2.4 million, or 1.9%, from the $129.7 million in retail sales for the year ended September 29, 1995. The increase in retail sales was primarily attributable to the five stores opened at various dates in fiscal year 1996, the five stores opened in the second half of fiscal year 1995 which were in operation for a full year in fiscal year 1996 and comparable store sales increases in the second half of fiscal year 1996, partially offset by the loss of sales from closed stores in the Atlanta area. Comparable store retail sales for the 1996 fiscal year were $124.3 million as compared to $127.6 million for the 1995 fiscal year, a decrease of $3.3 million. The decrease in comparable store retail sales is primarily attributable to lost sales as a result of the severe winter weather on the East Coast during the quarter ended March 29, 1996, weak retail sales in men's and women's fragrances and the loss of professional hair care product sales, the latter resulting from Cosmetic's change in methods of purchasing professional hair care products. See " -- Hair Salon Strategy." Cosmetic operated 69 stores at September 27, 1996 as compared to 73 stores at September 29, 1995.

     Wholesale sales for the year ended September 27, 1996 were $1.7 million, a decrease of $0.9 million, or 34.6%, from the $2.6 million in wholesale sales for the year ended September 29, 1995. Cosmetic has focused greater attention on its retail business but continues to serve its remaining market of independent drug and merchandise stores. Management continues to evaluate the viability of the wholesale division.

     Cost of sales, including buying, occupancy and distribution expenses, was $105.8 million (79.1% of sales) for the year ended September 27, 1996, versus $105.1 million (79.4% of sales) for the year ended September 29, 1995. The dollar increase was primarily attributable to cost of sales and occupancy costs associated with the five stores opened in fiscal year 1996, the five stores opened in the second half of fiscal year 1995, which were in operation for a full year in fiscal year 1996, additional buying and distribution expenses to support the new stores and comparable store sales increases in the second half of fiscal year 1996. Cost of sales, including buying, occupancy and distribution expenses, as a percentage of sales were affected positively by gross margin increases resulting from the direct purchase of professional hair care products. This percentage gain was partially offset by new stores, whose sales volume has not yet grown to the level experienced by mature stores, thus having a higher cost of sales percentage because of occupancy costs.

     S G & A expenses were $30.3 million (22.6% of sales) for the year ended September 27, 1996, versus $27.0 million (20.4% of sales) for the year ended September 29, 1995. S G & A expenses increased $3.3 million for fiscal year 1996 versus fiscal year 1995. Of this increase approximately $2.2 million is associated with stores not in operation for the comparable time period and approximately $1.7 million is associated with increased operating expenses of hair salons opened longer than one year. The increase of new store and hair salon S G & A expenses was partially offset by decreases of $0.6 million in S G & A expenses at comparable stores and corporate overhead levels. The increase in S G & A expenses as a percentage of sales for fiscal year 1996 versus fiscal year 1995 primarily reflects reduced comparable stores sales volume and that new stores generally have a higher S G & A as a percentage of sales because their sales volume has not matured.

     Interest expense was $1.0 million (0.8% of sales) for the year ended September 27, 1996, versus $0.7 million (0.5% of sales) for the year ended September 29, 1995. The increase in interest expense was primarily attributable to increased borrowings under the credit facility in effect at that time to support fixed asset and working capital requirements associated with new stores and the retrofit construction of hair salons in existing stores.

FISCAL YEAR ENDED SEPTEMBER 29, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

     Consolidated net sales for the year ended September 29, 1995 were $132.3 million, an increase of $8.7 million, or 7.0%, from the $123.6 million in consolidated net sales for the year ended September 30, 1994.

     Retail sales for the year ended September 29, 1995 were $129.7 million, an increase of $9.7 million, or 8.1%, from the $120.0 million in retail sales for the year ended September 30, 1994. The increase in retail sales was primarily attributable to the 12 stores opened at various dates in fiscal 1995 and the ten stores opened in the second half of fiscal year 1994 which were in operation for a full year in fiscal year 1995. Comparable store retail sales for the fiscal year were $110.4 million as compared to $119.8 million for the 1994 fiscal year, a decline of $9.4 million of which approximately $1.9 million is attributable to the extra week in fiscal year 1994. Comparable store sales have also been adversely affected by a softening in fragrance sales for most of the year and by the transition in the process of purchasing professional hair care products described above. Cosmetic operated 73 stores at September 29, 1995 as compared to 61 stores at September 30, 1994.

     Wholesale sales for the year ended September 29, 1995 were $2.6 million, a decrease of $1.0 million, or 27.8%, from the $3.6 million in wholesale sales for the year ended September 30, 1994. The decrease in the wholesale business is attributable to a general softening in retail sales nationwide and a continued shrinking of the independent drug store market. These market conditions are expected to continue for the foreseeable future. Cosmetic continues to emphasize customer service and value as key elements in its efforts to stabilize wholesale sales. Cosmetic has focused greater attention on its retail business but continues to serve its remaining market of independent drug and merchandise stores. Management continues to evaluate the viability of the wholesale division.

     Cost of sales, including buying, occupancy and distribution expenses, was $105.1 million (79.4% of sales) for the year ended September 29, 1995, versus $96.6 million (78.2% of sales) for the year ended September 30, 1994. The dollar increase was primarily attributable to cost of sales and occupancy costs associated with the 12 stores opened in fiscal year 1995, the ten stores opened in the second half of fiscal year 1994, which were in operation for a full year in fiscal year 1995, and additional buying and distribution expenses to support the new stores. Cost of sales, including buying, occupancy and distribution expenses, as a percentage of sales increased for the 1995 fiscal year because of increased buying, occupancy and distribution expenses associated with the aforementioned new stores, whose sales volume has not yet grown to the level experienced by mature stores. The percentage was also adversely affected by the decline in comparable store sales.

     S G & A expenses were $27.0 million (20.4% of sales) for the year ended September 29, 1995, versus $19.9 million (16.1% of sales) for the year ended September 30, 1994. S G & A expenses increased $7.1 million for fiscal year 1995 versus fiscal year 1994. Of this increase $5.0 million was associated with the 12 stores opened in fiscal year 1995 and the ten stores opened in the second half of fiscal year 1994. These 22 stores, or 30% of all stores, generated additional sales of $18.2 million, thus their S G & A expenses as a percentage of sales were 27.5%, thus increasing S G & A as a percentage of sales. New stores generally have higher S G & A as a percentage of sales until their sales volume matures.

     S G & A expenses for fiscal year 1995 also included some one-time expenses. Cosmetic absorbed an $0.8 million payroll expense for salary continuation benefits under the remaining term of the employment contract of Cosmetic's Chairman, Louis R. Weinstein, who died on July 8, 1995. This expense was partially funded by $550,000 of proceeds under a life insurance contract, which is included in other income. Additionally, Cosmetic absorbed approximately $0.3 million of S G & A expenses, which included a $0.2 million lease termination fee, on a "close out" store concept which was opened and closed within the 1995 fiscal year.

     The remaining increase in S G & A expenses for the fiscal year 1995 was attributable to payroll and operating expenses associated with the operation of hair salons and marginal increases of S G & A expenses at comparable stores and corporate overhead levels. S G & A expenses as a percentage of sales were adversely affected by the relatively lower sales volume of the 22 stores discussed above and by the reduced comparable store sales volume for fiscal year 1995.

     Interest expense was $0.7 million (0.5% of sales) for the year ended September 29, 1995, versus $0.2 million (0.1% of sales) for the year ended September 30, 1994. The increase in interest expense was primarily attributable to borrowings under the credit facility to support the fixed asset and working capital requirements associated with new stores and the retrofit construction of hair salons in existing stores.

     The income tax provision for fiscal year 1995 includes a tax benefit of approximately $0.2 million because the proceeds from the life insurance contract are not taxable.

LIQUIDITY AND CAPITAL RESOURCES

     Cosmetic's working capital was $43.4 million at December 27, 1996 compared to $42.8 million at September 27, 1996. The ratio of current assets to current liabilities was 3.7 to 1 at December 27, 1996 and 3.1 to 1 at September 27, 1996.

     Net cash provided by operating activities amounted to $2.3 million for the three months ended December 27, 1996, resulting primarily from net income, depreciation and amortization and a decrease in inventories, which were partially offset by a net decrease in accounts payable and accrued expenses. Net cash used by investing activities amounted to $31,000 for the three months ended December 27, 1996. This investment is attributable to the purchase of fixed assets used in operations. Net cash used by financing activities amounted to $0.3 million for the three months ended December 27, 1996. During the three months ended December 27, 1996 Cosmetic reduced its credit facility by $0.2 million and repaid capital lease obligations in the amount of $0.1 million.

     Net cash provided by operating activities amounted to $0.8 million for the fiscal year ended September 27, 1996. The $5.4 million decrease in inventory and $5.7 million in non-cash expenses, depreciation, amortization and the restructuring provision were used to fund the loss from operations and other elements of working capital. Net cash used by investing activities amounted to $1.0 million for the fiscal year ended September 27, 1996. The investment is primarily attributable to the opening of five new stores during the period and completion of the hair salon retrofit construction. Net cash used by financing activities amounted to $0.1 million for the fiscal year ended September 27, 1996. Under Cosmetic's credit facility in effect at that time, Cosmetic had net borrowings of $0.2 million to partially finance fixed asset expenditures for new stores opened during the period. Cosmetic also repaid capital lease obligations in the amount of $0.3 million.

     Cosmetic had an unsecured credit facility with a bank for a maximum borrowing of $15 million (the "Facility"). The Facility, which was scheduled to expire on February 28, 1997, was subject to repayment on demand and accrued interest was payable monthly, at an annual rate equal to the bank's prime rate or at LIBOR plus 200 basis points. The Facility required compliance with certain restrictive covenants including maintenance of minimum tangible net worth.

     In October 1996, Cosmetic paid the then outstanding balance of $14.2 million on the Facility with borrowings under a new loan and security agreement (the "New Facility"). Under the New Facility, which expires October 31, 1999, Cosmetic may borrow the lesser of $25 million or 50% of eligible inventory, as defined in the New Facility. Borrowings under the New Facility are secured by all of Cosmetic's assets except for fixed assets. Under the New Facility Cosmetic may borrow at LIBOR plus 200 basis points or at the bank's prime rate plus 50 basis points. Cosmetic also pays an unused line fee equal to one-quarter of one percent per annum. Interest is payable on a monthly basis. If Cosmetic terminates the New Facility, Cosmetic is obligated to pay a prepayment penalty of $187,500 if the termination is made before the first anniversary date and $62,500 after the first anniversary date. The consent of the lender will be required to consummate the Merger, and if such consent is not obtained, Cosmetic will be required to pay the $187,500 prepayment penalty. As a result of Cosmetic's ability to refinance the prior Facility with the New Facility, the balance of the Facility was classified as long-term debt in the accompanying September 27, 1996 balance sheet. The New Facility requires Cosmetic to be in compliance with a minimum tangible net worth covenant. At December 27, 1996, the New Facility had an outstanding balance of $12.0 million.

     Cosmetic's future cash needs without giving effect to the Merger primarily result from its plan to open additional new stores. Cosmetic's estimated cost of opening a new store is approximately $0.7 million, including $0.5 million for initial inventory and $0.2 million for leasehold improvements, furnishings and fixtures, point-of-sale equipment, hair salon equipment and other items. Cosmetic may open additional stores during the next fiscal year, however, this would be dependent upon locating the properties and negotiating the economics of the leases. Cosmetic believes that funds available from the New Facility and internally generated funds would provide sufficient cash to meet Cosmetic's needs for the next year.

     If the Merger is consummated, the Combined Company's future cash needs primarily result from the cash required in connection with the proposed Merger, including funding the Cash Election, refinancing indebtedness of Cosmetic and PFC, payment of costs and expenses of the Merger, costs to integrate the operations of Cosmetic and PFC, costs to expand the operations of the Combined Company and debt service on the Financing. The Combined Company believes that funds available from the Financing and internally generated funds would provide sufficient cash to meet the Combined Company's cash needs for the next year. However, there can be no assurance that funds available from the Financing and cash flows from operations will be sufficient to meet the Combined Company's cash requirements. See "The Merger -- Financing" and "Forward-Looking Statements."

SEASONALITY

     Cosmetic's business is seasonal, with the highest volume of sales for both the retail and wholesale divisions occurring during Cosmetic's first fiscal quarter (October to December).

INFLATION

     While inflation has not had, and Cosmetic does not expect it to have, a material impact upon operating results, there can be no assurance that Cosmetic's business will not be affected by inflation in the future.

                         SELECTED FINANCIAL DATA OF PFC

     The following selected historical financial data of PFC as of December 31, 1994, 1995 and 1996 and for each of the years in the four-year period ended December 31, 1996 have been derived from audited financial statements. The selected historical financial data as of December 31, 1992 and 1993 and for the year ended December 31, 1992 are derived from unaudited financial statements. In the opinion of PFC's management, the unaudited data reflect all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of PFC."

                                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------
                                                     1992        1993        1994        1995        1996
                                                    -------     -------     -------     -------     -------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.......................................    $44,033     $54,677     $62,674     $72,717     $77,417
                                                    -------     -------     -------     -------     -------
Gross margin....................................     13,877      18,829      21,256      23,541      27,520
Selling, general and administrative expenses....     14,725      19,429      21,945      25,368      26,117
                                                    -------     -------     -------     -------     -------
Operating (loss) income.........................       (848)       (600)       (689)     (1,827)      1,403
Interest expense................................         43         914       1,329       2,137         972
                                                    -------     -------     -------     -------     -------
(Loss) income from continuing operations before
  income taxes..................................       (891)     (1,514)     (2,018)     (3,964)        431
Income taxes....................................         16          17          25          50          50
                                                    -------     -------     -------     -------     -------
(Loss) income from continuing operations........       (907)     (1,531)     (2,043)     (4,014)        381
Discontinued operations: (a)
  Income (loss) from discontinued operations....        627       1,174         842        (351)         --
  Loss on disposal..............................         --          --          --        (897)         --
                                                    -------     -------     -------     -------     -------
Income (loss) from discontinued operations......        627       1,174         842      (1,248)         --
                                                    -------     -------     -------     -------     -------
Net (loss) income...............................    $  (280)    $  (357)    $(1,201)    $(5,262)    $   381
                                                    -------     -------     -------     -------     -------
                                                    -------     -------     -------     -------     -------

                                                                      AS OF DECEMBER 31,
                                                    -------------------------------------------------------
                                                     1992        1993        1994        1995        1996
                                                    -------     -------     -------     -------     -------
BALANCE SHEET DATA:
Working capital.................................    $20,123     $21,218     $25,782     $30,014     $31,338
Inventory.......................................     20,890      22,003      26,701      29,171      31,713
Total assets....................................     25,572      30,372      40,504      41,337      45,621
Due to Revlon (b)...............................      8,930      11,681      21,353       9,615      12,315
Stockholder's equity............................    $14,215     $15,405     $14,067     $28,298     $28,679


                                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------
                                                     1992        1993        1994        1995        1996
                                                    -------     -------     -------     -------     -------
STORE DATA:
Stores opened...................................         13          28          42(c)       17          14
Stores closed...................................          5           1           7           8           5
Stores in operation (at end of period)..........        118         145         180         189         198

---------------

(a) On June 30, 1995, PFC adopted a plan to discontinue certain businesses whose net assets, consisting principally of inventory and a payable to Revlon, were subsequently transferred to Revlon. Such businesses have been reported as discontinued operations.

(b) PFC's working capital and capital expenditure needs have been financed through interest-bearing obligations that are payable by PFC to Revlon. PFC has reflected this obligation on a long-term basis as the obligation has not been repaid as a result of a capitalization of the amount due to Revlon in September 1995. To the extent debt to Revlon was incurred subsequent to the capital infusion, PFC anticipates that such balance will be payable, to the extent of funds available, from operations, and, if and to the extent such financing is secured and permits such repayment, from long-term third-party financing.

(c) Includes 20 stores acquired in the acquisition of Colours & Scents.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PFC

OVERVIEW

     PFC was incorporated on July 6, 1987 and operates a chain of retail stores that sells a wide range of first quality, first quality excess, returned and refurbished and discontinued brand name cosmetics, fragrances and personal care products at discounted prices. As of December 31, 1996, PFC owned and operated 198 retail outlet stores located principally in outlet malls in 41 states. The stores operate under the names "Prestige Fragrance & Cosmetics," "Colours & Scents," "Visage" and "The Cosmetic Warehouse," with seven stores operated principally for employees of Revlon. With its outlet mall focus, PFC has sought to provide an outlet for major cosmetic manufacturers to sell their products without competing directly with the retailers that purchase products from these same manufacturers.

     Revlon provides certain services to PFC for which PFC is charged for direct and indirect expenses incurred by Revlon in providing such services. Such services include insurance and risk management services, travel, legal services, treasury and finance services, customer service, information systems and audit services, among others. Additionally, Revlon provides the services of certain employees at PFC's warehouse and distribution center for which PFC is charged.

     PFC employees are eligible to participate in Revlon sponsored employee pension benefit plans, including the Revlon Employees' Savings and Investment Plan and Revlon Employees' Retirement Plan and Revlon sponsored employee welfare benefit plans, including medical, dental, life and disability insurance coverage.

     PFC currently occupies its headquarters, warehouse and distribution center in Holmdel, New Jersey and five employee stores located at Revlon facilities and pays Revlon charges therefor. PFC purchases products from Revlon.

     PFC's working capital and capital expenditure needs in the past have been satisfied through interest-bearing obligations payable to Revlon. The weighted average interest rate on such obligations was 10% for each of 1994, 1995 and 1996. However, PFC expects that after consummation of the Merger borrowings under the Financing will provide for the future working capital requirements of the Combined Company.

     Management has taken steps intended to reverse prior years' trends of increased cost of sales, SG&A expenses and interest expense and intended to increase operating margins. PFC is attempting to reduce the cost of new store openings using various means, including the implementation of a new store fixturing package. The lower average outstanding intercompany balance, which resulted from the capitalization of $24.7 million of intercompany balances by Revlon in September 1995, reduced interest expense. Such reduction was offset in part in 1995 and 1996 as a result of the implementation of new computer technology, including new registers, point-of-sale scanners and office computers, in every PFC store. These installations resulted in one-time capital costs of $2.5 million or approximately 40% of PFC's capital expenditures for 1995 and 1996, with corresponding interest expense for such periods. In addition, PFC intends to reduce inventory and increase inventory turns with the objective of reducing debt and interest expense and increasing cash flow through the discontinuation of non-productive items as well as the reduction of on-hand quantities. Finally, PFC intends to attempt to increase gross margins by altering the merchandise mix so as to increase the sale of higher gross margin items.

     As a wholly owned subsidiary of Revlon, PFC previously has not presented its financial statements publicly. Upon consummation of the Merger and assuming the Cash Election is made for all outstanding shares and options for shares with an exercise price for less than $7.63 per share, Revlon will hold securities with approximately 84% of the voting power of the Combined Company, and existing Cosmetic stockholders will hold securities with approximately 16% of the voting power of Cosmetic. Accordingly, for accounting and financial reporting purposes, the Merger will be treated as a reverse acquisition, which means that PFC will be considered to be the acquiring company even though Cosmetic will be the surviving corporation. As a result, PFC's historical financial statements will be the continuing historical financial statements of the Combined Company and Cosmetic's assets, liabilities and results of operations will be consolidated with the historical financial statements of PFC subsequent to the consummation of the Merger. Fair value adjustments will be made to Cosmetic's assets and liabilities to the extent of Revlon's ownership interest in the Combined Company.

     On June 30, 1995, PFC adopted a plan to discontinue certain businesses whose net assets, consisting principally of inventory and a payable to Revlon, were subsequently transferred to Revlon. Such businesses have been reported as discontinued operations.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31,
1995

     Net sales were $77.4 million and $72.7 million for the years ended December 31, 1996 and 1995, respectively, an increase of $4.7 million or 6.5%, primarily as a result of 14 new store openings as well as increased fragrance sales during the Christmas season, offset in part by sales lost due to five store closings in the ordinary course of business. Comparable store sales (sales from stores in operation for the full period in both fiscal periods) were $68.2 million for each of the years ended December 31, 1996 and 1995.

     As a percentage of net sales, cost of sales, including buying, occupancy and distribution expenses ("cost of sales"), was 64.5% for the year ended December 31, 1996, a decrease from 67.6% for the year ended December 31, 1995. Cost of sales as a percentage of net sales decreased in the 1996 period as a result of increased sales volume of higher margin products and lower occupancy costs associated with the new stores opened in 1996.

     As a percentage of net sales, SG&A expenses were 33.7% and 34.9% for the years ended December 31, 1996 and 1995, respectively. The decrease resulted primarily from lower payroll and benefit expenses and the elimination of $0.2 million of reserves that were no longer required.

     Interest expense was $1.0 million for the year ended December 31, 1996 and $2.1 million for the year ended December 31, 1995, a decrease of $1.1 million. The decrease was primarily due to lower average outstanding intercompany balances due Revlon during the 1996 period compared to balances due Revlon during the 1995 period as a result of the capitalization of $24.7 million of intercompany balances by Revlon in September 1995, offset in part by increased borrowings in 1996 to finance PFC's capital expenditures.

     The provision for income taxes was $0.05 million for each of the years ended December 31,1996 and 1995 and consists solely of state and local franchise taxes.

FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31,
1994

     Net sales were $72.7 million and $62.7 million for 1995 and 1994, respectively, an increase of $10.0 million or 16.0%, primarily as a result of the acquisition of substantially all of the assets and liabilities of Colours & Scents, Inc. ("Colours & Scents") in July 1994, new fragrance bar promotions which resulted in higher fragrance sales and 17 new store openings, offset in part by sales lost due to eight store closings in the ordinary course of business. Comparable store sales were $55.2 million and $52.5 million in 1995 and 1994, respectively, an increase of $2.7 million or 5.1%, primarily as a result of higher fragrance sales due to the introduction of new fragrance bar promotions.

     As a percentage of net sales, cost of sales was 67.6% for 1995 and 66.1% for 1994. Cost of sales as a percentage of net sales increased in 1995 as a result of a higher volume of sales of lower margin products, such as fragrances, increased sales volume of lower margin first quality products purchased from manufacturers other than Revlon and increased rent and occupancy costs associated with new stores opened in 1995 and 1994.

     As a percentage of net sales, SG&A expenses were 34.9% for 1995 and 35.0% for 1994. The increase of $3.4 million from 1994 to 1995 resulted primarily from higher payroll expenses.

     Interest expense was $2.1 million for 1995 and $1.3 million for 1994, an increase of $0.8 million. The increase was primarily due to higher average outstanding intercompany balances due Revlon during the first nine months of 1995. In September 1995, Revlon capitalized $24.7 million in intercompany balances reducing interest expense in the fourth quarter of 1995.

     The provision for income taxes was $0.05 million and $0.03 million for 1995 and 1994, respectively. The increase was attributable to higher state and local franchise taxes in the 1995 period.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by (used for) operating activities was $1.3 million, $(4.7) million and $(2.6) million for 1996, 1995, and 1994, respectively. The increase in the net cash provided by operating activities for 1996 compared to net cash used for operating activities in 1995 resulted primarily from net income from the 1996 period and an increase in accounts payable. The increase in the net cash used for operating activities for 1995 compared with 1994 resulted primarily from higher net losses and increased payments for inventory purchases.

     Net cash used for investing activities was $3.9 million, $3.0 million and $2.0 million for 1996, 1995 and 1994, respectively. Net cash used for investing activities for each of the periods included capital expenditures for new store fixtures and leasehold improvements at new and existing stores. Net cash used for investing activities for 1996 and 1995 included expenditures for new point-of-sale registers at PFC's outlet stores and enhancements in PFC's information systems. Additionally, in 1996 net cash used for investing activities included costs related to the Merger that were deferred.

     Net cash provided by financing activities was $2.7 million, $7.8 million and $6.4 million for 1996, 1995 and 1994, respectively, and consisted principally of financing provided by Revlon and certain of its affiliates to PFC for inventory purchases, direct expenses incurred by Revlon on behalf of PFC and allocated costs charged to PFC by Revlon for services provided, partially offset by net distributions to Revlon recorded by PFC in 1995 and 1994.

     Without giving effect to the Merger, PFC's principal sources of funds are expected to be cash flow generated from operations and borrowings from Revlon and PFC's principal uses of funds are expected to be the payment of operating expenses, including working capital, capital expenditure requirements, leasehold improvements and payments of amounts due to Revlon. Without giving effect to the Merger, PFC estimates that capital expenditures and leasehold improvements for 1997 will be approximately $2.2 million, primarily for costs associated with new store openings and remodelings of existing stores. Based upon PFC's current level of operations and anticipated growth in net sales and earnings as a result of its business strategy, PFC expects that cash flows from operations and borrowings from Revlon would be sufficient to enable PFC to meet its anticipated cash requirements for the foreseeable future without giving effect to the Merger. See "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of
Cosmetic -- Liquidity and Capital Resources."

     Pursuant to a Tax Sharing Agreement, each of the subsidiaries of Revlon, including PFC, has agreed to pay to Revlon an amount equal to its liability for federal, state and local income taxes (including estimated taxes), if any. Since the payments to be made by subsidiaries of Revlon, including PFC, to Revlon under the Tax Sharing Agreement will be determined by the amount of taxes that such subsidiaries would otherwise have to pay if they were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Revlon to the extent Revlon can offset the taxable income generated by such subsidiaries, including PFC, against losses and tax credits generated by Revlon and its other subsidiaries. PFC anticipates that, as a result of anticipated operating losses, no significant federal tax payments or payments in lieu of taxes pursuant to the Tax Sharing Agreement will be required by PFC for 1997. See "Agreement with Revlon -- Tax Sharing Agreement."

SEASONALITY

     PFC's business is seasonal, with the highest sales volume for its outlet stores occurring during the last quarter of the year (October to December).

INFLATION

     In general, costs are affected by inflation and the effects of inflation may be experienced by PFC in future periods. Management believes, however, that such effects have not been material to PFC during the past three years.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements give effect to the Merger in a transaction which will be accounted for as a reverse acquisition. See "The Merger -- Accounting Treatment." The unaudited pro forma condensed consolidated balance sheet is based on the individual balance sheets of Cosmetic and PFC appearing elsewhere in this Proxy Statement/Prospectus and has been prepared to reflect the Merger as if it had occurred on December 31, 1996. It is anticipated that upon consummation of the Merger, Cosmetic will change its fiscal year to a 52- or 53-week year ending on or about December 31. The unaudited pro forma condensed consolidated statements of operations are based on the individual statements of operations of Cosmetic and PFC appearing elsewhere in this Proxy Statement/Prospectus, and combine the results of operations of Cosmetic for the year ended September 27, 1996 with those of PFC for the year ended December 31, 1996, as if the Merger had occurred at the beginning of the period presented. The unaudited pro forma financial statements should be read in conjunction with the notes to the unaudited consolidated pro forma financial information and the separate historical financial statements and notes thereto of Cosmetic and PFC included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma financial statements assume that the Cash Election is made in respect of all outstanding shares and options for shares with an exercise price of less than $7.63 per share. The other detailed assumptions used to prepare the unaudited condensed pro forma financial information are contained in the notes to unaudited pro forma financial information. The pro forma combined financial data are intended for informational purposes only and are not necessarily indicative of the financial position or future results of operations of the Combined Company or of the financial position or the results of operations of the Combined Company that would have actually occurred had the Merger been in effect as of the date or for the periods presented. Final adjustments may differ from the pro forma adjustments presented herein. See "Forward-Looking Statements."

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1996

                                                                                HISTORICAL                            PRO
                                                                            -------------------      PRO FORMA       FORMA
                                                                            COSMETIC      PFC       ADJUSTMENTS       (E)
                                                                            -------     -------     -----------     --------
                                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.............................................    $ 2,959     $ 3,479      $      --      $  6,438
  Accounts receivable, net..............................................      1,962          --             --         1,962
  Inventories...........................................................     50,674      31,713             --        82,387
  Prepaid expenses and other............................................      3,908         773             --         4,681
                                                                            -------     -------     -----------     --------
       Total current assets.............................................     59,503      35,965             --        95,468
Property, plant and equipment, net......................................      7,871       7,616             --        15,487
Other assets............................................................      1,058         589           (589)(a)     1,058
Intangible asset........................................................         --       1,451          2,142(a)      4,093
                                                                                                           500(b)
                                                                            -------     -------     -----------     --------
       Total assets.....................................................    $68,432     $45,621      $   2,053      $116,106
                                                                            -------     -------     -----------     --------
                                                                            -------     -------     -----------     --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................    $ 9,776     $ 2,242      $      --      $ 12,018
  Accrued expenses and other............................................      6,311       2,385          5,611(a)     18,507
                                                                                                         4,200(c)
                                                                            -------     -------     -----------     --------
       Total current liabilities........................................     16,087       4,627          9,811        30,525
Due to Revlon...........................................................         --      12,315             --        12,315
Long-term debt -- third parties.........................................     12,068          --         34,511(b)     34,579
                                                                                                       (12,000)(b)
Other long-term liabilities.............................................      2,336          --             --         2,336

Stockholders' equity:
  Class A common stock, $.01 par value; authorized 5,000,000 shares;
     issued and outstanding 2,717,104 shares............................         27          --            (27)(d)        --
  Class B common stock, $.01 par value; authorized 5,000,000 shares;
     issued and outstanding 1,582,780 shares............................         16          --            (16)(d)        --
  Class C common stock, $.01 par value; authorized 40,000,000 shares;
     issued and outstanding 10,079,014 shares...........................         --          --            101(d)        101
  Additional paid-in capital............................................     21,401      28,536        (22,011)(b)    40,307
                                                                                                       (21,401)(d)
                                                                                                        16,497(d)
                                                                                                        21,343(d)
                                                                                                        12,972(a)
                                                                                                       (37,941)(a)
                                                                                                        20,911(a)
  Retained earnings (Accumulated deficit)...............................     16,497         143        (16,497)(d)    (4,057)
                                                                                                        (4,200)(c)
                                                                            -------     -------     -----------     --------
       Total stockholders' equity (deficit).............................     37,941      28,679        (30,269)       36,351
                                                                            -------     -------     -----------     --------
       Total liabilities and stockholders' equity.......................    $68,432     $45,621      $   2,053      $116,106
                                                                            -------     -------     -----------     --------
                                                                            -------     -------     -----------     --------

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1996

     The following assumptions used in determining the pro forma adjustments to the historical financial position give effect to the reverse purchase accounting for the acquisition of Cosmetic by PFC, the issuance of Cosmetic Class C common stock and the Financing as follows:

                                                                                                                      (DOLLARS
                                                                                                                         IN
                                                                                                                     THOUSANDS)

(a)   Purchase accounting to reflect the fair value of Cosmetic:
         Increase in Intangible assets due to the additional excess in cost over estimated fair value of the net
           assets of Cosmetic.....................................................................................    $  2,142
         Decrease in Other assets in connection with deferred acquisition costs for professional services
           incurred...............................................................................................        (589)
         Increase in Accrued expenses to reflect transaction costs related to severance for employees ($3,800) and
           professional services ($1,811).........................................................................      (5,611)
         Cost of Cosmetic (assumes a value of $7.63 per share to the extent of Revlon's ownership interest).......     (12,972)
         Cosmetic book value......................................................................................      37,941
         Less treasury stock acquired in the Cash Election........................................................     (20,911)
                                                                                                                     ----------
                                                                                                                      $     --
                                                                                                                     ----------
                                                                                                                     ----------

(b)   Adjustment to reflect additional borrowings to finance the Cash Election:
         Increase in Long-term debt -- third parties due to borrowings under the Financing to fund the Cash
           Election, refinance existing Long-term debt -- third parties and fees and expenses related to the
           Merger.................................................................................................    $(34,511)
         Increase in Other assets due to costs incurred to effect the Financing...................................         500
         Repayment of Cosmetic's Note payable bank with proceeds from the Financing...............................      12,000
         Decrease in Additional paid-in capital to reflect the cost of the Cash Election ($20,911) and other costs
           of the Merger ($1,100).................................................................................      22,011
                                                                                                                     ----------
                                                                                                                      $     --
                                                                                                                     ----------
                                                                                                                     ----------
      The allocations above are based upon a preliminary assessment that the recorded tangible assets and liabilities of Cosmetic approximate their fair values and are subject to a more detailed review subsequent to the Merger.

(c)   Additional non-recurring expenses expected to be incurred after the Merger to consolidate overhead expenses and eliminate duplicative functions:
         PFC severance and relocation costs.......................................................................    $  1,530
         Information system integration costs.....................................................................       1,600
         Inventory relocation and integration costs...............................................................       1,070
                                                                                                                     ----------
                                                                                                                      $ (4,200)
                                                                                                                     ----------
                                                                                                                     ----------

(d)   Adjustment for the issuance of Cosmetic Class C common stock in exchange for PFC common stock:
         Elimination of Cosmetic Class A common stock in connection with the Merger...............................    $     27
         Elimination of Cosmetic Class B common stock in connection with the Merger...............................          16
         Issuance of Cosmetic Class C common stock in connection with the Merger..................................        (101)
         Decrease in Cosmetic Additional paid-in capital to reflect its elimination in the Merger.................      21,401
         Increase in Additional paid-in capital due to elimination of the Cosmetic's Retained earnings............     (16,497)
         Increase in Additional paid-in capital due to issuance of Cosmetic Class C common stock in connection
           with the Merger........................................................................................     (21,343)
         Decrease in Cosmetic's Retained earnings to reflect its elimination in the Merger........................      16,497
                                                                                                                     ----------
                                                                                                                      $     --
                                                                                                                     ----------
                                                                                                                     ----------

(e)   The pro forma amounts give effect to the maximum Cash Election of 2,829,065 shares and options for shares. If the Cash
      Election were made for only the 1,453,723 shares and options for shares that have an exercise price of less than $7.63 per share held by the Principal Stockholders, Intangible assets, Long-term debt -- third parties and Total stockholders'
      equity at December 31, 1996 would have been $4,438, $24,440 and $46,835, respectively.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                                                                                 HISTORICAL
                                                                            --------------------     PRO FORMA         PRO
                                                                            COSMETIC       PFC      ADJUSTMENTS     FORMA (E)
                                                                            ---------    -------    -----------     ----------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SHARE
                                                                                                  DATA)

Net sales................................................................   $ 133,795     77,417     $      --      $  211,212
Cost of sales, including buying, occupancy and distribution..............     105,761     49,897            --         155,658
                                                                            ---------    -------    -----------     ----------
Gross margin.............................................................      28,034     27,520            --          55,554
Selling, general and administrative expenses.............................      30,268     26,117            54(a)       56,439
Restructuring charges....................................................       4,024         --            --           4,024
                                                                            ---------    -------    -----------     ----------
Operating (loss) income..................................................      (6,258)     1,403           (54)         (4,909)
Other (income) expense...................................................         (95)        --           250(b)          155
Interest expense.........................................................       1,030        972         1,673(c)        3,675
                                                                            ---------    -------    -----------     ----------
(Loss) income from operations before income taxes........................      (7,193)       431        (1,977)         (8,739)
(Benefit) provision for income taxes.....................................      (2,433)        50            --          (2,383)
                                                                            ---------    -------    -----------     ----------
Net (loss) income........................................................   $  (4,760)   $   381     $  (1,977)     $   (6,356)
                                                                            ---------    -------    -----------     ----------
                                                                            ---------    -------    -----------     ----------
Loss per common and common equivalent share..............................   $   (1.11)                              $    (0.63)
                                                                            ---------                               ----------
                                                                            ---------                               ----------
Weighted average common and common equivalent shares outstanding.........   4,293,457                5,779,130(d)   10,072,587
                                                                            ---------               -----------     ----------
                                                                            ---------               -----------     ----------

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

     The following assumptions used in determining the pro forma adjustments to the historical financial position give effect to the reverse purchase accounting for the acquisition of Cosmetic by PFC, the issuance of Cosmetic Class C common stock and the Financing as follows:

                                                                                                                  YEAR ENDED
                                                                                                                DEC. 31, 1996
                                                                                                            ----------------------
                                                                                                            (DOLLARS IN THOUSANDS)
(a)   Amortization of intangibles resulting from purchase costs incurred in the Merger based upon a 40
      year life..........................................................................................        $        (54)
                                                                                                            ----------------------
                                                                                                            ----------------------
(b)   Amortization of costs incurred to effect the Financing.............................................        $       (250)
                                                                                                            ----------------------
                                                                                                            ----------------------
(c)   The adjustment to interest expense resulting from debt incurred to complete the Cash Election and
         the Merger based upon borrowings of $20,911 bearing interest at 8% per annum....................        $      1,673
                                                                                                            ----------------------
                                                                                                            ----------------------
(d)   The adjustment to common shares outstanding resulting from the following transactions both as if they had taken place as of the beginning of the period:
         Shares acquired in the Cash Election............................................................          (2,700,205)
         Shares issued in the Merger.....................................................................           8,479,335
                                                                                                            ----------------------
                                                                                                                    5,779,130
                                                                                                            ----------------------
                                                                                                            ----------------------

(e) The pro forma amounts give affect to the maximum Cash Election of 2,829,065 shares and options for shares. If the Cash Election were made for only the 1,453,723 shares and options for shares that have an exercise price of less than $7.63 per share held by the Principal Stockholders, the loss per common and common equivalent share for the year ended December 31, 1996 would have been $(0.49).

     In addition to the above pro forma adjustments, the Cosmetic Board believes that the Combined Company can achieve reductions in operating expenses as the overhead expenses of Cosmetic and PFC are consolidated, duplicative functions, including those of distribution, information systems, human resources, financing, management, merchandising and other, are eliminated, and other savings are realized as a result of the anticipated consolidation of certain warehouse, distribution and headquarters operations of Cosmetic and PFC in Maryland. Although the amount of the reductions in operating expenses cannot be quantified with certainty, and there can be no assurances that such reductions will be realized, Cosmetic believes that cost of sales and selling, general and administrative expenses for the year ended December 31, 1996 on a pro forma basis would have been decreased by approximately $4.0 million had the Merger been consummated on January 1, 1996. See "Risk Factors -- Historical Net Losses," " -- Uncertainties Regarding Integration of Cosmetic and PFC," and "Forward-Looking Statements."

                              THE MERGER AGREEMENT

GENERAL

     The Merger Agreement provides, among other things, for the Merger of PFC with and into Cosmetic, with Cosmetic remaining as the surviving company. The Merger will become effective at the Effective Time, which is currently expected to occur promptly following the receipt of stockholder approval at the Meeting. The following description of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Annex I.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, each share of Cosmetic Class A and Class B common stock outstanding immediately before the Effective Time shall be converted into the right to receive one share of Cosmetic Class C common stock or, at the election of each record stockholder and subject to the limitation discussed below, cash in the amount of $7.63 per share.

     The Merger Agreement also provides that each option to purchase Cosmetic Class A or Class B common stock outstanding immediately prior to the Effective Time will, after the Effective Time, be exercisable for the same number of shares of Cosmetic Class C common stock, with the same exercise price and expiration date as such option was exercisable immediately prior to the Effective Time; PROVIDED, HOWEVER, that each holder of an option that has an exercise price of less than $7.63 per share can elect, subject to the limitation discussed below, to receive, in return for cancellation of such option, cash in an amount equal to the difference between $7.63 and the exercise price of such option.

     The Cash Election is subject to the limitation that not more than 2,829,065 shares of outstanding Cosmetic Class A and Class B common stock and shares subject to outstanding options, will be exchangeable for cash pursuant to the Cash Election. To the extent that the aggregate shares and options as to which a Cash Election has been made exceed the Limit, each stockholder's and optionholder's Cash Election will be reduced pro rata. The Principal Stockholders have agreed to elect to make the Cash Election for all of their 1,392,723 shares of Cosmetic Class A and Class B common stock and 61,000 options that have an exercise price of less than $7.63 per share.

     The sole share of PFC common stock outstanding at the Effective Time will be converted into 8,479,335 shares of Cosmetic Class C common stock. The conversion ratio has been determined by negotiations among Cosmetic and Revlon and may not be indicative of the value of PFC. As a result of the Principal Stockholders' agreement to make the Cash Election, such shares will represent at least 74% of the Cosmetic Class C common stock outstanding immediately after the Merger and will represent approximately 84% of such shares if, in addition to the Principal Stockholders' shares and options, the Cash Election is made in respect of all other outstanding shares and options for shares with an exercise price of less than $7.63 per share. Accordingly, if other persons holding more than 1,375,342 shares and options for shares that have a price of less than $7.63 per share elect to receive cash, all holders who have made the Cash Election will be subject to proration.

CASH ELECTION


     Cosmetic record stockholders who wish to make the Cash Election must complete, sign and return the enclosed form of election to the Exchange Agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the Meeting. Stockholders who are not holders of record and who wish to make the Cash Election must have the broker, bank or other person that holds their shares make the Cash Election for them. Stockholders who do not make the Cash Election or do not comply with the Cash Election procedure will receive Cosmetic Class C common stock and will not receive any cash in the Merger. Stockholders of record who make the Cash Election may revoke the election by submitting written notice to the Exchange Agent prior to 5:00 p.m., New York City time, on April 16, 1997, the business day immediately preceding the Meeting. The right to receive cash pursuant to the Cash Election will not be transferable. If a record holder makes a Cash Election and subsequently transfers the Cosmetic Class A or Class B common stock subject to the Cash Election, the Cash Election will be deemed to be revoked. The transferee record holder may, however, make his or her own Cash Election prior to 5:00 p.m. New York City time on April 16, 1997, the business day before the Meeting.


EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time, each certificate formerly representing Cosmetic Class A or Class B common stock ("Cosmetic Certificates") shall be deemed for all purposes to evidence ownership of the right to receive Cosmetic Class C common stock and/or cash as provided in the Merger Agreement until surrendered to the Exchange Agent.

     As soon as practicable after the Effective Time, a form of letter of transmittal and instructions will be mailed to the holders of record of Cosmetic Certificates to be used by such holders in forwarding Cosmetic Certificates to the Exchange Agent. Each stockholder will be required to return a properly completed transmittal letter, together with any Cosmetic Certificates listed on the transmittal letter, to the Exchange Agent to receive shares of Cosmetic Class C common stock and, if applicable, cash as provided herein. STOCKHOLDERS SHOULD NOT SEND COSMETIC CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

     On and after the Effective Time, upon surrender of a Cosmetic Certificate for cancellation to the Exchange Agent, subject to the effect of applicable laws, there shall be delivered to the holder of such Cosmetic Certificate a certificate for such holder's Cosmetic Class C common stock and, if applicable, cash as provided herein. From and after the Effective Time, the holders of Cosmetic Certificates shall cease to have any rights with respect to such stock, and their sole rights shall be to receive Cosmetic Class C common stock and, if applicable, cash as provided herein. No interest will be paid or will accrue on any cash payable under the Merger Agreement.

     No fractional shares of Cosmetic Class C common stock will be issued as a result of the Merger and the Cash Election. Each holder of a fractional interest in Cosmetic Class C common stock will be entitled to receive a cash payment in lieu of such fractional amount equal to the fraction of $7.63 the fractional share represents. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Cosmetic stockholders with respect to any fractional share interests and upon surrender of the Cosmetic Certificates, the Exchange Agent shall distribute in cash the amount payable to such fractional holder.

CONDITIONS TO THE MERGER

     The Merger is subject to certain customary conditions, some of which may be waived by Cosmetic and/or Revlon to the extent the Merger Agreement provides that such condition is for their or its benefit.

     The obligations of Cosmetic, Revlon and PFC are subject to the conditions, among others, that (i) the Merger Agreement shall have been approved by the holders of a majority of the Cosmetic Class B common stock, (ii) no statute, rule, regulation, order, decree or injunction shall have been enacted or entered which restrains, enjoins or otherwise prohibits the consummation of the Merger,
(iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act shall have been terminated or expired (the period was terminated on January 7, 1997), (iv) the registration statement of which this Proxy Statement/Prospectus is part shall not be the subject of a stop order or proceeding seeking a stop order and any material "blue sky" or other state securities laws shall have been complied with, (v) Legg Mason shall not have modified or withdrawn its opinion in a manner unfavorable to the adoption of the Merger Agreement or the consummation of the Merger and (vi) the Combined Company shall have available to it proceeds of the Financing on terms satisfactory to Cosmetic and Revlon of not less than $50 million. See "The Merger -- Financing."

     The obligations of Cosmetic are subject to the conditions, among others, that (i) the representations and warranties of Revlon and PFC set forth in the Merger Agreement are accurate, unless such failure shall not have a material adverse effect (as defined in the Merger Agreement), (ii) Revlon and PFC shall have performed their obligations under the Merger Agreement in all material respects, (iii) PFC shall not have suffered a material adverse change in its financial condition, business or results of operations, (iv) Revlon and PFC shall have obtained all necessary material governmental and third-party consents and approvals, the failure to obtain which would have a material adverse effect,
(v) Revlon shall have entered into the Holmdel Lease (as defined herein) and PFC Employee Store Leases (as defined herein), (vi) Revlon shall have entered into the Services Agreement (as defined herein) and the Supply Agreement (as defined herein) and (vii) Cosmetic shall have received certain legal opinions from counsel to Revlon and PFC.

     The obligations of Revlon and PFC are subject to the conditions, among others, that (i) the representations and warranties of Cosmetic set forth in the Merger Agreement are accurate, unless such failure shall not have a material adverse effect (as defined in the Merger Agreement), (ii) Cosmetic shall have performed its obligations under the Merger Agreement in all material respects,
(iii) Cosmetic shall not have suffered a material adverse change in its financial condition, business or results of operations, (iv) Cosmetic shall have obtained all necessary material governmental and third-party consents and approvals, the failure to obtain which would have a material adverse effect, (v) Cosmetic shall have entered into the Registration Rights Agreement (as defined herein), (vi) Cosmetic shall have entered into the Holmdel Lease and PFC Employee Store Leases, (vii) Cosmetic shall have entered into the Services Agreement and the Supply Agreement, (viii) Cosmetic shall have entered into the Employment and Non-Competition Agreements with Mark S. Weinstein and Anita J. Weinstein, the Consulting and Non-Competition Agreement with Susan K. Magenheim and the amendment to the Employment Agreement with Ben Kovalsky, (ix) Revlon and PFC shall have received certain legal opinions from counsel to Cosmetic, (x) the Principal

Stockholders shall not have defaulted in the performance of their obligations under the Stockholders Agreement, (xi) certain Cosmetic directors and officers shall have resigned, (xii) certain amendments to the 1991 Option Plan (as defined herein) and option agreements shall have been adopted and (xiii) the Cosmetic 1997 Stock Option Plan shall have been adopted and approved by the holders of the Cosmetic Class B common stock.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties by Cosmetic, PFC and Revlon relating to, among other things, (i) due incorporation and good standing and similar corporate matters; (ii) the respective capital structures of Cosmetic and PFC; (iii) the authorization, validity and enforceability of the Merger Agreement; (iv) governmental authorizations required to effect the Merger and absence of conflicting agreements and documents; (v) the absence of material changes; (vi) the absence of undisclosed liabilities; (vii) the absence of certain defaults and compliance with applicable laws; (viii) the absence of claims and litigation; (ix) title to assets; (x) properties and other assets;
(xi) contracts; (xii) intellectual property; (xiii) employment agreements; (xiv) employee benefit plans; (xv) labor relations; (xvi) taxes; (xvii) insurance coverage; (xviii) environmental matters; (xix) related party transactions; (xx) the absence of false or misleading statements in the Proxy Statement/Prospectus;
(xxi) broker's fees; and (xxii) the absence of false or misleading statements in the Merger Agreement and related schedules. The Merger Agreement contains further representations and warranties by Cosmetic concerning (i) the accuracy of documents it has filed with the SEC; (ii) the compliance of the Proxy Statement/Prospectus with applicable provisions of the securities laws; (iii) the vote required to approve the Merger; (iv) the absence of appraisal rights;
(v) compliance with state takeover statutes; (vi) the receipt of the Legg Mason Opinion; and (vii) the recommendation of the Cosmetic Board. The Merger Agreement contains further representations and warranties by PFC and Revlon concerning the accuracy of PFC's financial statements. Certain of the representations and warranties are subject to exceptions and limitations. Cosmetic stockholders are urged to read the Merger Agreement in its entirety.

     The representations and warranties contained in the Merger Agreement will not survive beyond the Effective Time.

CONDUCT OF BUSINESS PRIOR TO MERGER

     Pursuant to the Merger Agreement, Cosmetic and PFC have each agreed that, prior to the Merger, each of them will conduct its respective operations only in the ordinary course of business, consistent with past practices and will use its best efforts to preserve its respective businesses and its respective relationships with its officers, employees and other persons having business relationships with it. Each has agreed that, without the consent of the other, it will not, among other things, (i) amend its Certificate of Incorporation or bylaws; (ii) issue securities (except, in the case of Cosmetic, pursuant to outstanding stock options and except for the grant of 1,000 options to purchase Cosmetic Class A common stock at an exercise price of 100% of fair market value (as defined in the 1991 Option Plan) of the Cosmetic Class A common stock on the date of issuance of the options, and the grant of 20,000 options to purchase Cosmetic Class A common stock at an exercise price of not less than 110% of fair market value of the Cosmetic Class A common stock on the date of the options);
(iii) pay any dividend or acquire its securities; (iv) incur debt (except under certain existing arrangements), make loans or mortgage assets; (v) enter into new or alter existing employee compensation or benefit agreements or arrangements; (vi) pay any claims or liabilities (other than in the ordinary course of business); (vii) make capital expenditures (except pursuant to existing capital expenditure plans) or acquire or dispose of material assets (except in the ordinary course of business); (viii) make tax elections or compromise tax liabilities; (ix) change accounting practices; or (x) enter into, amend or terminate contracts (unless immaterial or in the ordinary course of business). Certain of these provisions are subject to exceptions and limitations. Cosmetic stockholders are urged to read the Merger Agreement in its entirety.

CERTAIN COVENANTS

     In the Merger Agreement, Cosmetic has agreed that it will, among other things, (i) prepare and file this Proxy Statement/Prospectus with the SEC; (ii) cause a meeting of the holders of the Cosmetic Class B common stock to be duly called and held; (iii) use its best efforts to cause the Cosmetic Class C common stock to be listed on the Nasdaq National Market; and (iv) maintain in effect all of its present insurance policies.

     Cosmetic and PFC have agreed to provide each other, upon reasonable notice, access to the other's facilities, books, records, employees and other representatives and to keep such information confidential. Cosmetic, PFC and Revlon have agreed to use commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including obtaining all required consents and approvals and making all required filings and applications with governmental agencies, and not to take any action or fail to take any action that is reasonably likely to make any representation or warranty in the Merger Agreement untrue or incorrect as of the date when made or as of any future date or that could prevent the satisfaction of any condition to closing set forth in the Merger Agreement. Cosmetic and Revlon have agreed to promptly inform the other party of material changes in the business of Cosmetic or PFC, respectively, and of the happening of any event that would cause any representation or warranty of Cosmetic, Revlon or PFC set forth in the Merger Agreement to be untrue.

     Revlon has agreed to use commercially reasonable efforts, subject to normal conditions, to arrange the Financing, and Cosmetic has agreed to provide all necessary cooperation in connection with the arrangement of the Financing.

     Cosmetic has agreed that Cosmetic, its subsidiaries and its affiliates, officers, directors, employees, representatives and agents will not solicit, engage in negotiations, provide information to or otherwise cooperate with any person or entity that expresses an interest in acquiring all or a substantial part of any class of the securities, business or assets of Cosmetic nor will they grant any proxy, option or other similar right to any third person or entity in connection with a transaction inconsistent with the Merger. The Merger Agreement further provides that nothing contained therein shall prohibit the Cosmetic Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to acquire Cosmetic or substantially all of its assets on terms which, in an exercise of their fiduciary duty after the consideration of advice from Cosmetic's legal and financial advisors, a majority of Cosmetic's directors determines is likely to be more beneficial to the holders of Cosmetic common stock than the Merger. This proviso, however, does not permit Cosmetic to
(i) terminate the Merger Agreement, (ii) enter into an agreement with respect to a Cosmetic Center Alternate Transaction (as defined below, see " -- Expenses") prior to the termination of the Merger Agreement or (iii) affect any other obligation under the Merger Agreement.

     Revlon and PFC have agreed that Revlon, PFC and Revlon's affiliates, officers, directors, employees, representatives and agents will not solicit, engage in negotiations, provide information to or otherwise cooperate with any person or entity that expresses an interest in acquiring all or a substantial part of any class of the securities, business or assets of PFC nor will Revlon or PFC grant any proxy, option or other similar right to any third person or entity in connection with a transaction inconsistent with the Merger.

TERMINATION; AMENDMENT; WAIVER

     The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual agreement of Cosmetic and Revlon; (ii) by Cosmetic or Revlon if the Merger has not occurred before May 15, 1997, unless the failure to consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate the Merger Agreement; (iii) by Cosmetic or Revlon if any governmental entity of competent jurisdiction shall have enacted, entered or enforced a statute, rule, regulation, order, decree or injunction which restrains, enjoins or otherwise prohibits the consummation of the Merger; (iv) by Revlon if the Cosmetic Board withdraws or modifies its recommendation that the Cosmetic stockholders approve the Merger Agreement in a manner not favorable to the adoption of the Merger Agreement or the consummation of the Merger; or
(v) by Cosmetic or Revlon if the Merger Agreement is not approved by the holders of a majority of the outstanding Cosmetic Class B common stock.

     The Merger Agreement may be amended by written agreement of each of the parties, PROVIDED that, in accordance with the General Corporation Law of Delaware, after the approval of the Cosmetic stockholders no amendment may be made which changes the form or decreases the consideration per share to be paid in the Merger or which changes any of the terms or conditions of the Merger Agreement if such change would adversely affect the rights of such stockholders without the further approval of such stockholders. In addition, each party may at any time waive the other party's compliance with certain terms and conditions of the Merger Agreement.

EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as provided below and except that the filing fee under the Hart-Scott-Rodino Antitrust Improvements Act was paid 20% by Cosmetic and 80% by PFC.

     If (a) prior to the termination of the Merger Agreement in accordance with its terms, unless the Merger Agreement is terminated by Revlon (other than due to a material breach by Cosmetic of its obligations under the Merger Agreement or a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) or as a result of the failure of a condition to either party's obligation to close under the Merger Agreement (other than due to a material breach by

Cosmetic of its obligations under the Merger Agreement or a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) (i) Cosmetic shall enter into, or publicly announce its intent to enter into an agreement in principle, letter of intent or definitive agreement with anyone other than Revlon and its affiliates with respect to any sale, merger or other similar transaction involving Cosmetic, any class of its equity securities or all or substantially all of its assets, (ii) the Cosmetic Board
(A) recommends or approves that Cosmetic's stockholders sell shares of any class of Cosmetic's equity securities or all or substantially all of Cosmetic's assets to another person or group, (B) recommends or approves any transaction described in clause (a)(i) above to another person or group or (C) withdraws or modifies in a manner adverse to Revlon its support for the Merger (other than due to circumstances regarding PFC which could reasonably be expected to have a material adverse affect on PFC) or (iii) Cosmetic breaches in any material respect any of its obligations under the Merger Agreement, or (b) any Cosmetic Center Alternate Transaction is consummated during the 90-day period following the later of May 15, 1997 or the termination of the Merger Agreement in accordance with its terms, unless the Merger Agreement is terminated by Revlon (other than due to a material breach by Cosmetic of its obligations under the Merger Agreement or a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) or as a result of the failure of a condition to either party's obligation to close under the Merger Agreement (other than due to a material breach by Cosmetic of its obligations under the Merger Agreement or a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) (the later of such dates being the "Cosmetic Center Termination Date"), Cosmetic shall pay to Revlon within two business days after such event, an amount equal to its documented fees and expenses in connection with the due diligence, preparation and negotiation of documents and preparation of PFC financial statements related to the Merger, up to a maximum of $1 million (the "Revlon Expense Reimbursement Fee"). The events described in (a)(i), (a)(ii) and (a)(iii) are referred to as "Cosmetic Center Triggering Events," and the events described in (a)(i), (a)(ii)(A) and
(a)(ii)(B) are referred to as a "Cosmetic Center Alternate Transaction."

     If (a) prior to the termination of the Merger Agreement in accordance with its terms, unless the Merger Agreement is terminated by Cosmetic (other than due to a material breach by Revlon or PFC) or as a result of the failure of a condition to either party's obligation to close under the Merger Agreement (other than due to a materialbreach by Revlon or PFC) (i) Revlon or PFC shall enter into, or publicly announce its intent to enter into an agreement in principle or definitive agreement with anyone other than Cosmetic and its affiliates with respect to any sale, merger or other similar transaction involving PFC, any of its equity securities or all or substantially all of its assets, (ii) Revlon's or PFC's board of directors (A) recommends or approves that PFC's stockholder sell shares of PFC's equity securities or all or substantially all of PFC's assets to another person or group, (B) recommends or approves any transaction described in clauses (a)(i) or (a)(iii) of this paragraph or (C) withdraws or modifies in a manner adverse to Cosmetic its support of Cosmetic's proposal (other than due to circumstances regarding Cosmetic which could reasonably be expected to have a material adverse affect on Cosmetic), (iii) Revlon or PFC sells or agrees to sell any shares of PFC's equity securities to any group other than Cosmetic, or (iv) Revlon or PFC breaches in any material respect any of their respective obligations under the Merger Agreement, or (b) any PFC Alternate Transaction is consummated during the 90-day period following the later of May 15, 1997 or the termination of the Merger Agreement in accordance with its terms, unless the Merger Agreement is terminated by Cosmetic (other than due to a material breach by Revlon or PFC) or as a result of the failure of a condition to either party's obligation to close under the Merger Agreement (other than due to a material breach by Revlon or PFC) (the later of such dates being the "Revlon Termination Date"), Revlon shall pay Cosmetic within two business days after such event an amount equal to its documented fees and expenses in connection with the due diligence, preparation and negotiation of documents and preparation of Cosmetic financial statements related to the Merger, up to a maximum of $1 million. The events described in
(a)(i), (a)(ii), (a)(iii) and (a)(iv) are referred to as "Revlon Triggering Events," and the events described in (a)(i), (a)(ii)(A), (a)(ii)(B) and (a)(iii) are referred to as a "PFC Alternate Transaction."

TERMINATION FEE

     In addition to the foregoing expense reimbursement provisions, the Merger Agreement also provides that if Cosmetic shall consummate any Cosmetic Center Alternate Transaction at any time prior to the Cosmetic Center Termination Date or during the 90-day period immediately following the Cosmetic Center Termination Date, Cosmetic shall pay to Revlon on the date of consummation of such Cosmetic Center Alternate Transaction a break-up fee of $1 million (the "Cosmetic Center Break-up Fee").

     If Revlon or PFC shall consummate any PFC Alternate Transaction at any time prior to the Revlon Termination Date or during the 90-day period immediately following the Revlon Termination Date, Revlon shall pay to Cosmetic on the date of consummation of such PFC Alternate Transaction a break-up fee of $1.25 million (the "Revlon Break-up Fee").

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
                           THE STOCKHOLDERS AGREEMENT

     Concurrent with the execution of the Merger Agreement, the Principal Stockholders and Revlon entered into the Stockholders Agreement. At February 24, 1997, the Principal Stockholders in the aggregate own approximately 23% of the outstanding Cosmetic Class A common stock and approximately 48% of the outstanding Cosmetic Class B common stock.

     Pursuant to the Stockholders Agreement, the Principal Stockholders have agreed to elect to make the Cash Election for all of their Cosmetic Class A and Class B common stock with respect to each stock option held by each Principal Stockholder that has an exercise price of less than $7.63 per share.

     The Principal Stockholders have agreed that neither they nor their representatives or agents shall solicit, engage in negotiations, provide information to or otherwise cooperate with any person or entity that expresses an interest in acquiring all or a substantial part of any class of the securities, business or assets of Cosmetic nor will they grant any proxy, option or other similar right to any third person or entity in connection with a transaction inconsistent with the Merger. In addition, the Principal Stockholders agreed that they will not sell, pledge, agree to sell or pledge or otherwise dispose of any of their shares of any class of Cosmetic's securities to any third person, and with respect to any Stockholder Alternate Transaction (as defined below) or Cosmetic Center Alternate Transaction, each of the Principal Stockholders will vote against any such Stockholder Alternate Transaction or Cosmetic Center Alternate Transaction and, if available, will exercise appraisal rights with respect to their shares. A "Stockholder Alternate Transaction" is defined as a sale or agreement to sell by any one of the Principal Stockholders any shares of any class of the outstanding equity securities or securities convertible into equity securities of Cosmetic to any person or group other than Revlon or its affiliates.

     If (a) any Stockholder Triggering Event or Cosmetic Center Triggering Event occurs prior to the termination of the Merger Agreement in accordance with its terms or (b) any Stockholder Alternate Transaction or Cosmetic Center Alternate Transaction is consummated prior to the Cosmetic Center Termination Date, each Principal Stockholder agrees, jointly and severally, to pay Revlon within two business days after such event the Revlon Expense Reimbursement Fee (without duplication of any amounts in respect of expense reimbursement paid to Revlon by Cosmetic pursuant to the Merger Agreement). A "Stockholder Triggering Event" shall have occurred if any of the Principal Stockholders breach any of its obligations under the Stockholders Agreement in any material respect or Cosmetic breaches any of its obligations under the Merger Agreement in any material respect.

     If Cosmetic should consummate any Cosmetic Center Alternate Transaction or any Principal Stockholder shall consummate a Stockholder Alternate Transaction prior to the Cosmetic Center Termination Date or during the 90-day period immediately following the Cosmetic Center Termination Date, the Principal Stockholders agree to pay to Revlon a break-up fee equal to 25% of the difference between (i) the value of the consideration paid to the Principal Stockholders in such Cosmetic Center Alternate Transaction or such Stockholder Alternate Transaction, as the case may be, with respect to all of their shares minus (ii) the product of (A) the number of shares held by the Principal Stockholders multiplied by (B) $7.63 (the "Principal Stockholders Break-Up Fee").

     If (i) at any meeting of Cosmetic stockholders held for the purpose of voting on the Merger, the Principal Stockholders do not vote in favor of the Merger or (ii) the Principal Stockholders vote in favor of any Stockholder Alternate Transaction or any Cosmetic Center Alternate Transaction prior to the Cosmetic Center Termination Date, the Principal Stockholders agree to pay Revlon a fee of $1 million, provided that if the Principal Stockholders Break-Up Fee is payable subsequently, the $1 million payable would be credited against such Principal Stockholders Break-Up Fee.

     Cosmetic has no agreement, arrangement or understanding pursuant to which it would be required to reimburse the Principal Stockholders in the event that they were required to pay any of the Revlon Expense Reimbursement Fee or the Principal Stockholders Break-Up Fee.

     Pursuant to the Stockholders Agreement, Principal Stockholders holding at least 25% of all Cosmetic Class C common stock held by the Principal Stockholders will be entitled to demand on one occasion that Cosmetic file a registration statement under the Securities Act for the sale of their Cosmetic Class C common stock. The Principal Stockholders will also be entitled to include their Cosmetic Class C common stock in certain registration statements filed for the benefit of Cosmetic. Cosmetic will bear all expenses of such registration statements, except for fees and expenses of counsel for the Principal Stockholders and underwriters' discounts, fees and expenses.

     The Stockholders Agreement provides that for three years from the consummation of the Merger, the Principal Stockholders will agree to vote all of their Cosmetic Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Cosmetic Class C common stock, but not less than seven board seats, including two independent directors, and Revlon will agree to vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Cosmetic Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats.

                             AGREEMENTS WITH REVLON

     At the Effective Time, the Combined Company and Revlon (or with respect to the employee stores located in Edison, New Jersey, Holdings) will enter into the following agreements:

HOLMDEL LEASE

     At the Effective Time, the Combined Company will enter into a lease with Revlon for the retail store and office, warehouse and distribution facility that PFC currently occupies in Holmdel, New Jersey for a period of up to five years at a base rental of $395,250 per annum plus its proportionate share (17.2%) of operating and tax expense escalations, which it is estimated will aggregate approximately $342,000 for the full year in 1997 (the "Holmdel Lease"). The Holmdel Lease can be terminated by the Combined Company upon 60 days' prior notice for any reason and can be terminated by Revlon upon 180 days' prior notice if (i) Revlon accepts an offer to sell or lease the facility to a third party or ceases or substantially reduces operations at the facility; (ii) Revlon or any of its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Combined Company; (iii) if all or substantially all of Combined Company's assets are sold to any person other than an affiliate of Revlon or (iv) an agreement is entered into by Revlon that would result in either (ii) or (iii).

PFC EMPLOYEE STORE LEASES

     The Combined Company will continue to occupy the PFC employee stores located in Edison (currently two employee stores that may be consolidated) and Irvington, New Jersey; Oxford, North Carolina; and Phoenix, Arizona pursuant to leases with terms of one year at an annual rent of $73,150, $20,064, $27,500 and $18,200, respectively, for the first year, with the option to renew for nine additional one-year periods with rent increases of 5% of the annual base rent for each renewal year (the "PFC Employee Store Leases"). Operating costs are included in the rent. During the first year of the terms, the PFC Employee Store Leases would not be able to be terminated except that if at any time during the term Revlon enters into an agreement with a non-affiliate for the sale or lease of the facility in which a store is located, Revlon may terminate the relevant lease upon notice effective the earlier to occur of five business days before the closing of such sale or lease transaction, or 180 days following the giving of such notice. In addition, at any time during the term either party may terminate the applicable lease if Revlon ceases or substantially diminishes its operations in the portion of a building in which a store is located (a "Cessation of Operations"). If a Cessation of Operations occurs, Revlon may terminate the lease upon 120 days' notice, except that if the termination date would fall during the period between Thanksgiving and December 31, the termination date automatically will become the first business day following December 31. If a Cessation of Operations occurs, the Combined Company may terminate upon at least 90 days' prior notice. After the first year of the leases, the Combined Company may terminate at any time upon at least 90 days' prior notice. Revlon may terminate at any time after the second anniversary of the date of the leases if (i) Revlon or any of its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Combined Company; (ii) all or substantially all of the Combined Company's assets are sold to any person other than an affiliate of Revlon or (iii) an agreement is entered into by Revlon that would result in either (i) or (ii). If Revlon exercises such termination right after the second year of the leases but before the beginning of the fifth year, Revlon must give at least one year's notice. Thereafter, Revlon may terminate in such event on 180 days' notice. Revlon is not obligated to terminate any or all of the leases in such event, but may choose to retain the Combined Company as a tenant in one or more locations. At the Effective Time, the Combined Company will also sublease the New York employee store from Revlon at an annual rent of approximately $99,000, which includes such store's share of operating and tax escalations and which is subject to escalation each year. The sublease expires in December 2004. If Revlon or one of its affiliates no longer owns 50% or more of the voting stock of the Combined Company, the consent of Revlon's landlord to the sublease must be sought to permit continuation of the sublease. The landlord is not affiliated with Revlon and no assurance can be given that such consent will be forthcoming. If Revlon terminates the Supply Agreement with the Combined Company and does not agree to supply products for resale at the New York employee store, the Combined Company may terminate the sublease on 90 days' prior notice. The lease for the employee store located in Apex, North Carolina, which is with a third party and provides for a fixed annual rent of $17,444, including such store's share of operating and tax expense escalation, and which expires April 2000, will be assigned by a subsidiary of Revlon to the Combined Company at the Effective Time.

SERVICES AGREEMENT

     Revlon and the Combined Company will enter into a services agreement at the Effective Time pursuant to which Revlon will provide services, including executive, treasury, legal, human resources, accounting, tax, real estate, management information services, corporate information services, including investor relations, risk management, participation in Revlon's insurance and self-insurance programs and warehouse and distribution services (collectively, the "Services"), as and to the extent requested by the Combined Company (the "Services Agreement"). The Combined Company will pay Revlon the actual cost incurred by Revlon in providing the Services. To the extent the Services are secured from third party providers such as insurance carriers or outside advisors such as lawyers and accountants, the Combined Company will pay to Revlon that portion of the amounts due to such third party providers as is allocable to the Services purchased for and provided to or for the benefit of the Combined Company. Such payments shall be made within ten working days of the invoice therefor. Additionally, the Combined Company will reimburse Revlon for all other reasonable out-of-pocket expenses incurred by Revlon in providing the Services. Additionally, the Combined Company will pay Revlon a one-time payment of $340,000 to cover all severance costs expected to be incurred by Revlon with respect to the termination of certain Revlon employees who provided Services to PFC prior to the Merger as a result of the Combined Company's decision to consolidate certain warehouse, distribution and headquarters operations in Maryland. The Services Agreement provides that Revlon need not make available any Services to the Combined Company to the extent doing so would cause an unreasonable burden to Revlon or to the extent that Revlon discontinues such Services within its organization. Although there is no specific limit on the amount payable to Revlon for the Services, the charges are based upon Revlon's actual cost of providing such Services and amounts due to third party providers with respect to the Services. If Revlon were to provide the Combined Company with the same amount of Services in 1997 that had been provided to PFC in 1996, it is estimated that the total annual amount payable to Revlon in connection with the provision of such Services would not exceed $700,000 for 1997 (not including the one-time payment of $340,000 to cover severance costs). The Services Agreement or any severable part thereof may be terminated by either party on 180 days' notice. In addition, if at any time Revlon together with its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Combined Company or if all or substantially all of the Combined Company's assets are sold to any person other than an affiliate, Revlon may terminate the Services Agreement upon 30 days' prior notice.

SUPPLY AGREEMENT

     Revlon and the Combined Company will enter into a purchase and supply agreement (the "Supply Agreement") at the Effective Time for a term of at least two and a maximum of four years pursuant to which Revlon would agree to supply to the Combined Company for resale in its retail stores, and not for wholesale distribution, first quality Revlon products and first quality excess Revlon products, and for resale only in the PFC division retail stores, and not for wholesale distribution, discontinued and returned and refurbished Revlon products (subject in all cases to the availability of product). Payments shall be made within 30 days net of shipment. The Supply Agreement provides that Revlon may terminate the agreement effective at any time after the second anniversary of the Merger on one year's notice if Revlon together with its affiliates no longer have the power to vote, directly or indirectly, a majority of the voting power of outstanding shares of the Combined Company or if all or substantially all of the Combined Company's assets are sold to any person other than an affiliate.

TAX SHARING AGREEMENT

     Revlon and PFC are, and after the Effective Time, Revlon and, assuming Revlon owns more than 80% of the Cosmetic Class C common stock, the Combined Company will be, for federal income tax purposes, included in the affiliated group of which Mafco Holdings Inc. ("Mafco Holdings") is the common parent. As a result, Revlon's and the Combined Company's federal taxable income and loss will be included in such group's consolidated tax return filed by Mafco Holdings. Revlon and the Combined Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries.

     In June 1992, Mafco Holdings, Holdings, Revlon, Inc. (Revlon's parent), Revlon and certain of Revlon's subsidiaries, including PFC entered into a tax sharing agreement (as amended by the second amendment, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Revlon against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. and Revlon or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc., Revlon or a subsidiary of Revlon is a member of such group. Revlon, Inc. has agreed to pay Revlon its share of any payment received by Revlon, Inc. from Mafco Holdings under the Tax Sharing Agreement and Revlon has agreed to pay to each of its subsidiaries, including PFC, its share of any payment received by Revlon from Revlon, Inc. under the Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon will pay to Revlon, Inc., which in turn will pay to Mafco Holdings, amounts equal to the taxes that such corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon), except that Revlon will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon or Revlon, Inc. if and to the extent Revlon is prohibited under the Revlon credit agreement from making cash tax sharing payments to Revlon, Inc. The Revlon credit agreement prohibits Revlon from making cash tax sharing payments other than in respect of state and local income taxes.

     Pursuant to the Tax Sharing Agreement, each of the subsidiaries of Revlon, including PFC, has agreed to pay to Revlon an amount equal to its liability for federal, state and local income taxes (including estimated taxes), if any. Since the payments to be made by subsidiaries of Revlon, including PFC, to Revlon under the Tax Sharing Agreement will be determined by the amount of taxes that such subsidiaries would otherwise have to pay if they were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Revlon to the extent Revlon can offset the taxable income generated by such subsidiaries, including PFC, against losses and tax credits generated by Revlon and its other subsidiaries. PFC anticipates that, as a result of anticipated operating losses, no significant federal tax payments or payments in lieu of taxes pursuant to the Tax Sharing Agreement will be required by PFC for 1997. At the Effective Time, assuming Revlon owns 80% or more of the Combined Company, the Combined Company will become a party to the Tax Sharing Agreement.

REGISTRATION RIGHTS AGREEMENT

     The Combined Company will enter into a registration rights agreement with Revlon pursuant to which Revlon will be entitled to demand on three occasions that the Combined Company file a registration statement under the Securities Act in connection with the sale of Revlon's Cosmetic Class C common stock and will also be entitled to include such shares in certain registration statements filed for the benefit of the Combined Company (the "Registration Rights Agreement"). The Combined Company will bear all expenses of such registration statements, except for fees and expenses of counsel for Revlon and underwriters' discounts, fees and expenses.

                                  THE MEETING


     This Proxy Statement/Prospectus is being furnished to holders of Cosmetic Class A and Class B common stock in connection with the solicitation of proxies by the Cosmetic Board from the holders of the Cosmetic Class B common stock for use at the Meeting. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Cosmetic stockholders on or about March 27, 1997. This Proxy Statement/Prospectus also constitutes Cosmetic's Annual Report with respect to the fiscal year ended September 27, 1996.


     COSMETIC'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC WILL BE FURNISHED WITHOUT CHARGE TO COSMETIC STOCKHOLDERS UPON WRITTEN REQUEST TO MR. BRUCE E. STROHL, THE COSMETIC CENTER, INC., 8839 GREENWOOD PLACE, SAVAGE, MARYLAND 20763.

TIME AND PLACE; PURPOSES


     The Meeting will be held at the Holiday Inn, 4095 Powder Mill Road, Beltsville, Maryland, on April 17, 1997, starting at 3:00 p.m., Eastern Standard Time. At the Meeting, holders of Cosmetic Class B common stock will be asked to approve (i) the Merger Agreement, including the Class C Amendment, the conversion of Cosmetic Class A and Class B common stock into Cosmetic Class C common stock and the appointment of nine directors at the Effective Time, (ii) the Board Amendment, (iii) the election of two members of the Cosmetic Board (who will be replaced in connection with the appointment of nine directors upon consummation of the Merger) and (iv) the approval of the Cosmetic 1997 Stock Option Plan.


VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Cosmetic Board has fixed the close of business on February 24, 1997 as the record date for the determination of Cosmetic Class B stockholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of Cosmetic Class B common stock at the close of business on February 24, 1997 are entitled to notice of and to vote at the Meeting. At the close of business on February 24, 1997, there were 1,582,780 shares of Cosmetic Class B common stock outstanding. Holders of Cosmetic Class A common stock are not entitled to vote at the Meeting.

     The Cosmetic Class B common stock is the only class of securities entitled to vote at the Meeting, and each share of Cosmetic Class B common stock is entitled to one vote on each matter properly submitted to a vote at the Meeting. The presence at the Meeting in person or by properly executed proxies of the holders of a majority of the outstanding Cosmetic Class B common stock is necessary to constitute a quorum for the transaction of business at the Meeting.

     The affirmative vote of a majority of the outstanding Cosmetic Class B common stock is required to approve the Merger Agreement. Approval of the Board Amendment requires the affirmative vote of at least 80% of the outstanding Cosmetic Class B common stock, and the election of the directors and the approval of the Cosmetic 1997 Stock Option Plan requires the affirmative vote of a majority of the Cosmetic Class B common stock present and voting at the Meeting.

     The Principal Stockholders and their family members, who in the aggregate beneficially own or control more than 51% of the outstanding Cosmetic Class B common stock as of the record date, have advised Cosmetic that they intend to vote their shares in favor of the Merger Agreement, the Board Amendment, the election of the directors and the approval of the Cosmetic 1997 Stock Option Plan. Accordingly, the approval of the Merger Agreement, the election of the directors and the approval of the Cosmetic 1997 Stock Option Plan (but not the Board Amendment) are assured without the vote of any other stockholder.

PROXIES

     All shares of Cosmetic Class B common stock represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated in a properly executed proxy, such proxy will be voted FOR the approval of the Merger Agreement, the Board Amendment, the election of directors and the Cosmetic 1997 Stock Option Plan. A properly executed proxy marked "abstain," although counted for the purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Meeting, will not be voted. Accordingly, because the affirmative vote of a majority of the outstanding Cosmetic Class B common stock is required for approval of the Merger Agreement and the affirmative vote of 80% of the outstanding Cosmetic Class B common stock is required for approval of the Board Amendment, a proxy marked "abstain" will have the effect of a vote against such proposals. Shares represented by "broker non-votes" (that is, shares held by brokers or nominees which are represented at the Meeting but with respect to which the broker or nominee is not authorized to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Meeting. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Merger Agreement or the Board Amendment and therefore, absent specific instructions from the beneficial owner of such shares, are not authorized to vote such shares with respect to the approval of the Merger Agreement or the Board Amendment. Because the affirmative vote of a majority of the outstanding Cosmetic Class B common stock is required for the approval of the Merger Agreement and the affirmative vote of 80% of the outstanding Cosmetic Class B common stock is required for approval of the Board Amendment, a "broker non-vote" will have the effect of a vote against the Merger Agreement and the Board Amendment.

     A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by delivering to Cosmetic's Secretary a signed notice of revocation or a signed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

     The Cosmetic Board is not aware of any business to be acted upon at the Meeting other than as described in this Proxy Statement/Prospectus. If, however, other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment. Such adjournments or postponements may be for the purpose of soliciting additional proxies.


     The cost of soliciting proxies will be paid by Cosmetic. In addition to solicitation by mail, arrangements will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and Cosmetic will reimburse them for their reasonable expenses in so doing. To the extent necessary to ensure sufficient participation at the Meeting, Cosmetic's directors, officers and regular employees, without extra compensation, may request by telephone or telegram the return of proxy cards. Cosmetic may retain DF King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies. Cosmetic expects to pay such firm a fee of approximately $5,000 plus reimbursement of expenses in connection with its services.


     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR COSMETIC CLASS A AND CLASS B COMMON STOCK WILL BE MAILED BY COSMETIC TO COSMETIC STOCKHOLDERS THAT ARE STOCKHOLDERS OF RECORD ON FEBRUARY 24, 1997 AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                              BUSINESS OF COSMETIC

GENERAL

     Cosmetic is primarily engaged in the retail sale of a wide range of brand name cosmetics, fragrances, beauty aids and related items (sometimes referred to herein as "cosmetic products"). Cosmetic is a specialty retailer of cosmetic products and believes that its stores offer a larger selection of cosmetic products than other retailers in Cosmetic's market areas.

     Historically, the primary retailers of cosmetic products have been department stores, drug stores and discount stores. Department stores offer primarily higher priced prestige items, usually at the manufacturers' suggested retail prices. Traditional drug stores generally offer lower priced, mass-merchandised items and a limited selection of prestige items, typically at the manufacturers' suggested retail prices. Discount stores feature lower prices, but generally only offer mass-merchandised cosmetic products. Cosmetic believes that the traditional industry marketing practices present an opportunity for a specialty retailer and that its distinctive combination of value pricing, breadth and depth of product selection, customer service, strategic store concentration and aggressive marketing creates a competitive advantage over other cosmetic product retailers.

RETAIL DIVISION

     Cosmetic's retail speciality stores sell cosmetic products. Cosmetic's stores, which operate under the name "The Cosmetic Center(Register mark)", are located in the metropolitan areas of Washington, D.C.; Richmond, Virginia; Baltimore, Maryland; Chicago, Illinois; Charlotte/Raleigh/Durham, North Carolina; and Philadelphia, Pennsylvania.

     Cosmetic's retail division operated 69 specialty stores under the name "The Cosmetic Center(Register mark)" as of December 31, 1996. The stores offer a broad selection of approximately 25,000 brand name prestige and mass-merchandised cosmetic products, including items in different sizes and colors, for women, men and children at everyday prices generally ranging from 10% to 50% below the manufacturers' suggested retail prices, with most items priced from 10% to 20% below such prices. Cosmetic features advertised items priced up to 70% below the manufacturers' suggested retail prices. The stores' merchandise includes, among other things, perfume, cologne, after-shave, makeup, lipstick, eyeshadow, nail polish, skin care and treatment products, shampoo, hair color, hair spray, soap, bath and body products, sun tan products, eye care products, hair dryers, curling irons, hosiery, cosmetic accessories and novelty items.

     Cosmetic's retail division operates hair salons in 60 of its 69 specialty stores. The Salon at The Cosmetic Center ("The Salon") emphasizes quality haircutting and manicure services at moderate prices for the entire family. The Salon offers the following major services: shampooing, conditioning, haircutting and styling, hair coloring and permanent waving. Some stores also offer manicure services. In addition to professional services, The Salon sells various professional hair and nail care products.

     Stores are open every day of the year (except Easter, Thanksgiving and Christmas) generally from 10:00 a.m. to 9:00 p.m., Monday through Friday; 10:00 a.m. to 7:00 p.m. on Saturday; and 11:00 a.m. to 6:00 p.m. on Sunday. The Salon hours generally are shorter. The stores range in size from approximately 5,000 to 10,000 square feet and are designed to provide a combination of full-service and self-service shopping. Merchandise is generally displayed on mirror backed wall displays, color-coordinated aisle shelving units and in lighted, mirrored showcases in accordance with a detailed, standardized shelving plan. Products are displayed by department, manufacturer and size, permitting departments to expand or contract rapidly in response to changes in customer demand. Store interiors generally include wall-to-wall carpeting, color-coordinated custom designed fixtures, recessed and track lighting and background music.

     Each store is supervised by a management team comprised of a store manager and a minimum of two assistant managers. Store management personnel receive bonuses based on achievement of sales and expense control objectives by their respective stores. Store staffing includes full service sales personnel familiar with Cosmetic's multiple product lines and other hourly employees. Managers, assistant managers and sales personnel from time to time receive training about the cosmetic products sold by Cosmetic.

     Control over store operations is the responsibility of Cosmetic's vice president of retail operations, one regional manager and six district managers. It is company policy for the district managers to visit each store at least weekly to ensure the quality of merchandise presentation, proper staffing and adherence to company standards.

     Approximately 61% of Cosmetic's sales are made for cash with the balance under major credit card plans for which Cosmetic assumes no credit risk. The stores accept the return of merchandise.

ATLANTA, GEORGIA MARKETPLACE

     Cosmetic closed its eight retail stores in the Atlanta, Georgia marketplace effective August 4, 1996. As a result, in the fourth quarter of the fiscal year ended September 27, 1996, Cosmetic recorded a restructuring provision of approximately $4.0 million. The restructuring provision included the cost of future lease obligations, a write off of certain assets and a severance package for its Atlanta employees. The expected future cash requirement of the restructuring provision at December 27, 1996 is approximately $1.9 million and will be paid over the remaining one to four year terms of the Atlanta leases.

WHOLESALE DIVISION

     Cosmetic's wholesale division, through Cosmetic's wholly owned subsidiary,
M. Steven Cosmetic Company, Inc., distributes cosmetic products to independent drug stores and regional retail chains throughout the United States. The division mails a catalog twice a year to all of its customers and once a year, before the Christmas season, to selected independent drug stores and regional retail chains. It also sends out a flyer several times a year featuring special promotional items. The wholesale division uses a telemarketing staff to solicit orders from independent drug stores and regional retail chains via a toll-free telephone number, as well as by mail. Independent sales representatives working on a commission basis also service many independent drug stores.

DISTRIBUTION DIVISION

     Cosmetic's distribution division, through Cosmetic's wholly owned subsidiary Courtney Brooke, Inc., purchases cosmetic products produced by manufacturers pursuant to Courtney Brooke's specifications for sale under the "Courtney Brooke(Register mark)" label. These products are sold in Cosmetic's stores, by Cosmetic's wholesale division and to a small extent by independent sales representatives.

RETAIL STORES

     The following table summarizes the number of stores opened, net of closed stores, by fiscal year by metropolitan market area as of September 27, 1996.

                                              WASHINGTON    CHICAGO    BALTIMORE    RICHMOND     NORTH      PHILA.    ATLANTA
FISCAL YEAR                          TOTAL       D.C.         IL          MD           VA       CAROLINA      PA        GA
-----------------------------------  -----    ----------    -------    ---------    --------    --------    ------    -------
1986 (and prior)...................    10          8                                    2
1987...............................     6          2            1           3
1988...............................     5                       4           1
1989...............................     4                       4
1990...............................     4          2            2
1991...............................     5          2            3
1992...............................     5          3            1           1
1993...............................     8          3            3           1           1
1994...............................    14          2            2                       1           3          2          4
1995...............................    12          4            1                                   2          3          2
1996...............................    (4)         1                                                           1         (6)
                                     -----        --        -------        --          --          --       ------    -------
                                       69         27           21           6           4           5          6          0

     In fiscal year 1996, Cosmetic opened five stores, two in Georgia and one each in Illinois, Pennsylvania and the Washington, D.C. metropolitan market area, and closed nine stores, eight in Georgia and one in Illinois. Cosmetic may open additional stores in fiscal year 1997, although no stores were opened or closed during the first quarter of fiscal year 1997. Cosmetic's estimated cost of opening a new store is approximately $0.7 million, including $0.5 million for initial inventory and $0.2 million for leasehold improvements, furnishings and fixtures, point-of-sale equipment, hair salon equipment and other items. The opening of additional stores will be subject to a number of factors, including general economic and business conditions affecting consumer purchases, the availability of suitable store sites and the procurement of acceptable leases.

PURCHASING

     In purchasing merchandise, Cosmetic generally seeks to obtain purchases based on the most favorable combination of prices, quantities and merchandise selection available and, accordingly, the extent and nature of Cosmetic's purchases from various vendors change constantly. For the 1996 fiscal year, Cosmetic estimates that approximately 82% of its cosmetic products were purchased directly from manufacturers and their representatives (primary sources) and approximately 18% were purchased from wholesalers and retailers (secondary sources). Over the last several years, the percentage purchased from primary sources has increased from approximately 40% in fiscal year 1985 to its current level. Cosmetic purchases merchandise from approximately 560 vendors. For the 1996 fiscal year, more than $100,000 of purchases were made from each of approximately 155 different vendors. The three largest primary source vendors accounted for approximately 10%, 8% and 4%, respectively, of total purchases. The largest secondary source vendor accounted for approximately 2% of total purchases. For fiscal 1996 and 1995, Cosmetic's purchases from Revlon accounted for 10% and 8% of total purchases, respectively, making Revlon the largest primary source vendor in each year. As is customary in the cosmetic product industry, Cosmetic has no long-term or exclusive contract with any vendor. The loss of any of Cosmetic's largest vendors could have a material adverse effect on Cosmetic.

     Some of the cosmetic products purchased by Cosmetic from its secondary sources may include cosmetic products that were originally sold to department stores and other retailers. From time to time, certain manufacturers have taken actions to prohibit or restrict the resale of such products by department stores and other retailers. Some of the cosmetic products purchased by Cosmetic from its secondary sources also may include products subject to copyright, trademark, trade dress and patent rights, either manufactured in foreign countries or manufactured in the United States and sold to foreign distributors. Periodically, litigation and administrative proceedings have been instituted, and federal legislation has been proposed but seeking to halt or restrict the importation of such merchandise. Any of the foregoing prohibitions or restrictions could have a material adverse effect on the Combined Company if the Combined Company could not obtain alternative sources for its products on terms at least as favorable as are currently available. In addition, certain manufacturers have not been willing to sell products to retailers who sell merchandise received from secondary sources or who offer value pricing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cosmetic -- Hair Salon Strategy."

INVENTORY AND DISTRIBUTION MANAGEMENT

     Cosmetic's retail and wholesale divisions are served from a 103,000-square foot distribution center located in Savage, Maryland. Cosmetic believes that the distribution center, which opened in September 1990, has the capacity to service approximately 100 specialty retail stores as well as Cosmetic's wholesale operations. Cosmetic uses a computerized inventory control and reporting system which utilizes sales data collected by an electronic point-of-sale system at each store, integrates data from Cosmetic's operations and is a key element in Cosmetic's planning, purchasing and distribution decisions. The computer system prepares price labels and picking orders and provides for automated reordering, minimum and maximum stocking levels and optimum order quantities based on sales. The system also permits analysis of sales data based on product groups, items and manufacturers so that Cosmetic may respond rapidly to changes in sales patterns. Cosmetic believes that the automated stock replenishment system provides Cosmetic with a competitive advantage by reducing store personnel expenses and enabling store personnel to focus on customer service.

     Products delivered to Cosmetic's stores are generally marked with Cosmetic's selling price, as well as the manufacturer's suggested retail price, and are delivered to the stores in company-operated trucks. Deliveries generally are made once a week, with more frequent deliveries during the six-week Christmas season. Frequent deliveries permit the stores to minimize storage space, increasing the space used for display and sale of merchandise. Merchandise for wholesale customers is shipped by common carriers.

     Cosmetic currently uses an IBM Model AS400 Model F70, which was upgraded in January 1994. In fiscal years 1993 and 1994, Cosmetic upgraded its point-of-sale system in all of its stores to provide greater data processing and analysis capacity.

ADVERTISING

     Cosmetic's retail division traditionally uses newspaper print and insert advertising in major metropolitan newspapers in Cosmetic's market areas. Cosmetic may seasonally supplement its advertising program with radio and television advertising. To increase store traffic and sales, Cosmetic features advertised items priced up to 70% below the manufacturers' suggested retail prices. The wholesale division relies primarily on telemarketing, catalogs and flyers for sales promotion. Cosmetic has been able to obtain cooperative advertising allowances from some of its vendors. Cosmetic groups its stores in selected market areas, among other reasons, to obtain economies of scale on advertising expenditures.

TRADE NAMES AND SERVICE MARKS

     Cosmetic's stores use the trade name and service mark "The Cosmetic Center(Register mark)." Cosmetic has registered "The Cosmetic
Center(Register mark)" as a service mark with the United States Patent and Trademark Office and with the State of Maryland. In some states, however, other businesses may use similar names and Cosmetic's rights to open new stores under the name "The Cosmetic Center(Register mark)" may be limited in such states. Cosmetic uses the slogan "A Beautiful Way to Save(Register mark)" in all of its retail advertising, for which it has obtained registration with the United States Patent and Trademark Office. Cosmetic purchases cosmetic products produced by manufacturers for sale under Cosmetic's "Courtney Brooke(Register mark)" and "Biny (Bullet) Biny(Register mark)" labels. Cosmetic has obtained federal registration for the "Courtney Brooke(Register mark)" mark and the "Biny (Bullet) Biny(Register mark)" mark for substantially all of those classes of goods sold under the "Courtney Brooke(Register mark)" mark and the "Biny (Bullet) Biny(Register mark)" mark.

EMPLOYEES

     At December 27, 1996, Cosmetic had approximately 1,780 employees, of whom 860 were full-time and 920 were part-time. Cosmetic pays wages and salaries and provides fringe benefits which it believes are competitive with those of its competitors in its geographic market areas. None of Cosmetic's employees are covered by a collective bargaining agreement and no work stoppages have been experienced. Cosmetic believes that its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

     From time to time, Cosmetic is involved in various routine legal proceedings incident to the ordinary course of its business. Cosmetic believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material effect on its business.

COMPETITION

     The retail and wholesale cosmetic product business and professional salon services business are very competitive. Cosmetic's retail competitors include department stores, independent drug stores, national and regional drug chains, discount stores, other retail stores, large and small professional hair salon chains, and independently owned salons. Some of these competitors sell cosmetic products and professional hair services at discount prices, and many are part of large national or regional chains that have substantially greater resources and name recognition than Cosmetic. Cosmetic's stores compete on the basis of selling price, merchandise selection and variety, customer service, store location and ambiance. Cosmetic believes that its distinctive combination of value pricing, breadth and depth of product selection, customer service, strategic store concentration, and aggressive marketing provides a strong basis for competition with other cosmetic product retailers. However, there can be no assurance that others using a similar approach will not become competitors of Cosmetic.

     Cosmetic's wholesale division competes directly with other cosmetic wholesalers nationwide. Some of these wholesalers have substantially greater resources than Cosmetic. Cosmetic's wholesale division competes on the basis of merchandise selection and availability, selling price and rapid delivery.

STORE PROPERTIES

     Cosmetic's stores range in size from approximately 5,000 to 10,000 square feet, with the average store comprising 6,200 square feet. All of Cosmetic's stores operate under leases with the initial term expiring at varying dates until January 2006. The average remaining initial term of the store leases is approximately four years. Certain of the leases contain renewal options up to fifteen years, with the average renewal term being five years. The base rental rates on leases average approximately $14.09 per square foot. Substantially all of Cosmetic's leases provide for additional rents equal to a percentage of sales above a certain minimum level. Sixteen of Cosmetic's leases terminate during 1997 or 1998. Cosmetic believes it will be able to negotiate new leases for these properties or lease other space in the vicinity of the current locations. Cosmetic leases a store in an industrial park from a partnership in which Anita
J. Weinstein, vice chairman, vice president, secretary and director of Cosmetic, holds a 35.67% limited partnership interest. See "Business of Cosmetic -- Retail Stores" for information as to the number of stores and market areas.

DISTRIBUTION CENTER AND CORPORATE HEADQUARTERS

     All of Cosmetic's stores are currently served by a 103,000-square foot warehouse and distribution center and corporate headquarters located in Savage, Maryland. This facility is leased by Cosmetic subject to a lease agreement expiring in September 2000, with a five-year renewal option. All support services for the stores are centralized in the facility, including purchasing, data processing, advertising and general administration. The distribution center supplies all of the merchandise requirements of Cosmetic's stores. Cosmetic believes that this facility currently can service approximately 100 specialty retail stores as well as Cosmetic's wholesale operations, and that its store locations, distribution center and inventory are adequately covered by insurance. It is currently anticipated that warehouse, distribution and headquarters operations of Cosmetic and PFC will be consolidated in a new facility in Maryland.

                                BUSINESS OF PFC

GENERAL

     PFC operates a chain of retail stores that sell a wide range of brand name cosmetics, fragrances and health and beauty products at discounted prices. As of December 31, 1996, PFC operated 198 stores located principally in outlet malls in 41 states.

     PFC's stores, which operate under the names Prestige Fragrance & Cosmetics, Colours & Scents, Visage and The Cosmetic Warehouse, offer a broad selection of brand name prestige and mass-merchandised cosmetic products, including face makeup, lip makeup, nail enamel, eye makeup, skin care and treatment products, bath and body products, shampoo, hair color, hair spray, soap, perfume, cologne, after-shave and cosmetic accessories. PFC stores stock mass, specialty and department store brands of certain major manufacturers, including Revlon. The stores operating under the name Prestige Fragrance & Cosmetics, as well as ten of the stores that operate under the name Colours & Scents (the "Prestige Fragrance & Cosmetics stores"), sell first quality, first quality excess, returned and refurbished and discontinued items in the outlet store environment and provide an outlet for major cosmetic manufacturers to sell these products without competing directly with the retailers that purchase products from these same manufacturers. The other 23 stores operating under the name Colours & Scents (the "Colours & Scents stores") principally carry first quality prestige brand fragrances and cosmetics normally carried in department stores at substantial discounts from department store prices. Colours & Scents stores also operate in the outlet mall environment and as such provide an outlet for prestige brand manufacturers to sell their excess and overstocked first quality merchandise. A wholly owned subsidiary of Revlon, PFC was acquired by Revlon's predecessor in 1987 as part of the acquisition of the Charles of the Ritz business from Yves St. Laurent.

STORE LOCATIONS

     As of December 31, 1996, of PFC's 198 stores, 166 were Prestige Fragrance & Cosmetics stores, 23 were Colours & Scents stores, one was operated under the name Visage, one was operated under the name The Cosmetic Warehouse and seven were employee stores that sell principally to employees of Revlon and its affiliates and are also open to the general public. The Prestige Fragrance & Cosmetics stores are located in 41 states, with 16 located in California, 16 located in Florida and 13 located in Texas. PFC acquired 20 Colours & Scents stores in 1994. The Colours & Scents stores are located throughout the United States, with six stores in California. The employee stores are located in New York, New Jersey, Arizona and North Carolina. The Visage and The Cosmetic Warehouse stores are located in Florida.

     The table below indicates the states in which PFC operated stores as of December 31, 1996:

                                                                              VISAGE AND THE
                                            PRESTIGE FRAGRANCE    COLOURS        COSMETIC       EMPLOYEE
             LOCATION                           &COSMETICS        & SCENTS      WAREHOUSE        STORES
------------------------------------------  ------------------    --------    --------------    --------
Alabama...................................            2
Arizona...................................            3               1                             1
California................................           16               6
Colorado..................................            3               2
Connecticut...............................            2
Delaware..................................            1
Florida...................................           16               2              2
Georgia...................................            8               1
Hawaii....................................                            1
Idaho.....................................            2
Illinois..................................            4
Indiana...................................            5
Iowa......................................            2
Kansas....................................            2
Kentucky..................................            5
Louisiana.................................            3
Maine.....................................            1
Massachusetts.............................            1               1
Michigan..................................            3
Minnesota.................................            2
Mississippi...............................            2
Missouri..................................            5
Nebraska..................................            2
Nevada....................................            3
New Hampshire.............................            2
New Jersey................................            2                                             3
New Mexico................................            2               1
New York..................................            6               1                             1
North Carolina............................            6                                             2
Ohio......................................            3               1
Oklahoma..................................            1
Oregon....................................            4
Pennsylvania..............................            5               1
South Carolina............................            6
Tennessee.................................            8               1
Texas.....................................           13               2
Utah......................................            3
Vermont...................................            1
Virginia..................................            3               1
Washington................................            6               1
Wisconsin.................................            2
                                                                     --             --             --
                                                    ---
Totals....................................          166              23              2              7
                                                    ---              --             --             --
                                                    ---              --             --             --



STORE OPERATIONS AND MANAGEMENT

     Each PFC retail store is open every day of the year (except Easter, Thanksgiving, Christmas and New Year's Day) generally from 10:00 a.m. to 8:00 p.m., Monday through Friday, 10:00 a.m. to 7:00 p.m. on Saturday and 11:00 a.m. to 6:00 p.m. on Sunday. The Prestige Fragrance & Cosmetics stores and the PFC employee stores generally range in size from 900 square feet to 3,000 square feet with an average store size of approximately 1,650 square feet. The Colours & Scents stores generally range in size from 900 square feet to 2,600 square feet with an average store size of approximately 1,300 square feet. All Prestige Fragrance & Cosmetics stores are designed for both full-service salesperson assisted and self-service shopping, while most of the Colours & Scents stores are full-service only. Merchandise is generally displayed by manufacturer within product lines. The stores have attractive interiors, which generally include wall-to-wall carpeting or ceramic tile flooring, color-coordinated custom designed displays and recessed and track lighting.

     Each store location is staffed with trained sales personnel who are familiar with the merchandise and its features and benefits. Sales management personnel are compensated on a salary plus incentive bonus basis. Each store on average has five employees, including a manager, assistant manager and three assistants. Stores are grouped into 15 geographic districts, which are in turn grouped into four regions. District managers generally seek to visit stores within their districts approximately twice monthly to review merchandise levels and presentation, store appearance, personnel performance, expense control, security and adherence to PFC standards and operating procedures. The district managers report to four regional managers who in turn report to the vice president of store operations.

     Generally, approximately 65% of purchases at PFC's retail stores are made by cash or check, with the balance made by major credit cards, for which PFC assumes no credit risk. The stores generally accept the return of merchandise within 14 days of purchase, if accompanied by a valid store receipt. If merchandise is returned within 14 days without a receipt the customer can obtain a store credit.

INFORMATION SYSTEMS

     PFC is in the process of significantly upgrading its information system. The majority of the costs of such upgrades have already been paid. When implemented, these systems are designed to track buyers' orders, warehouse receipts, shipment to stores, inventories, markdowns, store sales and individual item performance. As part of this upgrade, perpetual inventory management information systems have been installed in all PFC stores and are scheduled to be implemented beginning in 1997. Point-of-sale information systems have been installed and implemented in all PFC stores. These systems are designed to allow PFC to merge data from the various phases of PFC's operations without manual input. Although historically PFC employees at each store manually entered product codes into registers to record sales, recently PFC stores have begun using bar scanners to register sales, track inventories and conduct physical inventories. The point-of-sale cash registers at PFC stores are designed to record daily sales and allow PFC to capture unit and financial data from a single entry. The new inventory and financial reporting systems, including purchase, product allocation/distribution and sales, are designed to allow PFC to monitor store and warehouse inventories efficiently and to provide for automatic reordering, minimum and maximum stocking levels and optimum order quantities based on actual sales. The systems are also designed to enable PFC to analyze retail sales data by product group, SKU and manufacturer so that PFC can adjust to changes in customer demand.

STORE EXPANSION AND CLOSINGS

     Historically, PFC has reviewed additional store locations on an ongoing basis, seeking to open new stores in outlet malls where it does not already have a presence. The opening of new stores is subject to a number of factors, including general economic and business conditions affecting consumer purchases, the availability of suitable store sites, the ability to obtain leases on favorable terms and the impact of competition from new stores on sales at existing stores, among others.

     Nine new store openings are expected for 1997, and leases for these stores have been negotiated and executed. Eleven other store sites are under consideration, although whether any such stores will be opened in 1997 depends upon the factors noted above and, among other things, upon the completion of the development of the outlet malls in question. PFC store openings may be delayed due to such factors as well as others, some of which are beyond PFC's control, including the developer's failure to complete an outlet mall as scheduled. PFC expects that the cost of opening a new store in fiscal 1997 will be approximately $215,000, including $80,000 for leasehold improvements and $135,000 for inventory, and that the cost of closing a store in fiscal 1997 will be approximately $25,000. PFC expects that the aggregate cost of opening new stores in 1997 will range from approximately $1.9 million to $3.0 million, depending upon the number of stores that are opened, and that the aggregate cost of closing stores in 1997 will be approximately $125,000. PFC currently expects that, in addition to the nine new store openings planned for 1997, up to approximately five stores of the eleven store sites that are under consideration could be opened in 1997 and that approximately five stores will be closed in 1997.

     PFC continuously monitors store performance and in the ordinary course of business closes stores that do not perform well. Through the year ended December 31, 1996, PFC closed five stores and opened 14 new stores for a net increase of nine stores. PFC closed eight stores and opened 17 new stores in 1995 for a net increase of nine stores and closed seven stores and, exclusive of the acquisition of the Colours & Scents stores in 1994, opened 22 new stores in 1994 for a net increase of 15 stores. PFC attempts to schedule store closings after the Christmas holiday season and typically attempts to schedule openings before November 15 so that stores are in operation during the Christmas holiday season. Management anticipates that store openings and closings will continue to be a regular part of the Combined Company's operations.

DISTRIBUTION OPERATIONS

     PFC's current executive and administrative offices and warehouse and distribution facility are located at a facility owned by Revlon in Holmdel, New Jersey and consists of approximately 15,000 square feet in office space and approximately 78,000 square feet in warehouse and distribution space. Other than inventory located at PFC stores, the remainder of PFC's inventory is stored in the Holmdel warehouse until it is delivered to the stores. At the Holmdel distribution center, delivered merchandise is inspected for damage and checked against the applicable purchase order and, unless shipped immediately to a PFC store to fill an existing order, is stored in the appropriate warehouse location. See "The Merger -- Operations After the Merger."

     Shipments are generally sent via United Parcel Service ("UPS") and are sent directly from the warehouse to PFC's retail stores. Revlon has a shipment contract with UPS that extends to its subsidiaries, including PFC. The prices paid by PFC vary, depending upon shipment weight and distance. If UPS services were not available, PFC believes it could use one or more other carriers without materially impacting the delivery process, although the start-up time necessary to familiarize a new carrier with PFC's operations could cause temporary disruptions in distribution and PFC's delivery costs could increase. Although there can be no assurance, PFC has no reason to believe that UPS services would not be available after the Effective Time.

     Deliveries of merchandise are generally made to PFC stores weekly, with more frequent deliveries during the Christmas holiday season when demand increases. Frequent deliveries permit the stores to minimize inventory storage space, maximizing display and selling space.

PURCHASING

     PFC purchases merchandise from a number of suppliers based on the most favorable available terms, including price, quantity and merchandise selection and, accordingly, the nature and extent of PFC's purchases vary in the ordinary course. PFC currently purchases inventory from approximately 75 vendors. PFC's largest vendor, Revlon, and its indirect parent, Holdings, accounted for approximately 27%, 32% and 45% of total purchases during 1996, 1995 and 1994, respectively, excluding for 1995 and 1994 approximately 3% and 5%, respectively, attributable to two brands that were divested by Revlon in 1995. In the past, PFC has purchased some first quality products as well as returned, discontinued and excess products from Revlon at discount prices. PFC's second largest supplier, with whom PFC has a supply contract that expires in 1999, accounted for approximately 18% and 15% of total purchases during 1996 and 1995, respectively. Two other significant suppliers accounted for approximately 6% and 4% of total purchases in 1996, and two other significant suppliers accounted for approximately 5% and 2% of total purchases during 1995. PFC does not believe that the loss of a single supplier, other than Revlon, would have a material adverse effect on PFC's business because PFC believes that alternative sources of supply would be available. See "Risk Factors -- Reliance on Vendors and Sources of Supply" and "Agreements with Revlon."

     PFC purchases from manufacturers as well as secondary source suppliers such as distributors, wholesalers, importers and retailers. As a result of the expansion of its merchandise mix, including the addition of fragrance products to PFC stores, PFC expects that its reliance on secondary sources will decrease slightly. During 1996 and 1995, PFC purchased 72% of its products and 73% of its products, respectively, directly from manufacturers, with the balance purchased from secondary sources. PFC's largest secondary source vendor accounted for approximately 6% and 7% of total purchases in 1996 and 1995.

     Merchandise purchased by PFC from secondary sources may include merchandise that was originally sold by manufacturers and distributors to department stores or other retailers. From time to time, certain manufacturers have taken actions to attempt to prohibit or restrict the resale of such merchandise by department stores and other retailers. Merchandise purchased by PFC from secondary sources may also include products that are subject to copyright, trademark, trade dress and patent rights, either manufactured in foreign countries or manufactured in the United States and sold to foreign distributors. Periodically, the United States trademark, trade dress, patent and copyright owners and their licensees and trade associations have initiated litigation or administrative agency proceedings seeking to halt the importation into the United States of such foreign manufactured or previously exported products or restrict the sale of such merchandise once in the United States. Federal legislation to support such owners', licensees' and trade associations' positions has been proposed but to date not adopted. PFC's secondary sources typically will not disclose the identity of their suppliers, and accordingly, PFC cannot determine what, if any, portion of its merchandise purchased from secondary sources could be affected by any such attempt to prohibit or restrict resale or by judicial, legislative or administrative action discussed above or by actions on other grounds. Although there can be no assurance that future judicial, legislative or administrative agency action, including possible import, export, tariff or other trade restrictions, will not limit or eliminate some of the secondary sources used by PFC, PFC believes that in the event of any such action or the limitation or elimination of any of its secondary sources, PFC could obtain alternative sources for most, if not all, of its products or substitute products from other suppliers. However, there can be no assurance that PFC could obtain such alternative sources or that the terms on which PFC could purchase these substitute products would be as favorable as the terms it currently receives from secondary sources.

TRADE NAME AND SERVICE MARK

     PFC's stores use the trade names and service marks "Prestige Fragrance & Cosmetics," "Colours & Scents," "Visage" and "The Cosmetic Warehouse." PFC has registered the Colours & Scents mark with the United States Patent and Trademark Office.

COMPETITION

     The retail cosmetic, fragrance and personal care product business is subject to intense competition. PFC's principal competitors are other stores or chains selling similar products at discounted prices, along with department stores, independent drug stores, national and regional drug chains and other retail stores. Some of PFC's competitors are part of large national or regional chains and have substantially greater resources and name recognition than PFC and some of these chains have stores that have been established for some time in the same geographic areas as PFC stores. PFC believes that the principal areas of competition with respect to its business are selling price, merchandise selection and variety, customer service and store location. Some of PFC's competitors derive revenue from sales of services or products other than cosmetics, fragrances, personal care products and cosmetic accessories, such as hair salons and professional beauty products.

MERCHANDISE AND MARKETING

     Prestige Fragrance & Cosmetics stores sell mainly excess, discontinued and returned products and some first quality products of major manufacturers. Colours & Scents stores sell principally prestige brand first quality cosmetic and fragrance products. Virtually all merchandising decisions affecting the stores are made by the buyers in charge of PFC's three product categories, mass cosmetics, prestige fragrances and beauty care and accessories, with approval by the Director of Merchandising. Pricing and markdowns are determined centrally but may be adjusted locally by regional managers in response to competitive situations, subject to certain approvals. Approximately 90% of the merchandise carried by Prestige Fragrance & Cosmetics stores is carried across all Prestige Fragrance & Cosmetics stores; substantially all of the same merchandise is carried consistently across all of Colours & Scents stores.

     Value-oriented, in-store, point-of-purchase advertising is an important part of PFC's overall marketing strategy. PFC advertises by means of flyers and brochures distributed in the outlet malls and in-store promotions.

PROPERTIES

     PFC's office, warehouse and distribution facility and retail store location in Holmdel, New Jersey are owned by Revlon and consist of approximately 78,000 square feet of warehouse and distribution space and approximately 15,000 square feet of office and retail store space. PFC currently occupies the facility without any written lease and pays charges for allocated costs such as maintenance, insurance, taxes, waste disposal and other charges to Revlon aggregating approximately $570,000 per annum. At the Effective Time, the office, warehouse and distribution facility will be leased from Revlon for a period of up to five years, subject to early termination under certain conditions. See "The Merger -- Operations After the Merger" and "Agreements with Revlon -- Holmdel Lease."

     The employee stores located in New York, New York and Apex, North Carolina are leased from unaffiliated third parties by Revlon and a subsidiary of Revlon, respectively. The New York lease will be subleased to the Combined Company and the Apex lease will be assigned to the Combined Company at the Effective Time. The employee store properties located in Edison, New Jersey (two employee stores, which may be consolidated into one prior to the Effective Time), Irvington, New Jersey, Oxford, North Carolina, and Phoenix, Arizona currently are owned by Revlon or its affiliates and are occupied by PFC without any written lease with Revlon except that PFC pays charges to Revlon aggregating approximately $139,000 per annum. At the Effective Time, Cosmetic will enter into leases for these employee stores. See "Agreements with Revlon -- PFC Employee Store Leases."

     PFC's retail outlet stores are typically subject to leases with initial terms expiring at various dates through 2005 that provide for the payment of a base rent plus additional occupancy charges. The average 1996 base rent cost is $16.94 per square foot with additional estimated costs for taxes, insurance, maintenance and similar charges of $8.68 per square foot. PFC leases also provide for the payment of a percentage of sales, the average of which is 4.5% of sales in excess of a negotiated minimum sales volume.

     The average remaining initial term of all PFC retail store leases is approximately four years, with 122 store leases containing renewal options for an average of five years. Excluding four leases that are currently on a month-to-month basis, 106 of the retail store leases will expire by December 31, 2000, with the remaining leases expiring between January 1, 2001 and November 30, 2005. Eight of the leases permit either PFC or the lessor to terminate if specified minimum sales levels are not met. Certain of the leases contain provisions pursuant to which PFC may terminate if the outlet mall in which the store is located does not achieve a minimum occupancy rate. Leases for certain PFC stores also contain provisions pursuant to which PFC is restricted from opening new stores within certain distances from such PFC stores.

EMPLOYEES

     As of December 31, 1996, PFC employed the equivalent of 850 full-time employees, of whom 783 were employed in stores and 67 were employed in executive, administration and other similar positions. Revlon provides the services of approximately 60 union employees, and during the Christmas season a number of temporary employees, all of whom perform warehouse, distribution and related services at PFC's warehouse and distribution facility for which Revlon charges PFC. See "Agreements with Revlon." PFC's full-time, salaried employees are eligible to participate in employee pension benefit plans sponsored or maintained by Revlon, including the Revlon Employees' Savings and Investment Plan (a defined contribution 401(k) plan) and the Revlon Employees' Retirement Plan (a defined benefit pension plan), and group medical, dental, life and disability insurance coverages. Management believes that its employee relations are satisfactory.

LEGAL PROCEEDINGS

     From time to time, PFC is involved in various routine legal proceedings incident to the ordinary course of its business. PFC believes that the outcome of all pending legal proceedings in the aggregate is unlikely to have a material effect on its business.

STOCKHOLDER MATTERS

     There is no established public trading market for PFC's common stock. The only outstanding PFC common stock is owned by Revlon, which has pledged such stock as collateral to its bank group to support certain bank obligations of Revlon and its subsidiaries, including Revlon's credit agreement and to support a Yen-denominated credit facility of another subsidiary of Revlon. Immediately after the Merger, assuming the Cash Election is made for all outstanding shares and options for shares with an exercise price of less than $7.63 per share, Revlon will receive approximately 84% of the Cosmetic Class C common stock. It is anticipated that such stock would be pledged as collateral to replace the PFC common stock previously pledged. See "The Merger."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     As noted above, PFC has occupied the Holmdel office, warehouse and distribution facility, the Holmdel retail store and five employee stores that are owned by Revlon or its affiliates. Revlon and Holdings have sold product to PFC in the past. Additionally, Revlon has provided various services to PFC and has allocated charges to PFC to approximate the cost of such services. At the Effective Time, Cosmetic and Revlon (or its affiliates, as the case may be) will enter into agreements with respect to the Holmdel office, warehouse and distribution facility and retail store, the employee stores, the supply of product, the Services and tax sharing payments. See "Agreements with Revlon."

                 ELECTION OF DIRECTORS; MANAGEMENT OF COSMETIC
                              FOLLOWING THE MERGER

ELECTION OF DIRECTORS

     The Cosmetic Board currently is classified, with two Class I directors, two Class II directors and two Class III directors. The current terms of the directors continue until the annual meeting of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those directors whose terms expire at the annual meeting date. As described elsewhere in this Proxy Statement/Prospectus, at the Meeting, Cosmetic is seeking the approval of the holders of the Cosmetic Class B common stock to an amendment to Cosmetic's Certificate of Incorporation to repeal the classification of the Cosmetic Board and thereafter to elect all members of the Combined Company Board annually. See "The Merger -- Amendments to Cosmetic's Certificate of Incorporation."

     The holders of the Cosmetic Class B common stock will vote upon the election of the Class II directors, whose terms expire at the Meeting. If for any reason the Merger is not completed, the term of the Class II directors elected at the Meeting would expire in 2000.

     Notwithstanding the election of the Class II directors at the Meeting, the Merger Agreement provides that, at the Effective Time, the persons named in the Merger Agreement would become the directors of the Combined Company. See "Directors Following the Merger."

     The persons named in the proxy will vote at the Meeting, unless the proxy is marked otherwise, to elect as Class II directors, Mark S. Weinstein and Donald R. Rogers. The proxy may not be voted for more than two directors. If a nominee will be unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. The following information is furnished with respect to the nominees listed above and to the other current directors of Cosmetic. All references to Cosmetic in this section include Cosmetic's predecessors.

     Mark S. Weinstein, age 44, has been chairman of the Cosmetic Board since July 1995. He was vice chairman of the Cosmetic Board and chief executive officer of Cosmetic from April 1989 to July 1995 and has been a director of Cosmetic since September 1982. From June 1985 to April 1989, he served as Cosmetic's president. Mr. Weinstein is a Class II director.

     Donald R. Rogers, age 50, has served as a director of Cosmetic since February 1983. For more than the past five years, he has been a member of the law firm of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. in Rockville, Maryland. Mr. Rogers is a director of Allegiance Bank, N.A. Mr. Rogers is a Class II director.

     Ronald M. Hirschel, age 46, has been a member of the law firm of Hirschel, Savitz, Parker & Hollman, P.A. (formerly Savitz, Kronthal & Hirschel, P.A.) since its inception in 1991. From 1988 to 1991, Mr. Hirschel was a consultant and lawyer in private practice. He has served as a director of Cosmetic since December 1994. Mr. Hirschel is a Class I director.

     Susan K. Magenheim, age 39, has served as a director of Cosmetic since April 1989 and as vice president and assistant secretary of Cosmetic since April 1986. Ms. Magenheim also served as a director of Cosmetic from September 1982 to July 1987. Mrs. Magenheim is a Class I director.

     Ben S. Kovalsky, age 58, has served as chief executive officer of Cosmetic since July 1995 and as a director, president and chief operating officer of Cosmetic since April 1989. Mr. Kovalsky is a Class III director.

     Anita J. Weinstein, age 67, has served as vice chairwoman of the Cosmetic Board since July 1995, as a director and secretary of Cosmetic since September 1982 and as a vice president since April 1989. Mrs. Weinstein is a Class III director.

     Mark S. Weinstein and Susan K. Magenheim are the son and daughter of Anita
J. Weinstein.

     The Cosmetic Board held five meetings during the fiscal year ended September 27, 1996. Cosmetic does not have a nominating committee. During 1996, each director attended at least 75% of the aggregate of the total number of meetings of the Cosmetic Board (held during the period for which he or she was a director) and the total number of meetings held by all Cosmetic Board committees on which he or she served (during the periods that he or she served as a member).

     The Audit Committee, which during 1996 consisted of Messrs. Hirschel and Rogers, is responsible for reviewing, with the independent certified public accountants, the general scope of their audit services and the annual results of their audit and making recommendations to the Cosmetic Board regarding the selection and fees of the independent auditors. The Audit

Committee met twice during the fiscal year. The Audit Committee also met in December 1996 to discuss the results of the year end audit.

     Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to Cosmetic pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of such forms were filed on a timely basis by reporting persons during 1996.

DIRECTORS FOLLOWING THE MERGER

     The following persons will become all of the directors of the Combined Company immediately following the Merger (biographies are as of February 17, 1997):

     Ronald O. Perelman, age 54, has been chairman of the executive committee of the board of Revlon and of Revlon, Inc. since November 1995, and a director of Revlon and of Revlon, Inc. since their respective formations in 1992. Mr. Perelman was chairman of the board of Revlon and of Revlon, Inc. from their respective formations in 1992 to November 1995. Mr. Perelman has been chairman of the board and chief executive officer of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings") and various of its affiliates for more than the past five years. Mr. Perelman also is chairman of the board of Andrews Group Incorporated ("Andrews Group"), Consolidated Cigar Holdings Inc. ("Cigar Holdings"), Mafco Consolidated Group Inc. ("Mafco Consolidated"), Meridian Sports Incorporated ("Meridian"), Power Control Technologies Inc. ("PCT"), Toy Biz, Inc. ("Toy Biz") and chairman of the executive committee of the board of Marvel Entertainment Group, Inc. ("Marvel"). Mr. Perelman is a director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, California Federal Bank, a Federal Savings Bank ("Cal Fed"), The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc. ("Coleman Holdings"), Coleman Worldwide Corporation ("Coleman Worldwide"), Cigar Holdings, Consolidated Cigar Corporation ("Consolidated Cigar"), First Nationwide Holdings, Inc. ("FN Holdings"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), Mafco Consolidated, Pneumo Abex Corporation ("Pneumo Abex"), Marvel, Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc. Meridian, PCT, Revlon, Revlon, Inc., Revlon Worldwide and Toy Biz. On December 27, 1996, Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.

     Howard Gittis, age 63, has been a director of Revlon and of Revlon, Inc. since their respective formations in 1992. He has been vice chairman of MacAndrews Holdings and various of its affiliates for more than five years. Mr. Gittis is a director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, Cal Fed, Cigar Holdings, Consolidated Cigar, FN Holdings, First Nationwide Parent, Mafco Consolidated, Pneumo Abex, PCT, Revlon, Revlon, Inc., Revlon Worldwide, Jones Apparel Group, Inc., Loral Space and Communications, Ltd. and Rutherford-Moran Oil Corporation.

     Howard Diener, age 54, has served as the president of PFC since September 1995. Prior to joining PFC, Mr. Diener was executive vice president of marketing for McCrory's Stores from early 1993 until September 1995, executive vice president of Rita Ann Distributors from 1991 until late 1992, executive vice president of People's Drug Stores from 1988 until 1991, senior vice president of merchandising at Rite-Aid from 1979 until 1988 and vice president of merchandising for Dart Drug Corporation from 1968 until 1978.

     William J. Fox, age 40, has been vice president and a director of PFC since June 1992 and senior executive vice president and chief financial officer of Revlon, Inc. and of Revlon since January 1997 and was executive vice president and chief financial officer from their respective formations in 1992 until January 1997. Mr. Fox was elected as a director of Revlon, Inc. in November 1995 and of Revlon in September 1994. He has been senior vice president of MacAndrews Holdings since August 1990. He was vice president of MacAndrews Holdings from February 1987 to August 1990 and was treasurer of MacAndrews Holdings from February 1987 to September 1992. Prior to February 1987, he was vice president and assistant treasurer of MacAndrews Holdings. Mr. Fox joined MacAndrews & Forbes Group, Incorporated in 1983 as assistant controller, prior to which time he was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is a director of The Hain Food Group, Inc.

     Jerry W. Levin, age 52, has served as a director of PFC since October 1995, has been chairman of the board of Revlon, Inc. and of Revlon since November 1995 and a director of Revlon, Inc. and of Revlon since their respective formations in 1992. Mr. Levin was chief executive officer of Revlon, Inc. and of Revlon from their respective formations in 1992 until January 1997 and president of Revlon, Inc. and of Revlon from their respective formations in 1992 to November 1995. Mr. Levin has been executive vice president of MacAndrews Holdings since March 1989. Mr. Levin has been chairman and acting chief executive officer of Coleman since February 1997. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is a director of the following corporations that file reports pursuant to the Exchange Act: Coleman, Coleman Holdings, Coleman Worldwide, Ecolab, Inc., First Bank System, Inc., Meridian, Revlon, Revlon, Inc. and Revlon Worldwide.

     Wade H. Nichols, age 54, has been vice president and a director of PFC since June 1992 and has been senior vice president and general counsel of Revlon, Inc. and of Revlon since their respective formations in 1992. He was elected senior vice president and general counsel of Holdings in March 1992. He was vice president and secretary of Holdings from 1984 to 1992 and secretary from 1981 to 1984. He joined Holdings in 1978. Mr. Nichols has been vice president-law of MacAndrews Holdings since 1988.

     Mark S. Weinstein, age 44, has been chairman of the Cosmetic Board since July 1995, vice chairman and chief executive officer of Cosmetic from April 1989 to July 1995 and a director since September 1982. From June 1985 to April 1989, he served as Cosmetic's president.

     David N. Dinkins, age 69, has been a professor at Columbia University School of International and Public Affairs since January 1994. Mr. Dinkins was Mayor of The City of New York from January 1990 through December 1993. Prior to serving as Mayor of The City of New York, Mr. Dinkins served as Manhattan Borough President from 1986 through 1989. Mr. Dinkins is a Director of the following corporations which file reports pursuant to the Exchange Act: AMREP Corporation, Carver Bancorp Inc. and Transderm Laboratories Corporation. He is also a trustee of WSIS Series Trust.


     Harvey Rosenthal, age 54, was president and chief operating officer of Melville Corporation, now known as CVS Corporation, from 1994 until October 1996. From 1984 to 1994, Mr. Rosenthal was president and chief executive officer of the CVS division of Melville Corporation. Mr. Rosenthal joined the CVS division of Melville Corporation in 1969 and held various executive positions in merchandising, marketing and operations until 1984. Mr. Rosenthal is a director of CVS, which files reports pursuant to the Exchange Act. He is also a trustee of EQ Advisors Trust.


     If the Merger is completed, but the Board Amendment is not approved, Mr. Diener, Mr. Dinkins and Mr. Rosenthal will be elected for a term expiring at the 1998 annual stockholders meeting, Mr. Fox, Mr. Gittis and Mr. Nichols will be elected for a term expiring at the 1999 annual stockholders meeting and Mr. Perelman, Mr. Levin and Mr. Weinstein will be elected for a term expiring at the 2000 annual stockholders meeting.

     The Stockholders Agreement provides that for three years from the consummation of the Merger, the Principal Stockholders agree to vote all of their Class C common stock in favor of Revlon's nominees for director so that Revlon will at all times maintain representation on the Combined Company Board equal to Revlon's percentage ownership of Class C common stock, but not less than seven board seats, including two independent directors, and Revlon agrees to vote its shares in favor of the Principal Stockholders' nominees for director equal to their aggregate percentage ownership of Class C common stock, after giving effect to the Merger and the Cash Election, but not less than one nor more than two board seats.

EXECUTIVE OFFICERS FOLLOWING THE MERGER

     The Merger Agreement provides that, immediately following the consummation of the Merger, the Combined Company Board will appoint Jerry W. Levin as chairman of the Combined Company Board, Mark S. Weinstein as vice chairman of the Combined Company Board and Howard Diener as the Combined Company's president and chief executive officer. The following persons will be the other executive officers of the Combined Company immediately following the Merger.

     Ben S. Kovalsky, age 58, will serve as the president and chief operating officer of the Cosmetic stores division of the Combined Company. Mr. Kovalsky has served as chief executive officer of Cosmetic since July 1995 and as a director, president and chief operating officer of Cosmetic since April 1989.

     Bruce E. Strohl, age 46, will serve as the senior vice president and chief financial officer of the Combined Company. Mr. Strohl has served as vice president and chief financial officer of Cosmetic since April 1989. From 1988 to April 1989, Mr. Strohl was vice president-finance and controller for Dart Drug Stores, Inc.

     Allan Goldman, age 42, will serve as senior vice president -- merchandising of the Combined Company. Mr. Goldman has served as senior vice president -- merchandising of Cosmetic since November 1995 and as senior vice president -- marketing of Cosmetic from March 1995 to November 1995. From July 1988 to February 1995, Mr. Goldman was vice president -- merchandising for Rite Aid Corporation.

     Michael J. Lewis, age 57, will serve as vice president -- retail operations of the Combined Company. Mr. Lewis has served as vice president -- retail operations of Cosmetic since January 1990.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for the fiscal years ended September 27, 1996, September 29, 1995 and September 30, 1994, the annual and long-term compensation for services in all capacities for Cosmetic and its subsidiaries of Cosmetic's chief executive officer and the four most highly compensated executive officers at September 27, 1996 whose cash compensation from Cosmetic exceeded $100,000:

                                                                         LONG-TERM
                                               ANNUAL COMPENSATION      COMPENSATION
                                              ---------------------        AWARDS
            NAME AND                          SALARY                    ------------      ALL OTHER
       PRINCIPAL POSITION            YEAR        $         BONUS $       OPTIONS #       COMPENSATION
---------------------------------    ----     -------     ---------     ------------     ------------
Ben S. Kovalsky                      1996     314,644           --         13,500               --
  President, Chief Executive         1995     306,680           --         13,500(1)            --
  Officer and Chief Operating        1994     299,943       32,500          4,500               --
  Officer

Mark S. Weinstein                    1996     241,416           --         15,000            8,800(2)
  Chairman of the Board              1995     232,045           --         15,000(1)         8,800(2)
  of Directors                       1994     225,961       32,500          5,000            6,976(2)

Allan Goldman                        1996     152,396           --          7,500               --
  Senior Vice President-             1995      81,237           --             --               --
  Merchandising                      1994          --           --             --               --

Michael J. Lewis                     1996     159,233           --          7,500               --
  Vice President-Retail              1995     157,488           --          6,700(1)            --
  Operations                         1994     154,519           --          2,500               --

Bruce E. Strohl                      1996     120,075           --          7,500               --
  Vice President-Finance             1995     117,814           --          8,000(1)            --
  Chief Financial Officer            1994     116,953           --          2,500               --

---------------

(1) In February 1995, the named executive officer received stock option grants at the then fair market value of the Cosmetic Class A common stock upon surrendering a like number of stock options.

(2) Includes insurance premiums paid in the amount of $8,800, $8,800 and $6,976 in 1996, 1995 and 1994, respectively, by Cosmetic with respect to split-dollar life insurance polices for the benefit of Mark S. Weinstein.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of options under the Cosmetic 1991 Stock Option Plan (the "1991 Option Plan") to each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 27, 1996. All options issued under the 1991 Option Plan are for Cosmetic Class A common stock.

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                       NUMBER OF                                                              STOCK
                       SECURITIES        % OF TOTAL                                    PRICE APPRECIATION
                       UNDERLYING      OPTIONS GRANTED     EXERCISE                    FOR OPTION TERM (3)
                        OPTIONS         TO EMPLOYEES         PRICE       EXPIRATION    -------------------
       NAME           GRANTED #(1)     IN FISCAL YEAR      ($/SHARE)        DATE       5% ($)      10% ($)
------------------    ------------     ---------------     ---------     ----------    -------     -------
Ben S. Kovalsky          13,500(2)           14.5%           $4.12       2/27/2006     $34,979     $88,644
Mark S. Weinstein        15,000(2)           16.1             4.53       2/27/2001      18,773      41,484
Allan Goldman             7,500(2)            8.1             4.12       2/27/2006      19,433      49,247
Michael J. Lewis          7,500(2)            8.1             4.12       2/27/2006      19,433      49,247
Bruce E. Strohl           7,500(2)            8.1             4.12       2/27/2006      19,433      49,247

---------------

(1) All options issued during the 1996 fiscal year to the named executive officers were granted as incentive stock options ("ISOs") under Section 422 of the Code. The option price with respect to ISOs may not be less than 100% of the fair market value of the common shares on the date of grant of the option. However, in the case of an ISO granted to a person owning over 10% of the total combined voting power of all classes of stock of Cosmetic (a "Ten Percent Stockholder"), the option price may not be less than 110% of such fair market value. Mark S. Weinstein is a Ten Percent Stockholder. The aggregate fair market value (determined as of the date or dates of grant) of the common shares subject to ISOs granted to any one person which first become exercisable in any calendar year may not exceed $100,000. ISOs are exercisable over a specified period not to exceed ten years from the date of grant; provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, the exercise period may not exceed five years from the date of grant. Subject to the terms of the 1991 Option Plan and the option agreements, options will terminate no later than thirty days after the termination of service as an employee or director, except that options will terminate no later than nine months after the termination of service due to death or disability. See "1991 Option Plan."

(2) It is anticipated that all options will be vested upon the consummation of the Merger. The options would have first become exercisable in each calendar year as follows:

                                                                    1996     1997     1998
                                                                    -----    -----    -----
Ben S. Kovalsky..................................................   6,750    3,375    3,375
Mark S. Weinstein................................................   7,500    3,750    3,750
Allan Goldman....................................................   3,750    1,875    1,875
Michael J. Lewis.................................................   3,750    1,875    1,875
Bruce E. Strohl..................................................   3,750    1,875    1,875

(3) The potential realizable value represents the estimated future gain in the value of the options over their exercise price. The calculation assumes a 5% and 10% appreciation rate, as dictated by the SEC, in the per share price of the Cosmetic Class A common stock starting on the date of grant and further assumes that the options will be exercised on the expiration date. These return values are not intended to be a forecast of the Cosmetic Class A common stock price and are not necessarily indicative of the actual values which may be realized by the named executive officer. See "Interests of Certain Persons in the Merger -- Cosmetic Stock Options."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to the options exercised during the fiscal year ended September 27, 1996 and the value of outstanding and unexercised options held as of September 27, 1996.

                                                                                                        VALUE OF
                                                                                                       UNEXERCISED
                                                                                                         IN-THE-
                                                                                                          MONEY
                                   NUMBER OF                                                           OPTIONS AT
                                     SHARES                       NUMBER OF UNEXERCISED OPTIONS AT     FISCAL YEAR
                                    ACQUIRED                               FISCAL YEAR END              ENDED(1)
                      CLASS OF         ON            VALUE        ---------------------------------    -----------
       NAME             STOCK       EXERCISE     REALIZED ($)     EXERCISABLE     UNEXERCISABLE(2)     EXERCISABLE
------------------    ---------    ----------    -------------    ------------    -----------------    -----------
Ben S. Kovalsky           A            --             --             47,750             6,750            $45,525
                          B            --             --             27,500              --               32,400
Mark S. Weinstein         A            --             --             22,500             7,500              8,175
                          B            --             --               --                --                   --
Allan Goldman             A            --             --             3,750              3,750              5,625
                          B            --             --               --                --                   --
Michael J. Lewis          A            --             --             10,450             3,750              5,625
                          B            --             --               --                --                   --
Bruce E. Strohl           A            --             --             13,500             3,750              8,055
                          B            --             --             1,750               --                2,430


       NAME         UNEXERCISABLE(2)
------------------  ----------------
Ben S. Kovalsky         $ 10,125
                              --
Mark S. Weinstein          8,175
                              --
Allan Goldman              5,625
                              --
Michael J. Lewis           5,625
                              --
Bruce E. Strohl            5,625
                              --

---------------

(1) At September 27, 1996 the closing market price of the Cosmetic Class A common stock was $5.63 per share and the closing market price of the Cosmetic Class B common stock was $5.63 per share.

(2) It is anticipated that all options will be vested upon the consummation of the Merger.

EMPLOYMENT AGREEMENTS

     Cosmetic has employment agreements with Mr. Weinstein and Mr. Kovalsky that provide for annual salaries of $227,625 and $298,721, respectively, subject to annual increases. The agreements require that Cosmetic provide to the respective employee a vehicle or vehicle allowance, as well as the right to participate in certain of Cosmetic's benefit programs.

     Each of the agreements has a four-year term, commencing March 1, 1991, and is automatically extended for successive additional 12-month periods unless a notice to terminate such contract is given by Cosmetic at least 24 months prior to the expiration of the term of such agreement (including any extension thereof). The agreements provide that if the respective employee is terminated by Cosmetic other than for "good cause," or if there is a "change in control" of Cosmetic (as defined in the agreements), Cosmetic is obligated to pay the employee the balance of the salary due over the remaining term of the agreement. Additionally, upon death, expiration of term, change in control of Cosmetic, or termination other than for "good cause," Cosmetic is obligated to purchase all of the employees' options (vested or unvested), which totaled 112,000 options at December 8, 1996. Payments would be based upon the difference between the market value of the Cosmetic Class A or Class B common stock, as the case may be, on the termination date and the exercise prices of the options.

     Each agreement provides that, during the term of the agreement and for two years thereafter, the employee will not, directly or indirectly, own, control, manage, or operate stores similar to those operated by Cosmetic in Maryland, Virginia, Illinois, or the District of Columbia or within a 50 mile radius of any other city where Cosmetic is operating retail stores.

     The agreement with Mr. Weinstein requires that Cosmetic continue in effect a life insurance policy in the face amount of $1,000,000. Cosmetic pays the annual premium of $8,800 on the policy. Cosmetic is the beneficiary of the policy to the extent of the premiums paid by it and the balance of the benefits are payable to beneficiaries designated by Mr. Weinstein. The agreement with Mr. Kovalsky requires that Cosmetic reimburse him, up to a maximum amount of $4,000, for the annual premium cost of various personal insurance policies owned by him.

     Cosmetic has employment agreements with Allan Goldman, Michael Lewis and Bruce Strohl that currently provide for annual salaries of $150,000, $150,380, and $140,000, respectively, subject to annual increases. Mr. Goldman's agreement commenced on October 1, 1996. Mr. Lewis's and Mr. Strohl's agreements commenced on August 1, 1995. The agreements have a one-year term and are automatically extended for successive additional 12-month periods unless a notice to terminate the agreement is given by Cosmetic at least 90 days prior to the expiration of the term of the agreement (including any extension thereof). The agreements provide that if Messrs. Goldman, Lewis or Strohl are terminated by Cosmetic without cause or after the expiration of the term, Cosmetic is obligated to pay the employee an amount equal to one year's salary. Upon the death of the employee, the agreement is terminated and the Cosmetic's only obligation is the payment of the unpaid portion of accrued compensation up to the date of death.

     In connection with the Merger, Mr. Weinstein will enter into a new agreement and Mr. Kovalsky's agreement will be amended. See "Interests of Certain Persons in the Merger -- Employment and Non-Competition Agreements with Mark S. Weinstein and Anita J. Weinstein," " -- Consulting and Non-Competition Agreement with Susan K. Magenheim" and " -- Employment Agreement with Ben S. Kovalsky."

DIRECTOR COMPENSATION

     Cosmetic pays each director who is not an officer or employee of Cosmetic or any affiliate $2,000 as director fees for each Cosmetic Board meeting and $1,000 for each audit committee meeting attended. Directors who are officers or employees of Cosmetic or any affiliate receive no additional cash compensation for service as directors. For the fiscal year ended September 27, 1996, Cosmetic paid directors fees of $10,000 to each of Mr. Rogers and Mr. Hirschel and audit committee fees of $2,000 to each of Mr. Rogers and Mr. Hirschel.

     Anita J. Weinstein and Mr. Rogers are members of the stock option committee. In that capacity, pursuant to the terms of the 1991 Option Plan, they receive annually on January 15th non-discretionary, fully vested grants of non-qualified options for 20,000 and 1,000 shares of Cosmetic Class A common stock, respectively. Mrs. Weinstein's options are issued at 110% of fair market value at the date of grant and terminate five years thereafter. Mr. Rogers' options are issued at fair market value at the date of grant and terminate ten years thereafter. This provision will be repealed in connection with the Merger, and the Cosmetic 1997 Stock Option Plan does not make any provision for non-discretionary grants.

1991 OPTION PLAN

     An aggregate of 596,408 shares of Cosmetic Class A common stock and 43,750 shares of Cosmetic Class B common stock are reserved for issuance pursuant to the 1991 Option Plan. Options under the 1991 Option Plan have been designated ISOs, which are intended to qualify under Section 422 of the Code, or non-qualified options ("Non-Qualified Options") which are not subject to the provisions of Section 422. An employee exercising an ISO will recognize no income at the time of exercise, and Cosmetic will have no deduction for purposes of federal income taxation at the time of exercise. The 1991 Option Plan will terminate on December 31, 2000, or on such earlier date as the Cosmetic Board may determine.

     The 1991 Option Plan is administered by a committee of the Cosmetic Board, consisting of Anita Weinstein and Mr. Rogers (the "Stock Option Committee"). The Stock Option Committee has the authority to determine who among the eligible participants will be granted options, whether an option will be designated as an ISO or a Non-Qualified Option, the number of shares of Cosmetic Class A common stock covered by each option, the time or times at which options may be granted or exercised, and any other terms and conditions of the options which are not otherwise stated in the 1991 Option Plan, except for the non-discretionary option grants described below, the recipients and terms of which are specified in the 1991 Option Plan.

     Directors, officers and key employees of Cosmetic are eligible to participate in the 1991 Option Plan. Directors who are not employees may only receive Non-Qualified Options, and the Stock Option Committee members may only receive non-discretionary option grants as described below.

     The option price with respect to ISOs will not be less than 100% of the fair market value of the Cosmetic Class A common stock on the date of grant of the option. However, in the case of an ISO granted to a Ten Percent Stockholder, the option price will not be less than 110% of such fair market value. The option price of Non-Qualified Options will not be less than 50% of the fair market value of the Cosmetic Class A common stock on the date of grant. The aggregate fair market value of the Cosmetic Class A common stock subject to ISOs (determined as of the date or dates of grant) granted to any one person which first become exercisable in any calendar year may not exceed $100,000.

     Except for non-discretionary grants, ISOs are exercisable over the exercise period specified by the Stock Option Committee in the option agreement, but in no event will such period exceed ten years from the date of grant; provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, the exercise period will not exceed five years from the date of grant. Non-Qualified Options are exercisable over a period of 11 years from the date of grant. Options will terminate no later than thirty days after the termination of service as an employee or director, except that options will terminate no later than nine months after the termination of service due to death or disability.

     The option price shall be paid in full at the time of exercise in cash. Alternatively, the Stock Option Committee may approve, except for options granted pursuant to the non-discretionary provisions, payment in Cosmetic Class A common stock having an aggregate fair market value equal to the aggregate option price of the options exercised or in such a combination of cash and Cosmetic Class A common stock.

     Provided Cosmetic Class A common stock is available under the 1991 Option Plan, the Stock Option Committee annually is required to grant to any director serving on the Stock Option Committee who is not an employee of Cosmetic a Non-Qualified Option for 1,000 shares of Cosmetic Class A common stock on January 15 or the closest business day if January 15 is not a business day (the "Non-Discretionary Grant"). The option price is required to be 100% of the fair market value of the Cosmetic Class A common stock on the date of grant of the option. The option is required to be fully vested upon grant and exercisable for a period of ten years. Similarly, the Stock Option Committee is required to grant to any director serving on the Stock Option Committee who is an employee of Cosmetic an ISO on January 15 or the closest business day if January 15 is not a business day. Each such grant is for 20,000 shares of Cosmetic Class A common stock, provided, however, that if Cosmetic's consolidated net income as reflected in its audited financial statements for the fiscal year immediately preceding the date of grant (the "Subject Year") reflects an increase over the last prior fiscal year (the "Prior Year") of 100% or more, such grant will be for 30,000 shares of Cosmetic Class A common stock (the "Bonus Increase"). No Bonus Increase will be granted with respect to a Subject Year when the consolidated net income for the Prior Year is less than the consolidated net income for the fiscal year preceding the Prior Year. The option price will be 100% of the fair market value of the Cosmetic Class A common stock on the date of grant of the option and will be exercisable for a period of ten years from the date of grant; provided, however, that in the case of an ISO granted to a Ten Percent Shareholder, the option price will be 110% of such fair market value on the date of grant and will be exercisable for a period of five years from the date of grant. Each optionee's options granted under this provision shall vest at a rate such that the aggregate fair market value (determined at the time an option is granted) of Cosmetic Class A common stock subject to ISOs which become exercisable for the first time in any one year will not exceed $100,000.

     All outstanding but unexercised options to the extent that they are not fully vested become exercisable in full on the date that (a) Cosmetic executes an agreement to merge with or into another corporation or to sell substantially all its assets (except a merger in which Cosmetic is the surviving corporation and no Cosmetic Class A common stock is converted or exchanged in the merger),
(b) more than 50% of the Cosmetic Class A common stock is acquired by any person or group (other than any group composed of members of the Weinstein family) or
(c) members of the then existing Cosmetic Board cease to constitute at least a majority of the Cosmetic Board other than as the result of nominations or elections approved by a vote of at least two-thirds of the existing directors.

     During the fiscal year ended September 27, 1996, options for 13,500 shares of Cosmetic Class A common stock were granted to Ben S. Kovalsky at an average exercise price of $4.12; options for 15,000 shares of Cosmetic Class A common stock were granted to Mark S. Weinstein at an average exercise price of $4.53; options for 7,500 shares of Cosmetic Class A common stock were granted to Alan Goldman at an average exercise price of $4.12; options for 7,500 shares of Cosmetic Class A common stock were granted to Michael J. Lewis at an average exercise price of $4.12; options for 7,500 shares of Cosmetic Class A common stock were granted to Bruce E. Strohl at an average exercise price of $4.12; options for 92,000 shares of Cosmetic Class A common stock (including the foregoing individual option grants) were granted to all current executive officers as a group at an average exercise price of $4.75; and options for 1,000 shares of Cosmetic Class A common stock were granted to all directors (other than directors who are executive officers) as a group at an average exercise price of $6.00. All of the foregoing option grants were made under the 1991 Option Plan.

     In connection with the Merger, the Cosmetic Board will amend the 1991 Option Plan to delete the Non-Discretionary Grant provision and to provide that no further options are to be granted under the 1991 Option Plan. See "The Merger" and "Interests of Certain Persons in the Merger -- Cosmetic Stock Options."

REPORT TO STOCKHOLDERS ON COMPENSATION

     Cosmetic's executive compensation policies are formulated, administered and reviewed by the Cosmetic Board. The Cosmetic Board's general goal with respect to executive officer compensation is to design a compensation package which enables Cosmetic to attract, motivate and retain key qualified executives and to establish and maintain incentives for performance. The executive officer compensation program consists of: (a) salary, (b) bonus and (c) long-term stock based incentives.

     The base salaries of the executive officers are intended to be set at competitive levels within the retail industry consistent with the executive officer's position and experience. The Cosmetic Board does not employ pay scales, formulas, target levels or other quantitative techniques in setting executive officers' salaries but instead makes an individual judgment in its discretion with respect to each executive officer, based upon the directors' general knowledge with respect to compensation practices in other companies, including companies the directors believe are engaged in similar businesses, and the directors' judgment with respect to an appropriate salary based upon the individual officer's position, experience and personal performance. The base salaries for Messrs. Kovalsky, Weinstein, Goldman, Lewis and Strohl were fixed in connection with entering into the employment agreements described above under " -- Employment Agreements." The agreements for Messrs. Kovalsky and Weinstein provide for annual increases equal to the greater of the Consumer Price Index for all Urban Consumers or the budgeted percentage compensation increase for all officers, exclusive of the chairman of the Cosmetic Board and the president of Cosmetic.

     The Cosmetic Board similarly does not employ scales, formulas, target levels or other quantitative techniques in setting executive officer bonuses but instead makes an individual judgment based upon the overall performance of Cosmetic on a year to year basis and an evaluation, in its discretion, of the personal performance of each executive officer.

     Long-term incentive compensation, in the form of stock options, may be awarded to any of the executive officers under the 1991 Option Plan. Awards under the plan are made by the Stock Option Committee (composed of Mrs. Weinstein and Mr. Rogers). The Stock Option Committee does not employ formulas or other quantitative techniques in setting the amount of option grants, but exercises its discretion in determining grants based upon its evaluation of the executive officer's position, experience and personal performance. The exercise price of options granted under the plan are fixed by the plan at fair market value of the shares subject to the grant on the date of the grant (110% of the fair market value in the case of ISO grants to 10% stockholders). Compensation under the plan therefore will be realized only to the extent that the stock price appreciates, thereby aligning the financial interest of Cosmetic's executive officers with those of Cosmetic's stockholders.

     Mr. Kovalsky has served as Cosmetic's chief executive officer since July 1995 and is compensated pursuant to his employment agreement entered into as of March 1, 1991. The terms of the agreement are described above under " -- Employment Agreements." Mr. Kovalsky's base salary is set in the agreement and an annual increase is determined by calculating the greater of the Consumer Price Index for all Urban Consumers or the budgeted percentage compensation increase for all officers, exclusive of the chairman of the Cosmetic Board and the president of Cosmetic. Mr. Kovalsky's base salary was increased by $5,716 from 1995 to 1996. No bonus was awarded in 1996. In February 1996 the Stock Option Committee awarded 13,500 options to Mr. Kovalsky at the fair market value. The options, when awarded.; were exercisable over a three year period, but in accordance with the terms of the plan were accelerated upon the signing of the Merger Agreement. The 2% salary increase was determined by the Cosmetic Board, and the option grants were determined by the Stock Option Committee, based upon their individual evaluations of Mr. Kovalsky's personal performance and cost of living increases.

     The Cosmetic Board believes that Mr. Kovalsky's compensation for the fiscal year ended September 27, 1996 was determined in a manner consistent with the policies described above. Mr. Kovalsky did not participate in the Cosmetic Board's deliberations with respect to the determination of his compensation.

BOARD OF DIRECTORS                    STOCK OPTION COMMITTEE
------------------------------------  ------------------------------------
Mark S. Weinstein                     Anita J. Weinstein
Anita J. Weinstein                    Donald R. Rogers
Ben S. Kovalsky
Susan K. Magenheim
Donald R. Rogers
Ronald M. Hirschel

PERFORMANCE GRAPH

                                     [GRAPH]


                             9/91     9/92    9/93    9/94   9/95   9/96

The Cosmetic Center, Inc.    100      126     147     180     77     63
NASDAQ Stock Market-US       100      112     146     148    204    243
NASDAQ Retail Trade          100      101     115     112    124    148



     The following graph illustrates from September 30, 1991 through September 30, 1996 the cumulative total stockholder return, including the reinvestment of dividends, of $100 invested in Cosmetic Class B common stock, the Total Return Index for the Nasdaq National Market (US Companies) and the Total Return Industry Index for the Nasdaq Retail Stocks.

                        COSMETIC 1997 STOCK OPTION PLAN

     The Cosmetic Board has approved the Cosmetic 1997 Stock Option Plan to assist the Combined Company in attracting, maintaining and developing strong management following the Merger by, among other things, encouraging ownership of shares by employee and aligning grantee interests with the interests of stockholders of the Combined Company. An aggregate of one million shares of Cosmetic Class C common stock have been reserved for issuance pursuant to the Cosmetic 1997 Stock Option Plan. Options under the Cosmetic 1997 Stock Option Plan may be designated ISOs or Non-Qualified Options. An employee exercising an ISO will not recognize income at the time of exercise, and the Combined Company will not have a deduction for purposes of federal income taxation at the time of exercise. The Cosmetic 1997 Stock Option Plan will terminate on December 31, 2006, or on such earlier date as the Combined Company Board may determine.

     The Cosmetic 1997 Stock Option Plan may be administered by the Combined Company Board or by a committee of the Combined Company Board. The Combined Company Board or the committee will have the authority to determine who among the eligible participants will be granted options, whether an option will be designated as an ISO or a Non-Qualified Option, the number of shares covered by each option, the time or times at which options may be granted or exercised, and any other terms and conditions of the options which are not otherwise stated in the Cosmetic 1997 Stock Option Plan.

     The Combined Company Board or the committee may amend, suspend, terminate or modify the Cosmetic 1997 Stock Option Plan at any time except that no amendment or modifications may be made without approval of a majority of the issued and outstanding shares of common stock entitled to vote to the extent that such approval is required under any applicable legal, tax or regulatory requirement, including, without limitation, Section 162(m) of the Code.

     Directors, officers and key employees of the Combined Company will be eligible to participate in the Cosmetic 1997 Stock Option Plan. Directors who are not employees may only receive Non-Qualified Options. Approximately 35 persons initially will be eligible to receive options under the Cosmetic 1997 Stock Option Plan. It is currently anticipated that the Combined Company Board or a Committee thereof will make initial grants under the Cosmetic 1997 Stock Option Plan of Non-Qualified Options having a term of 10 years to purchase shares of Cosmetic Class C common Stock at an exercise price equal to the fair market value on the date of grant, including options to purchase 100,000, 10,000 and 5,000 shares to Messrs. Diener, Strohl and Goldman, respectively, options to purchase 115,000 shares to all executive officers as a group, options to purchase 50,000, 25,000 and 10,000 shares to Messrs. Levin, Fox and Nichols, respectively, and options to purchase 41,000 shares to all employees other than executive officers. All grants will vest 25% each year beginning on the first anniversary of the date of grant and will become 100% vested on the fourth anniversary of the date of grant. See "Interests of Certain Persons in the Merger."

     The option price with respect to ISOs and Non-Qualified Options will not be less than 100% of the fair market value of the Cosmetic Class C common stock on the date of grant of the option. However, in the case of an ISO granted to a Ten Percent Stockholder, the option price will not be less than 110% of such fair market value. The aggregate fair market value of the Cosmetic Class C common shares subject to ISOs (determined as of the date or dates of grant) granted to any one person which first become exercisable in any calendar year may not exceed $100,000.

     ISOs will be exercisable over the exercise period specified by the Combined Company Board or the committee in the option agreement, but in no event will such period exceed ten years from the date of grant; PROVIDED, HOWEVER, that in the case of an ISO granted to a Ten Percent Stockholder, the exercise period will not exceed five years from the date of grant. Non-Qualified Options generally will be exercisable over a period of up to ten years from the date of grant. Options will terminate 30 days after the termination of service (other than for cause) as an employee or director, except that options will vest and may be exercised for nine months after the termination of service due to death or disability. Options will terminate immediately upon termination for cause.

     The option price shall be paid in full at the time of exercise in cash or by delivery of shares of Cosmetic Class C common stock owned for at least six months (or such other period as the Combined Company Board may in its discretion determine) having an aggregate fair market value equal to the aggregate option price of the options exercised or in such a combination of cash and such shares of Cosmetic Class C common stock. Shares acquired upon exercise of an option shall not be accepted as payment unless such option exercise occurred at least six months prior to the exercise of the option the option price of which is proposed to be paid in part or in full by the tender of such shares. The Combined Company Board or committee may require, as a condition of accepting any such delivery of shares, that the optionee furnish the Combined Company Board or the committee with a Compliance Opinion (as defined in the Cosmetic 1997 Stock Option Plan).

     In the event that the Combined Company is to be merged or consolidated with another corporation or reorganized or liquidated, then the Combined Company Board or the committee may, in its discretion, provide that awards granted to an optionee will terminate unless exercised within the period determined by the Combined Company Board or the committee (not less than 30 days) in which case the Combined Company Board or the committee must accelerate the exercisability and vesting of such awards.

     The Combined Company Board or the committee may provide that options are transferable under limited circumstances to optionees' immediate family members or partnerships or trusts for their benefit.

     The following sets forth a summary of federal income tax consequences of participation in the Cosmetic 1997 Stock Option Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

     A holder of an ISO will generally realize taxable income only upon disposition of shares acquired upon exercise of the ISO rather than upon the grant or timely exercise of the ISO. Tax consequences of an untimely exercise of an ISO are determined in accordance with the rules applicable to Non-Qualified Options. The amount by which the fair market value of the Cosmetic Class C common stock on the exercise date of an ISO exceeds the exercise price generally will increase the option holder's "alternative minimum taxable income."

     A holder of a Non-Qualified Option generally will not be subject to tax at the time of the grant of the Non-Qualified Option; the optionee generally will include in ordinary income the excess, if any, of the fair market value of the Cosmetic Class C common stock purchased over the exercise price. The Combined Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

     The affirmative vote of holders of a majority of the Cosmetic Class B common stock voting at the Meeting is required for approval of the Cosmetic 1997 Stock Option Plan. The Principal Stockholders and their family members, who in the aggregate beneficially own or control more than 51% of the outstanding Cosmetic Class B common stock as of the record date, have advised the Cosmetic Board that they intend to vote their shares in favor of the Cosmetic 1997 Stock Option Plan. Accordingly, approval of the Cosmetic 1997 Stock Option Plan is assured without the vote of any other stockholder.

     The Cosmetic Board recommends a vote FOR the approval of the Cosmetic 1997 Stock Option Plan.

                       PRINCIPAL STOCKHOLDERS OF COSMETIC

     The following table sets forth certain information regarding the beneficial ownership of Cosmetic common stock as of February 12, 1997, (i) by each such person who is known by Cosmetic to own beneficially more than five percent (5%) of the Cosmetic Class A or Class B common stock, (ii) by each director and named executive officer of Cosmetic and (iii) by all directors and executive officers of Cosmetic as a group. Except as indicated, each stockholder has sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder, in each case including shares obtainable upon exercise of options exercisable on or before April 14, 1997, of which 18,748 become exercisable as a result of the Merger.

                                                                     COSMETIC CLASS A COMMON         COSMETIC CLASS B COMMON
                                                                              STOCK                           STOCK
                                                                    --------------------------      --------------------------
                                                                    AMOUNT AND      PERCENT OF      AMOUNT AND      PERCENT OF
NAME                                                                  NATURE        CLASS (1)         NATURE        CLASS (2)
---------------------------------------------------------------     ----------      ----------      ----------      ----------
Anita J. Weinstein.............................................       149,544(3)        5.3           605,995          38.3
Mark S. Weinstein..............................................       146,519(4)        5.3           120,512(5)        7.6
Susan K. Magenheim.............................................        73,850(6)        2.7            86,843(7)        5.5
Weinstein Family Limited Partnership...........................       473,728(8)       17.4               -0-             *
Ben S. Kovalsky................................................        59,500(9)        2.1            32,500(10)       2.0
Donald R. Rogers...............................................         8,500(11)         *             4,500(12)         *
Ronald M. Hirschel.............................................         1,810(13)         *               605(14)         *
Allan Goldman..................................................         8,500(15)         *               -0-             *
Michael J. Lewis...............................................        14,200(16)         *               -0-             *
Bruce E. Strohl................................................        21,250(17)         *             2,750(18)         *
Brown Capital Management, Inc..................................           -0-             *           258,200(19)      16.3
Dimensional Fund Advisors Inc..................................           -0-             *            86,550(20)       5.5
All directors and executive officers as a group (12 persons)...       973,571(21)      32.7           854,205(22)      52.9

---------------

 * Less than 1% of the outstanding shares.

 (1) Based on 2,717,104 shares of Cosmetic Class A common stock outstanding plus 256,850 options that are exercisable on or before April 14, 1997 for the individual officers.

 (2) Based on 1,582,780 shares of Cosmetic Class B common stock outstanding plus 30,750 options that are exercisable on or before April 14, 1997 for the individual officers.

 (3) Includes 100,000 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997. Excludes shares held by the Weinstein Family Limited Partnership. See Note 8.

 (4) Includes 30,000 shares of Cosmetic Class A common stock issuable upon exercise of currently exercisable options, 2,036 shares of Cosmetic Class A common stock owned by his wife and 26,260 shares of Cosmetic Class A common stock held by him in trust for his nephews and niece, over which shares he disclaims any beneficial interest. Excludes shares held by the Weinstein Family Limited Partnership. See Note 8.

 (5) Includes 6,888 shares of Cosmetic Class B common stock owned by his wife and 17,722 shares of Cosmetic Class B common stock held by him in trust for his nephews and niece, over which shares he disclaims any beneficial interest.

 (6) Includes 12,400 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997, 2,424 shares of Cosmetic Class A common stock owned by her husband and, 37,453 shares of Cosmetic Class A common stock held by her in trust for her nephew and niece, over which shares she disclaims any beneficial interest. Excludes shares held by the Weinstein Family Limited Partnership. See Note 8.

 (7) Includes 29,085 shares of Cosmetic Class B common stock held by her in trust for her nephew and niece, over which shares she disclaims any beneficial interest.

 (8) Anita J. Weinstein, Mark S. Weinstein, and Susan K. Magenheim hold a 38.50%, 30.75% and 30.75% partnership interest, respectively, in the Weinstein Family Limited Partnership.

 (9) Includes 54,500 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(10) Includes 27,500 shares of Cosmetic Class B common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(11) Includes 6,000 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997 and 2,000 shares of Cosmetic Class A common stock owned by his wife, over which shares he disclaims any beneficial interest.

(12) Includes 1,000 shares of Cosmetic Class B common stock issuable upon exercise of options that are exercisable on or before April 14, 1997 and 2,000 shares of Cosmetic Class B common stock owned by his wife, over which shares he disclaims any beneficial interest.

(13) Includes 80 shares of Cosmetic Class A common stock owned by his wife and 1,170 shares of Cosmetic Class A common stock held by him in trust for his children, over which shares he disclaims any beneficial interest.

(14) Includes 55 shares of Cosmetic Class B common stock owned by his wife.

(15) Includes 7,500 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(16) Includes 14,200 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(17) Includes 17,250 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(18) Includes 1,750 shares of Cosmetic Class B common stock issuable upon exercise of options that are exercisable on or before April 14, 1997.

(19) Based upon a Schedule 13G filed with the SEC on January 6, 1997, Brown Capital Management, Inc., 809 Cathedral Street, Baltimore, Maryland 21201, has sole voting power with respect to 193,600 of these shares.

(20) Based upon a Schedule 13G filed with the SEC on February 5, 1997, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, has sole voting power with respect to 55,900 of these shares.

(21) Includes 256,850 shares of Cosmetic Class A common stock issuable upon exercise of options that are exercisable on or before April 14, 1997, 63,713 shares of Cosmetic Class A common stock held by Mark S. Weinstein or Susan K. Magenheim in trust for their respective nephews and nieces and 1,170 shares of Cosmetic Class A common stock held by Ronald M. Hirschel in trust for his children.

(22) Includes 30,750 shares of Cosmetic Class B common stock issuable upon exercise of options that are exercisable on or before April 14, 1997 and 46,807 shares of Cosmetic Class B common stock held by Mark S. Weinstein or Susan K. Magenheim in trust for their respective nephews and nieces.

                     DESCRIPTION OF COSMETIC CAPITAL STOCK

     Before giving effect to the Class C Amendment, Cosmetic is authorized to issue 5,000,000 shares of Class A common stock, par value $.01 per share, and 5,000,000 shares of Class B common stock, par value $.01 per share. As of February 18, 1997, there were outstanding 2,717,104 shares of Cosmetic Class A common stock and 1,582,780 shares of Cosmetic Class B common stock, held of record by approximately 179 stockholders and approximately 127 stockholders, respectively, excluding holders whose stock is held in nominee or street name.

     Pursuant to the Class C Amendment, Cosmetic's Certificate of Incorporation is proposed to be amended to authorize 40,000,000 shares of Class C common stock, par value $.01 per share. Pursuant to the Merger, all of the outstanding Cosmetic common stock will be exchanged for Cosmetic Class C common stock. Although following the Merger, the Certificate of Incorporation will continue to authorize Cosmetic Class A and Class B common stock, Cosmetic has no current intention to issue any more Cosmetic Class A or Class B common stock.

COSMETIC CLASS A COMMON STOCK

     VOTING RIGHTS. The holders of Cosmetic Class A common stock have no voting rights except as described below and as otherwise required by Delaware law. In exercising any such vote, each outstanding share of Cosmetic Class A common stock would be entitled to one vote. The Certificate of Incorporation provides that the affirmative vote of holders of at least a majority of the then outstanding Cosmetic Class A common stock, voting together as a single class, is required to amend the Certificate of Incorporation if such amendment would alter or change the powers, preferences or special rights of the Cosmetic Class A common stock.

     DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of Cosmetic Class A and Class B common stock is equal in respect to dividends and other distributions in cash, stock or property, except that (i) a dividend or distribution in cash or property on Cosmetic Class A common stock may be greater than any dividend or distribution in cash or property on Cosmetic Class B common stock, (ii) a dividend or distribution in Cosmetic shares on Cosmetic Class A common stock may be paid or made only in Cosmetic Class A common stock and (iii) a dividend or distribution in Cosmetic shares on Cosmetic Class B common stock may be paid or made either in Cosmetic Class A or Class B common stock.

     MERGERS AND CONSOLIDATIONS. In the event of a merger, consolidation or combination of Cosmetic with another entity (whether or not Cosmetic is the surviving entity) or in the event of dissolution of Cosmetic, the holders of Cosmetic Class A common stock are entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Cosmetic Class B common stock in that transaction.

     CONVERTIBILITY. The Cosmetic Class A common stock is convertible into Cosmetic Class B common stock if at any time the number of outstanding shares of Cosmetic Class B common stock falls below 10% of the aggregate number of outstanding shares of Cosmetic Class A and Class B common stock. In that event, immediately upon the occurrence thereof, all of the outstanding Cosmetic Class A common stock would be converted automatically into Cosmetic Class B common stock on a share-for-share basis. For purposes of this provision, Cosmetic Class A or Class B common stock repurchased by Cosmetic would not be considered to be "outstanding" from and after the date of repurchase. In the event of any such conversion of the Cosmetic Class A common stock, certificates which formerly represented outstanding Cosmetic Class A common stock thereafter would be deemed to represent a like number of shares of Cosmetic Class B common stock, and all common stock then authorized by the Certificate of Incorporation would be deemed to be Cosmetic Class B common stock.

     PREEMPTIVE RIGHTS. The holders of Cosmetic Class A common stock do not have any preemptive rights enabling them to subscribe for or receive shares of Cosmetic of any class or any other securities convertible into any class of Cosmetic's shares.

COSMETIC CLASS B COMMON STOCK

     VOTING RIGHTS. The holders of Cosmetic Class B common stock are entitled to vote on all matters voted on by stockholders, including the election of directors, and, except as noted above and as otherwise required by law with respect to the Cosmetic Class A common stock, the holders of such shares exclusively possess all voting power. In exercising any such vote, each outstanding share of Cosmetic Class B common stock is entitled to one vote. The ability of the holders of Cosmetic Class B common stock to exercise their voting power may be affected by the Class A protection provisions discussed below.

     CLASS A PROTECTION. The Certificate of Incorporation provides that any person who, after March 13, 1992, acquires and continues to hold more than 15% of the outstanding Cosmetic Class B common stock would only be allowed to vote those shares to the extent that such shares are not "excess Class B Common Shares." The number of shares of Cosmetic Class B common stock on any date deemed to be excess Class B Common Shares would be equal to: (i) the percentage which the number of shares of Cosmetic Class B common stock acquired since March 13, 1992 and then held by that person bears to the aggregate number of outstanding shares of Cosmetic Class B common stock; (ii) minus the percentage which the number of shares of Cosmetic Class A common stock acquired since March 13, 1992 at an equitable price and then held by that person bears to the aggregate number of outstanding shares of Cosmetic Class A common stock; (iii) times the aggregate number of outstanding shares of Cosmetic Class B common stock. For purposes of the Cosmetic Class A protection provision, Cosmetic Class B common stock held by a person on March 13, 1992 would not be included in determining whether a person has acquired excess Class B Common Shares.


     The Certificate of Incorporation provides that an equitable price has been paid for Cosmetic Class A common stock only when it has been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any shares of Cosmetic Class B common stock acquired within the 60-day periods preceding and following the acquisition of the Cosmetic Class A common stock or (ii) the highest closing market sale price of a share of Cosmetic Class B common stock during the 30-day periods preceding and following the acquisition of the Cosmetic Class A common stock. The value of any non-cash consideration will be determined by the Cosmetic Board acting in good faith. The highest closing market sale price of a share of Cosmetic Class B common stock will be the highest closing sale price on the Nasdaq National Market or such other securities exchange or quotation system then constituting the principal trading market for the Cosmetic Class B common stock. If no quotations are available, the highest closing market sale price will be the fair market value during the 30-day periods of a share of Cosmetic Class B common stock as determined by the Cosmetic Board acting in good faith.


     Under the Class A protection provisions, an acquisition of Cosmetic Class B common stock is deemed to include any shares that a person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other person" will not include actions taken or agreed to be taken by persons acting in their official capacities as directors or officers of Cosmetic or actions by persons merely because they are related by blood or marriage. Also, an acquisition of Cosmetic Class B common stock will not be deemed to include acquisitions made pursuant to contracts existing prior to March 13, 1992 or acquisitions by bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for purposes of circumventing the Class A protection provisions.

     For purposes of the Class A protection provisions, (i) any Cosmetic Class A or Class B common stock issued by Cosmetic since the last date on which a person acquired any Cosmetic Class B common stock is considered to be not outstanding and (ii) any Cosmetic Class A or Class B common stock repurchased by Cosmetic since the last date on which a person acquired any Cosmetic Class A or Class B common stock (whether in treasury or retired) is deemed still to be outstanding. The Class A protection provisions also provide that, if the voting power of any Cosmetic Class B common stock cannot be exercised pursuant to the provision, that share nevertheless will be included in the determination of the voting power of Cosmetic for any purposes under the Certificate of Incorporation or under the Delaware General Corporation Law, unless otherwise specified in the Bylaws.

     DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of Cosmetic Class A and Class B common stock is equal in respect to dividends and other distributions in cash, stock or property, except that (i) a dividend or distribution in cash or property on Cosmetic Class A common stock may be greater than any dividend or distribution in cash or property on Cosmetic Class B common stock, (ii) a dividend or distribution in Cosmetic shares on Cosmetic Class A common stock may be paid or made only in Cosmetic Class A common stock and (iii) a dividend or distribution in Cosmetic shares on Cosmetic Class B common stock may be paid or made either in Cosmetic Class A or Class B common stock.

     NO CONVERTIBILITY. The Cosmetic Class B common stock is not at any time convertible into Cosmetic Class A common stock.

     PREEMPTIVE RIGHTS. The holders of Cosmetic Class B common stock do not have any preemptive rights enabling them to subscribe for or receive shares of Cosmetic of any class or any other securities convertible into any class of Cosmetic's shares.

COSMETIC CLASS C COMMON STOCK

     Upon the exchange of the outstanding Cosmetic Class A and Class B common stock for Cosmetic Class C common stock pursuant to the terms of the Merger, the Cosmetic Class C common stock will have all the rights of common stock as provided in the Delaware General Corporation Law.

     VOTING RIGHTS. The holders of Cosmetic Class C common stock will be entitled to vote on all matters voted on by stockholders, including the election of directors. In exercising any such vote, each outstanding share of Cosmetic Class C common stock will be entitled to one vote.

     DIVIDENDS AND OTHER DISTRIBUTIONS. Each share of Cosmetic Class C common stock will be equal in respect to dividends and other distributions in cash, stock or property.

     NO CONVERTIBILITY. The Cosmetic Class C common stock will not be at any time convertible into Cosmetic Class A or Class B common stock.

     PREEMPTIVE RIGHTS. The holders of Cosmetic Class C common stock will not have any preemptive rights enabling them to subscribe for or receive Cosmetic shares of any class or any other securities convertible into any class of Cosmetic's shares.

DIVIDENDS

     Cosmetic has not paid any dividends on the Cosmetic Class A or Class B common stock to date. The payment of any dividends subsequent to the Merger will be within the discretion of the Combined Company Board.

TRANSFER AGENT

     The transfer agent and registrar for the Cosmetic common stock is First Union National Bank of North Carolina.

NASDAQ NATIONAL MARKET LISTING

     The Cosmetic Class C common stock has been approved for listing on the Nasdaq National Market upon notice of issuance.

FEDERAL SECURITIES LAWS CONSEQUENCES

     This Proxy Statement/Prospectus does not cover any resales of the Cosmetic Class C common stock to be issued upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

     The Cosmetic Class C common stock issued pursuant to this Proxy Statement/Prospectus will be freely transferable under the Securities Act except for shares issued to any stockholder who may be deemed to be an "affiliate" of Cosmetic for purposes of Rule 145 under the Securities Act as of the date of the Meeting. Affiliates are persons that directly or indirectly control, are controlled by, or are under common control with, Cosmetic. Under federal securities laws, control is considered to be a question of fact determined on a case by case basis. Generally, whether a person is in control of a corporation is determined by that person's power to effect the policies of the corporation through stock ownership or managerial position.

     Affiliates may offer and sell Cosmetic Class C common stock received in the Merger as long as the following conditions are met: (i) Cosmetic has filed with the SEC all reports required to be filed pursuant to Section 13 of the Exchange Act during the 12 months preceding the sale arising from the Merger; (ii)7the number of shares of Cosmetic Class C common stock sold by each affiliate does not exceed the greater of (a) 1% of the outstanding Cosmetic Class C common stock, (b) the average weekly reported volume of trading in Cosmetic Class C common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required by Rule 144(h) under the Securities Act, or if no such notice is required, the date of execution of the transaction directly with a market maker, or (c) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Exchange Act during the four-week period specified above; (iii) all shares of Cosmetic Class C common stock are sold in brokerage transactions and no orders are solicited in connection with the sale; and (iv) the broker does not receive more than the usual and customary broker's commission in connection with the sale.

     As described in "The Stockholders Agreement," both Revlon and the Principal Stockholders will receive certain rights to registration of their Cosmetic Class C common stock under the Securities Act. Pursuant to any such registration statement, the selling securityholders would be entitled to sell shares without regard to the foregoing limitations. See "Risk Factors -- Shares Eligible for Future Sale."

                                 LEGAL MATTERS

     Arent Fox Kintner Plotkin & Kahn, Washington, D.C., will render an opinion with respect to certain matters on behalf of Cosmetic.

                                    EXPERTS

     Cosmetic's financial statements as of September 27, 1996 and for each of the three years then ended included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein and in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     PFC's financial statements as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been included in this Proxy Statement/Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Proxy Statement/Prospectus, and upon the authority of said firm as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, were Cosmetic's auditors for the fiscal year ended September 27, 1996 and have been employed in that capacity since May 1987. The Cosmetic Board has not made a determination as to Cosmetic's auditors for Cosmetic's current fiscal year, which determination is expected to be made after the completion of the Merger.

     A representative of Arthur Andersen LLP is expected to attend the Meeting. At that time, the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions regarding the most recent audit of Cosmetic's financial statements.

                          FUTURE STOCKHOLDER PROPOSALS


     Any Cosmetic stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Cosmetic must submit such proposal to the Secretary of Cosmetic by November 27, 1997.


                      WHERE YOU CAN FIND MORE INFORMATION

     Cosmetic files annual, quarterly and special reports, proxy statements and other information with the SEC. Cosmetic has filed a Registration Statement on Form S-4 to register with the SEC the Cosmetic Class C common stock to be issued in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Cosmetic in addition to being a proxy statement of Cosmetic for the Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. The Registration Statement on Form S-4, including all exhibits and schedules thereto, as well as Cosmetic's other SEC filings, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

     Cosmetic has supplied all information contained in this Proxy Statement/Prospectus relating to Cosmetic and PFC has supplied all such information relating to PFC and Revlon.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS
PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH   ,
1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF THE COSMETIC CLASS C COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

DEFINED TERM                                                                                  PAGE
----------------------------------------------------------------------------------------   -----------
1991 Option Plan........................................................................            87
Acquired Companies......................................................................            43
Andrews Group...........................................................................            85
August 20 Cosmetic Data for 1997........................................................            38
August 20 Cosmetic Data for 1998........................................................            38
August 20 PFC Data for 1997.............................................................            38
BankAmerica.............................................................................            32
Board Amendment.........................................................................            11
Bonus Increase..........................................................................            90
Book Value Multiples....................................................................            41
Cal Fed.................................................................................            85
Cash Election...........................................................................    Cover page
Cash Offer..............................................................................            40
Cessation of Operations.................................................................            70
Cigar Holdings..........................................................................            85
Class C Amendment.......................................................................            11
Code....................................................................................            34
Coleman.................................................................................            85
Coleman Holdings........................................................................            85
Coleman Worldwide.......................................................................            85
Colours & Scents........................................................................            57
Colours & Scents stores.................................................................            78
Combined Company........................................................................    Cover page
Combined Company Board..................................................................             7
Comparable Companies....................................................................            40
Consolidated Cigar......................................................................            85
Cosmetic................................................................................    Cover page
Cosmetic Board..........................................................................             1
Cosmetic Center Alternate Transaction...................................................            68
Cosmetic Center Break-up Fee............................................................            68
Cosmetic Center Termination Date........................................................            68
Cosmetic Center Triggering Events.......................................................            68
Cosmetic Certificates...................................................................            64
Cosmetic Unaffected Stock Price.........................................................            43
Cost of sales...........................................................................            57
EBIT....................................................................................            41
EBIT Multiples..........................................................................            41
EBITDA..................................................................................            41
EBITDA Multiples........................................................................            41
Effective Time..........................................................................            21
Enterprise Value........................................................................            41
Enterprise Value Multiples..............................................................            41
EPS.....................................................................................            41
Equity Value............................................................................            41
Equity Value Multiples..................................................................            41
Exchange Act............................................................................            85
Exchange Agent..........................................................................             7
Exclusivity Agreement...................................................................            25
Exclusivity Period......................................................................            27
Facility................................................................................            53
Financing...............................................................................            16
Financing Proposal......................................................................            32

DEFINED TERM                                                                                  PAGE
----------------------------------------------------------------------------------------   -----------
First Nationwide Parent.................................................................            85
FN Holdings.............................................................................            85
Holdings................................................................................            18
Holmdel Lease...........................................................................            70
IRS.....................................................................................            34
ISOs....................................................................................            88
LBO.....................................................................................            44
Legg Mason..............................................................................             5
Legg Mason Opinion......................................................................            39
Letter of Intent........................................................................            25
Limit...................................................................................            22
LTM.....................................................................................            41
LTM EPS Multiples.......................................................................            41
LTM Transaction Value Multiples.........................................................            43
MacAndrews Holdings.....................................................................            85
Mafco Consolidated......................................................................            85
Mafco Holdings..........................................................................            71
Marvel..................................................................................            85
Meeting.................................................................................    Cover page
Merger..................................................................................    Cover page
Merger Agreement........................................................................    Cover page
Meridian................................................................................            85
Net Unleveraged Cash Flow...............................................................            43
New Facility............................................................................            53
NOLs....................................................................................            42
Non-Discretionary Grant.................................................................            90
Non-Operating Items.....................................................................            42
Non-Qualified Options...................................................................            90
November 15 Cosmetic Data for 1997......................................................            38
November 15 Cosmetic Data for 1998......................................................            38
November 15 PFC Data for 1997...........................................................            38
November 15 PFC Data for 1998...........................................................            38
October 1 Cosmetic Data for 1997........................................................            38
October 1 PFC Data for 1998.............................................................            38
PCT.....................................................................................            85
PFC.....................................................................................    Cover page
PFC Alternate Transaction...............................................................            68
PFC Employee Store Leases...............................................................            70
Pneumo Abex.............................................................................            75
Prestige Fragrance & Cosmetics stores...................................................            78
Principal Stockholders Break-Up Fee.....................................................            69
Principal Stockholders..................................................................             6
Prior Year..............................................................................            90
Pro Rata Offer..........................................................................            40
Projected 1997 EPS Multiples............................................................            41
Projected 1998 EPS Multiples............................................................            41
Proposal................................................................................            24
Purchase Price of Equity................................................................            43
Purchase Price of Equity Multiples......................................................            43
Registration Rights Agreement...........................................................            72
Revenue Multiples.......................................................................            41
Revlon..................................................................................    Cover page
Revlon Break-up Fee.....................................................................            68
Revlon Expense Reimbursement Fee........................................................            68

DEFINED TERM                                                                                  PAGE
----------------------------------------------------------------------------------------   -----------
Revlon Notes............................................................................            17
Revlon Termination Date.................................................................            68
Revlon Triggering Events................................................................            68
Revlon Worldwide........................................................................            17
Revlon Worldwide (Parent)...............................................................            17
SEC.....................................................................................            26
S G & A.................................................................................            51
Securities Act..........................................................................            19
Services................................................................................            70
Services Agreement......................................................................            71
Stock Offer.............................................................................            40
Stock Option Committee..................................................................            90
Stockholders Agreement..................................................................             8
Stockholder Alternate Transaction.......................................................            69
Stockholder Triggering Event............................................................            69
Subject Year............................................................................            90
Supply Agreement........................................................................            71
Tax Counsel.............................................................................            34
Tax Sharing Agreement...................................................................            71
Ten Percent Stockholder.................................................................            88
Terminal Value..........................................................................            44
The Salon...............................................................................            74
Toy Biz.................................................................................            85
Transaction Value.......................................................................            43
UPS.....................................................................................            81

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          ----

THE COSMETIC CENTER, INC. AND SUBSIDIARIES

Report of Independent Public Accountants...............................................................................    F-2

Consolidated Balance Sheets as of September 29, 1995 and September 27, 1996............................................    F-3

Consolidated Statements of Operations..................................................................................    F-4
  Fifty-three weeks ended September 30, 1994
  Fifty-two weeks ended September 29, 1995
  Fifty-two weeks ended September 27, 1996

Consolidated Statements of Shareholders' Equity........................................................................    F-5
  Fifty-three weeks ended September 30, 1994
  Fifty-two weeks ended September 29, 1995
  Fifty-two weeks ended September 27, 1996

Consolidated Statements of Cash Flows..................................................................................    F-6
  Fifty-three weeks ended September 30, 1994
  Fifty-two weeks ended September 29, 1995
  Fifty-two weeks ended September 27, 1996

Notes to Consolidated Financial Statements.............................................................................    F-7
Consolidated Balance Sheets as of September 27, 1996 and December 27, 1996 (unaudited).................................   F-15
Consolidated Statements of Operations for the three months ended December 29, 1995 and
December 27, 1996 (unaudited)..........................................................................................   F-16
Consolidated Statements of Cash Flows for the three months ended December 29, 1995 and December 27, 1996 (unaudited)...   F-17
Notes to Consolidated Financial Statements (unaudited).................................................................   F-18

PRESTIGE FRAGRANCE & COSMETICS, INC.

Independent Auditors' Report...........................................................................................   F-19

Balance Sheets as of December 31, 1995 and 1996........................................................................   F-20

Statements of Operations for each of the years in the three-year period ended December 31, 1996........................   F-21

Statements of Stockholder's Equity for each of the years in the three-year period ended December 31, 1996..............   F-22

Statements of Cash Flows for each of the years in the three-year period ended December 31, 1996........................   F-23

Notes to Financial Statements..........................................................................................   F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE COSMETIC CENTER, INC.:

     We have audited the accompanying consolidated balance sheets of The Cosmetic Center, Inc. (a Delaware corporation), and subsidiaries as of September 27, 1996, and September 29, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended September 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cosmetic Center, Inc., and subsidiaries as of September 27, 1996, and September 29, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 27, 1996, in conformity with generally accepted accounting principles.

                                      ARTHUR ANDERSEN LLP

Washington, D.C.
November 27, 1996

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                        1995         1996
                                                                                                       -------      -------

                                                                                                           (DOLLARS IN
                                                                                                            THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................................     $ 1,320      $   979
  Accounts receivable.............................................................................         881        1,860
  Inventories.....................................................................................      61,891       56,479
  Prepaid expenses................................................................................         529          442
  Prepaid income taxes............................................................................       1,142        1,735
  Deferred income tax benefit.....................................................................         970        1,631
                                                                                                       -------      -------
     Total current assets.........................................................................      66,733       63,126
                                                                                                       -------      -------

PROPERTY AND EQUIPMENT:
  Furniture, fixtures and equipment...............................................................      11,410       10,989
  Leasehold improvements..........................................................................       4,932        5,022
  Leased property -- capitalized..................................................................       1,670        1,652
                                                                                                       -------      -------
                                                                                                        18,012       17,663
  Accumulated depreciation and amortization.......................................................       7,211        9,256
                                                                                                       -------      -------
                                                                                                        10,801        8,407
                                                                                                       -------      -------
DEPOSITS AND OTHER ASSETS.........................................................................         307          378
                                                                                                       -------      -------
DEFERRED INCOME TAX BENEFIT.......................................................................         126          611
                                                                                                       -------      -------
     TOTAL ASSETS.................................................................................     $77,967      $72,522
                                                                                                       -------      -------
                                                                                                       -------      -------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................................................     $17,309      $15,956
  Note payable -- bank (Note 2)...................................................................      11,985           --
  Accrued expenses................................................................................       4,058        4,044
  Current portion of obligation under capital leases..............................................         291          311
                                                                                                       -------      -------
     TOTAL CURRENT LIABILITIES....................................................................      33,643       20,311
NOTE PAYABLE -- BANK (NOTE 2).....................................................................          --       12,220
OBLIGATION UNDER CAPITAL LEASES...................................................................         420          109
DEFERRED RENT.....................................................................................       1,339        1,305
OTHER LIABILITIES.................................................................................         624        1,396
                                                                                                       -------      -------
     TOTAL LIABILITIES............................................................................      36,026       35,341
                                                                                                       -------      -------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
SHAREHOLDERS' EQUITY: (NOTE 4)
  Class A common stock, $.01 par value; authorized 5,000,000 shares; issued 2,721,472 shares in
     1995 and 2,713,354 shares in 1996............................................................          27           27
  Class B common stock, $.01 par value; authorized 5,000,000 shares; issued 1,594,924 shares in
     1995 and 1,582,780 shares in 1996............................................................          16           16
  Additional paid-in capital......................................................................      21,740       21,386
  Retained earnings...............................................................................      20,512       15,752
  Treasury stock-Class B common stock, 32,144 shares in 1995 and no shares in 1996, at cost.......       (354)           --
                                                                                                       -------      -------
TOTAL SHAREHOLDERS' EQUITY........................................................................      41,941       37,181
                                                                                                       -------      -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................................................     $77,967      $72,522
                                                                                                       -------      -------
                                                                                                       -------      -------

                See notes to consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   1994            1995            1996
                                                                                ----------      ----------      ----------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                  DATA)

Net sales..................................................................     $  123,551      $  132,304      $  133,795
                                                                                ----------      ----------      ----------
Cost of sales including buying, occupancy and distribution.................         96,574         105,094         105,761
Selling, general and administrative expenses...............................         19,929          27,033          30,268
Restructuring provision (Note 10)..........................................             --              --           4,024
                                                                                ----------      ----------      ----------
Total operating expenses...................................................        116,503         132,127         140,053
                                                                                ----------      ----------      ----------
Income (loss) from operations..............................................          7,048             177          (6,258)
Other income, net..........................................................            110             670              95
Interest expense...........................................................           (166)           (725)         (1,030)
                                                                                ----------      ----------      ----------
Earnings (loss) before income taxes........................................          6,992             122          (7,193)
Income tax provision (benefit).............................................          2,804            (157)         (2,433)
                                                                                ----------      ----------      ----------
Net earnings (loss)........................................................     $    4,188      $      279      $   (4,760)
                                                                                ----------      ----------      ----------
                                                                                ----------      ----------      ----------
Net earnings (loss) per common share
Primary....................................................................     $     0.95      $     0.06      $    (1.11)
                                                                                ----------      ----------      ----------
                                                                                ----------      ----------      ----------
Weighted average shares outstanding
Primary....................................................................      4,414,462       4,358,339       4,293,457
                                                                                ----------      ----------      ----------
                                                                                ----------      ----------      ----------

                See notes to consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        COMMON STOCK       ADDITIONAL                  TREASURY STOCK
                                                     ------------------     PAID-IN      RETAINED    ------------------
                                                     CLASS A    CLASS B     CAPITAL      EARNINGS    CLASS A    CLASS B
                                                     -------    -------    ----------    --------    -------    -------
                                                                           (DOLLARS IN THOUSANDS)

Balances at September 24, 1993....................     $27        $15       $ 21,349     $ 16,045     $  --      $  --
Exercise of stock options, 6,050 shares...........      --         --             38           --        --         --
Net earnings......................................      --         --             --        4,188        --         --
                                                     -------    -------    ----------    --------    -------    -------
Balances at September 30, 1994....................      27         15         21,387       20,233        --         --
Exercise of stock options, 32,144 Class B common
  shares tendered for 40,180 Class A common shares
  and 40,182 Class B common shares................      --          1            353           --        --       (354)
Net earnings......................................      --         --             --          279        --         --
                                                     -------    -------    ----------    --------    -------    -------
Balances at September 29, 1995....................      27         16         21,740       20,512        --       (354)
Exercise of stock options, 28,118 Class A common
  shares tendered for 20,000 Class A common shares
  and 20,000 Class B common shares................      --         --            214           --      (214)        --
Retired treasury stock, 28,118 Class A common
  shares and 32,144 Class B common shares.........      --         --           (568)          --       214        354
Net loss..........................................      --         --             --       (4,760)       --         --
                                                     -------    -------    ----------    --------    -------    -------
Balances at September 27, 1996....................     $27        $16       $ 21,386     $ 15,752     $  --      $  --
                                                     -------    -------    ----------    --------    -------    -------
                                                     -------    -------    ----------    --------    -------    -------

                                                        TOTAL
                                                    SHAREHOLDERS'
                                                       EQUITY
                                                    -------------

Balances at September 24, 1993....................     $37,436
Exercise of stock options, 6,050 shares...........          38
Net earnings......................................       4,188
                                                    -------------
Balances at September 30, 1994....................      41,662
Exercise of stock options, 32,144 Class B common
  shares tendered for 40,180 Class A common shares
  and 40,182 Class B common shares................          --
Net earnings......................................         279
                                                    -------------
Balances at September 29, 1995....................      41,941
Exercise of stock options, 28,118 Class A common
  shares tendered for 20,000 Class A common shares
  and 20,000 Class B common shares................          --
Retired treasury stock, 28,118 Class A common
  shares and 32,144 Class B common shares.........          --
Net loss..........................................      (4,760)
                                                    -------------
Balances at September 27, 1996....................     $37,181
                                                    -------------
                                                    -------------

                See notes to consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          1994          1995         1996
                                                                                         -------      --------      -------
                                                                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss)...............................................................     $ 4,188      $    279      $(4,760)
  Adjustments to reconcile net earnings to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..................................................       1,580         2,341        2,719
     Restructuring provision (Note 10)..............................................          --            --        4,024
     Change in assets and liabilities:
       Accounts receivable..........................................................        (484)          676         (979)
       Inventories..................................................................      (5,420)      (11,469)       5,412
       Prepaid expenses.............................................................        (341)         (406)         (86)
       Prepaid income taxes.........................................................        (103)         (983)        (593)
       Deposits and other assets....................................................        (140)          (53)         (71)
       Accounts payable.............................................................      (2,895)        7,387       (1,353)
       Accrued expenses.............................................................         903           723       (1,034)
       Restructuring provision (Note 10)............................................          --            --       (1,022)
       Deferred rent................................................................         163           132          (34)
       Other liabilities............................................................          --           624         (316)
       Deferred income tax benefit..................................................         207          (403)      (1,146)
                                                                                         -------      --------      -------
       Net cash (used in) provided by operating activities..........................      (2,342)       (1,152)         761
                                                                                         -------      --------      -------
Cash flows from investing activities:
  Capital expenditures, net.........................................................      (2,861)       (5,633)      (1,055)
  Proceeds from sale of equipment...................................................          --            35            9
                                                                                         -------      --------      -------
     Net cash used in investing activities..........................................      (2,861)       (5,598)      (1,046)
                                                                                         -------      --------      -------
Cash flows from financing activities:
  Net borrowings under line-of-credit agreement.....................................       5,025         6,960          235
  Repayments of capital lease obligations...........................................        (245)         (272)        (291)
  Exercise of stock options.........................................................          38            --           --
                                                                                         -------      --------      -------
     Net cash provided by (used in) financing activities............................       4,818         6,688          (56)
                                                                                         -------      --------      -------
Net decrease in cash and cash equivalents...........................................        (385)          (62)        (341)
Cash and cash equivalents at beginning of year......................................       1,767         1,382        1,320
                                                                                         -------      --------      -------
Cash and cash equivalents at end of year............................................     $ 1,382      $  1,320      $   979
                                                                                         -------      --------      -------
                                                                                         -------      --------      -------
Supplemental disclosures of cash flow information
  and non cash activities:
  Cash payments for interest........................................................     $   146      $    696      $ 1,059
  Cash payments for income taxes....................................................       2,700           837          339
  Capital lease obligations incurred................................................         192            --           --
  Treasury stock (Note 4)...........................................................          --           354          214

                See notes to consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -- Summary of Significant Accounting Policies

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of The Cosmetic Center, Inc. and its wholly owned subsidiaries (the "Company"). The Company sells cosmetics, fragrances, beauty aids and related items on a retail basis under the name "The Cosmetic Center(Register mark)" in Illinois, Maryland, New Jersey, North Carolina, Pennsylvania, and Virginia, on a wholesale basis through
M. Steven Cosmetic Company, Inc., and on a distribution basis through Courtney Brooke, Inc. and Dumond Distribution, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     REVENUE RECOGNITION

     The Company recognizes revenue at the point of sale on its retail business and at the point of shipment on its wholesale business.

     FISCAL YEAR

     The Company's fiscal year ends on the last Friday of September. The Company's fiscal years ended on September 30, 1994, September 29, 1995, and September 27, 1996. Fiscal year 1994 consisted of 53 weeks and fiscal years 1995 and 1996 each consisted of 52 weeks.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

     CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are deposited with major banks and financial institutions. The Company's accounts receivable result primarily from advertising rebates, income tax refunds and construction allowances. The Company routinely assesses the financial strength of its financial institutions. As a consequence it feels that its concentration of credit risk is limited.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the beginning of the lease term.

     Depreciation on property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

     NEW STORE OPENING COSTS

     Personnel recruitment, training, supplies, payroll and related costs incurred in connection with opening a new store are capitalized and included in prepaid expenses until the store opens, at which time such costs are amortized over a twelve-month period.

     ACCOUNTS PAYABLE

     Accounts payable includes unfunded disbursement checks which have not been presented to the bank for payment of $1,679,000 and $2,486,000 at September 29, 1995, and September 27, 1996, respectively.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

     SELF-INSURANCE

     The Company is self-insured for its employee medical benefit program which covers eligible hourly and salaried employees. The Company maintains stop loss insurance coverage both on an individual and aggregate basis.

     ADVERTISING COSTS

     The Company expenses advertising costs as incurred.

     DEFERRED INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are computed based on the difference between financial statement and income tax bases of assets and liabilities using the enacted-marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

     EARNINGS PER COMMON SHARE

     Earnings per common share has been computed on the basis of the weighted average common shares outstanding for all periods presented. Weighted average common shares outstanding for 1994 and 1995 includes the exercise of all stock options having exercise prices less than the average market price of the common stock using the treasury stock method. Stock options were not considered for 1996 as their impact is antidilutive. Fully diluted earnings per share is not presented as the difference between these amounts and the amounts presented is not material.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF CURRENT ASSETS AND CURRENT LIABILITIES

     At September 27, 1996, the carrying amount of current assets and current liabilities approximates fair value due to the short maturity of those instruments.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Company is required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," no later than its fiscal year ending September 26, 1997. The Company anticipates that the adoption of the standard will not have a material effect on its consolidated financial position or results of operations.

     The Company is also required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation," no later than its fiscal year ending September 26, 1997. This statement encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Entities which elect not to adopt the fair value method of accounting are required to make pro forma disclosures of earnings and per share data as if the fair value method was adopted. Management does not intend to adopt the fair value method of accounting. Accordingly, adoption of the statement will only impact the Company's disclosures.

Note 2 -- Note Payable -- Bank

     The Company had an unsecured credit facility (the "Facility") with a bank for a maximum borrowing of $15,000,000. The Facility, which was scheduled to expire on February 28, 1997, was subject to repayment on demand and accrued interest was payable monthly, at an annual rate equal to the bank's prime rate or at LIBOR plus 200 basis points. The Facility required compliance with certain restrictive covenants including maintenance of minimum tangible net worth. At September 29, 1995, the Facility had an outstanding balance of $11,985,000 at interest rates ranging from 7.03% to 8.00%. At

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

September 27, 1996, the Facility had an outstanding balance of $12,220,000 at interest rates ranging from 6.46% to 9.50%. The weighted average interest rate on borrowings was 7.90% in 1995 and 7.47% in 1996. The carrying value of the Company's debt approximates fair value.

     In October 1996, the Company paid the outstanding balance of $14,200,000 on the Facility with borrowings under a new loan and security agreement (the "New Facility"). Under the New Facility, which expires October 31, 1999, the Company may borrow the lesser of $25,000,000 or 50% of eligible inventory, as defined in the New Facility. Borrowings under the New Facility are secured by all of the Company's assets except for fixed assets. Under the New Facility the Company may borrow at LIBOR plus 200 basis points or at the bank's prime rate plus 50 basis points. The Company also pays an unused line fee equal to one-quarter of one percent per annum. Interest is payable monthly. If the Company terminates the New Facility, the Company is obligated to pay a prepayment penalty of $187,500 if termination is made before the first anniversary date and $62,500 after the first anniversary date. As a result of the Company's ability to refinance the prior Facility with the New Facility, the balance of the Facility was classified as long-term debt in the accompanying September 27, 1996 balance sheet. The New Facility requires the Company to be in compliance with a minimum tangible net worth covenant.

     Future annual maturities of long-term debt under the terms of the New Facility are as follows for the fiscal year:
1997 -- $0, 1998 -- $0, 1999 -- $0, 2000 -- $12,220,000 and 2001 -- $0.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest rate cap and swap agreements are used to reduce the potential impact of increases in interest rates on the floating rates credit facility. During 1995, the Company entered into an interest rate cap on a $2 million notional amount which expired in August 1996. The agreement entitled the Company to receive payments from the counterparties in any period during which the floating rate on its credit facility exceeded 8%. The premium paid was amortized over the cap period.

     In 1995 the Company also entered into an interest rate swap for a notional amount of $4 million which expires in February 1997. This agreement effectively changes the Company's exposure on $4 million of its credit facility to a fixed rate of 7.46%. The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate caps and swaps. The Company anticipates, however, that the counterparty (major financial institution) will be able to fully satisfy its obligations under the contract.

Note 3 -- Accrued Expenses

     At September 29, 1995 and September 27, 1996, accrued expenses consisted of the following:

                                                                                             1995      1996
                                                                                            -------   -------
                                                                                               (DOLLARS IN
                                                                                               THOUSANDS)
Payroll and payroll taxes................................................................   $ 1,423   $ 1,419
Restructuring provision (Note 10)........................................................        --     1,020
Other operating expenses.................................................................       911       794
Sales and other taxes....................................................................       775       467
Group medical............................................................................        23       160
Advertising expenses.....................................................................       511       143
Fixed assets.............................................................................       415        41
                                                                                            -------   -------
                                                                                            $ 4,058   $ 4,044
                                                                                            -------   -------
                                                                                            -------   -------

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

Note 4 -- Shareholders' Equity

     The Class A common stock (nonvoting) and Class B common stock (voting) are similar in characteristics except that the voting power for the election of directors and all other purposes is vested exclusively in the holders of Class B common stock, except as otherwise required by law or the Certificate of Incorporation.

     Under the 1991 Stock Option Plan (Note 7), 596,408 shares of Class A common stock and 43,750 shares of Class B common stock are reserved for issuance.

     In fiscal 1995, certain officers exercised options for 40,180 and 40,182 shares of Class A and Class B common stock, respectively. The exercise price of approximately $354,000 was paid with 32,144 shares of Class B common stock and as a result, was recorded as treasury stock in the accompanying financial statements.

     In fiscal 1996, certain officers exercised options for 20,000 shares of each of the Class A and Class B common stock. The exercise price of approximately $214,000 was paid with 28,114 shares of Class A common stock and as a result was recorded as treasury stock in the accompanying financial statements.

     In August 1996, the Board of Directors retired the 28,114 shares of Class A and 32,144 shares of Class B treasury stock. As a result the original cost of the treasury stock was recorded against additional paid-in capital.

Note 5 -- Income Taxes

     The Company accounts for income taxes under SFAS 109. SFAS 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company has not recorded a valuation allowance against its net deferred tax assets.

     At September 29, 1995 and September 27, 1996, the components of the net deferred tax asset consisted of the following:

                                                                                             1995      1996
                                                                                            ------    ------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Deferred tax assets (liabilities):
  UNICAP.................................................................................   $  565    $  556
  Deferred rent..........................................................................      623       549
  Depreciation and amortization..........................................................     (570)     (369)
  Preopening costs.......................................................................      (40)       (9)
  Restructuring costs....................................................................       --       843
  Alternative minimum tax credit.........................................................       --       252
  Accrued vacation.......................................................................      159       158
  Accrued group medical..................................................................        2        40
  Employment contract....................................................................      269       129
  Deferred legal.........................................................................       40        31
  Deferred compensation..................................................................       48        62
                                                                                            ------    ------
Net deferred tax asset...................................................................   $1,096    $2,242
                                                                                            ------    ------
                                                                                            ------    ------

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

     Income tax expense (benefit) consists of:

                                                                                   1994     1995      1996
                                                                                  -------   -----    -------
                                                                                    (DOLLARS IN THOUSANDS)
Current:
  Federal......................................................................   $ 2,126    $202    $(1,482)
  State........................................................................       471      44        195
                                                                                  -------   -----    -------
                                                                                    2,597     246     (1,287)
                                                                                  -------   -----    -------
Deferred:
  Federal......................................................................       181    (330)      (974)
  State........................................................................        26     (73)      (172)
                                                                                  -------   -----    -------
                                                                                      207    (403)    (1,146)
                                                                                  -------   -----    -------
                                                                                  $ 2,804   $(157)   $(2,433)
                                                                                  -------   -----    -------
                                                                                  -------   -----    -------

     A reconciliation of the actual tax expense to the expected tax expense (computed by applying the federal corporate income tax rate of 34% to earnings before income taxes) follows:

                                                                         1994                 1995                  1996
                                                                    --------------      ----------------      ----------------
                                                                    AMOUNT     %        AMOUNT      %         AMOUNT       %
                                                                    ------    ----      ------    ------      -------    -----

                                                                                      (DOLLARS IN THOUSANDS)
Expense at statutory federal rate................................   $2,377    34.0%     $  42       34.0%     $(2,446)   (34.0)%
Increase in income taxes resulting from:
  State income taxes, net of
     Federal income tax benefit..................................     325      4.6          6        4.6          129      1.8
  Life insurance proceeds........................................      --       --       (216)    (176.3)          --       --
  Other, net.....................................................     102      1.5         11        9.0         (116)    (1.6)
                                                                    ------    ----      ------    ------      -------    -----
                                                                    $2,804    40.1%     $(157)    (128.7)%    $(2,433)   (33.8)%
                                                                    ------    ----      ------    ------      -------    -----
                                                                    ------    ----      ------    ------      -------    -----

Note 6 -- Employee Benefit -- Retirement Plans

     The Company's Employee Retirement Plan (the "Retirement Plan") covers all eligible employees. The Retirement Plan includes both a profit sharing option and 401K option. The Board of Directors approved total contributions of $114,000 and $38,000 for fiscal years 1994 and 1995, respectively. There was no contribution in 1996. The contributions for the profit sharing plan are discretionary and are allocated based upon each participant's salary. The contribution for the 401K is determined by matching a percentage of each employee's elective salary deferral.

     Generally, the Company offers no post-employment or post-retirement benefits to employees. (Note 9)

Note 7 -- Stock Option Plan

     The 1991 Stock Option Plan (the "Plan"), as amended, authorizes options for the purchase of 500,000 shares of common stock. In 1995, the Board approved an increase in the shares reserved for granting to 800,000 by adding 300,000 shares of Class A common stock to the Plan. The Plan is intended to provide an incentive to directors, officers and key employees of the Company by providing those persons with opportunities to purchase shares of the Company's common stock under either incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, or other stock options.

     Incentive stock options may be granted at a price not less than 100% of fair market value at the date of grant for a term not to exceed ten years. Other stock options may be granted at a price not to be less than 50% of the fair market value at the date of grant for a term not to exceed eleven years. With respect to any director, officer or key employee who is a ten percent shareholder, incentive options may be granted at a price not less than 110% of fair market value at the date of grant for a term not to exceed five years.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

     The Plan is administered by a Stock Option Committee (the "Committee") consisting of two or more members of the Board. The Committee receives annual non-discretionary grants provided shares are available under the Plan. Any non-employee director shall receive annually on January 15th, a fully vested option for 1,000 shares of Class A common stock, at an option price of 100% of the fair market value and for a term of ten years. Any employee director shall receive annually on January 15th, a fully vested option for 20,000 shares of Class A common stock, at an option price of 100% of fair market value (110% with respect to a ten percent shareholder) and for a term of 10 years (5 years with respect to a ten percent shareholder).

     The following table summarizes stock option activity:

                                                  1994                   1995                   1996
                                           -------------------   --------------------    -------------------
                                           CLASS A    CLASS B    CLASS A     CLASS B     CLASS A     CLASS B
                                           --------   --------   --------    --------    --------    -------
Available for grant:
  Beginning.............................    135,776         --     70,776          --     329,776         --
                                           --------   --------   --------    --------    --------    -------
                                           --------   --------   --------    --------    --------    -------
Under option:
  Beginning.............................    224,612    134,612    285,812     132,362     286,632     92,180
  Granted ($15.75-21.17/share)..........     65,000         --         --          --          --         --
  Granted ($7.00-9.62/share)............         --         --    113,000          --          --         --
  Granted ($ 4.12-6.60/share)...........         --         --         --          --      93,000         --
  Exercised ($4.00-11.37/share).........    (3,800)    (2,250)         --          --          --         --
  Exercised ($4.40/share)...............         --         --    (40,180)    (40,182)         --         --
  Exercised ($5.36/share)...............         --         --         --          --     (20,000)   (20,000)
  Cancelled ($11.37-17.32/share)........         --         --    (72,000)         --          --         --
  Cancelled ($6.50-21.17/share).........         --         --         --          --     (96,082)   (28,430)
                                           --------   --------   --------    --------    --------    -------

Under option -- end.....................    285,812    132,362    286,632      92,180     263,550     43,750
                                           --------   --------   --------    --------    --------    -------
                                           --------   --------   --------    --------    --------    -------
Authorized increase.....................         --         --    300,000          --          --         --
                                           --------   --------   --------    --------    --------    -------
                                           --------   --------   --------    --------    --------    -------
Options exercisable.....................    227,885    130,106    252,921      92,180     218,314     43,750
                                           --------   --------   --------    --------    --------    -------
                                           --------   --------   --------    --------    --------    -------
Available for grant -- end..............     70,776         --    329,776          --     332,858         --
                                           --------   --------   --------    --------    --------    -------
                                           --------   --------   --------    --------    --------    -------

     During 1995 the Company reduced the exercise price of 72,000 options to the then current fair market value of $7.00 per share.

Note 8 -- Related-Party Transactions

     The Company leases an industrial park store from a partnership which is owned 35.67% by the Vice Chairman of the Board of Directors. Lease payments made to the partnership during fiscal year 1994, 1995 and 1996 were approximately $59,000, $59,000 and $52,000 respectively.

Note 9 -- Commitments and Contingencies

     The Company is party to certain capital lease agreements for computer equipment. The gross amount of these capital leases included in property and equipment is as follows:

                                                                      1995            1996
                                                                   -----------     -----------
Computer equipment.............................................    $ 1,670,000     $ 1,652,000
Accumulated amortization.......................................     (1,030,000)     (1,288,000)
                                                                   -----------     -----------
                                                                   $   640,000     $   364,000
                                                                   -----------     -----------
                                                                   -----------     -----------

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

     The Company is obligated under several noncancellable operating leases primarily for warehouse, office and retail space and equipment at various locations. Some leases provide for additional rentals based on sales in excess of specified amounts. Additionally, certain store leases have stated annual rental increases or rent abatements. Rental abatements are recognized on a straight line basis over the life of the lease. Total rent expense for fiscal years 1994, 1995 and 1996, was approximately $5,448,000, $7,091,000 and
$7,481,000, respectively. Total rent expense includes additional rentals, based upon sales, of approximately $106,000, $78,000 and $55,000, respectively.

     Future minimum lease payments under noncancellable leases and the present value of future minimum capital lease payments as of September 27, 1996, are as follows:

                                                                                        CAPITAL       OPERATING
                                                                                        LEASES         LEASES
                                                                                       ---------     -----------
Year ending September:
  1997.............................................................................    $ 331,000     $ 7,652,000
  1998.............................................................................       98,000       6,923,000
  1999.............................................................................       15,000       5,993,000
  2000.............................................................................           --       4,969,000
  2001.............................................................................           --       3,580,000
  2002 and future years............................................................           --       7,013,000
                                                                                       ---------     -----------
     Total minimum lease payments..................................................    $ 444,000     $36,130,000
                                                                                                     -----------
                                                                                                     -----------
Less amount representing interest..................................................      (24,000)
                                                                                       ---------
Present value of future minimum capital lease payments.............................      420,000
Less current maturities of obligation under capital leases.........................     (311,000)
                                                                                       ---------
Obligation under capital leases, excluding current maturities......................    $ 109,000
                                                                                       ---------
                                                                                       ---------

     The Company is involved in litigation arising in the normal course of business. In the opinion of management, this litigation will not have a material effect on the Company's financial position or results of operations.

     The Company has employment agreements with certain employees that call for minimum annual salaries totaling approximately $1.1 million. Certain agreements will automatically renew for a twelve month period unless notice to terminate is given by either party twenty-four months prior to the expiration date. Certain agreements provide that if the respective employee dies, is disabled or is terminated by the Company, other than for "good cause" (as defined therein) or if there is a change in control of the Company, the Company is obligated to pay the employee the balance of salary due over the remaining term of the agreement. Additionally, the Company may be obligated to buy back all of the employee's options (vested or unvested), which totalled 112,000 options at September 27, 1996. Payments will be based upon the difference between the market value of the appropriate class of the Company's common stock on the event date and the exercise price of the options.

     During 1995, the Company's Chairman died. As a result, under the Chairman's employment agreement, the Company was required to record a salary continuation liability of approximately $920,000, $503,000 of which is outstanding as of September 27, 1996. This liability was partially funded by life insurance proceeds of $550,000 which is included in other income for the fiscal year 1995. There was no required payment under the stock option buy back provision, as the Chairman's beneficiary elected not to exercise this provision.

Note 10 -- Restructuring Provision

     During the fourth quarter of 1996, the Company recorded a restructuring provision of $4,024,000 related to the August 1996 closing of the Company's eight retail stores in the Atlanta, Ga. marketplace. The restructuring provision included the cost of future lease obligations, a write off of certain assets and a severance package for its Atlanta employees. The unpaid balance of the restructuring provision as of September 27, 1996 was approximately $2,108,000, principally related to lease liabilities. Of this amount $1,020,000 is expected to be paid in fiscal year 1997 and as a result is classified as a current liability.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

Note 11 -- Subsequent Event

     On November 27, 1996, the Company entered into a merger agreement (the "Merger") with Revlon Consumer Products Corporation ("RCPC") and Prestige Fragrance & Cosmetic, Inc. ("PFC") a wholly owned subsidiary of RCPC. Under the Merger, the Company will merge with PFC and the Company will remain as the surviving corporation. In connection with the Merger, a new class of the Company voting common stock ("Class C common stock") will be created. RCPC will receive newly issued Class C common stock such that immediately following the Merger, RCPC will own 65% of the issued and outstanding Class C common stock of the Company. Also as a part of the Merger, holders of the Class A and Class B common stock can elect to receive cash at $7.63 per share and holders of options with an exercise price of less than $7.63 per share can elect to receive cash of $7.63 less the exercise price with a limit of 2,829,065 shares and options as to which the cash elections will be accepted (the "Cash Election"). Giving effect to the Cash Election, RCPC can own at least 74% and up to 84% of the Company's outstanding common stock. Since, as a result of the Merger and Cash Election, RCPC will own a majority of voting interest in the Company, the Merger will be accounted for as a reverse acquisition, whereby the PFC's financial statements will represent the continuing historical financial statements of the Company. The completion of the Merger is subject to, among other things, the approval of the stockholders of the Company, regulatory approval and financing for the surviving corporation. No assurance can be given that the Merger can be completed.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                   SEPTEMBER 27,    DECEMBER 27,
                                                                                                       1996             1996
                                                                                                   -------------    ------------
                                                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................................      $   979         $  2,959
  Accounts receivable, net......................................................................        1,860            1,962
  Inventories...................................................................................       56,479           50,674
  Prepaid expenses..............................................................................          442              624
  Pepaid income taxes...........................................................................        1,735            1,735
  Deferred income tax benefit...................................................................        1,631            1,549
                                                                                                   -------------    ------------
     Total current assets.......................................................................       63,126           59,503
                                                                                                   -------------    ------------

PROPERTY AND EQUIPMENT:
  Furniture, fixtures and equipment.............................................................       10,989           11,014
  Leasehold improvements........................................................................        5,022            5,028
  Leased property -- capitalized................................................................        1,652            1,652
                                                                                                   -------------    ------------
                                                                                                       17,663           17,694

  Accumulated depreciation and amortization.....................................................        9,256            9,823
                                                                                                   -------------    ------------
                                                                                                        8,407            7,871
                                                                                                   -------------    ------------
DEPOSITS AND OTHER ASSETS.......................................................................          378              535
                                                                                                   -------------    ------------
DEFERRED INCOME TAX BENEFIT.....................................................................          611              523
                                                                                                   -------------    ------------
  TOTAL ASSETS..................................................................................      $72,522         $ 68,432
                                                                                                   -------------    ------------
                                                                                                   -------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..............................................................................      $15,956         $  9,776
  Accrued expenses..............................................................................        4,044            5,747
  Income taxes payable..........................................................................           --              288
  Current portion of obligation under capital leases............................................          311              276
                                                                                                   -------------    ------------
     TOTAL CURRENT LIABILITIES..................................................................       20,311           16,087
NOTE PAYABLE -- BANK............................................................................       12,220           12,000
OBLIGATION UNDER CAPITAL LEASES.................................................................          109               68
DEFERRED RENT...................................................................................        1,305            1,246
OTHER LIABILITIES...............................................................................        1,396            1,090
                                                                                                   -------------    ------------
     TOTAL LIABILITIES..........................................................................       35,341           30,491
                                                                                                   -------------    ------------
SHAREHOLDERS' EQUITY:
  Class A common stock, $.01 par value; authorized 5,000,000 shares;
     issued 2,713,354 shares and 2,717,104 shares, respectively.................................           27               27
  Class B common stock, $.01 par value; authorized 5,000,000 shares;
     issued 1,582,780 shares and 1,582,780 shares, respectively.................................           16               16
  Additional paid-in capital....................................................................       21,386           21,401
  Retained earnings.............................................................................       15,752           16,497
                                                                                                   -------------    ------------
TOTAL SHAREHOLDERS' EQUITY......................................................................       37,181           37,941
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................................................      $72,522         $ 68,432
                                                                                                   -------------    ------------
                                                                                                   -------------    ------------

           See notes to unaudited consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                         THREE MONTHS ENDED
                                                                                                    ----------------------------
                                                                                                    DECEMBER 29,    DECEMBER 27,
                                                                                                        1995            1996
                                                                                                    ------------    ------------
Net sales........................................................................................    $   41,580      $   38,907
                                                                                                    ------------    ------------
Cost of sales including buying, occupancy and distribution.......................................        32,420          30,226
Selling, general and administrative expenses.....................................................         7,646           7,121
                                                                                                    ------------    ------------
Total operating expenses.........................................................................        40,066          37,347
                                                                                                    ------------    ------------
Income from operations...........................................................................         1,514           1,560
Other income, net................................................................................            29              26
Interest expense.................................................................................          (316)           (334)
                                                                                                    ------------    ------------
Earnings before income taxes.....................................................................         1,227           1,252
Income taxes.....................................................................................           497             507
                                                                                                    ------------    ------------
Net earnings.....................................................................................    $      730      $      745
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------
Net earnings per common share
  Primary........................................................................................    $     0.17      $     0.17
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------
Weighted average shares outstanding
  Primary........................................................................................     4,316,010       4,327,604
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------

           See notes to unaudited consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                         THREE MONTHS ENDED
                                                                                                    ----------------------------
                                                                                                    DECEMBER 29,    DECEMBER 27,
                                                                                                        1995            1996
                                                                                                    ------------    ------------
Cash flows from operating activities:
  Net earnings...................................................................................     $    730        $    745
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
     Depreciation and amortization...............................................................          704             573
     Change in assets and liabilities:
       Accounts receivable, net..................................................................         (629)           (102)
       Inventories...............................................................................        6,827           5,805
       Prepaid expenses..........................................................................           12            (188)
       Prepaid income taxes......................................................................          491              --
       Deposits and other assets.................................................................           (8)           (157)
       Deferred income tax benefit...............................................................           --             170
       Accounts payable..........................................................................       (5,525)         (6,180)
       Accrued expenses..........................................................................        1,705           1,703
       Restructuring provision...................................................................           --            (237)
       Income taxes payable......................................................................         (234)            288
       Deferred rent.............................................................................           (4)            (59)
       Other liabilities.........................................................................          (77)            (69)
                                                                                                    ------------    ------------
       Net cash provided by operating activities.................................................        3,992           2,292
                                                                                                    ------------    ------------
Cash flows from investing activities:
  Capital expenditures, net......................................................................         (662)            (31)
                                                                                                    ------------    ------------
     Net cash used in investing activities.......................................................         (662)            (31)
                                                                                                    ------------    ------------
Cash flows from financing activities:
  Net repayments under line-of-credit agreement..................................................       (3,035)           (220)
  Repayments of capital lease obligations........................................................          (71)            (76)
  Exercise of stock options......................................................................           --              15
                                                                                                    ------------    ------------
     Net cash used in financing activities.......................................................       (3,106)           (281)
                                                                                                    ------------    ------------
Net increase in cash and cash equivalents........................................................          224           1,980
Cash and cash equivalents at beginning of period.................................................        1,320             979
                                                                                                    ------------    ------------
Cash and cash equivalents at end of period.......................................................     $  1,544        $  2,959
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------
Supplemental Disclosures of Cash Flow Information and Non-cash Activities:
  Cash payments for interest.....................................................................     $    279        $    257
  Cash payment for income taxes..................................................................          239             185
  Treasury stock.................................................................................          214              --

           See notes to unaudited consolidated financial statements.

                   THE COSMETIC CENTER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           FOR THE THREE MONTHS ENDED
                    DECEMBER 27, 1996 AND DECEMBER 29, 1995
                                  (UNAUDITED)

Note 1 Summary of Significant Accounting Policies

     BASIS OF PRESENTATION

     The consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements of The Cosmetic Center, Inc., (the "Company") for the year ended September 27, 1996.

     The accompanying consolidated financial statements are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation at December 27, 1996 and December 29, 1995 for the three-month periods then ended. The accounting policies applied in the consolidated financial statements are consistent with the accounting policies in the consolidated financial statements of the Company for the year ended September 27, 1996.

     The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenue and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     The results for the three-month periods ended December 27, 1996 and December 29, 1995 are not necessarily indicative of results expected for the entire year.

     MERCHANDISE INVENTORIES

     The Company's inventories, consisting primarily of cosmetic, fragrance, beauty aid, and related items, are valued at the lower of cost or market. Cost is determined using the weighted average cost method.

     RENTAL EXPENSES

     Certain store leases provide for minimum rentals plus additional rentals computed as a percentage of sales in excess of amounts specified in the lease as minimum rentals. The Company accrues percentage rent expense during interim periods based on actual sales in excess of the prorated annual amounts specified in the related lease.

Note 2 Effect of New Accounting Standard

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," for the fiscal year ending September 26, 1997. The adoption of the standard did not have a material effect on its consolidated financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Prestige Fragrance & Cosmetics, Inc.:

     We have audited the accompanying balance sheets of Prestige Fragrance & Cosmetics, Inc. (a wholly owned subsidiary of Revlon Consumer Products Corporation) as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholder's equity for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prestige Fragrance & Cosmetics, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                         KPMG PEAT MARWICK LLP

February 21, 1997
New York, New York

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                                 BALANCE SHEETS

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                           DECEMBER 31,
                                                                                                       --------------------
                                                                                                         1995        1996
                                                                                                       --------     -------
                                              ASSETS
Current assets:
  Cash............................................................................................     $  3,421     $ 3,479
  Inventories, net................................................................................       29,171      31,713
  Prepaid expenses and other......................................................................          846         773
                                                                                                       --------     -------
     Total current assets.........................................................................       33,438      35,965
                                                                                                       --------     -------

Property and equipment, net.......................................................................        6,409       7,616
Other assets......................................................................................           --         589
Intangible asset..................................................................................        1,490       1,451
                                                                                                       --------     -------
     Total assets.................................................................................     $ 41,337     $45,621
                                                                                                       --------     -------
                                                                                                       --------     -------

                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable................................................................................     $    876     $ 2,242
  Accrued expenses and other......................................................................        2,548       2,385
                                                                                                       --------     -------
     Total current liabilities....................................................................        3,424       4,627
                                                                                                       --------     -------

Due to Parent.....................................................................................        9,615      12,315

Stockholder's equity:

  Common stock, par value $1.00 per share, 1,000 shares authorized, 1 share issued and
     outstanding..................................................................................           --          --
  Additional paid-in capital......................................................................       28,536      28,536
  Retained earnings (Accumulated deficit).........................................................        (238)         143
                                                                                                       --------     -------
     Total stockholder's equity...................................................................       28,298      28,679
                                                                                                       --------     -------
          Total liabilities and stockholder's equity..............................................     $ 41,337     $45,621
                                                                                                       --------     -------
                                                                                                       --------     -------

                See accompanying notes to financial statements.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                         ---------------------------------
                                                                                          1994         1995         1996
                                                                                         -------      -------      -------
  Net sales.........................................................................     $62,674      $72,717      $77,417
  Cost of sales, including buying, occupancy and distribution.......................      41,418       49,176       49,897
                                                                                         -------      -------      -------
     Gross margin...................................................................      21,256       23,541       27,520
  Selling, general and administrative expenses......................................      21,945       25,368       26,117
                                                                                         -------      -------      -------
     Operating (loss) income........................................................        (689)      (1,827)       1,403
  Intercompany interest.............................................................       1,329        2,137          972
                                                                                         -------      -------      -------
  (Loss) income from continuing operations before income taxes......................      (2,018)      (3,964)         431
  Provision for income taxes........................................................          25           50           50
                                                                                         -------      -------      -------
  (Loss) income from continuing operations..........................................      (2,043)      (4,014)         381

  Discontinued operations:
     Income (loss) from discontinued operations.....................................         842         (351)          --
     Loss on disposal...............................................................          --         (897)          --
                                                                                         -------      -------      -------
  Income (loss) from discontinued operations........................................         842       (1,248)          --
                                                                                         -------      -------      -------
  Net (loss) income.................................................................     $(1,201)     $(5,262)     $   381
                                                                                         -------      -------      -------
                                                                                         -------      -------      -------

                See accompanying notes to financial statements.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                                         RETAINED
                                                                                         ADDITIONAL      EARNINGS          TOTAL
                                                                              COMMON      PAID-IN      (ACCUMULATED    STOCKHOLDER'S
                                                                              STOCK       CAPITAL        DEFICIT)         EQUITY
                                                                             --------    ----------    ------------    -------------

Balance at January 1, 1994................................................   $    --      $  9,043       $  6,362         $15,405
Net loss..................................................................        --            --         (1,201)         (1,201)
Net distributions to Parent...............................................        --            --           (137)           (137)
                                                                             --------    ----------    ------------    -------------
Balance at December 31, 1994..............................................        --         9,043          5,024          14,067
Net loss..................................................................        --            --         (5,262)         (5,262)
Net distributions to Parent...............................................        --        (5,194)            --          (5,194)
Capitalization of indebtedness by Parent..................................        --        24,687             --          24,687
                                                                             --------    ----------    ------------    -------------
Balance at December 31, 1995..............................................        --        28,536           (238)         28,298
Net income................................................................        --            --            381             381
                                                                             --------    ----------    ------------    -------------
Balance at December 31, 1996..............................................   $    --      $ 28,536       $    143         $28,679
                                                                             --------    ----------    ------------    -------------
                                                                             --------    ----------    ------------    -------------

                See accompanying notes to financial statements.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                          ---------------------------------
                                                                                           1994         1995         1996
                                                                                          -------      -------      -------
Cash flows from operating activities:
  Net (loss) income..................................................................     $(1,201)     $(5,262)     $   381
  Depreciation and amortization......................................................       1,388        1,996        2,177
  Change in assets and liabilities, net of the effect of acquisition:
     Increase in inventories.........................................................      (3,243)      (2,470)      (2,542)
     Decrease (increase) in prepaid expenses and other...............................         255          (51)          73
     (Increase) decrease in net assets from discontinued operations..................        (842)       2,735           --
     Increase (decrease) in accounts payable.........................................       1,358       (1,939)       1,366
     (Decrease) increase in accrued expenses and other...............................        (348)         279         (163)
                                                                                          -------      -------      -------
       Net cash (used for) provided by operating activities..........................      (2,633)      (4,712)       1,292
                                                                                          -------      -------      -------
Cash flows from investing activities:
  Capital expenditures...............................................................      (1,962)      (2,992)      (3,345)
  Deferred acquisition costs.........................................................          --           --         (589)
                                                                                          -------      -------      -------
       Net cash used for investing activities........................................      (1,962)      (2,992)      (3,934)
                                                                                          -------      -------      -------
Cash flows from financing activities:
  Increase in Due to Parent..........................................................       6,578       12,949        2,700
  Net distributions to Parent........................................................        (137)      (5,194)          --
                                                                                          -------      -------      -------
       Net cash provided by financing activities.....................................       6,441        7,755        2,700
                                                                                          -------      -------      -------
Net increase in cash.................................................................       1,846           51           58
Cash at the beginning of the period..................................................       1,524        3,370        3,421
                                                                                          -------      -------      -------
Cash at the end of the period........................................................     $ 3,370      $ 3,421      $ 3,479
                                                                                          -------      -------      -------
                                                                                          -------      -------      -------
Supplemental schedule of non cash investing activities:
In connection with the business acquisition, liabilities were assumed as follows:
  Fair value of assets acquired......................................................     $ 3,882
  Cash paid..........................................................................          --
                                                                                          -------
  Liabilities assumed................................................................     $ 3,882
                                                                                          -------
                                                                                          -------

                See accompanying notes to financial statements.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. Nature of Business

     Prestige Fragrance & Cosmetics, Inc. ("PFC" or the "Company") was incorporated on July 6, 1987. PFC's business consists of two groups, its retail outlets and the employee stores. As of December 31, 1996, the Company owned and operated 198 retail outlet stores, operating under the names "Colours & Scents," "Prestige Fragrance & Cosmetics," "Visage" and "The Cosmetic Warehouse" throughout the United States, and seven stores in the United States principally for employees of Revlon Consumer Products Corporation ("RCPC" or the "Parent") and its affiliates. The retail outlet stores are located in regional and manufacturers' outlet malls. The employee stores are located primarily at RCPC offices and manufacturing facilities throughout the country. The Company offers a broad selection of brand name prestige and mass-merchandised cosmetic products, consisting of makeup, lipstick, nail enamel, fragrances and personal care and skin care products. The Prestige Fragrance & Cosmetics stores sell first quality, first quality excess, returned and refurbished, and discontinued items in the outlet store environment and provide an outlet for mass cosmetic manufacturers to sell their products without competing directly with the retailers that purchase products from these same manufacturers. Colours & Scents stores generally carry first quality prestige brand fragrances and cosmetics normally carried in department stores at substantial discounts from department store prices. Colours & Scents stores also operate in the outlet mall environment and as such provide an outlet for prestige brand manufacturers to sell their excess and overstocked first quality merchandise.

2. Significant Accounting Policies

     BASIS OF PRESENTATION:

     The Company is a wholly owned subsidiary of RCPC, which is a wholly owned subsidiary of Revlon, Inc. ("Revlon"), which in turn is an indirect majority owned subsidiary of Revlon Holdings Inc. ("Holdings"). Holdings is an indirect subsidiary of Mafco Holdings Inc. ("Mafco Holdings").

     Assets, liabilities and results of operations specifically identifiable to certain small businesses that historically were included in the financial statements of the Company have been excluded from these financial statements as those businesses were transferred to and are currently managed and operated by RCPC.

     CASH:

     The Company maintains minimal cash balances on hand at the stores and in local bank branches. The cash is regularly transferred to an account maintained by RCPC and at such time reduces the amount due to Parent.

     INVENTORIES:

     Inventories, consisting of finished goods, are stated at the lower of cost or market value. Cost is determined using the average cost method.

     PROPERTY, PLANT AND EQUIPMENT:

     Machinery, office furniture and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of such assets, which is generally five years. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter. The estimated useful lives for leasehold improvements is generally five years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

     INTANGIBLE ASSET:

     The intangible asset relates to the acquisition in 1994 of the assets and liabilities assumed of Colours & Scents, Inc. ("Colours & Scents") and consists of goodwill, which is being amortized on a straight-line basis over 40 years. The Company evaluates, when circumstances warrant, the recoverability of its intangible asset on the basis of undiscounted cash flow projections and through the use of various other measures, which include, among other things, a review of its business plans. Accumulated amortization aggregated $48 and $87 at December 31, 1995 and 1996, respectively.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

     REVENUE RECOGNITION:

     The Company recognizes revenue upon the sale of products at its stores.

     INCOME TAXES:

     Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

     The Company is included in the affiliated group of which Mafco Holdings is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax returns filed by Mafco Holdings. The Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. For all periods presented, federal, state and local income taxes are provided as if the Company filed its own tax returns. In June 1992, RCPC and certain of its subsidiaries, including the Company, and Mafco Holdings entered into a tax sharing agreement, subsequently amended, which is described in Note 11.

     PENSION, HEALTH AND WELFARE AND POSTEMPLOYMENT BENEFITS:

     Employees of the Company are eligible to participate in RCPC sponsored employee pension benefit plans, including the Revlon Employees' Savings and Investment Plan, a defined contribution 401 (k) plan (the "Revlon Savings Plan") and the Revlon Employees' Retirement Plan, a defined benefit pension plan (the "Revlon Pension Plan") and RCPC sponsored employee welfare benefit plans, including medical, dental, life and disability insurance coverage. The minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually by RCPC on behalf of all participants in the plans, including PFC employees who participate in the RCPC sponsored plans. PFC records pension expense for its share of the pension liability for the employees of the Company as a component of the allocation made by RCPC to PFC. Certain union employees of RCPC that provide services to PFC are covered by the Revlon/UAW Pension Plan and the UAW Group Welfare Plan. Wages, benefit costs and pension and welfare expenses of RCPC union employees that provide services to PFC are charged directly to PFC and are recorded as charges to selling, general and administrative expenses (see Note 12).

     Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires the Company to accrue for benefits such as severance, disability and health insurance provided to former eligible employees, principally management personnel, prior to their retirement, if estimable. Such benefits generally are vested and accumulate over eligible employees' service periods. Effective January 1, 1994, the Company accounts for such benefits on a terminal basis in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 112, which requires companies to accrue for postemployment benefits when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated, which is generally when an employee is terminated. The Company does not believe such liabilities can be reasonably estimated prior to termination. The adoption of SFAS No. 112 did not have a material impact on the 1994 Statement of Operations.

     CONCENTRATION OF RISK:

     The Company's only financial instrument that is exposed to concentration of credit risk consists of cash. The Company's cash is deposited with major banks and financial institutions and is transferred to an account maintained by RCPC on a regular basis. RCPC routinely assesses the financial strength of its financial institutions, including those of its subsidiaries. As a consequence, RCPC and PFC have concluded that the Company's exposure resulting from concentration of credit risk is limited.

     The Company purchased fragrances, personal care and cosmetics and skin care products from RCPC for first quality products at prices equal to cost plus a mark-up of approximately 6.1%, 5.5% and 5.5% for 1994, 1995 and 1996, respectively, and for returned and refurbished products at prices equal to cost plus a mark-up of approximately 3.3% for 1994, 1995 and 1996. The amounts purchased, including the mark-up, amounted to $19,047, $13,468 and $12,946 for 1994, 1995 and 1996, respectively. The loss of RCPC as a supplier could have a material adverse effect on the Company's business if PFC were unable to secure alternative sources of similar products.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

     PFC's second largest supplier, with which PFC has a supply contract that expires in 1999, accounted for approximately 12.4%, 15.3% and 17.6% of total purchases during 1994, 1995 and 1996 respectively. The Company does not believe that the loss of this supplier or any other single supplier other than RCPC would have a material adverse effect on PFC's business because the Company believes that alternative sources of supply are available.

     NEW STORE OPENING EXPENSES:

     Personnel recruitment, training, supplies, payroll and related costs incurred in connection with opening new stores are expensed as incurred.

     MANAGEMENT ESTIMATES:

     The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenue and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts of cash and accounts payable approximate their fair values as of December 31, 1996, due to the short maturities of such instruments.

3. Effect of New Accounting Standards

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 became effective beginning January 1, 1996. The adoption of SFAS No. 121 did not have a material adverse impact on the results of operations or financial condition of the Company.

4. Acquisition of Colours & Scents

     On July 6, 1994, the Company acquired substantially all of the assets and assumed certain liabilities of Colours & Scents for cash of $2,734, which was paid by RCPC on behalf of the Company, and recorded the purchase price as an increase in Due to Parent. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired and liabilities assumed was $1,538 and has been recorded as an intangible asset, which is being amortized on a straight-line basis over 40 years. The results of operations of Colours & Scents have been included in the accompanying Statements of Operations from the date of acquisition.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

     The following unaudited pro forma summary combines the results of operations of the Company and Colours & Scents as if the acquisition had occurred at the beginning of 1994 after giving effect to certain pro forma adjustments, including, among others, adjustments to reflect the amortization of cost in excess of net assets of the business acquired and increased interest expense associated with acquisition funding. This pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if the acquisition had occurred at the beginning of 1994, nor is it necessarily indicative of the results of operations which may occur in the future.

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                               1994
                                                                                           ------------
Net sales...............................................................................     $ 66,085
Operating loss..........................................................................         (789)
Net loss from continuing operations.....................................................       (2,280)

Net loss................................................................................     $ (1,438)
                                                                                           ------------
                                                                                           ------------

5. Additional Paid-in Capital

     During 1995, the Parent capitalized intercompany receivables from the Company in the amount of $24,687. The Company recorded the capital infusion as Additional paid-in capital and reduced the Due to Parent correspondingly.

6. Due to Parent

     As of December 31, 1995 and 1996, the Company had an outstanding obligation due to its Parent and certain of its Parent's subsidiaries of $9,615 and $12,315, respectively. The Company's working capital and capital expenditure needs are satisfied through interest-bearing obligations that are payable by the Company to its Parent. The weighted average interest rate on the outstanding balances due to the Parent for the years ended December 31, 1994, 1995 and 1996 was 10%, respectively. The Company has reflected this obligation on a long-term basis as the obligation has not been repaid as a result of the capitalization (see Note 5) and to the extent debt was incurred subsequent to the capital infusion, the Company anticipates that such balance will be payable to the extent of funds available from operations and, if and to the extent such financing is secured and permits such repayment, from long-term third party financing.

7. Discontinued Operations

     On June 30, 1995, PFC adopted a plan to discontinue the wig kiosk and warehouse sales businesses. The net assets of the warehouse sales business were transferred to RCPC on December 31, 1995. A substantial portion of the wig kiosk business was shut down and the net liability was transferred to another subsidiary of RCPC on December 31, 1995. The transfer of the businesses resulted in an estimated loss of $897 on the disposal of certain assets of the wig kiosk business and estimated losses from operations for the six months through the date of transfer. Accordingly, the wig kiosk and warehouse sales businesses have been reported as discontinued operations in accordance with Accounting Principles Board No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Net assets of the discontinued operations consisted primarily of inventory and a payable to RCPC.

8. Prepaid Expenses and Other

                                                                                               DECEMBER 31,
                                                                                               ------------
                                                                                               1995    1996
                                                                                               ----    ----
Prepaid expenses............................................................................   $656    $620
Other.......................................................................................    190     153
                                                                                               ----    ----
                                                                                               $846    $773
                                                                                               ----    ----
                                                                                               ----    ----

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

9. Property and Equipment, Net

                                                                                            DECEMBER 31,
                                                                                         ------------------
                                                                                          1995       1996
                                                                                         -------    -------
Machinery and equipment...............................................................   $ 1,779    $ 2,545
Office furniture and fixtures.........................................................     6,221      7,056
Leasehold improvements................................................................     3,978      4,411
Construction-in-progress..............................................................     1,202        362
                                                                                         -------    -------
                                                                                          13,180     14,374
Accumulated depreciation..............................................................    (6,771)    (6,758)
                                                                                         -------    -------
                                                                                         $ 6,409    $ 7,616
                                                                                         -------    -------
                                                                                         -------    -------

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1994, 1995 and 1996 was $1,378, $1,958 and $2,138,
respectively.

10. Accrued Expenses and Other

                                                                                              DECEMBER 31,
                                                                                            -----------------
                                                                                             1995      1996
                                                                                            -------   -------
Taxes, other than federal income taxes...................................................   $   986   $   995
Rent.....................................................................................       406       419
Compensation and related benefits........................................................       349       353
Other....................................................................................       807       618
                                                                                            -------   -------
                                                                                            $ 2,548   $ 2,385
                                                                                            -------   -------
                                                                                            -------   -------

11. Income Taxes

     In June 1992, Holdings, Revlon, RCPC and certain of its subsidiaries, including the Company, and Mafco Holdings entered into a tax sharing agreement (as amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon and RCPC against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon and RCPC or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon and RCPC or a subsidiary of RCPC is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, RCPC will pay to Revlon, which in turn will pay to Holdings amounts equal to the taxes that RCPC and its subsidiaries would otherwise have to pay if they were to file separate consolidated federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to RCPC or its subsidiaries), except that RCPC and its subsidiaries will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. Pursuant to the Tax Sharing Agreement, the Company is responsible to pay to RCPC, to the extent a tax obligation exists for RCPC and its subsidiaries under the Tax Sharing Agreement, amounts equal to the taxes that the Company would have to pay if it were to file separate federal, state or local income tax returns applying the same principles used in determining RCPC's tax sharing payments to Revlon. No payments are required by RCPC or any of its subsidiaries, including the Company, if and to the extent RCPC is prohibited under its credit agreement from making tax sharing payments. The RCPC credit agreement currently in effect (the "RCPC Credit Agreement") prohibits RCPC from making cash tax sharing payments other than in respect of state and local income taxes. Since the payments to be made by RCPC and its subsidiaries under the Tax Sharing Agreement will be determined by the amount of taxes that RCPC and its subsidiaries would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by RCPC and its subsidiaries against losses and tax credits generated by Mafco Holdings and its other subsidiaries. As a result of net operating tax losses and prohibitions under the RCPC Credit Agreement, no federal tax payments or payments in lieu of taxes pursuant to the Tax Sharing Agreement were required by the Company in 1994, 1995 or 1996.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

     The Company's provision for income taxes reflects only the current provision for state and local taxes as the Company does not have a provision for federal income tax as a result of its losses before income taxes.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1995        1996
                                                                                        --------    --------
Deferred tax assets:
  Inventories........................................................................   $  1,436    $    747
  Net operating loss carryforwards...................................................      8,511       9,594
  Employee benefits..................................................................          7          --
  Other..............................................................................      1,131         943
                                                                                        --------    --------
     Total gross deferred tax assets.................................................     11,085      11,284
     Less valuation allowance........................................................    (10,987)    (11,027)
                                                                                        --------    --------
     Net deferred tax assets.........................................................         98         257
Deferred tax liabilities:
  Other..............................................................................        (98)       (257)
                                                                                        --------    --------
     Total gross deferred tax liabilities............................................        (98)       (257)
                                                                                        --------    --------
Net deferred tax liability...........................................................   $     --    $     --
                                                                                        --------    --------
                                                                                        --------    --------

     The valuation allowance for deferred tax assets at January 1, 1995 was $6,015. The valuation allowance increased by $4,972 during the year ended December 31, 1995 and increased by $40 during the year ended December 31, 1996.

12. Related Party Transactions

     SERVICES:

     RCPC provides certain services to the Company for which the Company is charged for direct and indirect expenses incurred by RCPC in providing such services. Such services include insurance and risk management services, travel, legal services, treasury and finance services, customer service, information systems and audit services. Additionally, RCPC provides the services of certain union employees at the Company's warehouse and distribution center. The amounts charged by RCPC to the Company for such allocated expenses and for the services of the union employees amounted to approximately $1,968, $2,037 and $2,348 for 1994, 1995 and 1996, respectively. These expenses are included within cost of sales and selling, general and administrative expenses in the accompanying Statements of Operations.

     EMPLOYEE BENEFITS:

     Company employees are eligible to participate in RCPC sponsored employee pension benefit plans, including the Revlon Savings Plan and the Revlon Pension Plan and RCPC sponsored employee welfare benefit plans, including medical, dental, life and disability insurance coverage. The minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually by RCPC on behalf of PFC employees who participate in the RCPC sponsored plans. PFC recorded $2,221, $2,754 and $2,822 in 1994, 1995 and 1996, respectively, in benefit expenses for its share of the pension and welfare benefit plans liability for the Company's employees. Such amounts are recorded as a charge to cost of sales and selling, general and administrative expenses in the accompanying Statements of Operations. RCPC union employees who provide services to the Company are covered by the Revlon/UAW Pension Plan and the UAW Group Welfare Plan. Pension and welfare expenses for the RCPC union employees are charged directly to the Company and have been included within amounts reflected in the "Services" paragraph.

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

     RENT:

     The Company currently occupies its headquarters office, warehouse and distribution center in Holmdel, New Jersey without any written arrangement with RCPC. The amount charged to the Company by RCPC for the Holmdel facility amounted to approximately $546, $557 and $594 for 1994, 1995 and 1996, respectively. The employee stores located in New York City and Apex, NC are leased from unaffiliated third parties by RCPC and a subsidiary of RCPC, respectively. The five remaining employee stores are occupied by the Company without any written arrangement with RCPC. The Company paid to RCPC rental and other allocated charges for the employee stores that amounted to $25, $52 and $93 in the aggregate in 1994, 1995 and 1996, respectively. All rental and other expenses related to such occupancies have been recorded by the Company in cost of sales in the accompanying Statements of Operations.

     SALE OF PRODUCT MANUFACTURED BY RCPC:

     Sales by PFC of products that were purchased from RCPC and Holdings amounted to approximately 68.0%, 48.0% and 42.3% of total net sales for 1994, 1995 and 1996, respectively.

     TAX SHARING AGREEMENT:

     Holdings, RCPC and certain of its subsidiaries, including the Company, and Mafco Holdings are parties to the Tax Sharing Agreement which is described in
Note 11.

13. Commitments and Contingencies

     LEASES:

     The Company currently leases retail space at various locations under operating lease agreements. Certain leases provide for contingent rents based upon store sales exceeding specified amounts. Additionally, some store leases have specified annual rental increases or rent abatements. Total rent expense to third parties for 1994, 1995 and 1996 was approximately $6,326, $7,743 and $7,793, respectively, of which $278, $358 and $389 was recorded for contingent rent in 1994, 1995 and 1996, respectively. Certain of the leases contain provisions pursuant to which the Company may terminate if the outlet mall in which the store is located does not achieve at least a specified occupancy rate. Certain of the leases permit either the Company or the lessor to terminate the lease if specified minimum sales levels are not met. In addition, one hundred and twenty-seven of the leases permit the Company to renew its leases for specified terms.

     Future minimum lease commitments under non-cancellable operating leases with initial lease terms in excess of one year from December 31, 1996 aggregated $23,002; such commitments for each of the five years subsequent to December 31, 1996 are $5,075, $4,467, $3,663, $3,127 and $2,404, respectively.

     OTHER:

     The Company is involved as a defendant in certain litigation and proceedings arising in the normal conduct of its business. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, an adverse outcome, if any, will not have a material effect on the Company's financial condition or results of operations.

     Certain of the Company's assets and its one share of issued and outstanding common stock have been pledged as collateral to support certain bank obligations of RCPC and its subsidiaries, including the RCPC Credit Agreement, and the stock has been pledged as collateral under a yen-denominated credit agreement of another subsidiary of RCPC.

14. Merger

     On November 27, 1996, RCPC entered into a merger agreement, as subsequently amended on February 20, 1997, pursuant to which the Company would be merged with and into The Cosmetic Center, Inc. ("Cosmetic Center") with Cosmetic Center as the surviving corporation (the "Merger"). In connection with the Merger, a new class of Cosmetic Center voting

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

common stock ("Class C Common Stock") would be created. RCPC would receive newly issued Class C Common Stock such that immediately following the Merger RCPC would own 65% of the issued and outstanding Class C Common Stock of Cosmetic Center. Also as a part of the Merger, holders of Cosmetic Center's Class A and Class B common stock could elect to receive cash at $7.63 per share and holders of options that have an exercise price of less than $7.63 per share could elect to receive cash of $7.63 less the exercise price with a limit of 2,829,065 shares and options as to which the cash elections would be accepted (the "Cash Election"). Giving effect to the Cash Election, RCPC could own at least 74% and up to 84% of Cosmetic Center's outstanding common stock. Since, as a result of the Merger and Cash Election, RCPC will own a majority of voting interest in Cosmetic Center, the Merger will be accounted for as a reverse acquisition, whereby the Company's financial statements would represent the continuing historical financial statements of Cosmetic Center. The completion of the Merger is subject to, among other things, the approval of stockholders of Cosmetic Center, regulatory approval and financing for the surviving corporation. If such conditions are satisfied it is anticipated that the Merger would be completed in early 1997. No assurance can be given that such Merger can be completed.

     As a part of the Merger, the Company expects that a credit facility with a third party lending institution would be established that would provide financing for the Cash Election, refinancing of Cosmetic Center's existing bank debt and post Merger working capital.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    AGREEMENT AND PLAN OF MERGER, AS AMENDED

                                  BY AND AMONG

                            ------------------------

                           THE COSMETIC CENTER, INC.,

                            ------------------------

                      REVLON CONSUMER PRODUCTS CORPORATION

                            ------------------------

                                      AND

                            ------------------------

                      PRESTIGE FRAGRANCE & COSMETICS, INC.

                            ------------------------

                       DATED AS OF NOVEMBER 27, 1996 AND
                           AMENDED FEBRUARY 20, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    AGREEMENT AND PLAN OF MERGER, AS AMENDED

     AGREEMENT AND PLAN OF MERGER dated as of November 27, 1996 and amended February 20, 1997 by and among The Cosmetic Center, Inc., a Delaware corporation (the "Company"), Revlon Consumer Products Corporation, a Delaware corporation ("Parent"), and Prestige Fragrance & Cosmetics, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("PFC").

     WHEREAS, the Board of Directors of each of Parent, PFC and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the merger of PFC with and into the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Parent is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Anita J. Weinstein, Mark S. Weinstein, Susan K. Magenheim and Weinstein Family Limited Partnership, a Maryland limited partnership (collectively, the "Principal Stockholders"), enter into an agreement (the "Stockholders Agreement") providing for certain actions relating to the transactions contemplated by this Agreement, and to induce Parent to enter into this Agreement, the Company has approved the entering into by the Principal Stockholders of the Stockholders Agreement with Parent;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

     SECTION 1.01 MERGER. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.02), PFC shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "GCL"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "The Cosmetic Center, Inc." and the separate corporate existence of PFC shall cease. The Merger shall have the effects set forth in the GCL.

     SECTION 1.02 EFFECTIVE TIME. Parent, PFC and the Company will cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 1.03) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the GCL (the "Certificate of Merger"). The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger. The date and time the Merger becomes effective is hereinafter referred to as "Effective Time."

     SECTION 1.03 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.04 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time by virtue of and in the Merger so as to read in its entirety in the form set forth as Exhibit A, and, as so amended, until thereafter further amended as provided therein and under the GCL, it shall be the Certificate of Incorporation of the Surviving Corporation following the Merger. The Bylaws of the Surviving Corporation shall be as set forth on Exhibit B.

     SECTION 1.05 DIRECTORS. The individuals listed on Annex A shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 1.06 OFFICERS AND KEY EMPLOYEES. The individuals listed on Annex B shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. To ensure continuity of management for the Surviving Corporation, on the Closing Date, the Surviving Corporation shall enter into Employment Agreements, substantially in the form of Exhibit C-1 and C-2, with each of Mark Weinstein and Anita Weinstein, respectively (the "Weinstein Employment Agreements"), an Amendment to Employment Agreement, substantially in the form of Exhibit C-3, with Ben S. Kovalsky (the "Kovalsky Amendment" and, together with the Weinstein Employment Agreements, the "Employment Agreements") and a Consulting Agreement, substantially in the form of Exhibit D, with Susan Magenheim (the "Consulting Agreement").

                                   ARTICLE II

                               EXCHANGE OF SHARES

     SECTION 2.01 CONVERSION OF SHARES.

     (a) Each share of Class A common stock, par value $.01 per share (a "Class A Share"), and each share of Class B common stock, par value $.01 per share (a "Class B Share"; the Class B Shares and the Class A Shares are collectively referred to herein as the "Shares") of the Company issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the following (the "Merger Consideration"):

          (i) for each such Share other than Electing Shares (as defined in Section 2.01(a)(ii)), one validly issued, fully paid and non-assessable share of Class C common stock, par value $.01 per share, of the Surviving Corporation (each, a "New Share"); and

          (ii) to the extent not converted into New Shares in accordance with
     Section 2.01(a)(i), and only for each such Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.02 ("Electing Shares"), the right to receive the consideration set forth in Section 2.03.

     (b) Each Share held by the Company as a treasury share immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

     SECTION 2.02 CASH ELECTIONS.

     (a) Each person who, on or prior to the Election Date (as defined in Section 2.02(c)), is a record holder of Shares will be entitled, with respect to all or any portion of his Shares, to make an unconditional election (a "Cash Election"), subject to the terms hereof, on or prior to the Election Date to receive the consideration set forth in Section 2.03 on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement (as defined in Section 5.03(a)), Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for payment of the Merger Consideration.

     (c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Parent (the "Form of Election"), with the Proxy Statement to the record holders of Shares as of the record date for the Stockholders Meeting (as defined in Section 5.03(c)), which Form of Election shall be used by each record holder of Shares who wishes to elect to receive the consideration set forth in Section 2.03. Any such holder's election to receive the Cash Election Price shall have been made properly if and only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day (the "Election Date") immediately preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed by such holder.

     (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the Election Date, if (and only to the extent that) the Exchange Agent is required to permit revocations and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

     (e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price have been properly made or revoked pursuant to this Section 2.02, including whether or not elections and revocations were made on a timely basis. If the Exchange Agent determines that any election to receive the Cash Election Price was not properly made or was properly revoked with respect to Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares, and such Shares shall be converted in the Merger into New Shares pursuant to Section 2.01(a)(ii). The Exchange Agent shall also make all computations contemplated by Sections 2.03 and 2.06, and all such computations shall be conclusive and binding on the holders of the Shares absent manifest error. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.03 MAXIMUM ELECTION NUMBER.

     (a) If the aggregate number of Electing Shares and Electing Option Shares (as defined in Section 2.06) (the "Cash Election Number") does not exceed 2,829,065 (the "Maximum Election Number"), then each Electing Share shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash from the Company following the Merger an amount equal to $7.63 (the "Cash Election Price").

     (b) If the Cash Election Number exceeds the Maximum Election Number, then each Electing Share shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) cash from the Company following the Merger in an amount equal to (x) the Cash Election Price multiplied by (y) a fraction (the "Cash Proration Factor"), the numerator of which shall be the Maximum Election Number and the denominator of which shall be the Cash Election Number, and (ii) subject to Section 2.05(e), a fractional New Share equal to (x) one New Share, multiplied by (y) one minus the Cash Proration Factor.

     SECTION 2.04 CONVERSION OF PFC'S COMMON STOCK; REGISTRATION RIGHTS AGREEMENT. The sole share of common stock of PFC issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 8,479,335 validly issued, fully paid and non-assessable New Shares. On the Closing Date, the Company and Parent shall enter into a Registration Rights Agreement (the "Parent Registration Rights Agreement") substantially in the form of Exhibit E.

     SECTION 2.05 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. As soon as reasonably practicable as of or after the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, the cash portion of Merger Consideration.

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full New Shares, if any, to be received by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration to which the holder of such Shares is entitled. If any certificate for such New Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for the Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such New Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.05(b), each certificate for Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional New Shares exchanged.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No (i) dividends or other distributions declared by the Company with a record date after the Effective Time, (ii) Merger Consideration or (iii) cash payment in lieu of fractional New Shares pursuant to Section 2.05(e) shall be paid to the holder of any unsurrendered certificate for Shares until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole New Shares issued in connection therewith, without interest, (A) at the time of such surrender, the Merger Consideration and the amount of any cash payable in lieu of a fractional New Share to which such holder is entitled pursuant to Article II and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole New Shares, and (B) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole New Shares.

     (d) NO FURTHER OWNERSHIP RIGHTS IN SHARES EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of certificates representing any Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.05(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

     (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional New Shares shall be issued in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a New Share (after taking into account all Shares delivered by such holder and after aggregating all fractional shares to which each holder shall be entitled) shall receive, in lieu thereof, a cash payment (without interest) equal to the Cash Election Price multiplied by the fraction of a New Share to which such holder would otherwise be entitled but for this Section 2.05(e).

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.05 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing Shares for 180 days after the Effective Time shall be delivered to the Company, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, New Shares, cash in lieu of fractional New Shares and dividends or distributions with respect to New Shares, if any, to which such holders may be entitled.

     (g) NO LIABILITY. None of Parent or the Company or the Exchange Agent shall be liable to any person in respect of any New Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, cash in lieu of fractional New Shares or dividends or distributions with respect to New Shares, if any, in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.04), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

     SECTION 2.06 STOCK OPTIONS.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company's 1991 Stock Option Plan (the "Stock Plan")) shall adopt such resolutions or take such other actions as may be required (including, if necessary, the preparation and filing of a Registration Statement on Form S-8, or an amendment thereto) to effect the following:

          (i) cause written notification of the Merger to be given by the Board of Directors to each holder of an outstanding option to purchase Shares ("Company Stock Options") granted under the Stock Plan to the effect that each such Company Stock Option has become fully exercisable and fully vested as provided in the Stock Plan; and

          (ii) amend the terms of all outstanding Company Stock Options to provide that, (A) at the Effective Time, each outstanding Company Stock Option shall be exercisable for the same number of New Shares and with the same exercise price and expiration date as such option was exercisable for Shares immediately prior to Effective Time ("New Options"); provided, however, that each existing holder of a Company Stock Option that has an exercise price of less than the Cash Election Price may elect (which election (the "Option Cash Election") shall be delivered to the Company at least three business days prior to the Effective Time) to receive in cancellation for such Company Stock Option (subject to any applicable withholding taxes) the consideration set forth in Section 2.06(c) and (B) from and after the Effective Time, there shall be no further grants of Company Stock Options (including New Options) under the Stock Plan.

     (b) The Company Stock Options with respect to which an Option Cash Election has been effectively made pursuant to Section 2.06(a)(ii) and not revoked or lost shall be referred to as "Electing Options" and the number of Shares subject to Company Stock Options with respect to which an Option Cash Election has been effectively made pursuant to Section 2.06(a)(ii) and not revoked or lost shall be referred to as "Electing Option Shares."

     (c) If the Cash Election Number does not exceed the Maximum Election Number, then each Electing Option shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount of cash from the Company following the Merger equal to the product of (i) the total number of Electing Option Shares subject to such Electing Option, multiplied by (ii) the excess of the Cash Election Price over the exercise price per share of the Electing Option Shares subject to such Electing Option. If the Cash Election Number exceeds the Maximum Election Number, then each Electing Option shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) cash from the Company following the Merger in an amount equal to the product of (A) the total number of Electing Option Shares subject to such Electing Option, multiplied by (B) the excess of the Cash Election Price over the exercise price per share of the Shares subject to such Electing Option, multiplied by (C) the Cash Proration Factor, and (ii) New Options exercisable for a number of New Shares, rounded to the nearest whole number of New Shares, equal to the product of (A) the total number of Electing Option Shares subject to such Electing Option, multiplied by (B) one minus the Cash Proration Factor.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent and PFC to enter into this Agreement, the Company hereby makes, as of the date hereof, the following representations and warranties to Parent and PFC, except as otherwise set forth in a written disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent and PFC prior to the date hereof, a copy of which is attached hereto, which contains schedules numbered to correspond to sections of this Article III and which sets forth in reasonable detail exceptions to the representations and warranties contained in this Article III and certain other information as required by this Agreement. Unless otherwise specified, (a) each reference in this Article III to a numbered schedule is a reference to that numbered schedule which is included in the Company Disclosure Schedule and (b) no disclosure made in any particular numbered schedule of the Company Disclosure Schedule shall be deemed to be made in any other numbered schedule of the Company Disclosure Schedule unless expressly made therein (by cross reference or otherwise).

     SECTION 3.01 ORGANIZATION.

     (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority or governmental approvals would not individually or in the aggregate have a Material Adverse Effect (as defined in this Section 3.01(a)) on the Company. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect on the Company. As used in this Agreement, (i) the term "subsidiary" shall mean, with respect to any party, any corporation, partnership or other business entity of which 50% or more of the equity or ordinary voting power is held by, or which is controlled by, such party, and (ii) any reference to any event, change or effect being "material" or having a "Material Adverse Effect" means, with respect to any entity, such event, change or effect is material or materially adverse (as the case may be) to the financial condition, business or results of operations of such entity and its subsidiaries, if any, taken as a whole, or impairs the ability of such entity to consummate the transactions contemplated by this Agreement.

     (b) The Company has heretofore delivered to Parent accurate and complete copies of the Certificate of Incorporation, as amended to date, and Bylaws, as currently in effect, of the Company and each of its subsidiaries.

     (c) The Company does not own any equity interest in any corporation or other entity other than its subsidiaries. Exhibit 22 to the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 1995 sets forth a complete list of the Company's subsidiaries. Neither the Company nor any of its subsidiaries is party to any partnerships, joint ventures or similar business organizations.

     SECTION 3.02 CAPITAL STRUCTURE.

     (a) The authorized capital stock of the Company consists of 5,000,000 Class A Shares and 5,000,000 Class B Shares. As of the date hereof, (i) 2,713,354 Class A Shares are issued and outstanding and no Class A Shares are issued and held in the treasury of the Company, (ii) 1,582,780 Class B Shares are issued and outstanding and no Class B Shares are held in the treasury of the Company and (iii) 263,550 Class A Shares and 43,750 Class B Shares are reserved for issuance upon exercise of outstanding Company Stock Options granted under the Stock Plan. Schedule 3.02 sets forth, with respect to each outstanding Company Stock Option, the holder thereof, the number of Shares issuable upon exercise thereof, the exercise price thereof and the expiration date thereof. All outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of statutory or contractual preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having general voting rights (or convertible into or exercisable or exchangeable for securities having such rights) ("Voting Debt") issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exercisable or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) there are no Company Contracts (as defined in Section 3.04) to repurchase, redeem or otherwise acquire or retire any Shares or other capital stock of the Company or the capital stock of any subsidiary or affiliate of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity (other than a wholly owned subsidiary of the Company).

     (b) All of the outstanding shares of capital stock of each of the subsidiaries of the Company are owned of record and beneficially by the Company, directly or indirectly, and all such shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any statutory or contractual preemptive rights; and all such shares are owned by the Company or its subsidiaries free and clear of all liens, pledges, charges, mortgages, claims, security interests or other encumbrances, rights or interests of any kind (collectively, "Liens").

     (c) There are no voting trusts, proxies or other agreements, understandings or restrictions to which the Company or any of its subsidiaries is a party or subject with respect to the voting of the capital stock of the Company or any of the subsidiaries. Except as contemplated by this Agreement and the Stockholders Agreement, there are no Company Contracts pursuant to which the Company is or could be required to register Shares or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or any such agreement or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

     (d) Except as provided in Article II, none of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

     (e) The only indebtedness for borrowed money of the Company and its subsidiaries is (i) under the Loan and Security Agreement dated as of October 31, 1996 among BankAmerica Business Credit, Inc., as lender, and the Company, as borrower, and certain agreements executed in connection therewith (collectively, the "Company Credit Facility"), and (ii) $495,000 of capitalized leases as of June 28, 1996 identified in Schedule 3.02(e). Other than the Company Credit Facility, no indebtedness for borrowed money by the Company or any of its subsidiaries contains any restrictions upon the incurrence of indebtedness for borrowed money by the Company or its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets.

     SECTION 3.03 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. The Company has full corporate power and authority to execute and deliver each of this Agreement and the agreements referred to herein or contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the agreements referred to herein or contemplated hereby, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the approval of its stockholders as contemplated by Section 5.03(c), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the agreements referred to herein or contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been, and, on the Closing Date, each of the other agreements referred to herein or contemplated hereby to which the Company is a party will be, duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is or will be, as the case may be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 3.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the GCL, neither the execution, delivery or performance of this Agreement and the agreements referred to herein or contemplated hereby by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company or of any of its subsidiaries, (ii) require any filing, notice, declaration or registration to or with, or any permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the "Company Contracts") or (iv) violate any order, writ, injunction, judgment, decree, settlement, law, statute, rule, regulation or requirement or other governmental approval or authorization (whether federal, state, local or foreign) applicable to the Company, any of its subsidiaries or any of their respective businesses, properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Schedule 3.04 sets forth a list of all notices and consents required to be given or obtained pursuant to the Company Contracts prior to or as a result of the consummation of the transactions contemplated by this Agreement and the agreements referred to herein or contemplated hereby.

     SECTION 3.05 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including all financial statements and schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents as of and for each of the fiscal years of the Company in the three-year period ended September 29, 1995, and the financial statements of the Company included in the Company SEC Documents filed since September 29, 1995, have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and consolidated results of operations and cash flows (and consolidated changes in financial position, if any) of the Company and its subsidiaries for the respective periods or as of the respective dates set forth therein.

     SECTION 3.06 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents, since September 29, 1995, (a) the Company and its subsidiaries have conducted their respective businesses only in the ordinary and usual course, consistent with past practice, and (b) no change has occurred or, to the knowledge of the Company, is threatened that is reasonably likely to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since September 29, 1995, neither the Company nor any of its subsidiaries has:

     (i) amended its Certificate of Incorporation or Bylaws;

     (ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible, exercisable or exchangeable securities, subscriptions, calls, rights, or other agreements or commitments) any stock of any class or any other securities of the Company or any of its subsidiaries, except for the issuance of Shares pursuant to the exercise of Company Stock Options in accordance with the terms of such options;

     (iii) other than the cancellation of treasury shares, split, combined or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed, repurchased or otherwise acquired or retired any of its securities or any securities of its subsidiaries;

     (iv) other than under the Company Credit Facility (and any predecessor thereof), incurred or assumed any indebtedness for borrowed money or issued any debt securities or warrants or rights to acquire debt securities of the Company or any of its subsidiaries, or assumed, guaranteed, endorsed or otherwise became liable (whether directly, contingently or otherwise) for the obligations of any other person, or made any loans, advances or capital contributions to, or investments in, any other person (other than investments in any of the Company's subsidiaries), or mortgaged, pledged or otherwise encumbered any assets or otherwise created or suffered a lien thereon;

     (v) entered into, adopted, terminated or amended any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, other than in connection with the hiring and termination of non-officer employees in the ordinary course of business consistent with past practices, or materially increased the compensation or fringe benefits of any director, officer or employee (other than any such increase in the compensation or fringe benefits of any non-officer employee in the ordinary course of business consistent with past practices) or paid any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (vi) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice;

     (vii) made any capital expenditure or commitment to make any capital expenditure, except in accordance with the Company's capital expenditure plan for the year ended September 27, 1996 (the "Company Capital Expenditure Plan"), a true, correct and complete copy of which has been delivered to Parent and PFC, or acquired, sold, leased, encumbered, transferred or disposed of any real property or any other material assets, except for the purchase and sale of inventory and the leasing, closing and renovation of retail stores, in each case in the ordinary course of business consistent with past practice;

     (viii) made any tax elections or settled or compromised any income tax liability;

     (ix) changed any accounting policies, procedures or practices, other than as set forth in the Company SEC Documents; or

     (x)(A) entered into, amended or terminated any Company Contract, except for any such contract, other than a Material Company Contract, that (1) does or did not involve an unpaid amount greater than $200,000, in the case of purchase orders, and $50,000 in the case of any other Company Contract, and (2) was entered into, amended or terminated in the ordinary course of business consistent with past practice, or (B) taken any action or failed to take any action that, with or without notice or lapse of time, would constitute a default under any Material Company Contract (as defined in Section 3.12).

     SECTION 3.07 NO UNDISCLOSED LIABILITIES. Since September 29, 1995, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that
(a) individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on the Company or (b) would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto), except, in the case of clause (b), for this Agreement and the other agreements referred to herein or contemplated hereby, and for such liabilities and obligations (i) disclosed in the Company SEC Documents or (ii) incurred subsequent to September 27, 1996 in the ordinary course of business consistent with past practices that have not arisen as a result of a breach by the Company or any of its subsidiaries of any Company Contract.

     SECTION 3.08 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

     (a) Neither the Company nor any of its subsidiaries is in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or Bylaws or (ii) any order, writ, injunction, judgment, decree, settlement, law, statute, rule, regulation or requirement or other governmental approval or authorization (whether federal, state, local or foreign) applicable to the Company, any of its subsidiaries or any of their respective businesses, properties or assets, excluding from the foregoing clause (ii) defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (b) The Company and its subsidiaries hold, and are in compliance with the terms of, all permits, licenses, variances, orders, approvals and authorizations of all Governmental Entities required for the lawful conduct of the business of the Company and its subsidiaries (the "Company Permits"), except where the failure to hold or be in compliance with any such Company Permit would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.09 LITIGATION. There is no suit, action, claim, proceeding, investigation or review (each, a "Proceeding") by any Governmental Entity or other person or entity with respect to the Company or any of its subsidiaries or any of their respective assets pending or, to the best knowledge of the Company and its subsidiaries, threatened, nor has any Governmental Entity or other person or entity indicated an intention to conduct or prosecute any such Proceeding, nor does the Company or any of its subsidiaries have knowledge of any facts that could reasonably be expected to form the basis of any such Proceeding, other than, in each case, those the outcome of which, as far as reasonably can be foreseen after due inquiry, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction, settlement or decree which, insofar as can be reasonably foreseen after due inquiry, would have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has provided to Parent true, complete and correct copies of all complaints, motions, responses and other documentation and correspondence relating to any pending or threatened Proceeding.

     SECTION 3.10 TITLE TO ASSETS. The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective properties and assets (real, personal and mixed, tangible and intangible) free and clear of all Liens of any kind or character, except: (a) Liens granted under the Company Credit Facility and capital leases disclosed in the Company SEC Documents, (b) Liens for current Taxes (as defined in Section 3.17(c)) not yet due and payable; (c) Liens, imperfections of title or easements which do not, in the aggregate, materially detract from the value of, or interfere with the present or proposed use of, the properties subject thereto or affected thereby, or otherwise materially impair the operations of the entity which owns or leases such property or assets or materially impair the use of such property or assets or which otherwise would not, in the aggregate, have a Material Adverse Effect on the Company; and (d) mechanics', carriers', workers, landlords', and other similar Liens arising or incurred in the ordinary course of business consistent with past practice.

     SECTION 3.11 PROPERTIES.

     (a) OWNED REAL PROPERTY. Neither the Company nor any of its subsidiaries owns any real property.

     (b) LEASED REAL PROPERTY. Schedule 3.11(b) sets forth, by address, owner, usage and term, a true and complete list of all real property agreements (including all amendments thereto) pursuant to which the Company or any of its subsidiaries leases, subleases or otherwise occupies any real property (the "Real Property Leases"). Pursuant to the Real Property Leases, the Company and its subsidiaries have validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder ("Leased Real Property"), in each case free from defaults (including any violation of any use provisions thereunder) and events which with the giving of notice or the passage of time would constitute a default. There are (i) no outstanding contracts for any improvements to the Leased Real Property which have not been fully paid and performed that involve the payment of more than $50,000 individually or $100,000 in the aggregate, (ii) no expenses of any kind (including brokerage and leasing commissions and lease administration fees) in excess of an aggregate of $10,000 pertaining to the Leased Real Property which are due and payable and have not been fully paid and (iii) no deposits held by any third party with respect to any of the Leased Real Property.

     (c) THIRD PARTY LEASES. Schedule 3.11(c) sets forth, by address, owner and usage, a true and complete list of all real property agreements (including all amendments thereto) pursuant to which the Company or any of its subsidiaries leases, subleases or otherwise permits any third party to occupy any Leased Real Property (collectively the "Third Party Leases"). Each of the Third Party Leases is in full force and effect and free from defaults (including any violation of any use provisions thereunder) and events which with the giving of notice or passage of time would constitute a default (by landlord or tenant thereunder), except for defaults which, individually or in the aggregate, would not have an Material Adverse Effect on the Company. None of the Third Party Leases grants any options or other rights to the tenant thereunder to purchase any of the Leased Real Property.

     (d) DEVELOPMENT AGREEMENTS. Schedule 3.11(d) sets forth a true and complete list of all agreements (including all amendments thereto) pursuant to which (i) any third party has been given the right (exclusive or otherwise) to develop any real property for the Company or any of its subsidiaries or (ii) the Company or any of its subsidiaries has agreed to develop, construct or occupy in the future (whether by lease or other occupancy agreement) any real property (the "Development Agreements"). Each of the Development Agreements is in full force and effect, in each case free from defaults and events which with the giving of notice or the passage of time would constitute a default thereunder.

     (e) VIOLATIONS/CONDEMNATION. Neither the Company nor any of its subsidiaries has received, with respect to any Leased Real Property, any written notice of default or any written notice of noncompliance with respect to any applicable state, federal or local law, statute, rule, regulation or requirement relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which would be reasonably likely to have a Material Adverse Effect on the Company. There is no pending, or to the knowledge of the Company and its subsidiaries, threatened condemnation or other governmental taking of any of the Leased Real Property.

     SECTION 3.12 CONTRACTS.

     (a) Schedule 3.12(a) sets forth a complete and accurate list of each Company Contract (whether written or oral) (i) which relates to the borrowing of money or a guaranty of any obligation for the borrowing of money, (ii) which prohibits or limits the ability of the Company or any of its subsidiaries to engage in any business or compete with any person, (iii) for the licensing or use of any Company Intellectual Property (as defined in Section 3.13), (iv) for the sale, lease or sublease of real property, (v) for the sale, lease or sublease of personal property or other assets with a fair market value or for total consideration exceeding $25,000, (vi) (other than this Agreement) for the acquisition of the Company or any of its subsidiaries or the business of the Company or any of its subsidiaries, (vii) for the supply of products and inventory involving after the date hereof more than $50,000, (viii) which relates to computer hardware, software and systems involving after the date hereof more than $50,000, (ix) to which the Company or any of its subsidiaries, and any affiliate, director or officer of the Company or any of its subsidiaries, is a party, (x) not entered into in the ordinary course of business consistent with past practice which involves after the date hereof the receipt or payment of more than $25,000 in any one year, or (xi) the consequences of a default or termination under which would be reasonably likely to have a Material Adverse Effect on the Company (collectively, "Material Company Contracts").

     (b) True, complete and correct copies of all written Material Company Contracts, including all amendments, modifications or extensions thereof, have been previously made available to Parent.

     (c) Each Material Company Contract is valid and binding and in full force and effect and neither the Company nor any of its subsidiaries, or, to the best knowledge of the Company and its subsidiaries, any other party thereto, is in default or violation (and no event has occurred which with the giving of notice or the lapse of time or both would constitute a default or violation) of any term, condition or provisions of any Material Company Contract, except in either instance for defaults or violations which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

     (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair any rights of the Company or its subsidiaries under any of the Material Company Contracts; and the Company Contracts that will be held by the Surviving Corporation and its subsidiaries at the Effective Time will include all Company Contracts necessary to permit the Surviving Corporation and its subsidiaries to conduct the business conducted by the Company and its subsidiaries as conducted on the date hereof.

     SECTION 3.13 LICENSES; INTELLECTUAL PROPERTY. Schedule 3.13 sets forth a list of all material federal, state, local and foreign registrations of patents, trademarks, trade names or other trade rights and copyrights and all pending applications for any such registrations that are owned by the Company or any of its subsidiaries or in which the Company or any of its subsidiaries has any interest, or that are being used in connection with, or relate to, the business of the Company and its subsidiaries (collectively, the "Company Intellectual Property"). The Company has delivered to Parent and PFC true, correct and complete copies of each registration, application and other document relating to the Company Intellectual Property. The Company and its subsidiaries own, or possess adequate and enforceable licenses or other rights to use, all Company Intellectual Property and all other patents, trademarks, trade names and other trade rights and copyrights used in or necessary for their businesses as currently conducted, except where the failure to own or possess such licenses or other rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company; such ownership and licenses will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby or the consummation of the transactions contemplated hereby and thereby. No other entity or person (a) has notified the Company or any of its subsidiaries that it is claiming any ownership of or right to use such Company Intellectual Property or (b) to the best knowledge of the Company and its subsidiaries, has interfered with, infringed upon or otherwise come into conflict with any such Company Intellectual Property. The conduct of the business of the Company and its subsidiaries has not in the preceding three years, and as currently conducted does not, conflict with, interfere with, infringe upon or otherwise violate the rights of any third party in or to patents, trademarks, trade names or copyrights, and neither the Company nor any of its subsidiaries has received any written notice of any such conflict, infringement or violation.

     SECTION 3.14 EMPLOYMENT AND CONSULTING AGREEMENTS.

     (a) Schedule 3.14 sets forth a complete and correct list of all employment, compensation, severance, consulting or indemnification contracts ("Employment Agreements") between the Company or any of its subsidiaries and its present or former employees, officers, directors and consultants pursuant to which the Company or any of its subsidiaries has any continuing obligations thereunder (including any severance payments). The Company has made available to Parent true, complete and correct copies of all such agreements.

     (b) Neither the Company nor any of its subsidiaries is a party to any Employment Agreement or any agreement relating to Company Stock Options which contains a "change in control," "potential change in control" or similar provision. Except as set forth in this Agreement, the execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not (either alone or upon the occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any of its present or former employees, officers, directors or consultants or accelerate the time of payment or vesting, or increase the amount of compensation or Company Stock Options due, any such person.

     SECTION 3.15 EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Schedule 3.15 sets forth a list of all material employee benefit plans, arrangements, contracts or agreements (including Employment Agreements and severance agreements) of any type (including all plans described in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained at any time during the past five years by the Company, any of its subsidiaries or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Company Benefit Plans"). Neither the Company nor any Company ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any Subsidiary.

     (b) With respect to each Company Benefit Plan, (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code, (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company, (iv) no disputes are pending or, to the knowledge of the Company and its subsidiaries, threatened that are reasonably likely to give rise to material liability on the part of the Company or result in a Material Adverse Effect on the Company, (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that are reasonably likely to give rise to material liability on the part of the Company or result in a Material Adverse Effect on the Company, (vi) all contributions and premiums due as of the date hereof (without taking into account any extensions for such contributions and premiums) have been made in full and (vii) all filings and reports have been made in accordance with Sections 101, 104 and 400 of ERISA and Sections 6057, 6058 and 6059 of the Code.

     (c) Neither the Company nor any Company ERISA Affiliate (i) has incurred an accumulated funding deficiency, as defined in the Code and ERISA, or (ii) has any material liability under Title IV of ERISA with respect to any employee benefit plan that is subject to Title IV of ERISA.

     (d) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its subsidiaries beyond their termination of employment, other than on an employee-pay-all basis.

     (e) The execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby, and consummation of the transactions contemplated hereby and thereby, will not (i) entitle any individual to severance pay from the Company or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual from the Company, (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA or (iii) subject the Company, any of its subsidiaries, any Company ERISA Affiliate, any of the Company Benefit Plans, any related trust, any trustee or administrator of any thereof, or any party dealing with the Company Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502 (i) of ERISA, a criminal penalty assessed pursuant to section 501 of ERISA or a tax imposed pursuant to section 4975, 4976, 4977, 4980B or 6652 of the Code.

     (f) There is no Company Benefit Plan that is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

     (g) With respect to each Company Benefit Plan, the Company has made available to Parent or its representatives (i) accurate and complete copies of all plan texts, summary plan descriptions, summary of material modifications, trust agreements and other related agreements, including all amendments to the foregoing, and (ii) the most recent annual report, the most recent annual and periodic accounting of plan assets, the most recent determination letter received from the United States Internal Revenue Service (the "Service") and the most recent actuarial valuation, to the extent any of the foregoing may be applicable to a particular Company Benefit Plan.

     SECTION 3.16 LABOR RELATIONS.

     (a) The Company and its subsidiaries do not have and for the past three years have not had (i) any unfair labor practice charge or complaint or other proceeding pending or, to the Company's best knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board,
(ii) any labor strike, work slowdown or stoppage pending or, to the Company's best knowledge, threatened against or affecting the Company or any of its subsidiaries, (iii) any pending collective bargaining negotiations relating to the employees of the Company or any of its subsidiaries, (iv) any pending petitions for recognition of a labor union or association as the exclusive bargaining agent for any or all of the employees of the Company or any of its subsidiaries, (v) to the Company's best knowledge, any general solicitation of representation cards by any union seeking to represent the employees of the Company or any of its subsidiaries as their exclusive bargaining agent, (vi) any collective bargaining agreements or (vii) any arbitrations, grievances, suits or administrative proceedings before any Government Entity relating to labor or employment matters involving any employees of the Company or any of its subsidiaries.

     (b) The Company and its subsidiaries are and have been in compliance for the past three years with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and notice and the requirements of the Worker Adjustment Retraining Act of 1988, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993 or similar state or local law, excluding defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.17 TAXES.

     (a) The Company and its subsidiaries have (i) duly filed and timely (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 3.17(n)) required to be filed by them on or prior to the date hereof, other than any filings which the failure to make in a timely manner would not have a Material Adverse Effect on the Company, it being understood that the failure to file a federal or state income Tax Return would have a Material Adverse Effect on the Company, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as defined in Section 3.17(n)) for all periods ending on or before the date hereof.

     (b) There are no Liens for Taxes upon any property or assets of the Company or any of its subsidiaries, except for liens for Taxes not yet due.

     (c) Neither the Company nor any of its subsidiaries has made any change in accounting methods or received a ruling or a proposed ruling from any taxing authority that is reasonably likely to have a Material Adverse Effect on the Company.

     (d) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

     (e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or, to the best knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received a written notice of any pending audits or proceedings.

     (f) The Tax Returns of the Company and its subsidiaries have been examined by the Service or other applicable agency (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including September 30, 1994, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid.

     (g) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any Taxes is currently in force.

     (h) Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

     (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (j) Neither the Company nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

     (k) The deductibility of compensation paid by the Company or its subsidiaries has not been and will not be limited by Section 162(m) of the Code.

     (l) All transactions that could give rise to an understatement of the federal income tax liability of the Company or any of its subsidiaries within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

     (m) The Company does not have any liability for Taxes of any person other than the Company and its subsidiaries.

     (n) The Company has made all required estimated Tax Payments sufficient to avoid any material underpayment penalties.

     (o) No closing agreement that could affect the Taxes of the Company for periods ending after the Effective Time has been entered into by or with respect to the Company pursuant to section 7121 of the Code or any similar provision of any state, local or foreign law.

     (p) Schedule 3.17 sets forth all elections that have been made or filed by or with respect to the Company.

     (q) None of the assets of the Company constitute tax-exempt use property within the meaning of section 168(h) of the Code or property that is or will be required to be treated as owned by any person other than the Company pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986.

     (r) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments (including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges) imposed by the Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 3.18 INSURANCE. The Company and each of its subsidiaries are, and for the last three years continuously have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency against, or self-insured with revenues sufficient to protect against, such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. All premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies. No Proceeding is pending or, to the Company's best knowledge, threatened to revoke, cancel or limit such policies and no notice of cancellation of any of such material policies have been received by the Company. The Company has complied with all material recommendations for the prevention of loss made by all of the Company's insurance carriers. Schedule 3.18 lists all insurance policies (with a description of coverage, periods of coverage, limits of coverage, self-insured retentions or deductibles) and describes all self-insurance arrangements affecting the Company or any of its subsidiaries and the aggregate amount of all claims made under such policies or arrangements since January 1, 1994. There are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those which will not, individually or in the aggregate, have a Material Adverse Effect on the Company. True, complete and correct copies of all of policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors have been provided to Parent.

     SECTION 3.19 ENVIRONMENTAL MATTERS.

     (a) The Company and each of its subsidiaries is in compliance in all material respects with the Requirements of Environmental Laws (as defined in Section 3.19(d)) and neither the Company nor any of its subsidiaries has received any communication within the past three years from a person that alleges that the Company or any of its subsidiaries is not in such compliance.

     (b) There is no Environmental Claim (as defined in Section 3.19(d)) pending or, to the Company's best knowledge, threatened against the Company or any of its subsidiaries or, to the Company's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

     (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern (as defined in Section 3.19(d)) that could be expected to result in any Environmental Claim against the Company, any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

     (d) "Environmental Claim" means, with respect to any person, any claim, demand, action, cause of action, suit, loss, cost, damage, fine, penalty, lien, expense, liability, judgment, proceeding, whether threatened, sought, brought, or imposed (referred to in this subsection as a "Claim"), against such person or any subsidiary thereof by any other person or any public or private entity that seeks to impose costs or liabilities for (i) pollution or contamination of the air, surface water, ground water, soil, or subsurface present or existing at the Properties (as hereinafter defined), or at properties owned by persons other than such person or any of its subsidiaries, whether known now or discovered at some future date, (ii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation by any person at or from any of the Properties which activities were conducted on or at any time prior to the date hereof, (iii) exposure to Materials of Environmental Concern which were present on, in, under, or upon any of the Properties as of or at any time prior to the date hereof or which migrated to or from any of the Properties as of or at any time prior to the date hereof, (iv) the manufacture, processing, distribution in commerce, use, or storage of Materials of Environmental Concern by any person at or from any of the Properties, which activities occurred on or at any time prior to the date hereof, (v) injury to or death of any person or persons related to the presence of Materials of Environmental Concern on, in, under or upon any of the Properties as of at any time prior to the date hereof, or related to Materials of Environmental Concern migrating to or from any of the Properties as of or at any time prior to the date hereof, (vi) destruction, damage or contamination of any property directly or indirectly related to the presence of Materials of Environmental Concern on, in, under or upon any of the Properties as of or at any time prior to the date hereof, or related to Materials of Environmental Concern migrating to or from any of the Properties as of or at any time prior to the date hereof (vii) any claim for a past or present violation of Requirements of Environmental Law and (viii) any and all penalties due to the presence of Materials of Environmental Concern on, in, under or upon any of the Properties as of or at any time prior to the date hereof, or due to Materials of Environmental concern migrating to or from any of the Properties as of or at any time prior to the date hereof, in each case described in this item
(viii), which presence of Materials of Environmental Concern are in violation of the Requirements of Environmental Law. The term "Environmental Claim" also shall mean (i) the costs of removal pursuant to the Requirements of Environmental Law of any and all Materials of Environmental Concern from all or any portion of any of the Properties, which Materials of Environmental Concern were disposed, spilled, or released as of or at any time prior to the date hereof, (ii) costs required pursuant to the Requirements of Environmental Law to take necessary precautions to protect against the release after the date hereof of Materials of Environmental Concern on, in, under, upon or from any of the Properties, or in or into the air, soil, surface water, ground water or subsurface, any public domain or natural resource, or any surrounding areas, which Materials of Environmental Concern were disposed, spilled, or released as of or at any time prior to the date hereof, and (iii) costs incurred to comply, in connection with all or any portion of any of the Properties, with all Requirements of Environmental Law due to the presence of Materials of Environmental Concern on in, under or upon any of the Properties as of or at any time prior to the date hereof, or due to Materials of Environmental Concern migrating to or from any of the Properties as of or at time prior to the date hereof. "Environmental Claim" also shall mean any event, occurrence, or condition as a consequence of which, pursuant to any Requirements of Environmental Law, (i) such person, any of its subsidiaries, or any owner, occupant, or other person having any interest in the Properties shall be liable or incur any costs due to the presence of Materials of Environmental Concern on, in, under or upon any of the Properties, which Materials of Environmental Concern were present at the Properties as of or at any time prior to the date hereof, or migrated to or from any of the Properties as of or at any time prior to the date hereof, or (ii) any of the Properties shall be subject to any material restriction on use, ownership, or transferability due to the presence of Materials of Environmental Concern on, in, under or upon any of the Properties, which Materials of Environmental Concern were present at the Properties as of or at any time prior to the date hereof, or migrated to or from any of the Properties as of or at any time prior to the date hereof or (iii) any Remedial Work is required on, in, under or upon any of the Properties.

     "Costs" means, with respect to any person, all liabilities, losses, costs, damages (including consequential damages), expenses, claims, attorneys' fees, experts' fees, consultants' fees and disbursements of any kind or of any nature whatsoever imposed upon such person or any of its subsidiaries as a result of an Environmental Claim by any other person or a public or private entity. For the purposes of this definition, such losses, costs and damages shall include remedial, removal, response, abatement, cleanup, legal, investigative and monitoring costs and related costs, expenses, losses, damages, penalties, fines, obligations, defenses, judgments, suits, proceedings and disbursements.

     "Requirements of Environmental Law" means all federal, state, local and foreign environmental, ecological, or natural resources laws, regulations, rules, orders, policies or guidelines, as such may now exist, be enacted, adopted, promulgated, or issued hereafter or be modified hereafter, as any of the foregoing are imposed or enforced by any federal, state, or local or foreign executive, legislative, judicial, regulatory, or administrative agency, board, or authority.

     "Properties" or "Property" means, with respect to any person, all or any portion of the real property and all buildings and improvements thereon currently or formerly owned, leased, or otherwise utilized by such person or any of its subsidiaries or any predecessor in interest for manufacturing, distribution, storage, treatment, or disposal of Materials of Environmental Concern.

     The term "Materials of Environmental Concern" shall include:

     (i) those substances now or hereafter included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "pollutant," "contaminant" or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. (section mark) 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (section mark) 6901 et seq.) ("RCRA"), and the Hazardous Materials Transportation Act, 49 U.S.C. (section mark) 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended from time-to-time;

     (ii) those substances now or hereafter listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

     (iii) any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
(section mark) 1251 et seq. (33 U.S.C. (section mark) 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (section mark) 1317), (E) flammable explosives, (F) radioactive materials or (G) listed or designated, now or hereafter, as a "hazardous" or "toxic" air pollutant under the Clean Air Act (42 U.S.C. (section mark) 7401), as amended;

     (iv) those substances defined as "hazardous chemicals" by the Occupational Safety and Health Administration (29 CFR 1910.1200 and amendments thereto); and

     (v) such other substances, scraps, materials and wastes which are or become regulated as pollutants, contaminants, hazardous or toxic under applicable local, state or federal law, or by the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

     "Remedial Work" means, with respect to any person, any investigation, evaluation, assessment or monitoring of site conditions, including surface and subsurface, and any clean-up, containment, restoration, removal or other response work of any kind or nature required of or imposed upon such person or any of its subsidiaries by any other person or entity under Requirements of Environmental Law.

     SECTION 3.20 RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports, no director, officer, partner, employee, affiliate or associate of the Company or any of its subsidiaries (a) has borrowed money from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries, (b) to the best knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, party, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) engaged in a business related to the business of the Company or any of its subsidiaries or (iii) participating in any transaction to which the Company or any of its subsidiaries is a party, (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries or (d) has any claim adverse to, or is a party in a proceeding adverse to, the Company or any of its subsidiaries.

     SECTION 3.21 INFORMATION IN PROXY STATEMENT. The Form S-4 (as defined in
Section 5.03(a)) will not, from and after the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and the Proxy Statement (as defined in Section 5.03(a)) will not, at the date it is first mailed to Company stockholders and at the time of the meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information with respect to Parent or PFC supplied in writing by Parent or PFC specifically for inclusion in the Form S-4 or the Proxy Statement. The Form S-4 will, at the time it becomes effective under the Securities Act, comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Class B Shares are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     SECTION 3.23 NO APPRAISAL RIGHTS. In respect of the Company's capital stock, no appraisal rights statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

     SECTION 3.24 STATE TAKEOVER STATUTES. No state takeover statute or similar statue, rule or regulation of the State of Delaware (including the restrictions on "business combinations" imposed by Section 203 of the GCL), and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction, applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby. No provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or its affiliates pursuant to this Agreement, the Merger or any of the transactions contemplated hereby or otherwise or permit any stockholder to acquire securities of the Company on a basis not available to Parent if Parent were to so acquire securities of the Company, and neither the Company nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

     SECTION 3.25 BROKERS OR FINDERS. Schedule 3.25 sets forth all agents', brokers', investment bankers', financial advisors' and finders' fees and other similar commissions and fees payable by the Company or any of its subsidiaries in connection with this Agreement and the transactions contemplated hereby. The fees and expenses of any such agent, broker, investment banker, financial advisor or other firm or person will be paid by the Company in accordance with the Company's or any subsidiary's agreement with such agent, broker, investment banker, financial advisor or other firm or person. A true and complete copy of all such agreements have been delivered to Parent.

     SECTION 3.26 OPINION OF FINANCIAL ADVISOR. The Company has received an opinion from Legg Mason Wood Walker, Inc. ("Legg Mason"), dated the date hereof, to the effect that, as of such date, the transactions contemplated hereby are fair to the stockholders of the Company from a financial point of view.

     SECTION 3.27 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office), (i) approved the execution of this Agreement, the Stockholders Agreement and the agreements referred to herein and therein or contemplated hereby or thereby, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company, (iii) has duly and validly approved the transactions contemplated hereby for purposes of Section 203 of the GCL and taken all appropriate and necessary action such that the provisions of Section 203 of GCL will not apply to the transactions contemplated hereby and (iv) resolved to recommend that the holders of the Shares adopt this Agreement and the transactions contemplated herein, including the Merger.

     SECTION 3.28 STATEMENTS TRUE AND CORRECT. No statement made by the Company in this Agreement, the Company Disclosure Schedule or any certificate furnished or to be furnished by the Company, any of its subsidiaries, or any director or officer of the Company or any subsidiary, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND PFC

     As an inducement to the Company to enter into this Agreement, Parent and PFC hereby make, as of the date hereof, the following representations and warranties to the Company, except as otherwise set forth in a written disclosure schedule (the "PFC Disclosure Schedule ") delivered by Parent and PFC to the Company prior to the date hereof, a copy of which is attached hereto, which contains schedules numbered to correspond to sections of this Article IV and which sets forth in reasonable detail exceptions to the representations and warranties contained in this Article IV and certain other information as required by this Agreement. Unless otherwise specified, (a) each reference in this Article IV to a numbered schedule is a reference to that numbered schedule which is included in the PFC Disclosure Schedule and (b) no disclosure made in any particular numbered schedule of the PFC Disclosure Schedule shall be deemed to be made in any other numbered schedule of the PFC Disclosure Schedule unless expressly made therein (by cross reference or otherwise).

     SECTION 4.01 ORGANIZATION.

     (a) Each of Parent and PFC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not individually or in the aggregate have a Material Adverse Effect on Parent or PFC. PFC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect on PFC.

     (b) Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation, as amended to date, and Bylaws, as currently in effect, of PFC.

     (c) PFC does not own any equity interest in any corporation or other entity. PFC is not a party to any partnerships, joint ventures or similar business organizations.

     SECTION 4.02 CAPITALIZATION.

     (a) The authorized capital stock of PFC consists of 1,000 shares of common stock, par value $1.00 per share ("PFC Shares"), of which, as of the date hereof, one share is issued and outstanding. The outstanding PFC Share is duly authorized, validly issued, fully paid and non-assessable and not issued in violation of statutory or contractual preemptive or similar rights. There is no Voting Debt of PFC issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of PFC authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of PFC, obligating PFC to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, PFC or securities convertible into or exercisable or exchangeable for such shares or equity interests, or obligating PFC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no PFC Contracts (as defined in Section 4.04) to repurchase, redeem or otherwise acquire or retire any PFC Shares or other capital stock of PFC, or to provide funds to make any investment in any other entity.

     (b) There are no voting trusts, proxies or other agreements, understandings or restrictions to which PFC is a party or subject with respect to the voting of the capital stock of PFC.

     (c) PFC is not required to redeem, repurchase or otherwise acquire shares of capital stock of PFC as a result of the consummation of the transactions contemplated by this Agreement.

     (d) The only indebtedness for borrowed money of PFC is $18.746 million payable to Parent, $15.0 million of which will be reflected in a promissory note prior to the Effective Time.

     SECTION 4.03 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and PFC has full corporate power and authority to execute and deliver each of this Agreement and the agreements referred to herein or contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Boards of Directors (or any authorized committee thereof) of Parent and PFC, and by Parent as the sole stockholder of PFC, and no other corporate proceedings on the part of Parent or PFC are necessary to authorize this Agreement and the agreements referred to herein or contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, on the Closing Date, each of the other agreements referred to herein or contemplated hereby to which Parent or PFC is a party will be, duly executed and delivered by each of Parent and PFC, as applicable, and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is or will be, as the case may be, a valid and binding obligation of each of Parent and PFC, as applicable, enforceable against it in accordance with its terms.

     SECTION 4.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the GCL, neither the execution, delivery or performance of this Agreement and the agreements referred to herein or contemplated hereby by Parent or PFC, nor the consummation by Parent or PFC of the transactions contemplated hereby or thereby, nor compliance by Parent or PFC with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of Parent or PFC, (ii) require any filing, notice, declaration or registration to or with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which Parent or PFC is a party or by which any of them or any of their respective properties or assets may be bound (with respect to PFC only, the "PFC Contracts ") or (iv) violate any order, writ, injunction, judgment, decree, settlement, law, statute, rule, regulation or requirement or other governmental approval or authorization (whether federal, state, local or foreign) applicable to Parent, PFC or any of their respective businesses, properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or PFC. Schedule 4.04 sets forth a list of all notices and consents required to be given or obtained pursuant to the PFC Contracts prior to or as a result of the consummation of the transactions contemplated by this Agreement and the agreements referred to herein or contemplated hereby.

     SECTION 4.05 FINANCIAL STATEMENTS. The financial statements of PFC as of and for each of the fiscal years of PFC in the two-year period ended December 31, 1995 and for the nine months ended September 30, 1996 (the "PFC Financial Statements"), copies of which were previously delivered to the Company, have been prepared from, and are in accordance with, the books and records of PFC, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position and results of operations and cash flows (and changes in financial position, if any) of PFC for the respective periods or as of the respective dates set forth therein.

     SECTION 4.06 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, (a) PFC has conducted its business only in the ordinary and usual course, consistent with past practice, and (b) no change has occurred or, to the knowledge of PFC, is threatened that is reasonably likely to have a Material Adverse Effect on PFC. Without limiting the generality of the foregoing, since December 31, 1995, PFC has not:

     (i) amended its Certificate of Incorporation or Bylaws;

     (ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible, exercisable or exchangeable securities, subscriptions, calls, rights, or other agreements or commitments) any stock of any class or any other securities of PFC;

     (iii) other than the cancellation of treasury shares, split, combined or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed, repurchased or otherwise acquired or retired any of its securities;

     (iv) incurred or assumed any indebtedness for borrowed money or issued any debt securities or warrants or rights to acquire debt securities of PFC, or assumed, guaranteed, endorsed or otherwise became liable (whether directly, contingently or otherwise) for the obligations of any other person, or made any loans, advances or capital contributions to, or investments in, any other person, or mortgaged, pledged or otherwise encumbered any assets or otherwise created or suffered a lien thereon;

     (v) entered into, adopted, terminated or amended any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, other than in connection with the hiring and termination of non-officer employees in the ordinary course of business consistent with past practices, or materially increased the compensation or fringe benefits of any director, officer or employee (other than any such increase in the compensation or fringe benefits of any non-officer employee in the ordinary course of business consistent with past practices) or paid any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (vi) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice and in accordance with their terms;

     (vii) made any capital expenditure or commitment to make any capital expenditure, except in accordance with PFC's capital expenditure plan for the year ending December 31, 1996 (the "PFC Capital Expenditure Plan"), a true, correct and complete copy of which has been made available to the Company, or acquired, sold, leased, encumbered, transferred or disposed of any real property or any other material assets, except for the purchase and sale of inventory and the leasing, closing and renovating of retail stores, in each case in the ordinary course of business consistent with past practice;

     (viii) made any tax elections or settled or compromised any income tax liability;

     (ix) changed any accounting policies, procedures or practices from those set forth in the PFC Financial Statements; or

     (x)(A) entered into, amended or terminated any PFC Contract, except for any such contract, other than Material PFC Contracts, that (1) does or did not involve an unpaid amount greater than $200,000, in the case of purchase orders, and $50,000 in the case of any other PFC Contract, and (2) was entered into, amended or terminated in the ordinary course of business consistent with past practice, or (B) taken any action or failed to take any action that, with or without notice or lapse of time, would constitute a default under any Material PFC Contract (as defined in Section 4.12).

     SECTION 4.07 NO UNDISCLOSED LIABILITIES. Since December 31, 1995, PFC has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that (a) individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on PFC or (b) would be required by GAAP to be reflected on a consolidated balance sheet of PFC (including the notes thereto), except, in the case of clause (b), for this Agreement and the other agreements referred to herein or contemplated hereby, and for such liabilities and obligations incurred in the ordinary course of business consistent with past practices that have not arisen as a result of a breach by PFC of a PFC Contract.

     SECTION 4.08 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

     (a) PFC is not in default or violation of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws or (ii) any order, writ, injunction, judgment, decree, settlement, law, statute, rule, regulation or requirement or other governmental approval or authorization (whether federal, state, local or foreign) applicable to PFC or its business, properties or assets, excluding from the foregoing clause (ii) defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on PFC.

     (b) PFC holds, and is in compliance with the terms of, all permits, licenses, variances, orders, approvals and authorizations of all Governmental Entities required for the lawful conduct of the business of PFC (the "PFC Permits"), except where the failure to hold or be in compliance with any such PFC Permits would not, individually or in the aggregate, have a Material Adverse Effect on PFC.

     SECTION 4.09 LITIGATION. There is no Proceeding by any Governmental Entity or other person or entity with respect to PFC or any of its assets pending or, to the best knowledge of PFC, threatened, nor has any Governmental Entity or other person or entity indicated an intention to conduct or prosecute any such Proceeding, nor does PFC have knowledge of any facts that could reasonably be expected to form the basis of any such Proceeding, other than, in each case, those the outcome of which, as far as reasonably can be foreseen after due inquiry, would not, individually or in the aggregate, have a Material Adverse Effect on PFC. PFC is not subject to any outstanding order, writ, injunction, settlement or decree which, insofar as can be reasonably foreseen after due inquiry, would have, individually or in the aggregate, a Material Adverse Effect on PFC. PFC has made available to the Company true, complete and correct copies of all complaints, motions, responses and other documentation and correspondence relating to any pending or threatened Proceeding.

     SECTION 4.10 TITLE TO ASSETS. PFC has good and marketable title to, or a valid leasehold interest in, all of its business, properties and assets (real, personal and mixed, tangible and intangible) free and clear of all Liens of any kind or character, except: (a) Liens for current Taxes not yet due and payable;
(b) Liens, imperfections of title or easements which do not, in the aggregate, materially detract from the value of, or interfere with the present or proposed use of, the properties subject thereto or affected thereby, or otherwise materially impair the operations of the entity which owns or leases such property or assets or materially impair the use of such property or which otherwise would not, in the aggregate, have a Material Adverse Effect on PFC;
(c) Liens securing indebtedness, which indebtedness is reflected on the consolidated balance sheet of PFC in the PFC Financial Statements; and (d) mechanics', carriers', workers, landlords', and other similar Liens arising or incurred in the ordinary course of business consistent with past practice.

     SECTION 4.11 PROPERTIES.

     (a) OWNED REAL PROPERTY. PFC does not own any real property.

     (b) LEASED REAL PROPERTY. Schedule 4.11(b) sets forth, by address, owner, usage and term, a true and complete list of all real property agreements (including all amendments thereto) pursuant to which PFC leases, subleases or otherwise occupies any real property (the "PFC Real Property Leases"). Pursuant to the PFC Real Property Leases, PFC has validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder ("PFC Leased Real Property"), in each case free from defaults (including any violation of any use provisions thereunder) and events which with the giving of notice or the passage of time would constitute a default. There are (i) no outstanding contracts for any improvements to the PFC Leased Real Property which have not been fully paid and performed that involve the payment of more than $50,000 individually or $100,000 in the aggregate, (ii) no expenses of any kind (including brokerage and leasing commissions and lease administration fees) in excess of an aggregate of $10,000 pertaining to the PFC Leased Real Property which are due and payable and have not been fully paid and (iii) no deposits held by any third party with respect to any of the PFC Leased Real Property.

     (c) THIRD PARTY LEASES. Schedule 4.11(c) sets forth, by address, owner and usage, a true and complete list of all real property agreements (including all amendments thereto) pursuant to which PFC leases, subleases or otherwise permits any third party to occupy any PFC Leased Real Property (collectively the "PFC Third Party Leases"). Each of the PFC Third Party Leases is in full force and effect and in each case free from defaults (including any violation of any use provisions thereunder) and events which with the giving of notice or passage of time would constitute a default (by landlord or tenant thereunder) except in either instance for defaults which individually or in the aggregate, would not have an Material Adverse Effect on PFC. None of the PFC Third Party Leases grants any options or other rights to the tenant thereunder to purchase any of the PFC Leased Real Property.

     (d) DEVELOPMENT AGREEMENTS. Schedule 4.11(d) sets forth a true and complete list of all agreements (including all amendments thereto) pursuant to which (i) any third party has been given the right (exclusive or otherwise) to develop any real property for PFC or (ii) PFC has agreed to develop, construct or occupy in the future (whether by lease or other occupancy agreement) any real property (the "PFC Development Agreements"). Each of the PFC Development Agreements is in full force and effect in each case free from defaults and events which with the giving of notice or the passage of time would constitute a default thereunder.

     (e) VIOLATIONS/CONDEMNATION. PFC has not received, with respect to any PFC Leased Real Property, any written notice of default or any written notice of noncompliance with respect to any applicable state, federal or local law, statute, rule, regulation or requirement relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which would be reasonably likely to have a Material Adverse Effect on PFC. There is no pending, or to the knowledge of PFC, threatened condemnation or other governmental taking of any of the PFC Leased Real Property.

     SECTION 4.12 CONTRACTS.

     (a) Schedule 4.12(a) sets forth a complete and accurate list of each PFC Contract (whether written or oral) (i) which relates to the borrowing of money or a guaranty of any obligation for the borrowing of money, (ii) which prohibits or limits the ability of PFC to engage in any business or compete with any person, (iii) for the licensing or use of any PFC Intellectual Property (as defined in Section 4.13), (iv) for the sale, lease or sublease of real property,
(v) for the sale, lease or sublease of personal property or other assets with a fair market value or for total consideration exceeding $25,000, (vi) (other than this Agreement) for the acquisition of PFC or its business, (vii) for the supply of products and inventory involving after the date hereof more than $50,000,
(viii) which relates to computer hardware, software and systems involving after the date hereof more than $50,000, (ix) to which PFC, and any affiliate, director or officer of PFC, is a party, (x) not entered into in the ordinary course of business consistent with past practice which involves after the date hereof the receipt or payment of more than $25,000 in any one year, or (xi) the consequences of a default or termination under which would be reasonably likely to have a Material Adverse Effect on PFC (collectively, "Material PFC Contracts").

     (b) True, complete and correct copies of all written Material PFC Contracts, including all amendments, modifications or extensions thereof, have been previously made available to the Company.

     (c) Each Material PFC Contract is valid and binding and in full force and effect and neither PFC, or, to the best knowledge of PFC, any other parties thereto, is in default or violation (and no event has occurred which with the giving of notice or the lapse of time or both would constitute a default or violation) of any term, condition or provisions of any Material PFC Contract, except in either instance for defaults or violations, which individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PFC.

     (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair any rights of PFC under any of the Material PFC Contracts; and the PFC Contracts that will be held by the Surviving Corporation and its subsidiaries at the Effective Time will include all PFC Contracts necessary to permit the Surviving Corporation and its subsidiaries to conduct the business conducted by PFC as conducted on the date hereof.

     SECTION 4.13 LICENSES; INTELLECTUAL PROPERTY. Schedule 4.13 sets forth a list of all federal, state, local and foreign registrations of patents, trademarks, trade names or other trade rights and copyrights and all pending applications for any such registrations that are owned by PFC or in which PFC has any interest, or that are being used in connection with, or relate to, the business of PFC (collectively, the "PFC Intellectual Property"). PFC has made available to the Company true, correct and complete copies of each registration, application and other document relating to the PFC Intellectual Property. PFC owns, or possesses adequate and enforceable licenses or other rights to use, all PFC Intellectual Property and all other patents, trademarks, trade names and other trade rights and copyrights used in or necessary for its business as currently conducted, except where the failure to own or possess such licenses or other rights would not, individually or in the aggregate, have a Material Adverse Effect on PFC; such ownership and licenses will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby or the consummation of the transactions contemplated hereby and thereby. No other entity or person (a) has notified PFC that it is claiming any ownership of or right to use such PFC Intellectual Property or (b) to the best knowledge of PFC, has interfered with, infringed upon or otherwise come into conflict with any such PFC Intellectual Property. The conduct of the business of PFC has not in the preceding three years, and as currently conducted does not, conflict with, interfere with, infringe upon or otherwise violate the rights of any third party in or to patents, trademarks, trade names or copyrights, and PFC has not received any written notice of any such conflict, infringement or violation.

     SECTION 4.14 EMPLOYMENT AND CONSULTING AGREEMENTS.

     (a) Schedule 4.14 sets forth a complete and correct list of all Employment Agreements between PFC and its present or former employees, officers, directors and consultants pursuant to which PFC has any continuing obligations thereunder (including any severance payments). PFC has made available to the Company true, complete and correct copies of all such agreements.

     (b) PFC is not a party to any Employment Agreement or any agreement relating to stock options which contains a "change in control," "potential change in control" or similar provision. Except as set forth in this Agreement, the execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not (either alone or upon the occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from PFC to any of its present or former employees, officers, directors or consultants or accelerate the time of payment or vesting, or increase the amount of compensation or stock options due, any such person.

     SECTION 4.15 EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Schedule 4.15 sets forth a list of all material employee benefit plans, arrangements, contracts or agreements (including Employment Agreements and severance agreements) of any type in which PFC employees participate or are eligible to participate (including but not limited to all plans described in sections 3(1) and 3(2) of ERISA), maintained during the past five years by PFC, any of its subsidiaries or any trade or business, whether or not incorporated (a "PFC ERISA Affiliate"), which together with PFC would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("PFC Benefit Plans"). Neither PFC nor any PFC ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional PFC Benefit Plan or modify or change any existing PFC Benefit Plan that would affect any employee or terminated employee of PFC.

     (b) With respect to each PFC Benefit Plan, (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code, (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of PFC,
(iv) no disputes are pending or, to the knowledge of PFC, threatened that are reasonably likely to give rise to material liability on the part of PFC or result in a Material Adverse Effect on PFC, (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that are reasonably likely to give rise to material liability on the part of PFC or result in a Material Adverse Effect on PFC, (vi) all contributions and premiums due as of the date hereof (without taking into account any extensions for such contributions and premiums) have been made in full and (vii) all filings and reports have been made in accordance with sections 101, 104 and 400 of ERISA and sections 6057, 6058 and 6059 of the Code.

     (c) Neither PFC nor any PFC ERISA Affiliate (i) has incurred an accumulated funding deficiency, as defined in the Code and ERISA, or (ii) has any material liability under Title IV of ERISA with respect to any employee benefit plan that is subject to Title IV of ERISA.

     (d) With respect to each PFC Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of PFC beyond their termination of employment, other than on an employee-pay-all basis.

     (e) The execution, delivery and performance of this Agreement and the agreements referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not (i) entitle any PFC employee to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any PFC employee, (ii) constitute or result in a prohibited transaction under section 4975 of the Code or section 406 or 407 of ERISA under any PFC Benefit Plan or (iii) subject PFC, any of its subsidiaries, any PFC ERISA Affiliate, any of PFC Benefit Plans, any related trust, any trustee or administrator of any thereof, or any party dealing with PFC Benefit Plans or any such trust to either a civil penalty assessed pursuant to section 409 or 502 (i) of ERISA, a criminal penalty assessed pursuant to section 501 of ERISA or a tax imposed pursuant to section 4975, 4976, 4977, 4980B or 6652 of the Code.

     (f) There is no PFC Benefit Plan that is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

     (g) With respect to each PFC Benefit Plan, PFC has made available to the Company or its representatives (i) accurate and complete copies of all plan texts, summary plan descriptions, summary of material modifications, trust agreements and other related agreements including all amendments to the foregoing, and (ii) the most recent annual report, the most recent annual and periodic accounting of plan assets, the most recent determination letter received from the Service and the most recent actuarial valuation, to the extent any of the foregoing may be applicable to a particular PFC Benefit Plan.

     SECTION 4.16 LABOR RELATIONS.

     (a) PFC does not have and for the past three years has not had (i) any unfair labor practice charge or complaint or other proceeding pending or, to PFC's best knowledge, threatened against PFC before the National Labor Relations Board, (ii) any labor strike, work slowdown or stoppage pending or, to PFC's best knowledge, threatened against or affecting PFC, (iii) any pending collective bargaining negotiations relating to the employees of PFC, (iv) any pending petitions for recognition of a labor union or association as the exclusive bargaining agent for any or all of the employees of PFC, (v) to PFC's knowledge, any general solicitation of representation cards by any union seeking to represent the employees of PFC as their exclusive bargaining agent, (vi) any collective bargaining agreements or (vii) any arbitrations, grievances, suits or administrative proceedings before any Government Entity relating to labor or employment matters involving any employees of PFC.

     (b) PFC is and has been in compliance for the past three years with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and notice and the requirements of the Worker Adjustment Retraining Act of 1988, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993 or similar state or local law, excluding defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on PFC.

     SECTION 4.17 TAXES.

     (a) Parent or an affiliate of Parent has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it with respect to PFC on or prior to the date hereof, other than any filings which the failure to make in a timely manner would not have a Material Adverse Effect on PFC, it being understood that the failure to file a federal or state income Tax Return would have a Material Adverse Effect on PFC, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or before the date hereof.

     (b) There are no Liens for Taxes upon any property or assets of PFC, except for liens for Taxes not yet due.

     (c) PFC has not made any change in accounting methods or received a ruling or a proposed ruling from any taxing authority that is reasonably likely to have a Material Adverse Effect on PFC.

     (d) PFC has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

     (e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending or, to the best knowledge, of Parent and PFC, threatened with regard to any Taxes or Tax Returns of PFC, and neither Parent nor PFC has received a written notice of any pending audits or proceedings.

     (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against PFC, and no power of attorney granted by PFC with respect to any Taxes is currently in force.

     (g) PFC is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (h) PFC has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by PFC.

     (i) The deductibility of compensation paid by PFC has not been and will not be limited by Section 162(m) of the Code.

     (j) All transactions that could give rise to an understatement of the federal income tax liability of PFC within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

     (k) PFC has made all required estimated Tax Payments sufficient to avoid any material underpayment penalties.

     (l) No closing agreement that could affect the Taxes of PFC for periods ending after the Effective Time has been entered into by or with respect to PFC pursuant to section 7121 of the Code or any similar provision of any state, local or foreign law.

     (m) Schedule 4.17 sets forth all elections that have been made or filed by or with respect to PFC.

     (n) None of the assets of PFC constitute tax-exempt use property within the meaning of section 168(h) of the Code or property that is or will be required to be treated as owned by any person other than PFC pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986.

     (o) Based on the Tax Sharing Agreement, dated as of June 24, 1992 (as amended), and continued participation by PFC in the consolidated federal tax return of the consolidated group of which it is currently a member, as of the date of this Agreement there is not less than $15 million of net operating losses that can be utilized by PFC.

     SECTION 4.18 INSURANCE. PFC is, and for the last three years continuously has been, insured through group policies with Parent and certain affiliates by insurers, reasonably believed by Parent to be of recognized financial responsibility and solvency against, or self-insured with reserves sufficient to protect against, such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring PFC or its business, assets, employees, officers and directors are in full force and effect. All premiums due thereon have been paid, and Parent and PFC have complied in all material respects with the provisions of such policies. No Proceeding is pending or, to Parent's or PFC's best knowledge, threatened, to revoke, cancel or limit such policies and no notice of cancellation of any of such material policies have been received by PFC. Parent and PFC have complied with all material recommendations for the prevention of loss made by all such insurance carriers. Schedule 4.18 lists all insurance policies (with a description of coverage, periods of coverage, limits of coverage, self-insured retentions or deductibles) and describes all self-insurance arrangements affecting PFC and the aggregate amount of all claims made under such policies or arrangements with respect to PFC since January 1, 1994. There are no material claims by or on behalf of PFC under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those which will not, individually or in the aggregate, have a Material Adverse Effect on PFC. True, complete and correct copies of all of policies of insurance and fidelity or surety bonds insuring PFC or its business, assets, employees, officers and directors have been provided to the Company.

     SECTION 4.19 ENVIRONMENTAL MATTERS.

     (a) PFC is in compliance in all material respects with the Requirements of Environmental Laws and PFC has not received any communication within the past three years from a person that alleges that PFC is not in such compliance.

     (b) There is no Environmental Claim pending or, to PFC's best knowledge, threatened against PFC or, to PFC's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim PFC has retained or assumed either contractually or by operation of law.

     (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, that could be expected to result in any Environmental Claim against PFC or any person or entity whose liability for any Environmental Claim PFC has retained or assumed either contractually or by operation of law.

     SECTION 4.20 RELATED PARTY TRANSACTIONS. Except for Parent, no director, officer, partner, employee, affiliate or associate of PFC (a) has borrowed money from or has outstanding any indebtedness or other similar obligations to PFC,
(b) to the best knowledge of PFC, owns any direct or indirect interest of any kind in, or is a director, officer, employee, party, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of PFC, (ii) engaged in a business related to the business of PFC or (iii) participating in any transaction to which PFC is a party, (c) is otherwise a party to any contract, arrangement or understanding with PFC or (d) has any claim adverse to, or is a party in a proceeding adverse to, PFC.

     SECTION 4.21 PROXY STATEMENT. None of the information regarding Parent or PFC supplied in writing by Parent or PFC for inclusion in the Form S-4 or the Proxy Statement will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 4.22 BROKERS OR FINDERS. Schedule 4.22 sets forth all agents', brokers', investment bankers', financial advisors' and finders' fees and other similar commissions and fees payable by Parent or PFC in connection with this Agreement and the transactions contemplated hereby.

     SECTION 4.23 STATEMENTS TRUE AND CORRECT. No statement made by PFC in this Agreement, the PFC Disclosure Schedule or any certificate furnished or to be furnished by PFC, any of its subsidiaries, or any director or officer of PFC or any subsidiary, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01 CONDUCT OF BUSINESS OF THE COMPANY. Parent and PFC acknowledge that upon the execution of this Agreement, customers, suppliers, dealers, employees and others having a relationship with the Company will become aware of the fact that the Company is a party to this Agreement and that some disruptions in the business of the Company and in these relationships is inevitable as part of this process. However, except as provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business, consistent with past practice, and use its best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with lessors, licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent:

     (a) amend its Certificate of Incorporation or Bylaws;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible securities, subscriptions, calls, rights, phantom stock, stock appreciation rights and any other similar rights or other agreements or commitments) any capital stock of any class or any other securities, except for
(i) the grant after the date hereof of Company Stock Options to purchase up to 1,000 Class A Shares at an exercise price of 100% of the Fair Market Value (as defined in the Stock Plan) of the Class A Shares on the date of issuance of such Company Stock Options pursuant to Section 4 of the Stock Plan, (ii) the grant after the date hereof of Company Stock Options to purchase up to 20,000 Class A Shares at an exercise price of not less than 110% of the Fair Market Value (as defined in the Stock Plan) of the Class A Shares on the date of issuance of such Company Stock Options and (iii) the issuance of Shares pursuant to the exercise of Company Stock Options outstanding on the date hereof or issued pursuant to clause (i) or (ii) of this Section 5.01(b) in accordance with the terms of such Company Stock Options, or amend any of the terms of any such rights or securities outstanding, or agreements in effect, on the date hereof (including any amendment or repricing of any Company Stock Options), other than as contemplated by Section 2.06 or Section 6.03(m);

     (c) other than the cancellation of treasury shares, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

     (d)(i) other than under the Company Credit Facility, incur or assume any indebtedness for borrowed money or issue any debt securities or warrants or rights to acquire debt securities of the Company or any of its subsidiaries,
(ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person (other than any subsidiary of the Company), (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than any subsidiary of the Company) or (iv) mortgage, pledge or otherwise encumber any material assets or otherwise create or suffer a Lien thereon;

     (e) enter into, adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee welfare or pension benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, other than in connection with the hiring and termination of non-officer employees in the ordinary course of business consistent with past practices, or increase in any manner the compensation or fringe benefits of any director, officer or employee (other than any increase in the compensation or fringe benefits of any non-officer employee in the ordinary course of business consistent with past practices) or pay any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice and in accordance with their terms;

     (g) authorize or make any capital expenditures, except in accordance with the Company Capital Expenditure Plan, and, except for the acquisition and sale of inventory and the leasing, closing and renovation of retail stores, in each case in the ordinary course of business consistent with past practice, acquire, sell, lease, encumber, transfer or dispose of any material assets;

     (h) make any tax elections or settle or compromise any income tax liability;

     (i) change any accounting policies, procedures or practices, other than as set forth in the Company SEC Documents;

     (j)(i) enter into, amend or terminate any Company Contract, except for any such contract that (A) does not involve an amount greater than $200,000, in the case of purchase orders, and $50,000, in the case of other Company Contracts, and (B) is entered into, amended or terminated in the ordinary course of business consistent with past practice, or (ii) take any action or fail to take any action that, with or without notice or lapse of time, would constitute a default under any Material Company Contract; or

     (k) take, or agree in writing or otherwise to take, any of the foregoing actions.

     SECTION 5.02 CONDUCT OF BUSINESS OF PFC. The Company acknowledges that upon the execution of this Agreement, customers, suppliers, dealers, employees and others having a relationship with PFC will become aware of the fact that PFC is a party to this Agreement and that some disruptions in the business of PFC and in these relationships is inevitable as part of this process. However, except as provided in this Agreement, during the period from the date of this Agreement to the Effective Time, PFC shall conduct its operations according to its ordinary and usual course of business, consistent with past practice, and use its best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, PFC shall not, without the prior written consent of the Company:

     (a) amend its Certificate of Incorporation or Bylaws;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible securities, subscriptions, calls, rights, or other agreements or commitments) any capital stock of any class or any other securities;

     (c) other than the cancellation of treasury shares, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

     (d)(i) incur or assume any indebtedness for borrowed money or issue any debt securities or warrants or rights to acquire debt securities of the Company or any of its subsidiaries, except for the issuance of a promissory note in a principal amount not to exceed $15 million, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, except to the extent required under Parent's credit facilities in effect from time to time, (iii) make any loans, advances or capital contributions to, or investments in, any other person or (iv) mortgage, pledge or otherwise encumber any material assets or otherwise create or suffer a lien thereon, except to the extent required under Parent's credit facilities in effect from time to time;

     (e) enter into, adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, other than in connection with the hiring and termination of non-officer employees in the ordinary course of business consistent with past practices, or increase in any manner the compensation or fringe benefits of any director, officer or employee (other than any increase in the compensation or fringe benefits of any non-officer employee in the ordinary course of business consistent with past practices) or pay any benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice and in accordance with their terms;

     (g) authorize or make any capital expenditures, except in accordance with the PFC Capital Expenditure Plan, and except for the acquisition and sale of inventory and the leasing, closing and renovation of retail stores, in each case in the ordinary course of business consistent with past practice, acquire, sell, lease, encumber, transfer or dispose of any material assets;

     (h) make any tax elections or settle or compromise any income tax liability;

     (i) change any accounting policies, procedures or practices other than those set forth in the PFC Financial Statements;

     (j)(i) enter into, amend or terminate any PFC Contract, except for any such contract that (A) does not involve an amount greater than $200,000, in the case of purchase orders, and $50,000 in the case of other PFC Contracts, and (B) is entered into, amended or terminated in the ordinary course of business consistent with past practice, or (ii) take any action or fail to take any action that, with or without notice or lapse of time, would constitute a default under any Material PFC Contract; or

     (k) take, or agree in writing or otherwise to take, any of the foregoing actions.

     SECTION 5.03 PREPARATION OF FORM S-4 AND PROXY STATEMENT; STOCKHOLDER MEETING.

     (a) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC, and Parent and PFC shall reasonably cooperate with the Company in preparing and filing with the SEC, (i) a proxy statement with respect to the Company's annual meeting of stockholders, the Merger and the transactions contemplated hereby (the "Proxy Statement") and (ii) a Registration Statement on Form S-4 (the "Form S-4"), in which the Proxy Statement will be included. The Company shall use its best efforts to have the Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with Merger of Common Stock of the Company following the Merger. The Company and Parent each agree to correct any information provided by it for use in the Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11 which shall have become false or misleading.

     (b) The Company shall promptly notify Parent of (i) the effectiveness of the Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11 or (ii) any request by the SEC for any amendment to the Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11 or for additional information. All filings with the SEC, including the Form S-4 and any amendment thereto and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11, and all mailings to the Company' stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment of Parent, and no such filing or mailing shall be made without the prior consent of Parent, which shall not unreasonably be withheld, unless the Company reasonably concludes, upon the advice of counsel, that such filing or mailing is required by applicable law.

     (c) The Company shall, as promptly as practicable following the effectiveness of the Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11, and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by Delaware law. Subject to the provisions of Section 5.04, (i) the Company shall, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.27; (ii) such recommendation, together with a copy of the opinion referred to in Section 6.01(e), shall be included in the Proxy Statement; and (iii) the Company shall use its best efforts to hold such meeting as soon as practicable after the date hereof.

     (d) The Company shall cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     (e) The Company shall use its best efforts to cause the New Shares to be listed, at the Effective Time, on the Nasdaq National Market.

     (f) The Company shall use its best efforts to obtain the opinion referred to in Section 6.01(e).

     SECTION 5.04 NO SOLICITATION.

     (a) Neither the Company nor any of its subsidiaries shall, and the Company shall ensure that none of its affiliates, officers, directors, employees, representatives or agents shall, after the date hereof, directly or indirectly, solicit or engage in negotiations with, or provide any information to, or otherwise cooperate with, any person or entity that seeks to acquire or expresses an interest in acquiring all or any substantial part of any class of the securities, business or assets of the Company or any subsidiary thereof, or for the purpose of otherwise effecting any transaction or business combination inconsistent with the Merger, and neither the Company nor any of its subsidiaries shall, and the Company shall ensure that none of its affiliates, officers, directors, employees, representatives or agents shall, enter into any agreement with or grant any proxy, option or other similar right to any third person or entity in connection with any transaction or business combination inconsistent with the Merger; PROVIDED, HOWEVER, that (i) the filing of reports and other information with the SEC and the distribution of reports and other information to stockholders shall be deemed not to violate this Section 5.04(a) and (ii) nothing contained in this Section 5.04(a) or elsewhere herein shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to acquire the Company, whether by merger, consolidation, or stock acquisition, or acquisition of substantially all of the assets of the Company, on terms which, in the exercise of their fiduciary duty after the consideration of advice from the Company's legal and financial advisors, a majority of the Company's directors determines is likely to be more beneficial to each of the holders of the Shares than the Merger, and PROVIDED, FURTHER, that the Company's legal and financial advisors may engage in discussions regarding such written offer to clarify the terms of such offer for the purpose of rendering the advice referred to above to the Board of Directors of the Company, in each case, provided that, the Company and its advisors, prior to furnishing such information to, or entering into discussions or negotiations with, such a person or entity, shall provide written notice to Parent to the effect that the Company is furnishing information to, or entering into discussions with, such a person or entity, and shall keep Parent informed of the status (including the identity of such person or entity and the terms of any proposal) of such discussions or negotiations. Nothing in this
Section 5.04(a) shall (A) permit the Company to terminate this Agreement, (B) permit the Company to enter into any agreement with respect to a Cosmetic Center Alternate Transaction (as defined in Section 8.02(b)) prior to the termination of this Agreement in accordance with its terms or (C) affect any other obligation of any party under the Agreement.

     (b) Neither Parent nor PFC shall, and Parent shall ensure that none of its affiliates, officers, directors, employees, representatives or agents shall, after the date hereof, directly or indirectly, solicit or engage in negotiations with, or provide any information to, or otherwise cooperate with, any person or entity that seeks to acquire or expresses an interest in acquiring all or any substantial part of any class of the securities, business or assets of PFC, or for the purpose of otherwise effecting any transaction or business combination inconsistent with the Merger, and neither Parent nor PFC shall, and Parent shall ensure that none of its affiliates, officers, directors, employees, representatives or agents shall, enter into any agreement with or grant any proxy, option or other similar right to any third person or entity in connection with any transaction or business combination inconsistent with the Merger.

     SECTION 5.05 ACCESS TO INFORMATION.

     (a) Between the date of this Agreement and the Effective Time, the Company, during normal business hours and upon reasonable notice, (i) shall give Parent and its representatives full and complete access to all retail stores, offices, warehouses and other facilities, to all books and records and to all employees and representatives (including accountants and legal counsel) of the Company and its subsidiaries, (ii) shall permit Parent and its representatives to make such inspections and to conduct such interviews and inquiries as Parent or its representatives may reasonably require and (iii) shall cause its officers and those of its subsidiaries and representatives to furnish Parent and its representatives with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may reasonably request from time to time.

     (b) Between the date of this Agreement and the Effective Time, PFC, during normal business hours and upon reasonable notice, (i) shall give the Company and its representatives full and complete access to all retail stores, offices, warehouses and other facilities, to all books and records and to all employees and representatives of PFC, (ii) shall permit the Company and its representatives to make such inspections and to conduct such interviews and inquiries as the Company or its representatives may reasonably require and (iii) shall cause its officers to furnish the Company and its representatives with such financial and operating data and other information with respect to the business and properties of PFC as the Company may reasonably request from time to time; PROVIDED, HOWEVER, that access to any federal and consolidated and combined state tax records shall be limited to the PFC pro forma sections of such records.

     (c) Subject to Section 5.08 hereof, all information provided pursuant to Sections 5.05(a) and (b) shall be kept confidential in accordance with the Confidentiality Agreement, dated May 13, 1996 (the "Confidentiality Agreement"), between the Company and Parent.

     SECTION 5.06 SATISFACTION OF CLOSING CONDITIONS.

     (a) Subject to the terms and conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all other action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement as promptly as practicable, including obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by governmental agencies. In addition, no party hereto shall knowingly take any action or fail to take any action which is reasonably likely to make any representation or warranty of such party contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to closing set forth herein.

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action. Each of the parties hereto will execute any additional instruments necessary to consummate the transactions contemplated hereby.

     SECTION 5.07 FINANCINGS.

     (a) The Company agrees to provide, and shall cause its subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of any commercially reasonable financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement and the refinancing of the indebtedness of the Surviving Corporation, including the execution and delivery of any commercially reasonable commitment and fee letters, term sheets, underwriting or placement agreements, pledge and security documents, other commercially reasonable definitive financing documents, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by Parent, subject in each case to customary conditions. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time.

     (b)(i) Parent hereby agrees to use commercially reasonable efforts, subject to normal conditions, to arrange the financing in respect of the transactions contemplated by this Agreement described in Section 6.03(d), including, subject to customary conditions, using commercially reasonable efforts to assist the Company in the negotiation of definitive agreements with respect thereto, including the execution and delivery of any reasonably requested certificates or documents. Parent will keep the Company informed of the status of its efforts to arrange such financing, including making reports with respect to significant developments.

     SECTION 5.08 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or The National Association of Securities Dealers, Inc.

     SECTION 5.09 OBLIGATION TO INFORM.

     (a) The Company shall promptly inform Parent of any material change in the business operations, financial or other condition or prospects of the Company occurring subsequent to the date hereof and of the happening of any event that would cause any representation or warranty of the Company set forth herein to be untrue; PROVIDED, HOWEVER, that such disclosure shall not relieve the Company of any liability with respect to the breach of such representation or warranty.

     (b) Parent shall promptly inform the Company of any material change in the business operations, financial or other condition or prospects of PFC occurring subsequent to the date hereof and of the happening of any event that would cause any representation or warranty of PFC or Parent set forth herein to be untrue; PROVIDED, HOWEVER, that such disclosure shall not relieve PFC or Parent of any liability with respect to the breach of such representation or warranty.

     SECTION 5.10 INSURANCE POLICIES.

     (a) If any third party claim against the Company or any of its subsidiaries is covered by self-insurance, deductibles or self-insured retentions of the Company or any of its subsidiaries, or the Company or any of its subsidiaries is uninsured for any such claim, the Company shall promptly notify Parent of any such third party claim prior to making any determination to settle or not to settle any such third party claim, and the Company shall afford Parent the opportunity to review, comment and consent upon any such determination, such consent not to be unreasonably withheld. The Company shall maintain in effect and/or renew (as applicable) all present insurance policies and shall take all necessary action to protect all past, present and future insurance policies of the Company; PROVIDED, HOWEVER, that neither the Company nor any of its subsidiaries shall take any such action that will materially increase the cost of any insurance policy and shall not renew, replace or amend any such policies without prior written notice to Parent. The Company shall not act or fail to act in any manner that could give rise to an event of default thereunder.

     (b) If any third party claim against PFC is covered by self-insurance, deductibles or self-insured retentions of PFC, or PFC is uninsured for any such claim, Parent shall promptly notify the Company of any such third party claim prior to making any determination to settle or not to settle any such third party claim, Parent shall afford the Company the opportunity to review, comment and consent upon any such determination, such consent not to be unreasonably withheld. PFC shall maintain in effect and/or renew (as applicable) all present insurance policies and shall take all necessary action to protect all past, present and future insurance policies of PFC; provided, however, that PFC shall not take any such action that will materially increase the cost of any insurance policy and shall not renew, replace or amend any such policies without prior written notice to the Company. PFC shall not act or fail to act in any manner that could give rise to an event of default thereunder.

     SECTION 5.11 NEW STOCK OPTION PLAN. The Company shall take all action necessary to adopt a new stock option plan (including the preparation and filing of a Registration Statement on Form S-8), in form and substance reasonably satisfactory to Parent and PFC (the "New Stock Plan").

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.01 CONDITIONS TO EACH PARTIES OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding Class B Shares at a meeting duly called and held for such purpose in accordance with applicable law (or by consents duly executed in lieu thereof).

     (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any federal, state or foreign court or Government Entity of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger.

     (c) The applicable waiting period under the HSR Act shall have terminated or expired.

     (d) The Form S-4 and any Registration Statement on Form S-8, or any amendment thereto, contemplated by Sections 2.06 and 5.11, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock of the Company following the Merger shall have been complied with.

     (e) The Company shall have received an opinion from Legg Mason to the effect that, as of the date of such opinion, the transactions contemplated hereby are fair to the stockholders of the Company from a financial point of view, and Legg Mason shall not have withdrawn or, in a manner not favorable to the adoption of this Agreement or the consummation of the Merger, modified such opinion.

     (f) The Company shall have financing availability, on terms satisfactory to the Company and Parent, in an amount not less than $50 million to fund the payment of the Cash Election, refinancing of existing indebtedness and the working capital needs of the Surviving Corporation.

     SECTION 6.02 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by the
Company:

     (a) The representations and warranties of Parent and PFC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as if made as of such time, except where the untruth or incorrectness of such representations and warranties (i) resulted solely from actions specifically permitted pursuant to Section 5.02 or (ii) would not, individually or in the aggregate, have a Material Adverse Effect on PFC. For purposes of this Section 6.02(a), the representations and warranties of Parent and PFC shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," "knowledge," "best knowledge" and similar terms and phrases, and to specific dollar thresholds, shall be deemed to be deleted therefrom.

     (b) Each of Parent and PFC shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

     (c) From the date of this Agreement through the Effective Time, PFC shall not have suffered a Material Adverse Effect.

     (d) The Company shall have received a certificate from the Chief Executive Officer and the Chief Financial Officer of Parent, dated the date of the Closing, to the effect that the conditions to closing set forth in Sections 6.02(a)-(c) have been satisfied.

     (e) All permits, authorizations, consents or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Government Entity, and all third party permits, authorizations, consents or approvals (collectively, the "Authorizations"), required to be obtained, filed or made by Parent or PFC in order to consummate the transactions contemplated hereby shall have been obtained, filed or made, and all Authorizations required to be filed or obtained by Parent or PFC, the failure to obtain which would have a Material Adverse Effect on PFC or the Surviving Corporation, shall have been filed or obtained.

     (f) Parent shall have executed lease agreements substantially in the form of Exhibit F with respect to the lease by the Company of PFC's employee stores located at certain of Parent's facilities.

     (g) Parent shall have executed supply and services agreements substantially in the forms of Exhibits G and H.

     (h) Wade H. Nichols, III, General Counsel of Parent, shall have delivered an opinion in substantially the form attached hereto as Exhibit I.

     SECTION 6.03 CONDITIONS OF OBLIGATIONS OF PARENT AND PFC. The obligation of Parent and PFC to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Parent or PFC:

     (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as if made as of such time, except where the untruth or incorrectness of such representations and warranties (i) resulted solely from actions specifically permitted pursuant to Section 5.01 or (ii) would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Section 6.03(a), the representations and warranties of the Company shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," "knowledge," "best knowledge" and similar terms and phrases, and to specific dollar thresholds, shall be deemed to be deleted therefrom.

     (b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

     (c) From the date of this Agreement through the Effective Time, the Company shall not have suffered a Material Adverse Effect.

     (d) Parent shall have received a certificate from the Chief Executive Officer, the President and the Chief Financial Officer of the Company, dated the date of the Closing, to the effect that the conditions to closing set forth in Sections 6.01(a) and 6.03(a)-(d) have been satisfied.

     (e) All Authorizations required to be obtained, filed or made by the Company in order to consummate the transactions contemplated hereby shall have been obtained, filed or made, and all Authorizations required to be filed or obtained by the Company, the failure to obtain which would have a Material Adverse Effect on the Company or the Surviving Corporation, shall have been filed or obtained.

     (f) The Company shall have executed the Parent Registration Rights
Agreement.

     (g) The Company shall have executed lease agreements substantially in the form of Exhibit F with respect to the lease by the Company of PFC's employee stores located at certain of Parent's facilities.

     (h) The Company shall have executed supply and services agreements substantially in the forms of Exhibits G and H.

     (i) The Company shall have executed the Employment Agreements and the Consulting Agreement.

     (j) Arent Fox Kintner Plotkin & Kahn, counsel to the Company, shall have delivered an opinion in substantially the form attached hereto as Exhibit J.

     (k) No Principal Stockholder shall have defaulted in the performance of any of its material obligations under the Stockholders Agreement.

     (l) Each individual who is a director of the Company, other than the individuals listed on Annex A, shall have tendered his or her resignation, effective no later than the Effective Time.

     (m) The Company shall have amended the terms of the Stock Plan and each Company Stock Option to be consistent with Section 2.06 and obtained the consent of each holder of Company Stock Options to such amendment.

     (n) The New Stock Plan shall have been adopted by the Company and approved by the requisite vote of the stockholders of the Company.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 7.01 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

     (a) By mutual written consent of Parent and the Company.

     (b) By Parent or the Company if the Merger shall not have been consummated before April 15, 1997 (the "Drop Dead Date"), unless the failure to consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate in breach of its obligations under this Agreement.

     (c) By Parent or the Company if any federal, state or foreign court or Government Entity of competent jurisdiction shall have enacted, entered, promulgated or enforced a statute, rule, regulation, order, decree or injunction which restrains, enjoins or otherwise prohibits the consummation of the Merger.

     (d) By Parent if the Board of Directors of the Company does not recommend in the Proxy Statement or any amendments or supplements thereto that the stockholders of the Company adopt this Agreement, or withdraws or, in a manner not favorable to the adoption of this Agreement or the consummation of the Merger, modifies such recommendation.

     (e) By Parent or the Company if the holders of a majority of the outstanding Class B Shares shall fail to adopt this Agreement at a meeting duly called and held for such purpose in accordance with applicable law (or by consents duly executed in lieu thereof).

     SECTION 7.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, agents or stockholders, other than the provisions of this Section 7.02 and of Sections 5.05(c), 8.02 and 8.03, which provisions shall survive any such termination. Nothing contained in this
Section 7.02 shall relieve any party from liability for any willful breach of this Agreement.

     SECTION 7.03 AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and PFC at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which alters or changes the form or decreases the amount of the consideration per Share to be paid in the Merger or which alters or changes any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the Company's stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     SECTION 7.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time.

     SECTION 8.02 EXPENSES.

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing in accordance with the HSR Act shall be paid 20% by the Company and 80% by Parent.

     (b) Notwithstanding Section 8.02(a), if (i) any of the events set forth in clauses (1), (2) or (3) below (each of clauses (1), (2) and (3) being hereinafter referred to as a "Cosmetic Center Triggering Event") occurs prior to the termination of this Agreement in accordance with its terms or (ii) any Cosmetic Center Alternate Transaction (as such term is defined in this Section 8.02(b)) is consummated during the 90-day period immediately following the later of (A) the Drop Dead Date and (B) the termination of this Agreement in accordance with its terms, unless this Agreement is terminated by Parent (other than due to a material breach by the Company of its obligations hereunder or due to a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) or as a result of the failure of a condition to either party's obligation to close under this Agreement (other than due to a material breach by the Company of its obligations hereunder or due to a material breach by the Principal Stockholders of their obligations under the Stockholders Agreement) (the later of (A) and (B) being the "Cosmetic Center Termination Date "), the Company shall pay to Parent within two business days after such event, an amount in immediately available funds equal to the documented fees and expenses (up to a maximum of $1,000,000) incurred since June 1, 1996 (including after the date hereof) by Parent, PFC and their respective representatives and agents in connection with the due diligence, preparation and negotiation of legal documents, and preparation of financial statements of PFC related to the Merger (including legal, tax and accounting fees (other than accounting fees to the extent attributable to the audit of PFC's financial statements) and disbursements). The Cosmetic Center Triggering Events are as follows:

          (1) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement in principle, letter of intent, definitive agreement or other similar arrangement, whether binding or non-binding, with any person other than Parent and its affiliates with respect to any sale, merger, consolidation or other similar transaction involving the Company, any class of its equity securities or securities convertible into equity securities or all or substantially all of its assets;

          (2) the Board of Directors of the Company shall (A) recommend or have recommended that stockholders of the Company sell shares of any class of equity securities or securities convertible into equity securities of the Company to another person or group or recommend or approve any sale of all or substantially all of the Company's assets to another person or group,
     (B) recommend or have recommended to stockholders of the Company any transaction described in clause (1) above involving such person or group or
     (C) in the absence of the Company learning of circumstances regarding PFC which could reasonably be expected to have a Material Adverse Effect on PFC, shall withdraw or have withdrawn or modify or have modified in a manner adverse to Parent or PFC (including by no longer taking any position with respect to the Merger), its support for the Merger (the events described in subparagraphs (b)(1), (b)(2)(A) and (b)(2)(B) being referred to herein as "Cosmetic Center Alternate Transactions"); or

          (3) the Company shall breach in any material respect any of its obligations under this Agreement.

     The Company shall advise Parent of the receipt of any proposal for a Cosmetic Center Alternate Transaction and the details thereof within 48 hours of the receipt thereof, and the Board of Directors of the Company shall not act with respect to any such proposal for three business days after the delivery of such notice to Parent. Nothing in Sections 8.02(b) or 8.03(a) shall be deemed to limit in any way any claims Parent may have at law or equity with respect to any breach by the Company of any of its obligations under this Agreement.

     (c) Notwithstanding Section 8.02(a), if (i) any of the events set forth in clauses (1), (2), (3) or (4) below (each of clauses (1), (2), (3) and (4) being hereinafter referred to as a "Revlon Triggering Event") occurs prior to the termination of this Agreement in accordance with its terms or (ii) any PFC Alternate Transaction (as defined below) is consummated during the 90-day period immediately following the later of (A) the Drop Dead Date and (B) the termination of this Agreement in accordance with its terms, unless this Agreement is terminated by the Company (other than due to a material breach by Parent or PFC) or as a result of the failure of a condition to either party's obligation to close under this Agreement (other than due to a material breach by Parent or PFC) (the later of (A) and (B) being the "Revlon Termination Date"), Parent shall pay to the Company within two business days after such event an amount in immediately available funds equal to the documented fees and expenses (up to a maximum of $1,000,000) incurred since June 1, 1996 (including after the date hereof) by the Company and its representatives and agents in connection with the due diligence, preparation and negotiation of legal documents, and preparation of financial statements of the Company related to the Merger (including legal, tax and accounting fees (other than accounting fees to the extent attributable to the audit of the Company's financial statements) and disbursements). The Revlon Triggering Events are as follows:

          (1) Revlon or PFC shall have entered into, or shall have publicly announced its intention to enter into, an agreement in principle, letter of intent, definitive agreement or other similar arrangement, whether binding or non-binding, with any person other than the Company and its affiliates with respect to any sale, merger, consolidation or other similar transaction involving PFC, any class of its equity securities or securities convertible into equity securities or all or substantially all of its assets (including a public offering of the equity securities of PFC);

          (2) the Board of Directors of Parent or PFC shall (A) recommend or have recommended that stockholders of PFC sell shares of any class of equity securities or securities convertible into equity securities of PFC to another person or group or recommend or approve any sale of all or substantially all of PFC's assets to another person or group; (B) recommend or have recommended to stockholders of Parent or PFC any transaction described in clause (1) or (3) hereof involving such person or group; or
     (C) in the absence of PFC learning of circumstances regarding the Company which could reasonably be expected to have a Material Adverse Effect on the Company, shall withdraw or have withdrawn or modify or have modified in a manner adverse to the Company;

          (3) Parent or PFC sells or agrees to sell any shares of the equity securities or securities convertible into equity securities of PFC (other than sales or transfers to any subsidiary or affiliate of Parent) to any person or group other than the Company (the events described in subparagraphs (c)(1), (c)(2)(A), (c)(2)(B) and (c)(3) being referred to herein as "PFC Alternate Transactions"); or

          (4) Revlon or PFC shall breach in any material respect any of their respective obligations under this Agreement.

     Parent shall advise the Company of the receipt of any proposal for a PFC Alternate Transaction and the details thereof within 48 hours of the receipt thereof, and neither Parent nor the Board of Directors of PFC shall not act with respect to any such proposal for three business days after the delivery of such notice to the Company. Nothing in Sections 8.02(c) or 8.03(b) shall be deemed to limit in any way any claims the Company may have at law or equity with respect to any breach by Parent or PFC of any of their obligations under this Agreement.

     SECTION 8.03 BREAK-UP FEE.

     (a) In addition to any amounts payable pursuant to SeCTION 8.02(B), if Cosmetic Center shall consummate any Cosmetic Center Alternate Transaction at any time prior to the Cosmetic Center Termination Date or during the 90-day period immediately following the Cosmetic Center Termination Date, Cosmetic Center shall pay to Revlon upon the date of consummation of such Cosmetic Center Alternate Transaction a break-up fee equal to $1 million.

     (b) In addition to any amounts payable pursuant to Section 8.02(c), if Parent or PFC shall consummate any PFC Alternate Transaction at any time prior to the Revlon Termination Date or during the 90-day period immediately following the Revlon Termination Date, Parent shall pay to the Company upon the date of consummation of such PFC Alternate Transaction a break-up fee equal to $1.25 million.

     SECTION 8.04 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, other than the Confidentiality Agreement and the Stockholders Agreement, and (b) shall not be assigned by operation of law or otherwise, provided that Parent may cause PFC to assign its rights and obligations to Parent or any other wholly owned subsidiary of Parent, PROVIDED, that no such assignment by PFC shall relieve PFC of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.05 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 8.06 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

     if to Parent or PFC:

        Revlon Consumer Products Corporation
        625 Madison Avenue
        New York, New York 10022
        Attention: Vice President and Secretary

     with a copy to:

        Latham & Watkins
        885 Third Avenue
        New York, New York 10022
        Attention: Steven Della Rocca

     if to the Company:

        The Cosmetic Center, Inc.
        8839 Greenwood Place
        Savage, Maryland 20763
        Attention: Mark S. Weinstein
                   Chairman of the Board

     with a copy to:

        Arent Fox Kintner Plotkin & Kahn
        1050 Connecticut Avenue, N.W.
        Washington, D.C. 20036-5339
        Attention: Carter Strong

     SECTION 8.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 8.09 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.11 INTERPRETATION.

     (a) When used in this Agreement, the words "hereof," "herein" and "hereunder" and words of similar import, unless otherwise specifically provided, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) References to "Sections," "Exhibits" and "Schedules" are to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.

     (d) Unless the context clearly requires otherwise, the term "including" is not limiting.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

                                            THE COSMETIC CENTER, INC.

                                            By: /s/ MARK S. WEINSTEIN
                                                   -------------------
                                                Name: Mark S. Weinstein
                                             Title:

                                            REVLON CONSUMER PRODUCTS CORPORATION

                                            By: /s/ JERRY W. LEVIN
                                                   ----------------
                                                Name: Jerry W. Levin
                                             Title: Chief Executive Officer

                                            PRESTIGE FRAGRANCE & COSMETICS, INC.

                                            By: /s/ WADE H. NICHOLS
                                                   -----------------
                                                Name: Wade H. Nichols
                                             Title: Vice President

                                                                        ANNEX II

         FORM OF AMENDMENTS TO COSMETIC'S CERTIFICATE OF INCORPORATION

     1. THE CLASS C AMENDMENT. Article Fourth of the Restated Certificate of Incorporation of The Cosmetic Center, Inc., filed with the Delaware Secretary of State on June 1, 1992 (the "Restated Certificate"), as part of the Merger is proposed to be amended by deleting the present paragraph (a) in its entirety and adding new paragraphs (a) and (g) to read as follows:

          (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock which shall be divided into classes, of which five million (5,000,000) shares with a par value of one cent ($.01) per share shall be Class A Common Stock ("Class A Common Shares"), five million (5,000,000) shares with a par value of one cent ($.01) per share shall be Class B Common Stock ("Class B Common Shares") and forty million (40,000,000) shares with a par value of one cent ($.01) per share shall be Class C Common Stock ("Class C Common Shares").

                                     * * *

          (g) Upon the conversion of the outstanding Class A Common Shares and Class B Common Shares into Class C Common Shares pursuant to the terms of the merger between the Corporation and Prestige Fragrance & Cosmetics, Inc., and notwithstanding any other provision of the restated certificate of incorporation of the Corporation, the Class C Common Shares shall have all the rights of common stock as provided in the Delaware General Corporation Law, including the right to vote on the election of directors and all other matters submitted to a vote of the holders of the Corporation's common stock. Each Class C Common Share shall have one vote per share.

     2. THE BOARD AMENDMENT. In addition, provided that the holders of at least 80 percent of the outstanding Cosmetic Class B common stock vote in favor of the Board Amendment, Article Fifth of the Restated Certificate is proposed to be amended by deleting the present Article Fifth in its entirety and substituting therefor a new Article Fifth to read as follows:

          Fifth: The number of directors of the Corporation shall be fixed from time to time in the manner specified in the by-laws of the Corporation. The previous classification of the Corporation's directors is hereby repealed. To the extent permitted by the Delaware General Corporation Law, upon and following the adoption of this amended Article Fifth, all of the Corporation's directors shall be elected at each annual meeting of stockholders of the Corporation.

                                                                       ANNEX III

                               December 17, 1996

The Board of Directors
The Cosmetic Center, Inc.
8839 Greenwood Place
Savage, MD 20763

Members of the Board:

     The Cosmetic Center, Inc. ("Cosmetic"), Prestige Fragrance & Cosmetics, Inc. ("PFC") (a subsidiary of Revlon Consumer Products Corporation ("Revlon")), and Revlon have entered into an Agreement and Plan of Merger (the "Agreement") dated November 27, 1996, which provides, among other things, for the merger of PFC with and into Cosmetic (the "Merger"). This letter confirms the oral opinion we provided to the Board of Directors of Cosmetic (the "Cosmetic Board") on November 15, 1996.

     Pursuant to the Agreement and as a result of the Merger: (a) the Certificate of Incorporation of Cosmetic would be amended to create a new class of voting Common Stock ("Class C Common Stock") of Cosmetic, (b) Revlon would receive newly issued Class C Common Stock, and (c) at the time of the Merger, each existing stockholder of Cosmetic could elect to receive, in exchange for each share of Class A Common Stock or Class B Common Stock held by such stockholder, either (i) one share of Class C Common Stock or (ii) cash in the amount of $7.63 per share (the "Cash Election"). The Cash Election is subject to the limitation that not more than 2,829,065 shares of Class A Common Stock and Class B Common Stock and options on Class A and Class B Common Stock will be exchangeable for cash pursuant to the Cash Election (the "Limit"). To the extent that the aggregate shares and options as to which a Cash Election has been made exceed the Limit, each stockholder's and optionholder's Cash Election will be reduced pro rata. Mark S. Weinstein, Anita J. Weinstein, Susan K. Magenheim and a partnership composed of Mr. Weinstein, Mrs. Weinstein and Mrs. Magenheim (the "Principal Stockholders") have agreed to elect to make the Cash Election for all of their Class A and Class B Common Stock and all options which have an exercise price of less than $7.63. Based on the number of Class C Common shares to be issued to Revlon, Revlon's ownership of Cosmetic after giving effect to the Merger (the "Combined Company") would be at least 65%; after giving effect to the Cash Election by the Principal Stockholders, Revlon's ownership would be approximately 74%; and if the Limit is reached, then Revlon's ownership would be increased to approximately 83%. The terms and conditions of the Merger are more fully set forth in the Agreement.

     We have acted as financial advisor to the Cosmetic Board in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the transaction. In addition, we will receive a separate fee for providing this opinion.

     In arriving at our opinion set forth below, we have, among other things:
(i) reviewed the Merger Agreement; (ii) reviewed certain publicly available audited and unaudited financial statements of Cosmetic and certain other publicly available information of Cosmetic; (iii) reviewed certain internal information, primarily financial in nature, concerning Cosmetic and PFC, prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of Cosmetic with the senior management of Cosmetic; (v) discussed the past and current operations and financial condition and prospects of PFC with the senior management of PFC; (vi) reviewed forecast financial statements of Cosmetic prepared and furnished to us by the senior management of Cosmetic; (vii) reviewed forecast financial statements of PFC prepared and furnished to us by the senior management of PFC;
(viii) reviewed pro forma Combined Company financial statements prepared jointly by the managements of Cosmetic and PFC; (ix) held meetings and discussions with certain officers and employees of Cosmetic and PFC, concerning the operations, financial condition and future prospects of the Combined Company; (x) reviewed recent stock market data relating to Cosmetic; (xi) reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (xii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry; (xiii) considered the pro forma financial effects of the Merger on Cosmetic; and (xiv) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

     We are not expressing an opinion as to what the value of Cosmetic Class C Common Stock actually will be when issued to current holders of Cosmetic's Class A and Class B Common Stock pursuant to the Merger Agreement, or as to the price or trading range at which Cosmetic Class C Common Stock may trade following the Merger.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Cosmetic and PFC, and all publicly available information, and we have not independently

The Board of Directors                                         December 17, 1996
The Cosmetic Center, Inc.                                                 Page 2
verified such information. We also have relied upon the managements of Cosmetic and PFC, as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for Cosmetic, PFC and the Combined Company, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity, including without limitation the tax benefits, cost savings and operating synergies to be enjoyed by the Combined Company. Neither of Cosmetic nor PFC publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Merger. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of either Cosmetic or PFC and we have not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Furthermore, Legg Mason did not consider the range of possible tax consequences facing individual Cosmetic stockholders, and the valuations per share derived by Legg Mason are prior to any tax impact on individual Cosmetic stockholders.

     Our opinion is necessarily based on stock prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of, November 15, 1996. In arriving at our opinion, we were not authorized to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of Cosmetic, its assets, or any part thereof. In this regard, we have been advised by Cosmetic's senior management that since the first public announcement of the Merger, no person has contacted Cosmetic's senior management, the Cosmetic Board or the Principal Stockholders regarding any potential alternative transaction to the Merger. We have assumed that the Merger and related transactions described above will be consummated on the terms and conditions described in the forms of the agreements reviewed by us, without any waiver of material terms or conditions by Cosmetic or PFC, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Combined Company.

     It is understood that this letter is directed to the Cosmetic Board. It does not constitute a recommendation to any stockholder of Cosmetic as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this opinion may be included in its entirety in any filing made by Cosmetic with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

     Based upon and subject to the foregoing, we are of the opinion that, as of November 15, 1996, the consideration to be paid for the Class A Common Stock and Class B Common Stock pursuant to the Agreement is fair to the stockholders of Cosmetic, from a financial point of view.

                                         Very truly yours,

                                         LEGG MASON WOOD WALKER, INCORPORATED

                                                                        ANNEX IV

                           THE COSMETIC CENTER, INC.
                             1997 STOCK OPTION PLAN

1. PURPOSE

     This Stock Option Plan (the "Plan") for The Cosmetic Center, Inc. (the "Company") is intended to provide incentive to directors, officers and key employees of the Company by providing those persons with opportunities to purchase shares of the Company's Class C Common Stock under (a) incentive stock options ("Incentive Stock Options") as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended and (b) other stock options.

2. DEFINITIONS

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Affiliate" shall mean any person or entity that, at the time of reference, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" shall mean the Class C Common Stock of the Company.

          (e) "Company" shall mean The Cosmetic Center, Inc., the employer which has established this Plan.

          (f) "Compliance Opinion" shall mean an opinion of counsel acceptable to the Board to the effect that (i) delivery of shares of Common Stock as payment of the exercise price of an Option or as payment of the withholding taxes or other like taxes related to the delivery of shares of Common Stock in connection with the exercise of an Option (a) would not result in the Optionee incurring any liability under Section 16(b) of the Exchange Act and (b) does not require (x) any listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state, local or foreign law, rule or regulation or (y) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state, local or foreign law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, and (ii) any and all written agreements or representations by the Optionee with respect to the disposition of shares, or with respect to any other matter that the Board deems necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and any and all consents, clearances or approvals by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Company or any Subsidiaries have been obtained.

          (g) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Fair Market Value" per share of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on the principal national securities exchange, if any, on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the last sales price per share of Common Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of Common Stock on such national inter-dealer quotation system, or (iii) if no closing or last sales price per share of Common Stock is entered on a national inter-dealer quotation system, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market for the last preceding date on which there was a quotation for Common Stock in such market, or (iv) if no price can be determined under the preceding alternatives, then the price per share as most recently determined by the Board, which shall make such determinations of value at least once annually.

          (j) "Immediate Family" means an Optionee's spouse, children or grandchildren (including adopted and stepchildren and grandchildren).

          (k) "Incentive Stock Option" means one or more options to purchase Common Stock which, at the time such options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under Section 422 of the Code.

          (l) "Option Agreement" means a written instrument evidencing an Option, in such form as the Board may from time to time approve.

          (m) "Options" means Incentive Stock Options and other options granted hereunder.

          (n) "Optionee" shall mean any person to whom an Option is granted under this Plan.

          (o) "Permitted Transferee" shall have the meaning given in Section 7(h)(2) of this Plan.

          (p) "Plan" shall mean this Stock Option Plan.

          (q) "Subsidiary" of any person shall mean any corporation or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such person.

          (r) "Ten Percent Shareholder" shall mean an Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of section 425(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its parent or a Subsidiary.

3. GENERAL ADMINISTRATION.

          (a) This Plan shall be administered by the Board or, if appointed by the Board, a Stock Option Committee (the "Committee") composed solely of two or more Non-Employee Directors, as that term is defined in Rule 16b-3(b)(3) of the Exchange Act. If the Board shall appoint the Committee, all references in this Plan to the Board, except to the extent that the context otherwise requires, shall be deemed to refer to the Committee.

          (b) The Board, or if so appointed, the Committee, shall have the authority (i) to exercise all of the powers granted to it under this Plan,
     (ii) to construe, interpret and implement this Plan and any Option Agreements executed pursuant to Section 7 below, (iii) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing the Committee's own operations, (iv) to make all determinations necessary or advisable in administering this Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in this Plan, and (vi) to amend this Plan to reflect changes in applicable law.

          (c) The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

          (d) No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

4. GRANTING OF OPTIONS

     Options may be granted under the Plan at any time prior to December 31, 2006.

5. ELIGIBILITY

          (a) Options may be granted to any director, officer or key employee of the Company. In determining from time to time the directors, officers and employees to whom Options shall be granted and the number of shares to be covered by each Option, the Board shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

          (b) At the time of the grant of each Option under the Plan, the Board shall determine whether such Option is to be designated an Incentive Stock Option. Unless the applicable Option Agreement explicitly states that an Option is intended to be an Incentive Stock Option, such Option shall be a nonqualified Option. Incentive Stock Options shall not be granted to a director who is not an employee of the Company. The length of the exercise period of Incentive Stock

     Options shall be governed by Section 7(e)(1) of the Plan; the exercise period of all other Options will be governed by Section 7(e)(2).

          (c) If an Option is granted with the stated intent that it be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion) shall be regarded as a nonqualified Option appropriately granted under the Plan, PROVIDED that such Option (or portion) otherwise satisfies the terms and conditions of the Plan relating to nonqualified Options generally.

6. STOCK

          (a) The stock subject to the Options shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be 1,000,000 shares and the maximum number of shares of Common Stock as to which Options may be granted to any employee in any calendar year shall be 100,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 7 (i) hereof.

          (b) If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

     7. TERMS AND CONDITIONS OF OPTIONS

          Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement. Options shall comply with and be subject to the following terms and conditions:

          (a) OPTION PRICE. Each Option shall state the Option Price, which shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant of the Option; PROVIDED, HOWEVER, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one hundred ten percent (110%) of such fair market value. The Option Price shall be subject to adjustment as provided in Section 7(i) hereof. The date on which the Board adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

          (b) RESTRICTIONS. Any Common Stock issued under the Plan may contain restrictions including, but not limited to, limitations on transferability that may constitute substantial risks of forfeiture, as the Board may determine.

          (c) VALUE OF SHARES. Options may be granted to any eligible person for shares of Common Stock of any value, PROVIDED that the aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all the plans of the Company, its Parent and its Subsidiaries) shall not exceed $100,000.

          (d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash, in shares of Common Stock owned by the Optionee free and clear of all liens and owned by the Optionee for at least six months (or such shorter or longer period as the Board may in its discretion determine that will not result in variable accounting treatment) having a Fair Market Value in the aggregate equal to such Option Price, or in a combination of cash and such shares. Shares acquired upon exercise of an Option shall not be accepted as payment unless such Option exercise occurred at least six months prior to the exercise of the Option the Option Price of which is proposed to be paid in part or in full by the tender of shares of Common Stock. The Board may require, as a condition of accepting any such delivery of shares of Common Stock, that the Optionee furnish the Board with a Compliance Opinion.

          (e) TERM AND EXERCISE OF OPTIONS.

             (1) Incentive Stock Options shall be exercisable over the exercise period specified by the Board in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; PROVIDED, HOWEVER, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five (5) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Section 7(f) and 7(g) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Board, PROVIDED that an Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

             (2) Options that have not been designated by the Board as Incentive Stock Options shall be exercisable over the exercise period specified by the Board in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such option.

          (f) TERMINATION OF EMPLOYMENT. Except as provided in this Section 7(f) and Section 7(g) hereof and by Permitted Transferees pursuant to Section 7(h), an Option may not be exercised unless the Optionee is then a director or officer of or in the employ of the Company or any Affiliate of the Company (or a corporation or an Affiliate of such corporation issuing or assuming the Option in a transaction to which Section 425(a) of the Code applies), and unless the Optionee has remained continuously a director or officer or so employed since the date of grant of the Option. In the event all association of an Optionee with the Company (as an employee, a director or officer) shall terminate (other than by reason of death or Disability), all Options or unexercised portions thereof granted to such Optionee which are then exercisable may, unless earlier terminated in accordance with their terms, be exercised within thirty (30) days after such termination; PROVIDED, HOWEVER, that if the association of the Optionee with the Company shall terminate for "cause" (as determined by the Board), all Options theretofore granted to such Optionee (whether or not then vested or exercisable) shall, to the extent not theretofore exercised, terminate forthwith and the Optionee may not satisfy any condition or limitation that is unsatisfied (and no additional portion shall otherwise become vested) under any Options following the date of such termination. A bona fide leave of absence shall not be considered a termination or break in continuity of employment for any purpose of the Plan so long as the period of such leave does not exceed ninety (90) days or such longer period during which the Optionee's right to reemployment is guaranteed by statute or by contract. Where the period of such leave exceeds ninety (90) days and the Optionee's right to reemployment is not guaranteed, the Optionee's employment will be deemed to have terminated on the ninety-first (91st) day of such leave. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an employee any right to continue in the employ of the Company or any of its divisions or any Affiliates or interfere in any way with the right of the Company or any such divisions or any Affiliates to terminate such employment at any time.

          (g) DEATH OR DISABILITY OF OPTIONEE. If an Optionee shall die while a director or officer of or employed by the Company or any Affiliate, or if the Optionee's employment shall terminate by reason of Disability, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the personal representative of the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of death of the Optionee, at any time within nine (9) months after the date of death or Disability of the Optionee, but in no event later than the date of expiration of the Option, PROVIDED that during the lifetime of the Optionee any Option granted to him may be exercised only by the Optionee or any Permitted Transferee pursuant to Section 7(h).

          (h) TRANSFERABILITY OF OPTIONS.

             (1) Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution.

             (2) Notwithstanding Section 7(h)(1), the Board may in the applicable Option Agreement or at any time thereafter provide that Options granted hereunder which are not intended to qualify as Incentive Stock Options under Code section 422 may be transferred without consideration by the Optionee, subject to such rules as the Board may adopt to preserve the purposes of the Plan to:

               (i) the Optionee's Immediate Family;

               (ii) a trust solely for the benefit of the Optionee and/or members of his or her Immediate Family; or

               (iii) a partnership or limited liability company whose only partners or shareholders are the Optionee and/or members of his or her Immediate Family.

             (each transferee described in clauses (i), (ii) and (iii) above is hereinafter referred to as a "Permitted Transferee"), PROVIDED that the Optionee provides the Board with advance written notice describing the terms and conditions of the proposed transfer and the Board notifies the Optionee in writing that such a transfer would comply with the requirements of the Plan and any applicable Option Agreement; and PROVIDED FURTHER that with respect to Options granted to officers and directors subject to the reporting requirements of Section 16 of the Exchange Act no such Options may be transferred within six months of the grant date to the extent such transfer would result in the grant of the Option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act. The terms of any such transferred Option shall apply to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; and (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form under the Securities Act of 1933, as amended, covering the shares to be acquired pursuant to the exercise of such Option if the Board determines that such a registration statement is necessary or appropriate. Upon notice from a Permitted Transferee of its intent to exercise an Option, the Board shall advise such Permitted Transferee if a registration statement is necessary and if so whether such registration statement is in effect.

             (i) EFFECT OF CERTAIN CHANGES.

             (1) If and to the extent specified by the Board, there is any change in the number of shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options may be appropriately adjusted (as the Board may determine) to reflect any increase or decrease in the number of issued shares of Common Stock; PROVIDED, HOWEVER, that any fractional shares resulting from such adjustment shall be eliminated.

             (2) If the Company or any successor is merged or consolidated with another corporation and, whether or not the Company or such successor shall be the surviving corporation, there shall be any change in the shares of Common Stock as then constituted by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company or any successor (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board shall propose that the Company or any successor enter into a Reorganization Event, then the Board may in its discretion, by written notice to an Optionee, provide that such Optionee's Options will be terminated unless such Optionee exercises or takes such action within 30 days (or such longer period as the Board shall determine in its sole discretion) after the date of such notice; PROVIDED, HOWEVER, that if the Board takes such action the Board also shall accelerate to an appropriate earlier date the dates upon which all outstanding Options of such Optionee shall be exercisable. The Board also may in its discretion, by written notice to an Optionee, provide that conditions of Options shall be adjusted in the event of a Reorganization Event upon such terms and conditions as the Board may determine.

             (3) Whenever deemed appropriate by the Board, the actions referred to in paragraph (2) of this Section 7 (i) may be made conditional upon the consummation of the applicable Reorganization Event.

             (4) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

             (5) Except as hereinbefore expressly provided in this Section 7(i), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of shares of Common Stock subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

          (j) RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until the date of the issuance of a stock certificate to him for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 7 (i) hereof.

          (k) OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option and (ii) the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Board shall deem advisable, including provisions with respect to compliance with federal and applicable state securities laws.

8. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

     (a) No later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Board regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

     (b) The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option.

     An Optionee may satisfy, in whole or in part, withholding requirements by delivery of unrestricted shares of Common Stock owned by the Optionee for at least six months (or such shorter or longer period as the Board may approve or require that will not result in variable accounting treatment) having a fair market value (determined as of the date of such delivery by the grantee) equal to the amount otherwise payable. Without limiting the generality of the foregoing: (i) the Board may require, as a condition of accepting any such delivery of shares of Common Stock, that the Optionee furnish a Compliance Opinion and (ii) such delivery may be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the exercise of the Option giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date the Option was exercised).

9. TERM OF PLAN

     Options may be granted pursuant to the Plan from time to time prior to December 31, 2006, PROVIDED that no Options granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders.

10. SAVINGS CLAUSE

     Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422 of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

11. AMENDMENT AND TERMINATION OF THE PLAN

     The Board may at any time and from time to time suspend, terminate, modify or amend the Plan, PROVIDED that no such suspension, termination, modification or amendment shall be made without the approval of a majority of the issued and outstanding shares of Common Stock to the extent such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief under Section 162(m) of the Code (provided that the Company is subject to the requirements of Section 162(m) of the Code as of the date of such action). Except as provided in
Section 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted unless the written consent of the Optionee is obtained.

12. CONDITIONS

     If pursuant to Section 7(g) or Section 7(i)(2) the dates upon which Options shall be exercisable are accelerated, it shall be on the condition that with respect to Options granted to officers and directors subject to the reporting requirements of Section 16 of the Exchange Act the shares of Common Stock underlying such Options may not be sold by any such individual (or their estate or Permitted Transferee) within six months after the grant of the Option to the extent such sale would result in the grant of the Option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act.

                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 21.          Exhibits
2.1      (A)               Agreement and Plan of Merger among Cosmetic, Revlon
                           and PFC made as of November 27, 1996 and amended
                           February 20, 1997 (attached as Annex I to the
                           Proxy Statement/Prospectus)
*3       (C)               Cosmetic's Certificate of Incorporation, as amended

 3       (D)               Proposed Amendments to Cosmetic's Certificate of
                           Incorporation (attached as Annex II to the Proxy
                           Statement/Prospectus)

*3       (E)               Bylaws of Cosmetic, as amended

**3      (F)               Proposed Amended & Restated Bylaws of Cosmetic
                           Center, Inc.


**5 Opinion of Arent Fox Kintner Plotkin & Kahn on validity of Cosmetic Class C common stock


**8 Opinion of Arent Fox Kintner Plotkin & Kahn on tax matters

*10       (D)              Cosmetic 1991 Stock Option Plan, as amended

***10     (E)              Employment Agreement dated February 28, 1991 between
                           Cosmetic and Louis R. Weinstein

***10     (F)              Employment Agreement dated February 28, 1991 between
                           Cosmetic and Mark S. Weinstein

***10     (G)              Employment Agreement dated February 28, 1991 between
                           Cosmetic and Ben S. Kovalsky

****10     (H)             Employment Agreement dated August 1, 1995 between
                           Cosmetic and Michael J. Lewis

**10       (I)             Employment Agreement dated August 1, 1995 between
                           Cosmetic and Bruce E. Strohl

**10       (J)             Form of Employment and Non-Competition Agreement to
                           be entered into between Cosmetic and Mark S.
                           Weinstein

**10       (K)             Form of Employment and Non-Competition Agreement to
                           be entered into between Cosmetic and Anita J.
                           Weinstein

**10       (L)             Form of Consulting and Non-Competition Agreement to
                           be entered into between Cosmetic and Susan  K.
                           Magenheim

**10       (M)             Amendment to Employment Agreement dated as of to
                           October 15, 1996 between Cosmetic and Ben S. Kovalsky

**10       (N)             Form of Supply Agreement to be entered into between

                           Revlon and Cosmetic
**10       (O)             Form of Services Agreement to be entered into between
                           Revlon and Cosmetic

**10       (P)             Form of Lease to be entered into between Revlon and
                           Cosmetic with respect to employee stores

**10       (Q)             Form of Sublease to be entered into between Revlon
                           and Cosmetic with respect to New York City employee store

**10       (R)             Form of Lease to be entered into between Revlon and
                           Cosmetic with respect to Holmdel facility

**10       (S)             Stockholders Agreement dated as of November 27, 1996
                           among Anita J. Weinstein, Mark S. Weinstein, Susan K.
                           Magenheim, Weinstein Family Limited Partnership and
                           Revlon

**10       (T)             Form of Registration Rights Agreement to be entered
                           into between Revlon and Cosmetic

10         (U)             Cosmetic 1997 Stock Option Plan (attached as
                           Annex IV to the Proxy Statement/ Prospectus).


**10       (V)             Employment Agreement dated October 1, 1996 between
                           Cosmetic and Allan Goodman
*****10   (W)              Tax Sharing Agreement, dated as of June 24, 1992,
                           among Mafco Holdings Incorporated, Revlon, Inc.,
                           Revlon and certain subsidiaries of Revlon (the
                           "Tax Sharing Agreement")

******10  (X)              First Amendment, dated as of February 28, 1995, to
                           the Tax Sharing Agreement

*******10 (Y)              Second Amendment, dated as of January 1, 1997, to the
                           Tax Sharing Agreement

**21                       Subsidiaries of Cosmetic

**23       (A)             Consent of Arthur Andersen LLP


**23       (B)             Consent of KPMG Peat Marwick LLP

**23       (C)             Consent of Arent Fox Kintner Plotkin & Kahn (included
                           in Exhibit 5 and Exhibit 8)

**23       (D)             Consent of Ronald O. Perelman

**23       (E)             Consent of Howard Gittis

**23       (F)             Consent of Jerry W. Levin

**23       (G)             Consent of Howard Diener

**23       (H)             Consent of William J. Fox

**23       (I)             Consent of Wade H. Nichols

**23       (J)             Consent of David N. Dinkins

**23       (K)             Consent of Harvey Rosenthal

**23       (L)             Consent of Legg Mason Wood Walker, Incorporated

**24                       Power of Attorney

**27                       Financial Data Schedule

**99       (A)             Form of proxy

**99       (B)             Form of Cash Election

**99       (C)             Legg Mason Wood Walker Incorporated Summary of
                           Findings as Present to the Board of Directors of The Cosmetic Center, Inc. dated November 15, 1996

* Incorporated by reference to Exhibits to Cosmetic's Registration Statement on Form S-1 dated February 28, 1992, File No. 33-46094.

**       Previously filed as part of this Registration Statement

*** Incorporated by reference to Cosmetic's Form 10-K for the year ended September 27, 1991.

**** Incorporated by reference to Cosmetic's Form 10-K for the year ended September 29, 1995

***** Incorporated by reference to Exhibit 10.5 to the Amendment No. 1 to the Revlon, Inc. Form S-1 filed with the Securities and Exchange Commission on June 29, 1992, File No. 33-47100

****** Incorporated by reference to Exhibit 10.5 to the Revlon Annual Report on Form 10-K for the year ended December 31, 1994

******* Incorporated by reference to Exhibit 10.7 to the Revlon, Inc. Annual Report on Form 10-K for the year ended December 31, 1996

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Savage, Maryland, on March 24, 1997.


                                       THE COSMETIC CENTER, INC.


                                       By:  /s/ Mark S. Weinstein
                                            ----------------------------------
                                            Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                                      Date
/s/ Mark S. Weinstein            Chairman of the Board of  Directors       March 24, 1997
------------------------------
Mark S. Weinstein


/s/ Anita J. Weinstein*          Vice Chairman, Vice President,            March 24, 1997
------------------------------   Secretary, and Director
Anita J. Weinstein


/s/ Ben S. Kovalsky*             President, Chief Executive Officer,       March 24, 1997
------------------------------   Chief Operating Officer and Director
Ben S. Kovalsky







/s/ Susan K. Magenheim*          Vice President, Assistant Secretary       March 24, 1997
------------------------------   and Director
Susan K. Magenheim


/s/ Donald R. Rogers*            Director                                  March 24, 1997
------------------------------
Donald R. Rogers


/s/ Ronald M. Hirschel*          Director                                  March 24, 1997
------------------------------
Ronald M. Hirschel


/s/ Bruce E. Strohl              Vice President - Finance                  March 24, 1997
------------------------------   and Chief Financial Officer
Bruce E. Strohl


/s/ Arlene H. Wright             Controller and Chief Accounting           March 24, 1997
------------------------------   Officer
Arlene H. Wright




------------
* Signed by Mark S. Weinstein pursuant to power of attorney previously filed.